          As filed with the Securities and Exchange Commission on April 25, 2000
                                                      Registration No. 333-32644
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                            ------------------------

                                AMENDMENT NO. 3
                                       TO



                                    FORM S-4
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                            ------------------------

                         CHECKFREE HOLDINGS CORPORATION
             (Exact name of Registrant as specified in its charter)

             Delaware                            7374                     58-2360335
  (State or other jurisdiction       (Primary Standard Industrial     (I.R.S. Employer
of incorporation or organization)     Classification Code Number)    Identification No.)

                            ------------------------

                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3000
          (Address, including zip code, and telephone number, including area code, of Registrant's principal executive offices)

                            ------------------------

                               Peter F. Sinisgalli
                      President and Chief Operating Officer
                         CheckFree Holdings Corporation
                           4411 East Jones Bridge Road
                             Norcross, Georgia 30092
                                 (678) 375-3000
            (Name, address, including zip code, and telephone number,
                   including area code, of agent for service)

                            ------------------------

                          Copies of Correspondence to:

      Robert J. Tannous, Esq.              Hugh Douglas Camitta, Esq.
Porter, Wright, Morris & Arthur LLP           Pepper Hamilton LLP
       41 South High Street            100 Renaissance Center, 36th Floor
       Columbus, Ohio 43215                 Detroit, Michigan 48243
          (614) 227-1953                         (313) 393-7454

                            ------------------------

Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. [ ]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                                                  ----------

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]
                           ----------

                            [CHECKFREE LOGO GRAPHIC]
                A MERGER PROPOSAL -- YOUR VOTE IS VERY IMPORTANT


  BlueGill's board of directors unanimously approved a merger agreement among CheckFree Holdings Corporation, CheckFree Acquisition Corporation IV, and BlueGill Technologies, Inc., and has determined the merger to be fair to you and in your best interests. Your consent, as a stockholder of BlueGill, is now needed to adopt the merger agreement. In addition, the consent of BlueGill's preferred stockholders not to treat the merger as a liquidation is being requested. Following the merger based on the closing price of $30.63, the BlueGill stockholders will collectively own less than 12.3% of the CheckFree common stock.



  Based on the closing price of CheckFree's common stock for April 24, 2000, which was $30.63, the exchange ratio would be 0.235425 and the equivalent value of one share of BlueGill stock would be $7.21. At this price 8,161,933 shares of CheckFree common stock will be issued. The number of diluted shares of BlueGill common stock available for conversion was 34,668,990. This amount includes all of BlueGill's outstanding common stock, all outstanding preferred stock on an as converted basis as well as all vested options and warrants on a fully diluted basis. The precise number of shares to be converted will be unknown until closing.


  Additionally, the precise number of shares of CheckFree common stock you will receive in the merger is based on the weighted average intraday trading price of CheckFree common stock on the Nasdaq National Market during the three days immediately preceding the closing of the merger. Specifically, if the average trading price of CheckFree common stock is:


     CHECKFREE               BLUEGILL
-------------------   -----------------------
ASSUMED                 SHARE      EQUIVALENT     ASSUMED
 STOCK     SHARES     CONVERSION   PER SHARE      PURCHASE
 PRICE     ISSUED       FACTOR       PRICE         PRICE
-------    ------     ----------   ----------     --------
$105.00   3,095,238     0.0893       $9.37      $325,000,000
$101.40   3,205,128     0.0924       $9.37      $298,244,000
$ 78.00   3,205,128     0.0924       $7.21      $298,244,000
$ 50.00   5,000,000     0.1442       $7.21      $250,000,000
$30.00/   5,000,000     0.1442       $4.33      $150,000,000
  CheckFree exercises its termination option and BlueGill
  reinstates the transaction
$30.00/   8,333,333     0.2404       $7.21      $250,000,000
  CheckFree does not exercise its termination option



  When the purchase price varies depending upon a range of stock prices, the initial purchase price becomes the originally assumed number of shares multiplied by the average stock price from three days prior to and subsequent to the announcement of the transaction. In this case, as long as the share price is between $78.00 and $101.40, the purchase price will remain fixed at $298,244,000. As CheckFree's stock price goes outside of this range, the purchase price will vary according to the table above.


  CheckFree common stock is listed on the Nasdaq National Market under the trading symbol "CKFR." On April 24, 2000, CheckFree common stock closed at $30.63 per share. Since BlueGill is not publicly traded, it is difficult to assess the value of the BlueGill stock you own.


  The merger cannot be completed unless the holders of:


  - two-thirds of the then outstanding shares of Series A preferred stock;



  - either three-fourths of the outstanding shares of Series B preferred stock or a majority of the outstanding shares of Series B preferred stock, including at least one "Series B Institutional Investor;" and



  - a majority of the common stock and the preferred stock, voting together, with the preferred stock voting on an as if converted basis;


vote to approve the merger agreement and the merger. Each holder of a share of BlueGill common stock and BlueGill preferred stock will be entitled to cast one vote per share.

  Regardless of whether the merger is treated as a liquidation:

  - the CheckFree common stock to be issued in the merger will not contain any of the rights, preferences and privileges which BlueGill preferred stock now contains, including liquidation preferences, redemption rights and class voting; and

  - the form and amount of consideration receivable by a BlueGill preferred stockholder will be the same.

  This information statement/prospectus provides you with detailed information concerning CheckFree, BlueGill and the merger. Please give all of the information contained in the information statement/prospectus your careful attention. IN PARTICULAR, YOU SHOULD CAREFULLY CONSIDER THE DISCUSSION IN THE SECTION ENTITLED "RISK FACTORS" ON PAGE 10 OF THIS INFORMATION STATEMENT/ PROSPECTUS.


  To expedite the transaction, your approval is being solicited by written consent. Please vote on the merger by signing, dating and returning by overnight courier or overnight mail your consent. THE BLUEGILL BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU APPROVE THE MERGER AND MERGER AGREEMENT AND APPROVE THAT THE MERGER NOT BE TREATED AS A LIQUIDATION UNDER BLUEGILL'S CERTIFICATE OF INCORPORATION. We appreciate your interest in BlueGill and consideration of this matter.


Harold N. Davis
President and Chief Executive Officer

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS INFORMATION STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


      This information statement/prospectus is dated as of April 25, 2000.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Table of Contents.....................     1
Summary...............................     3
Risk Factors..........................    10
Forward-Looking Statements............    22
Where You Can Find More Information...    23
Comparative Per Share Information.....    24
Market Price Data; Dividend Policy....    26
Selected Historical Consolidated
  Financial Data of CheckFree Holdings
  Corporation.........................    27
Selected Historical Consolidated
  Financial Data of BlueGill
  Technologies, Inc. .................    29
Selected Historical Consolidated
  Financial Data of the TransPoint
  Entities............................    30
Unaudited Pro Forma Combining
  Financial Data of CheckFree Holdings
  Corporation, BlueGill Technologies,
  Inc. and the TransPoint Entities....    31
Unaudited Pro Forma Condensed
  Combining Financial Information.....    33
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes to
  CheckFree, BlueGill and the
  TransPoint Entities.................    34
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes to CheckFree
  and BlueGill........................    41
Unaudited Pro Forma Condensed
  Combining Balance Sheet, Statements
  of Operations and Notes to CheckFree
  and the TransPoint Entities.........    51
The Merger............................    58
  Background of the Merger............    58
  Approval by BlueGill Stockholders...    58
  BlueGill's Reasons for the Merger;
     Recommendation of BlueGill's
     Board of Directors...............    62
  Report of BlueGill's Financial
     Advisor..........................    64
  The Merger Agreement................    66
  Exchange of Certificates............    70
  Appraisal Rights....................    71
  Conflicts of Interest of Directors
     and Officers of BlueGill in the
     Merger...........................    73
  NASDAQ Listing......................    74
  Regulatory Approvals................    74
  Accounting Treatment................    74

                                        PAGE
                                        ----
  Income Tax Consequences.............    74
  U.S. Federal Income Tax.............    75
  Canadian Federal Income Tax.........    75
  Resales by Affiliates...............    76
The TransPoint Acquisition............    77
CheckFree Holdings Corporation........    86
  General.............................    86
  Electronic Commerce Industry
     Background.......................    88
  The Electronic Solution.............    89
  The CheckFree Advantage.............    89
  Our Business Strategy...............    91
  Products and Services...............    92
  Competition.........................    95
  Sales, Marketing and Distribution...    96
  Customer Care and Technical
     Support..........................    97
  Remittances.........................    98
  Technology..........................    99
  Research and Development............   100
  Government Regulation...............   101
  Proprietary Rights..................   101
  Employees...........................   103
  Management..........................   104
  Directors...........................   104
  Other Executive Officers and Key
     Employees........................   105
  Committees of the Board of
     Directors........................   107
  Director Compensation...............   108
  Executive Compensation..............   109
  Compensation Committee Interlocks
     and Insider Participation........   110
  Stock Option Plans..................   110
  Security Ownership of Principal
     Stockholders and Management......   114
  Certain Relationships and Related
     Transactions.....................   116
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of CheckFree..........   118
  Description of CheckFree
     Securities.......................   137
  CheckFree Acquisition...............   155
BlueGill Technologies, Inc............   156
  General.............................   156
  Electronic Commerce Industry
     Background.......................   156
  The Electronic Solution.............   158
  Products............................   158
  Technology..........................   158

                                        PAGE
                                        ----
  Competition.........................   159
  Sales, Marketing and Distribution...   159
  Research and Development............   159
  Employees...........................   159
  Trading of BlueGill Securities......   159
  Stock Ownership.....................   159
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations of BlueGill...........   160
Comparison of Rights of Stockholders
  of CheckFree and BlueGill...........   165
Experts...............................   169
Legal Matters.........................   169
CheckFree Financial Statements........   F-1
BlueGill Financial Statements.........  F-36
MSFDC, L.L.C. Financial Statements....  F-49

Appendices
Appendix A -- Agreement and Plan of
              Merger..................   A-1
Appendix B -- Section 262 of the
              Delaware General
              Corporation Law.........   B-1
Appendix C -- BlueGill Technologies,
              Inc. Action by Written
              Consent of Stockholders
              Without a Meeting.......   C-1

                                    SUMMARY

     This section summarizes selected information about the merger from this information statement/prospectus. To understand the merger fully, we strongly encourage you to read carefully this entire information statement/ prospectus, including the financial statements and the appendices, and the documents we have filed with the Securities and Exchange Commission. For information on how to obtain the documents that we have filed with the Commission, see "Where You Can Find More Information" on page 23.

THE COMPANIES

CHECKFREE HOLDINGS CORPORATION
4411 EAST JONES BRIDGE ROAD
NORCROSS, GEORGIA 30092
(678) 375-3000
WWW.CHECKFREE.COM

     The reference to our website address above does not constitute incorporation by reference of the information contained on our website, so you should not consider any information on this website to be a part of this information statement/prospectus.

     We are the leading provider of electronic billing and payment services. We operate our business through three independent but inter-related divisions:

     - Electronic Commerce;

     - Investment Services; and

     - Software.

     Our Electronic Commerce business provides services that allow consumers to:

     - receive electronic bills through the Internet;

     - pay bills received electronically or in paper form to anyone;

     - perform ordinary banking transactions, including balance inquiries, transfers between accounts and on-line statement reconciliations.

     Our Investment Services business offers portfolio accounting and performance measurement services to investment advisors, brokerage firms, banks and insurance companies and financial planning application software to financial planners.

     Our Software businesses provide electronic commerce and financial applications software and services for businesses and financial institutions.

CHECKFREE ACQUISITION CORPORATION IV
4411 EAST JONES BRIDGE ROAD
NORCROSS, GEORGIA 30092
(678) 375-3000

     CheckFree Acquisition was incorporated in Delaware in December 1999, and is our wholly owned subsidiary formed for the purpose of facilitating the merger.

BLUEGILL TECHNOLOGIES, INC.
935 TECHNOLOGY DRIVE
ANN ARBOR, MICHIGAN 48108
(734) 205-4100
WWW.BLUEGILL.COM

     The reference to BlueGill's website address above does not constitute incorporation by reference of the information contained on that website, so you should not consider any information on this website to be a part of this information statement/prospectus.

     BlueGill Technologies, Inc. was incorporated in Delaware on September 20, 1996. BlueGill provides software used for Internet billing and statement delivery which enables customers to:

     - install and launch an electronic bill presentment product;

     - send e-mail notifications and present electronic bills through the Internet;

     - connect to a variety of bill aggregators and payment methods; and

     - establish interactive on-line relationships with customers.

     This proprietary software converts traditional paper-based bills and statements into electronic bills and statements which can be delivered over the Internet.

     BlueGill currently markets its products directly to individual bill providers, statement providers, and to companies that deliver Internet bills for third party customers. BlueGill's software products are targeted primarily at large corporate billers, including telephone companies, utilities, insurance companies and financial services institutions. BlueGill has in excess of 35 customers delivering Internet bills and statements on their own behalf.

     In addition, BlueGill has a number of resellers that both sell and support BlueGill's products in the United States and internationally.

     Following completion of the merger BlueGill will continue offering its customers the opportunity to deliver bills and other documents to a variety of Internet portals and banks.

THE MERGER

     We have included a copy of the merger agreement in this information statement/prospectus as Appendix A. We encourage you to read the merger agreement because it is the legal document that governs the merger.

     CheckFree Acquisition will merge with and into BlueGill, and BlueGill will continue as the surviving corporation. The following is an illustration of the proposed merger:

The BlueGill stockholders exchange their BlueGill stock for CheckFree common stock.

CheckFree Acquisition merges into BlueGill, and BlueGill becomes a wholly owned subsidiary of CheckFree.

                                      LOGO

     As consideration for the merger, each outstanding share of BlueGill's common stock, Series A preferred stock and Series B preferred stock will convert into the right to receive fully paid and non-assessable shares of our common stock. The amount of the consideration you will receive in the merger is based on a value negotiated by the parties and may not reflect the true value of your BlueGill stock.

     The parties determined the value of the consideration based on:

     - internal financial analyses;

     - valuation's of public companies that have businesses similar to BlueGill's business; and

     - discussions that BlueGill's management had with various investment banking firms while exploring a possible initial public offering.

     We will issue shares of our common stock to BlueGill stockholders as merger consideration, the number of which will be based on the weighted average intraday trading price of our common stock on the Nasdaq National Market during the three days immediately before the closing date of the merger. The number of shares of our common stock that you will receive for each share of BlueGill capital stock that you own will equal the number of shares of our common stock divided by the number of diluted shares of BlueGill common stock computed according to the merger agreement.

     Specifically, if the weighted average intraday trading price of our common stock is:


     - Greater than $101.40 per share, we will issue the number of shares of our common stock equal to $325,000,000 divided by our average trading price;



     - $78.00 or more and is equal to or less than $101.40 per share, we will issue a total of 3,205,128 shares of our common stock to BlueGill's stockholders;



     - $50.00 or more but less than $78.00 per share, we will issue the number of shares of our common stock equal to $250,000,000 divided by our average trading price;



     - Less than $50.00 per share, we exercise our right to terminate the merger agreement, and BlueGill provides us with a reinstatement notice, we will issue a total of 5,000,000 shares; or



     - Less than $50.00 per share, we do not exercise our right to terminate the merger agreement, we will issue the number of shares of our common stock equal to $250,000,000 divided by our average trading price.



     The following table provides examples of the impact of the merger at various stock prices:



     CHECKFREE               BLUEGILL                                RESULTING AMOUNT OF ACQUIRED
-------------------   -----------------------                  ----------------------------------------
ASSUMED                 SHARE      EQUIVALENT     ASSUMED                       ASSETS
 STOCK     SHARES     CONVERSION   PER SHARE      PURCHASE                     EXCLUDING
 PRICE     ISSUED       FACTOR       PRICE         PRICE         GOODWILL      GOODWILL     LIABILITIES
-------    ------     ----------   ----------     --------       --------      ---------    -----------
$105.00   3,095,238     0.0893        9.37      $325,000,000   $280,065,000   $63,659,000   $21,708,000
$101.40   3,205,128     0.0924        9.37      $298,244,000   $253,309,000   $63,659,000   $21,708,000
$78.00    3,205,128     0.0924        7.21      $298,244,000   $253,309,000   $63,659,000   $21,708,000
$50.00    5,000,000     0.1442        7.21      $250,000,000   $205,065,000   $63,659,000   $21,708,000
$30.00/   5,000,000     0.1442        4.33      $150,000,000   $105,065,000   $63,659,000   $21,708,000
  CheckFree exercises its termination option and BlueGill reinstates the transaction
$30.00/   8,333,333     0.2404        7.21      $250,000,000   $205,065,000   $63,659,000   $21,708,000
  CheckFree does not exercise its termination option



     When the purchase price varies depending upon a range of stock prices, the initial purchase price becomes the originally assumed number of shares multiplied by the average stock price from three days prior to and subsequent to the announcement of the transaction. In this case, as long as the share price is between $78.00 and $101.40, the purchase price will remain fixed at $298,244,000. As CheckFree's stock price goes outside of this range, the purchase price will vary according to the table above.



     Based on the average closing price of CheckFree's common stock as of April 24, 2000, which was $30.63, the exchange ratio would be 0.235425 and the equivalent value of one share of BlueGill common stock would be $7.21.


     The exact number of shares of CheckFree common stock to be issued for each share of BlueGill common stock or BlueGill preferred stock is not fixed and will be adjusted based upon changes in the value of our common stock. AS A RESULT, THE VALUE OF THE SHARES YOU RECEIVE IN THE MERGER WILL NOT BE KNOWN AT THE TIME YOU VOTE ON THE MERGER AND MAY GO UP OR DOWN AS THE MARKET PRICE OF OUR COMMON STOCK GOES UP OR DOWN. BlueGill is not permitted to "walk away" from the merger or resolicit the consent of its stockholders based solely on changes in the value of CheckFree common stock. Currently, we anticipate closing the merger three business days after the receipt of the necessary consents.

     During the past 90 days, the per share price of CheckFree common stock has traded as follows:


                  INTRADAY
                  WEIGHTED
 HIGH     LOW     AVERAGE
 ----    ------   --------
$125.63  $28.50    $71.75


We urge you to obtain current price quotations for CheckFree common stock.

     If you would like an updated exchange ratio for the merger, you can call
(800) 964-4552.

ESCROW

     10% of the shares of the CheckFree common stock that you will receive in the merger will be held in escrow by Fifth Third Bank, as escrow agent, to pay indemnification claims under the merger agreement. We may make a claim for indemnification for any losses, claims, damages or expenses we may incur arising from a breach or misrepresentation of any representations or warranties made by BlueGill in the merger agreement. We cannot make a claim for indemnification until our total claims exceed $1 million, and thereafter we are entitled to a dollar for dollar offset against the escrow.

     The terms of the escrow are governed by an escrow agreement, a copy of which is attached as an exhibit to the merger agreement. Under the terms of the escrow agreement, a committee of five BlueGill stockholders, Harold N. Davis, Robert D. Pavey, Mark Siegel, John McIlwraith, and Thomas C. Kinnear, will act as shareholders' agent to authorize the payment of any indemnification claims out of the escrow. Any disputes between us and the shareholders' agent will be settled through arbitration.

     To the extent not needed to pay any claims, the escrowed shares will be released and delivered to you upon the earlier of:

     - one year after the closing date of the merger; or

     - completion of an audit on the merged companies and our filing of our 2000 Annual Report on Form 10-K with the Securities and Exchange Commission for the first fiscal year after the closing date of the merger.

     IN THE WORST CASE SCENARIO, YOU WILL ONLY RECEIVE 90% OF THE MERGER CONSIDERATION.

THE TRANSPOINT ACQUISITION

     On February 15, 2000, we announced that we entered into a definitive merger agreement with MSFDC LLC and its subsidiaries, TransPoint Technology & Services LLC, TransPoint LLC, and MSFDC International, LP, collectively referred to as TransPoint, entities owned by Microsoft Corporation, First Data Corporation and Citicorp, N.A. Under the terms of the merger agreement, all outstanding ownership interests in TransPoint, which are held by Microsoft, First Data and Citibank, will be transferred to CheckFree Corporation, our newly formed holding company, and joint marketing agreements will be established, in exchange for 17 million shares of our common stock or approximately 23% of our common stock. After the transaction, the BlueGill stockholders will own less than 9.6% of CheckFree Corporation's common stock.

REASONS FOR THE MERGER

     BlueGill's board of directors believes that the merger is in your best interests because it will produce the following benefits:

     - The opportunity for synergies between BlueGill and CheckFree, CheckFree's market leadership and growth potential and the attractiveness of the terms of the merger to you.

     - The CheckFree common stock that you will acquire in the merger will be publicly listed on the Nasdaq National Market.

     - The merger is structured to qualify as a tax-free exchange.

     - CheckFree's willingness to maintain the independent operations of BlueGill and initially to retain the continued employment of all BlueGill employees following the merger.

     - BlueGill will be able to offer its customers a wider range of billing and payment services.

     BlueGill's board of directors considered the following risks and detriments of the merger:

     - The recent market price volatility of CheckFree's common stock.

     - The uncertainty as to the number of CheckFree shares which a BlueGill stockholder will receive.

     - The attractiveness of alternative strategies, like an initial public offering or merger with another company, which could produce greater value for BlueGill stockholders.

     - CheckFree's ability to manage BlueGill after the merger and to grow CheckFree.

     - CheckFree's financial condition, including its operating losses.

     - Prior to the execution of the merger agreement, CheckFree disclosed to the BlueGill board of directors that it was in preliminary negotiations for the acquisition of a third party, which was later identified as TransPoint. Prior to approving the merger agree-ment, BlueGill's board considered the impact that a material merger between CheckFree and this unknown third party might have on the ability to complete the BlueGill -- CheckFree merger in a timely manner.

Because TransPoint's identity had not yet been revealed, the BlueGill board did not consider in its analysis information about TransPoint's business, operations and finances or the possible impact of a CheckFree-TransPoint merger on the business, operations, or finances of CheckFree or BlueGill.

CONDITIONS TO THE MERGER

     We will complete the merger only if specific conditions are satisfied or, in some cases, waived, including the following:

     - approval by the BlueGill stockholders;

     - absence of any law or court order prohibiting the merger;

     - execution of the escrow agreement by the BlueGill stockholders;

     - notification from holders of less than 10% of BlueGill stock of their intention to assert their appraisal rights under applicable law; and

     - receipt of satisfactory closing certificates from CheckFree and BlueGill.

Any of these conditions to the merger may be waived by the appropriate party. If BlueGill waives a condition to the merger, it will resolicit stockholder approval of the merger. Approval of the merger by our stockholders will not be required.

EXPENSES

     We are bearing principally all of the transaction expenses of the merger.

ACCOUNTING TREATMENT

     We intend to account for the merger using the purchase method of accounting under generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

REGULATORY APPROVALS

     Under the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, we and BlueGill each filed a pre-merger notification report with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. As a condition to CheckFree's and BlueGill's obligation to complete the merger, the waiting period under the Hart-Scott-Rodino Act must have expired or been earlier terminated. This waiting period expired on January 24, 2000.

APPRAISAL RIGHTS

     We have included a summary of the applicable laws governing your appraisal rights in this information statement/prospectus as Appendix B. We encourage you to read the summary because it contains the specific legal requirements that govern your appraisal rights.

     Under applicable law, non-consenting BlueGill stockholders have the right to receive an appraisal of the value of their shares in connection with the merger and liquidate them at a judicially determined value. As a condition of the merger, however, we are not required to close the merger if holders of more than 10% of BlueGill stock have notified BlueGill of their intention to assert their appraisal rights. Failure to timely take any of the steps required under applicable law may result in the loss of your appraisal rights.

CONFLICTS OF INTEREST OF BLUEGILL DIRECTORS AND OFFICERS IN THE MERGER

     BlueGill's directors and officers have interests in the merger that are different from, or in addition to, yours as a stockholder. If we complete the merger, BlueGill's officers will have employment agreements with the combined company. In addition, upon consummation of the merger, options to purchase approximately 1,424,062 shares of BlueGill common stock held by BlueGill's senior management at a weighted average exercise price of $0.0689 per share will become immediately exercisable. The combined company will continue to provide indemnification arrangements and directors and officers liability insurance for BlueGill's existing directors and officers similar to those provided before the merger.

INCOME TAX CONSEQUENCES

     We anticipate that the merger will be a tax-free reorganization for U.S. federal and Canadian income tax purposes, and that BlueGill stockholders will recognize no gain or loss upon conversion of their BlueGill stock into shares of our common stock, except with respect to cash received, if any, in lieu of fractional shares. BlueGill stockholders may, however, recognize income, gain or loss in connection with the exercise of appraisal rights.

     These conclusions are based upon advice of counsel, not upon an opinion of counsel, and, therefore, you should consult with your own tax advisers concerning the federal or Canadian income tax consequences of the merger, as well as the applicable state, local, foreign or other tax consequences, based upon your individual circumstances.

BLUEGILL STOCKHOLDER APPROVAL

     The merger must be approved by the BlueGill stockholders. The BlueGill board of directors is seeking this stockholder approval by written consent of stockholders rather than at a special meeting of stockholders, because the BlueGill board believes that approval of the merger can be obtained most expeditiously by written consent. The BlueGill board has fixed March 27, 2000, as the record date to determine which stockholders are entitled to consent to the merger. An Action by Written Consent of Stockholders is attached to this information statement/prospectus as Appendix C.

     You may revoke your consent at any time prior to the date that there are a sufficient number of consents received by BlueGill to approve the merger. To revoke your consent, you must deliver to BlueGill's principal executive offices a signed and dated revocation.

     There are no agreements regarding the BlueGill stockholder consents being solicited. BlueGill officers as a group own approximately 72% of BlueGill's outstanding common stock, less than 0.2% of BlueGill's outstanding Series A preferred stock, and no shares of Series B preferred stock.

     BlueGill's certificate of incorporation requires that the merger be approved by the holders of a supermajority of BlueGill's two outstanding series of preferred stock, as well as by the holders of a majority of BlueGill's common stock and preferred stock voting together as a single class. In addition, the BlueGill board of directors will also seek approval by written consent of its preferred stockholders not to treat the merger as a liquidation.

     In a liquidation, BlueGill's preferred stockholders receive liquidation preferences before sharing remaining assets on an as if converted basis with the common stockholders. If the liquidation payments exceed $2.33 for each share of Series A preferred stock and $3.04 for each share of Series B preferred stock, preferred stockholders will receive no liquidation preferences and will share assets available for distribution with the common stockholders. In the merger, the consideration will exceed these thresholds. Consequently, treating the merger as a liquidation will not result in preferential payments to the preferred stockholders. A preferred stockholder would receive the same form and amount of consideration in the CheckFree merger whether or not the preferred stockholders agree not to treat the merger as a liquidation. BlueGill intends to proceed with the merger even if this preferred stockholder consent is not obtained.

     Under the merger agreement, the obligation of CheckFree and CheckFree Acquisition to complete the merger is conditioned on, among other requirements, holders of not more than 10% of BlueGill's outstanding capital stock notifying BlueGill of their intention to assert appraisal rights. BlueGill is, therefore, seeking consents from holders of more than 90% of its capital stock. If the merger is not approved by the BlueGill stockholders, CheckFree may terminate the merger agreement and collect a termination fee of $7.5 million from BlueGill, in which case BlueGill may be required to pay CheckFree an additional $17.5 million under specific circumstances provided in the merger agreement.

     BlueGill will bear the costs of the solicitation of written consents from its stockholders.

ADDITIONAL INFORMATION

     After carefully reading and considering the information contained in this information statement/prospectus, please respond by signing and dating the accompanying form of Action by Written Consent of Stockholder and promptly return it to BlueGill's principal executive offices at:

     BLUEGILL TECHNOLOGIES, INC.
     935 TECHNOLOGY DRIVE
     ANN ARBOR, MICHIGAN 48108
     ATTENTION: VINAY GUPTA, CORPORATE SECRETARY
     (734) 205-4100

IN ORDER TO EXPEDITE THE MERGER, YOU ARE REQUESTED TO RETURN YOUR CONSENTS BY OVERNIGHT DELIVERY SERVICE.

     You do not need to send your stock certificates at this time. You will receive separate written instructions from the exchange agent on how to exchange your stock certificates for shares of

CheckFree common stock. Please do not send in your stock certificates with your consent.

     If you have any questions about the merger or how to submit your consent, or if you need additional copies of this information statement/prospectus or the accompanying form of Action by Written Consent of Stockholder, or if you wish to receive a copy of the report of BlueGill's financial advisor, you should contact:

     BLUEGILL TECHNOLOGIES, INC.
     935 TECHNOLOGY DRIVE
     ANN ARBOR, MICHIGAN 48108
     ATTENTION: VINAY GUPTA, CORPORATE SECRETARY
     (734) 205-4100

COMPARISON OF RIGHTS OF CHECKFREE STOCKHOLDERS AND BLUEGILL STOCKHOLDERS

     In the merger, all of BlueGill's stock, both common and preferred, will be exchanged for CheckFree common stock. Since both CheckFree and BlueGill are Delaware corporations, the statutory rights of the BlueGill stockholders will not change. BlueGill's preferred stock, however, will be converted into shares of our common stock. BlueGill preferred stockholders will no longer have the liquidation preference they currently have nor will the preferred stock be redeemable.

EFFECTIVE TIME

     Assuming that all conditions to the merger are either satisfied or waived, we anticipate closing the merger three business days after the receipt of the necessary consents.

                                  RISK FACTORS

A.  RISKS RELATED TO THE MERGER

OUR COMMON STOCK HAS BEEN VOLATILE OVER THE PAST THREE MONTHS.

     Since December 15, 1999, our stock price has been extremely volatile, trading at a high of $125.63 per share and a low of $28.50 per share for the period. Our stock price could dramatically decrease between the time that the BlueGill stockholders approve the merger and the time the merger closes. We can not assure that the price of our common stock at the time you vote to approve the merger will be the same as the price of our common stock when we close the transaction. The volatility in our stock price has been caused by:

     - actual or anticipated fluctuations in our operating results;

     - actual or anticipated fluctuations in our subscriber growth;

     - announcements by us, our competitors or our customers;

     - announcements of the introduction of new or enhanced products and services by us or our competitors;

     - announcements of joint development efforts or corporate partnerships in the electronic commerce market;

     - market conditions in the banking, telecommunications, technology and other emerging growth sectors;

     - rumors relating to our competitors or us; and

     - general market or economic conditions.

THE NUMBER OF SHARES YOU WILL RECEIVE IN THE MERGER WILL BE UNKNOWN UNTIL
CLOSING.

     You will not know the number of shares you will receive in the merger until closing. The number of shares to be issued in the merger will be determined at closing based on the number of diluted shares of BlueGill outstanding at closing and the price of our common stock. We can not assure you that the number of shares that you would be entitled to receive at the time you vote on the transaction will be the same as the amount of shares you receive at closing.

WE HAVE ENTERED INTO A MERGER AND CONTRIBUTION AGREEMENT WITH TRANSPOINT WHICH, IF COMPLETED, WILL DILUTE YOUR EQUITY INTEREST AND WILL RESULT IN IMMEDIATE AND SUBSTANTIAL DILUTION IN OUR PER SHARE EARNINGS AND A SUBSTANTIAL INCREASE IN OUR LOSS FROM OPERATIONS.

     We have entered into a merger and contribution agreement with TransPoint whereby:

     - we will form a new holding company named CheckFree Corporation;

     - each of our stockholders will receive a share of CheckFree Corporation common stock for each share of our common stock they own; and

     - CheckFree Corporation will issue 17,000,000 shares of common stock to TransPoint.

     If both this transaction and the TransPoint acquisition occur, you will become a CheckFree Corporation stockholder and your equity interest will be diluted by approximately 23%. After the TransPoint acquisition is completed, BlueGill stockholders will own less than 9.3% of CheckFree Corporation's common stock.

     The BlueGill merger and the TransPoint acquisition on a pro forma basis would result in immediate and substantial dilution of earnings from $0.18 to ($5.26) per share, or $5.44 per share, for the year ended June 30, 1999 and earnings from ($0.15) to ($2.64) per share, or $2.49 per share, for the six months ended December 31, 1999. Additionally, the BlueGill and TransPoint transactions on a pro forma basis would increase our loss from operations from $3,733,000 to $485,050,000 for the year ended June 30, 1999 and from $12,640,000 to $230,266,000 for the six months ended December 31, 1999. The anticipated dilution and the increase in our loss from operations could have a negative impact on the market price of our common stock. Analysts and investors carefully review a company's earnings per share and often base investment decisions on a company's operating profits and losses and per share earnings.

BLUEGILL'S DIRECTORS AND OFFICERS HAVE DIFFERENT INTERESTS RELATING TO THE
MERGER.

     BlueGill's directors and officers have interests in the merger that are different from, or are in addition to, yours. In particular, we expect to retain all of BlueGill's employees, including all of BlueGill's officers, after the merger. These employees will be entitled to participate in our employee benefit plans, including grants of stock options in our stock option plan. Additionally, in connection with the merger, the vesting of options held by some BlueGill employees will accelerate.

     If we complete the merger, BlueGill's officers will have employment agreements with the combined company. Additionally, options to purchase approximately 1,424,062 shares of BlueGill common stock held by BlueGill's senior management at a weighted exercise price of $0.0689 per share will become immediately exercisable. Under the terms of the merger agreement, we agreed to indemnify the officers, directors, employees and agents of BlueGill and its subsidiaries against all judgments, fines, losses, claims, damages, costs or expenses or liabilities arising from their positions relating to any act or omission occurring at or prior to closing. We also agreed to continue to pay the insurance premiums on the directors and officers insurance policies for all of the current directors and officers of BlueGill for six years for up to 200% of the current policy premiums.

AT THE CLOSING OF THE MERGER, YOU WILL ONLY RECEIVE 90% OF THE MERGER CONSIDERATION DUE TO INDEMNITY PROVISIONS IN THE MERGER AGREEMENT.

     At the closing of the merger, you will only receive 90% of the merger consideration you are entitled to. According to the merger agreement, 10% of the merger consideration will be placed into escrow to pay indemnification claims related to the merger. We will make claims against the escrowed funds if we incur losses, damages or expenses in excess of $1,000,000 arising from BlueGill's breach or misrepresentation of any representations or warranties in the merger agreement. Upon the earlier of one year from the closing of the merger or the filing of our annual report on Form 10-K for the year ending June 30, 2000, you will receive the escrow funds less any amounts used to cover our indemnification claims under the merger agreement.

WE ARE REQUIRED TO AMORTIZE GOODWILL THAT WILL CAUSE OUR EARNINGS PER SHARE TO DECREASE.

     Because we will account for the merger and the TransPoint transaction using the purchase method, the amortization of goodwill from the BlueGill and TransPoint acquisitions will result in a charge to our earnings that will decrease our earnings per share. We will be required to amortize approximately $253,308,793 over a period of five years or $50,661,759 per year in connection with the BlueGill merger assuming a purchase price of $308,215,000, and approximately $806,003,165 over a period of five years or $160,200,633 per year in connection with the TransPoint acquisition, assuming a purchase price of $1,253,408,000. Additionally, because we will issue shares of our common stock in the merger, and since historically BlueGill is not a profitable entity, the merger may cause our earnings per share to decrease. A drop in our earnings per share could have a negative impact on the market price of our common stock. Analysts and investors carefully review a company's earnings per share and often base investment decisions on a company's earnings per share.

AFTER THE MERGER, BLUEGILL MAY NOT ACHIEVE ANTICIPATED REVENUES, EARNINGS OR CASH FLOW.

     After the closing of the merger, we can not assure you that BlueGill will achieve its anticipated revenues, earnings or cash flow. Any shortfall may decrease the value and price of our common stock and have an adverse effect on our business or financial condition.

IF THE MERGER IS NOT COMPLETED, BLUEGILL MAY BE REQUIRED TO PAY CHECKFREE UP TO $25 MILLION.

     The merger agreement provides that BlueGill must pay CheckFree a $7.5 million break up fee if BlueGill does not close the transaction because it has not meet all of the conditions to the merger, including the approval of the merger by the BlueGill stockholders. BlueGill may also be required to pay an additional $17.5 million to CheckFree if, prior to the termination of the merger agreement, BlueGill enters into negotiations with a third party and the third party acquires BlueGill within twelve months following the termination of the merger agreement.

INTEGRATION OF BLUEGILL'S BUSINESSES AND TECHNOLOGIES MAY NOT BE SUCCESSFUL AND WE MAY NOT REALIZE ANTICIPATED ECONOMIC, OPERATIONAL AND OTHER BENEFITS IN A TIMELY MANNER.

     The failure to successfully integrate BlueGill's operations may have a material adverse effect on our business and results of operations. We anticipate that the acquisition of BlueGill will result in economic, operational and other benefits, including increased profitability, greater operational efficiencies and better products for our customers. Any failure to accomplish these goals, or the failure to achieve them in a timely manner, may have a material adverse effect on our business and results of operations.

THE ACQUISITION MAY RESULT IN DISRUPTION OF OUR EXISTING BUSINESS, DISTRACTION OF MANAGEMENT, DIVERSION OF OTHER RESOURCES.

     The integration of BlueGill may take management time and resources that will have to be diverted from our main business. This diversion of time and resources could cause the market price of our common stock to decrease. Our management will need to spend its time integrating BlueGill into CheckFree's operations. Management will need to focus some of its efforts onto BlueGill and away from our main business. This could cause our business to suffer. Additionally, we will need to devote resources into the continued development of BlueGill. These resources will come from our existing business and will have to be diverted from our existing operations.

YOUR RIGHTS AS A STOCKHOLDER OF CHECKFREE WILL BE DIFFERENT THAN YOUR CURRENT RIGHTS AS A BLUEGILL STOCKHOLDER.

     Stockholders of BlueGill preferred stock will lose their liquidation preference and the preferred stock's redemption value once their shares are converted into shares of our common stock. Currently, stockholders of BlueGill preferred stock have a liquidation preference over the common stockholders. Once the BlueGill preferred stock is converted into shares of our common stock, the stockholders of BlueGill preferred stock will lose that liquidation preference. Further, BlueGill's preferred stock is currently redeemable. Once the BlueGill preferred stock is converted into shares of our common stock, the stockholders of BlueGill preferred stock will lose their redemption rights.

AS A RESULT OF THE MERGER, WE WILL HAVE AN INCREASED INTERNATIONAL PRESENCE IN WHICH WE HAVE HAD LIMITED BUSINESS EXPERIENCE.

     Historically, we have not offered or sold our products and services internationally. If we are unable to successfully adapt our business operations to international regulations and local business customs and practices, it could have a material adverse effect on our business and financial condition.

YOU MAY HAVE TO PAY TAXES ON THE MERGER CONSIDERATION YOU RECEIVE.

     Neither we nor BlueGill has obtained an opinion of counsel regarding the United States tax consequences of the merger. Therefore, there is a risk that you will have to pay taxes on the merger consideration you receive.

B.  RISKS RELATED TO CHECKFREE

THE MARKET FOR OUR ELECTRONIC COMMERCE SERVICES IS EVOLVING AND MAY NOT CONTINUE TO DEVELOP OR GROW RAPIDLY ENOUGH FOR US TO BECOME CONSISTENTLY PROFITABLE.

     If the number of electronic commerce transactions does not continue to grow or if consumers or businesses do not continue to adopt our services, it could have a material adverse effect on our business, financial condition and results of operations. The electronic commerce market is still evolving and currently growing at a rapid rate. We believe future growth in the electronic commerce market will be driven by the cost, ease-of-use and quality of products and services offered to consumers and businesses. In order to consistently increase and maintain our profitability, consumers and businesses must continue to adopt our services.

WE HAVE NOT OPERATED PROFITABLY IN THE PAST AND EXPECT TO EXPERIENCE NET LOSSES IN THE FUTURE.

     We have not consistently operated profitably to date. Since our inception, our accumulated losses have totaled approximately $301,905,000. We incurred:

     - a loss from operations of $7.2 million and a net loss of $3.7 million in the fiscal year ended June 30, 1998;

     - a loss from operations of $3.7 million and net income of $10.5 million for the fiscal year ended June 30, 1999; and

     - a loss from operations of $12.6 million and a net loss of $7.9 million for the six months ended December 31, 1999.

     In addition, BlueGill has incurred significant losses to date, including a net loss of $7.1 million for the fiscal year ended December 31, 1999.

     We anticipate having a net loss from operations in fiscal 2000 and may experience net losses and may not be able to sustain or increase our profitability in the future. For the six months ended December 31, 1999, we invested over $15.1 million in research and development and over $18 million in sales and marketing. We intend to continue to make significant investments in research and development and sales and marketing. If the investment of our capital is not successful to grow our business, it will have a material adverse effect on our business and financial condition, as well as negatively impact your investment in our business and limit our ability to pay dividends in the future to our stockholders.

OUR FUTURE PROFITABILITY DEPENDS ON OUR ABILITY TO IMPLEMENT OUR STRATEGY SUCCESSFULLY TO INCREASE ADOPTION OF ELECTRONIC BILLING AND PAYMENT METHODS.

     Our future profitability will depend, in part, on our ability to implement our strategy successfully to increase adoption of electronic billing and payment methods. Our strategy includes investment of time and approximately $40 million during fiscal 2000 in programs designed to:

     - drive consumer awareness of electronic billing and payment;

     - encourage consumers to sign up for and use our electronic billing and payment services offered by our distribution partners;

     - build our infrastructure to handle seamless processing of transactions;

     - continue to develop state of the art, easy-to-use technology; and

     - increase the number of billers whose bills we can present and pay electronically.

     If we do not successfully implement our strategy, revenue growth will be minimal, and expenditures for these programs will not be justified.

     Our investment in these programs will have a negative impact on our short-term profitability. Additionally, our failure to implement these programs successfully or to increase substantially adoption of electronic commerce billing and payment methods by consumers who pay for the services could have a material adverse effect on our business, financial condition and results of operations.

COMPETITIVE PRESSURES WE FACE MAY HAVE A MATERIAL ADVERSE EFFECT ON US.

     Electronic commerce is new and evolving rapidly, resulting in a dynamic competitive environment. We face significant competition in our each of our business units, Electronic Commerce, Investment Services and Software businesses. Increased competition or other competitive pressures may result in price reductions, reduced margins or loss of business, any of which could have a material adverse effect on our business, financial condition and results of operations. Further, we expect competition to persist, increase and intensify in the future. First, we need to switch billers and consumers from paper bills sent by mail and paid by check to electronic bill presentment and payment. Second, a number of financial institutions have developed, and others in the future may develop, in-house home banking services similar to ours. For example, in June 1999, Chase Manhattan Corporation, First Union Corporation and Wells Fargo & Co. announced the formation of a new venture called Spectrum that will allow individuals and businesses to receive and pay bills electronically. To the best of our knowledge, Spectrum has done limited electronic presentment of bills, and is developing a "pay anyone" capability. In addition, recently MasterCard International announced that it would begin offering online bill presentment to enable people to receive and pay bills over the Internet by September 2000. Additionally, TransPoint has entered into its own agreements with financial institutions to offer on-line home banking and electronic billing and payment services to consumers. As previously disclosed, we have entered into an agreement to acquire TransPoint and its operations. In the event that the TransPoint Acquisition is not completed, TransPoint will continue to be a competitor. We also face increased competition from billers directly presenting bills to their customers electronically and from new competitors offering billing and payment services utilizing scan and pay technology. These "scan and pay" companies offer a service whereby a consumer's bill is received by the company, scanned to create an electronic image of the bill, and electronically delivered to the consumer who can elect to pay that bill either by writing a paper check or through an electronic transfer of funds. We cannot assure you that we will be able to compete effectively against financial institutions, Spectrum, Mastercard TransPoint, billers directly delivering bills to their customers, scan and pay companies or other current and future electronic commerce competitors.

     In addition, we cannot assure you that we will be able to compete effectively against current and future competitors in the investment services and software products markets. The markets for our investment services and software products are also highly competitive. In Investment Services, our competition comes primarily from providers of portfolio accounting software. In Software, our competition comes from several different market segments, including large diversified computer software and service companies and independent suppliers of software products. Because there are relatively low barriers to entry, we expect competition in the software market to increase significantly in the future.

     Across all of our market segments, many of our current and potential competitors have longer operating histories, significantly greater financial, technical, marketing, customer service and other resources, greater name recognition and a larger installed base of customers than we do. As a result, these competitors may be able to respond to new or emerging technologies and changes in customer requirements faster and more effectively than we can, or to devote greater resources to the development, promotion and sale of products than we can. If these competitors were to acquire a significant market share, it could have a material adverse effect on our business, financial condition and results of operations.

SOME OF OUR CUSTOMERS MAY COMPETE AGAINST US WHICH MAY RESULT IN A LOSS OF REVENUE.

     From time to time, some of our customers may compete against us which may have a material adverse effect on our revenues and results of operations. For example, in June 1999, Chase Manhattan, First Union and Wells Fargo announced the formation of Spectrum that will allow individuals and businesses to receive and pay bills electronically. Collectively, Chase Manhattan, First Union and Wells Fargo accounted for 13.3% of our total revenues for the year ended June 30, 1999. Other of our significant customers may in the future decide to compete against us and such competition may have a material adverse affect on our business and financial results.

SECURITY AND PRIVACY BREACHES IN OUR ELECTRONIC TRANSACTIONS MAY DAMAGE CUSTOMER RELATIONS AND INHIBIT OUR GROWTH.

     Any failures in our security and privacy measures could have a material adverse effect on our business, financial condition and results of operations. We electronically transfer large sums of money and personal information about consumers, including bank account and credit card information, social security numbers, and merchant account numbers. If we are unable to protect, or consumers perceive that we are unable to protect, the security and privacy of our electronic transactions, our growth and the growth of the electronic commerce market in general could be materially adversely affected. A security or privacy breach may:

     - cause our customers to lose confidence in our services;

     - deter consumers from using our services;

     - harm our reputation;

     - expose us to liability;

     - increase our expenses from potential remediation costs; and

     - decrease market acceptance of electronic commerce transactions.

     While we believe that we utilize proven applications designed for premium data security and integrity to process electronic transactions, there can be no assurance that our use of these applications will be sufficient to address changing market conditions or the security and privacy concerns of existing and potential subscribers.

WE RELY ON THIRD PARTIES TO DISTRIBUTE OUR ELECTRONIC COMMERCE SERVICES, WHICH MAY NOT RESULT IN WIDESPREAD ADOPTION.

     We rely on our contracts with financial institutions, businesses, billers, Internet portals and other third parties like Intuit Inc. to provide branding for our electronic commerce services and to market our services to their customers. None of these third parties accounted for more than 10% of our total revenue for the year ended June 30, 1999 or for the six months ended December 31, 1999. These contracts are an important source of the growth in demand for our electronic commerce services. If any of these third parties abandon, curtail or insufficiently increase its marketing efforts, it could have a material adverse effect on our business, financial condition and results of operations.

CONSOLIDATION IN THE BANKING INDUSTRY MAY ADVERSELY AFFECT OUR ABILITY TO SELL OUR ELECTRONIC COMMERCE SERVICES, INVESTMENT SERVICES AND SOFTWARE.

     Mergers, acquisitions and personnel changes at key financial institutions have the potential adversely to affect our business, financial condition and results of operations. Currently, the banking industry is undergoing large-scale consolidation, causing the number of financial institutions to decline. This consolidation could cause us to lose:

     - current and potential customers;

     - business opportunities, if combined financial institutions were to determine that it is more efficient to develop in-house home banking services similar to ours or offer our competitors' products or services; and

     - revenue, if combined financial institutions were able to negotiate a greater volume discount for, or to discontinue the use of, our products and services.

WE ARE DEPENDENT UPON A SMALL NUMBER OF FINANCIAL INSTITUTION CUSTOMERS FOR A SIGNIFICANT PERCENTAGE OF OUR SUBSCRIBERS.

     We rely on our contracts with three key financial institutions for a substantial portion of our subscriber base and the volume of electronic transactions that we process. As of December 31, 1999, these three financial institutions accounted for approximately 1.4 million subscribers, or approximately 47% of our total subscriber base. No single customer, however, accounts for more than 10% of our revenues. The loss of the contract with any of these key financial institutions or a significant decline in the number of transactions processed through them could have a material adverse effect on our business, financial condition and results of operations.

IF WE DO NOT SUCCESSFULLY RENEW OR RENEGOTIATE OUR AGREEMENTS WITH OUR CUSTOMERS, OUR BUSINESS MAY SUFFER.

     Our agreements for electronic commerce services with financial institutions generally provide for terms of three to five years. These agreements are renegotiated from time to time when financial institutions migrate from our PC-based platform to our web-based platform. If we are not able to renew or renegotiate these agreements on favorable terms, it could have a material adverse effect on our business, financial condition and results of operations.

     The profitability of our Software business depends, to a substantial degree, upon our software customers electing to periodically renew their maintenance agreements. If a substantial number of our software customers declined to renew these agreements, our revenues and profits in this business segment would be materially adversely affected.

OUR FUTURE PROFITABILITY DEPENDS ON AN INCREASE IN THE PROPORTION OF TRANSACTIONS WE PROCESS ELECTRONICALLY.

     If we are unable to increase the percentage of transactions that we process electronically, our margins could decrease, which could have a material adverse effect on our business, financial condition and results of operations. We processed electronically 45% of our transactions for the year ended June 30, 1999 and 52% of the transactions for the six months ended December 31, 1999. Our future profitability will depend, in part, on our ability to increase the percentage of transactions we process electronically. Compared with conventional paper-based transactions, electronic transactions:

     - cost much less to complete;

     - give rise to far fewer errors, which are costly to resolve; and

     - generate far fewer subscriber inquiries and, therefore, consume far fewer customer care resources.

THE TRANSACTIONS WE PROCESS EXPOSE US TO CREDIT RISKS.

     Any losses resulting from returned transactions, merchant fraud or erroneous transmissions could result in liability to financial institutions, merchants or subscribers, which could have a material adverse effect on our business, financial condition and results of operations. The electronic and conventional paper-based transactions we process expose us to credit risks. These include risks arising from returned transactions caused by:

     - insufficient funds;

     - unauthorized use;

     - stop payment orders;

     - payment disputes;

     - closed accounts;

     - theft;

     - frozen accounts; and

     - fraud.

     We are also exposed to credit risk from merchant fraud and erroneous transmissions.

WE MAY EXPERIENCE BREAKDOWNS IN OUR PAYMENT PROCESSING SYSTEM THAT COULD DAMAGE CUSTOMER RELATIONS AND EXPOSE US TO LIABILITY.

     A system outage or data loss could have a material adverse effect on our business, financial condition and results of operations. To successfully operate our business, we must be able to protect our payment processing and other systems from interruption by events that are beyond our control. For example, our system may be subject to loss of service interruptions caused by hostile third parties similar to those experienced by many companies operating Internet websites during February 2000 or other instances of deliberate system sabotage. Other events that could cause system interruptions include:

     - fire;

     - natural disaster;

     - power loss;

     - telecommunications failure;

     - unauthorized entry; and

     - computer viruses.

     For the fiscal year ended June 30, 1999, we incurred a charge of $2.7 million due to problems accessing and using our system. Without the charge, our loss from operations in our electronic commerce segment would have been $2.8 million compared to the actual $5.5 million we lost. These problems stemmed from system errors we experienced in April 1999 due to system degradation issues in connection with the migration of subscribers to our Genesis platform, which resulted in consumers inability to connect with and transmit data to our processing system. This system failure did not result in the loss of any consumer data.

     Although we completed the initial migration of some of our subscribers from our pre-existing data processing platforms to a new system that we call the Genesis platform, we will continue to migrate subscribers from non-Genesis platforms to the Genesis platform at the request of our other customers. Our main processing facility is located in Norcross, Georgia, and we have other processing facilities located in Ohio, Illinois and Texas. During the transition from the pre-existing platforms to the Genesis platform, we may be exposed to loss of data or unavailability of systems due to inadequate back-ups, reduced or eliminated redundancy, or both. Although we regularly back-up our data logs hourly and our overall system daily, as well as take other measures to protect against data loss and system failures, there is still some risk that we may lose critical data or experience system failures. We constantly review our usage and capacity constraints. We have engineered our systems to ensure that we never exceed 80% utilization of capacity at peak processing times. That means that, in general, we average processing at 40%-50% of capacity with no peak time consuming more than 80% of the system's resources. As a precautionary measure, we have entered into disaster recovery agreements for the processing systems at all our sites, and we conduct business resumption tests on a scheduled basis. Our property and business interruption insurance may not be adequate to compensate us for all losses or failures that may occur.

WE MAY EXPERIENCE SOFTWARE DEFECTS AND DEVELOPMENT DELAYS, DAMAGING CUSTOMER RELATIONS, DECREASING OUR POTENTIAL PROFITABILITY AND EXPOSING US TO LIABILITY.

     Our electronic commerce services and our software products are based on sophisticated software and computing systems which often encounter development delays, and the underlying software may contain undetected errors or defects. Defects in our software products and errors or delays in our processing of electronic transactions could result in:

     - additional development costs;

     - diversion of technical and other resources from our other development efforts;

     - loss of credibility with current or potential customers;

     - harm to our reputation; or

     - exposure to liability claims.

     In addition, we rely on technologies supplied to us by third parties that may also contain undetected errors or defects that could have a material adverse effect on our business, financial condition and results of operations. Although we attempt to limit our potential liability for warranty claims through disclaimers in our software documentation and limitation-of-liability provisions in our license and customer agreements, we cannot assure you that these measures will be successful in limiting our liability.

WE EXPERIENCE SEASONAL FLUCTUATIONS IN OUR NET SALES CAUSING OUR OPERATING RESULTS TO FLUCTUATE.

     We have historically experienced seasonal fluctuations in our net sales, and we expect to experience similar fluctuations in the future . If our net sales are below the expectations of securities analysts and investors due to seasonal fluctuations, our stock price could decrease unexpectedly. Our growth in new electronic commerce subscribers is affected by seasonal factors like holiday-based personal computer sales. These seasonal factors may impact our operating results by concentrating subscriber acquisition and set-up costs, which may not be immediately offset by revenue increases primarily due to introductory service price discounts. Additionally, on-line interactive service subscribers generally tend to be less active users during the summer months, resulting in lower revenue during this period.

     Our software sales also have historically displayed seasonal variability, with sales and earnings generally stronger in the quarters ended December 31 and June 30 of each year and generally weaker in the quarters ended September 30 and March 31 of each year. The seasonality in software sales is due, in part, to calendar year-end buying patterns of financial institution customers and our software sales compensation structure, which measures sales performance at our June 30 fiscal year end.

IF WE DO NOT RESPOND TO RAPID TECHNOLOGICAL CHANGE OR CHANGES IN INDUSTRY STANDARDS, OUR SERVICES COULD BECOME OBSOLETE AND WE COULD LOSE OUR CUSTOMERS.

     If competitors introduce new products and services embodying new technologies, or if new industry standards and practices emerge, our existing product and service offerings, proprietary technology and systems may become obsolete. Further, if we fail to adopt or develop new technologies or to adapt our products and services to emerging industry standards, we may lose current and future customers, which could have a material adverse effect on our business, financial condition and results of operations. The electronic commerce industry is changing rapidly. To remain competitive, we must continue to enhance and improve the functionality and features of our products, services and technologies. For example, we are currently migrating our products and services from a PC-based platform to a web-based platform.

WE MAY BE UNABLE TO PROTECT OUR PROPRIETARY TECHNOLOGY, PERMITTING COMPETITORS TO DUPLICATE OUR PRODUCTS AND SERVICES.

     Our success and ability to compete is dependent, in part, upon our proprietary technology, which includes our patent for our electronic billing and payment processing system, our source code information for our software products, and our operating technology. We rely primarily on patent, copyright, trade secret and trademark laws to protect our technology. In addition, we have been granted a patent for some features of our electronic billing and payment processing system, which we believe provides some measure of security for our technologies. If challenged, we cannot assure you that our patent will prove to be valid or provide the protection that we need. Further, the source code for our proprietary software is protected both as a trade secret and as a copyrighted work. We generally enter into confidentiality and assignment agreements with our employees, consultants and vendors, and generally control access to and distribution of our software, documentation and other proprietary information.

     Because our means of protecting our proprietary rights may not be adequate, it may be possible for a third party to copy, reverse engineer or otherwise obtain and use our technology without authorization. In addition, the laws of some countries in which we sell our products do not protect software and intellectual property rights to the same extent as the laws of the U.S. Unauthorized copying, use or reverse engineering of our products could have a material adverse effect on our business, financial condition and results of operations.

     A third party could also claim that our technology infringes its proprietary rights. As the number of software products in our target markets increases and the functionality of these products overlap, we believe that software developers may increasingly face infringement claims. These claims, even if without merit, can be time-consuming and expensive to defend. A third party asserting infringement claims against us in the future may require us to enter into costly royalty arrangements or litigation.

OUR BUSINESS COULD BECOME SUBJECT TO INCREASED GOVERNMENT REGULATION, WHICH COULD MAKE OUR BUSINESS MORE EXPENSIVE TO OPERATE.

     We believe that we are not required to be licensed by the Office of the Comptroller of the Currency, or OCC, the Federal Reserve Board or other federal agencies that regulate or monitor banks or other types of providers of electronic commerce services. A number of states have legislation regulating or licensing check sellers, money transmitters or service providers to banks, and we have registered under this legislation in specific instances. Because electronic commerce in general, and most of our products and services in particular, are so new, the application of many of these laws and regulations is uncertain and difficult to interpret. The entities responsible for interpreting and enforcing these laws and regulations could amend these laws or regulations or issue new interpretations of existing laws or regulations. Any of these changes could lead to increased operating costs and reduce the convenience and functionality of our products or services, possibly resulting in reduced market acceptance. It is also possible that new laws and regulations may be enacted with respect to the Internet, including taxation of electronic commerce activities. The adoption of any of these laws or regulations may decrease the growth of the Internet, which could in turn decrease the demand for our products or services, increase our cost of doing business or could otherwise have a material adverse effect on our business, financial condition and results of operations.

     The Federal Reserve rules provide that we can only access the Federal Reserve's Automated Clearinghouse through a bank. If the Federal Reserve rules were to change to further restrict our access to the Automated Clearinghouse or limit our ability to provide Automated Clearinghouse transaction processing services, it could have a material adverse effect on our business, financial condition and results of operations.

RISKS RELATED TO OUR COMMON STOCK AVAILABILITY OF SIGNIFICANT AMOUNTS OF OUR COMMON STOCK FOR SALE IN THE FUTURE COULD ADVERSELY AFFECT OUR STOCK PRICE.

     The availability for future sale of a substantial number of shares of our common stock in the public market, or issuance of common stock upon the exercise of stock options, warrants or conversion of the notes or otherwise could adversely affect the market price for our common stock. As of January 31, 2000, we had outstanding 52,635,730 shares of our common stock, of which 34,532,321 shares of our issued and outstanding common stock were held by nonaffiliates. The holders of the remaining 18,103,409 shares were entitled to resell them only by a registration statement under the Securities Act of 1933 or an applicable exemption from registration. As of January 31, 2000, we had an additional 21,087,430 shares of our common stock available for future sale, including:

     - outstanding options to purchase 5,826,583 shares of our common stock, of which options for 1,428,287 shares were fully vested and exercisable at an average weighted exercise price of approximately $9.21 per share;

     - issued warrants to purchase 11,400,000 shares of our common stock, of which warrants for 2,725,000 shares were fully vested and exercisable at a weighted exercise price of approximately $20.86 per share;

     - up to 704,347 shares available for issuance under our Associate Stock Purchase Plan;

     - up to 799,943 shares available for issuance under our 401(k) Plan; and

     - up to 2,356,557 shares of our common stock issuable upon conversion of the notes.

     As of March 31, 2000, the following entities hold shares or warrants to purchase shares of our common stock in the following amounts:

     - Intuit, Inc., which holds 10,175,000 shares;

     - Integrion Financial Network, L.L.C., which with current and former members, collectively holds warrants to purchase up to 9,700,000 shares, 2,700,000 of which are fully vested and exercisable; and

     - Bank One, which holds warrants to purchase 1,000,000 shares and may be entitled to receive warrants to purchase up to 2,000,000 additional shares,none of which are vested or exercisable.

     Each of Intuit, Integrion and Bank One may be entitled to registration rights. If Intuit, Integrion or Bank One, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, these sales may have an adverse effect on the market price of our common stock.

     If we complete the TransPoint acquisition, CheckFree Corporation will issue 17,000,000 shares of common stock as follows:

     - 8,567,250 shares to Microsoft;

     - 6,567,250 shares to First Data; and

     - 2,015,500 shares to Citibank.

     We have agreed with Microsoft, First Data and Citibank to file a shelf registration statement that would allow continuous resales of the shares that they will receive on the closing date of the acquisition. Although Microsoft and First Data will be limited in their ability to transfer their shares of common stock during the next three years pursuant to stockholder agreements with us, they will be able to transfer significant portions of their common stock in the future in both registered and unregistered sales. One year after the acquisition is completed, Microsoft and Citibank may be able to sell up to the greater of one percent of CheckFree Corporation's average weekly trading volume or one percent of CheckFree Corporation's outstanding common stock in reliance on registration exemptions. In addition, Microsoft and First Data will be permitted to a limited extent to engage in hedging transactions with respect to our common stock. Sales of substantial amounts of our common stock by either Microsoft or First Data, or the perception that these sales could occur, may adversely affect prevailing market prices for our common stock.

ANTI-TAKEOVER PROVISIONS IN OUR ORGANIZATIONAL DOCUMENTS AND DELAWARE LAW MAKE ANY CHANGE IN CONTROL MORE DIFFICULT.

     Our certificate of incorporation and by-laws contain provisions that may have the effect of delaying or preventing a change in control, may discourage bids at a premium over the market price of our common stock and may adversely affect the market price of our common stock and the voting and other rights of the holders of our common stock. These provisions include:

     - division of our board of directors into three classes serving staggered three-year terms;

     - removal of our directors by the stockholders only for cause upon 80% stockholder approval;

     - prohibiting our stockholders from calling a special meeting of stockholders;

     - ability to issue additional shares of our common stock or preferred stock without stockholder approval;

     - prohibiting our stockholders from unilaterally amending our certificate of incorporation or by-laws except with 80% stockholder approval; and

     - advance notice requirements for raising business or making nominations at stockholders' meetings.

     We also have a stockholder rights plan that allows us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of our preferred stock under the stockholder rights plan could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of preferred stock could have the effect of decreasing the market price of our common stock.

     We are also subject to provisions of the Delaware corporation law that, in general, prohibit any business combination with a beneficial owner of 15% or more of our common stock for five years unless the holder's acquisition of our stock was approved in advance by our board of directors.

     In addition, both the commercial alliance agreement with Microsoft and the marketing agreement with First Data, each of which we will execute in connection with the closing of the TransPoint acquisition, both allow the termination of the agreement by Microsoft or First Data, as the case may be, under specific change of control circumstances. If either Microsoft or First Data terminates under these circumstances, we will lose a portion of the future revenue guarantees under the applicable agreement. This potential termination event could discourage third parties from acquiring us.

                           FORWARD-LOOKING STATEMENTS

     This information statement/prospectus contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements often, although not always, include words or phrases like "will likely result," "expect," "will continue," "anticipate," "estimate," "intend," "plan," "project," "outlook," or similar expressions. We have based these forward-looking statements on our current expectations and assumptions about future events. These forward-looking statements are subject to various risks and uncertainties that could cause actual results to differ materially from those statements. These risks and uncertainties include those set forth under "Risk Factors" and "Management's Discussion and Analysis of Financial Condition and Results of Operations." The forward-looking statements contained in this information statement/prospectus include statements about the following:

     - our ability to integrate BlueGill's business and operations with our own;

     - anticipated trends in our business, including trends in the electronic commerce, investment services, and software segments;

     - our intention to develop and introduce new products and services;

     - our anticipated growth and growth strategies; and

     - anticipated levels of adoption of electronic billing and payment.

     In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this information statement/prospectus might not occur.

                      WHERE YOU CAN FIND MORE INFORMATION

     We must comply with the informational requirements of the Securities Exchange Act of 1934 and its rules and regulations. Under the Exchange Act, we must file reports, proxy statements, and other information with the Securities and Exchange Commission. Copies of these reports, proxy statements, and other information can be inspected and copied at:

     Public Reference Room
     Securities and Exchange Commission
     450 Fifth Street, N.W.
     Washington, D.C. 20549

or at the public reference facilities of the regional offices of the Commission at:

500 West Madison Street Suite 1400      or:    7 World Trade Center Suite 1300
Chicago, Illinois 60661-2511                   New York, New York 10048-1102

     You may obtain information on the operation of the Public Conference Room by calling the Commission at 1-800-SEC-0330. You may also obtain copies of our materials by mail at prescribed rates from the Public Reference Room at the address noted above. Finally, you may obtain these materials electronically by accessing the Commission's home page on the Internet at HTTP://WWW.SEC.GOV.

     Our common stock is listed on the Nasdaq National Market. Therefore, reports and other information concerning us should be available for inspection and copying at the offices of the Nasdaq Stock Market at 1735 K Street, N.W., Washington, D.C. 20006-1504.

     All information contained in this information statement/prospectus with respect to us and CheckFree Acquisition, was supplied by us and all information contained in this information statement/prospectus with respect to BlueGill was supplied by BlueGill. Neither CheckFree nor BlueGill can warrant the accuracy or completeness of information relating to the other party.

                       COMPARATIVE PER SHARE INFORMATION

     The following table presents historical and unaudited pro forma per share data for CheckFree, BlueGill and TransPoint, which we agreed to acquire on February 15, 2000, and on a consolidated basis. This information is qualified in its entirety by the historical financial statements and accompanying notes for CheckFree, for BlueGill and for TransPoint contained in this information statement/prospectus. You should read this table in conjunction with those statements and notes.

     You should also read the following unaudited pro forma financial information in conjunction with CheckFree's, BlueGill's and TransPoint's unaudited pro forma financial statements and accompanying notes included in this information statement/prospectus. For more information, please refer to the section of this information statement/prospectus entitled "Unaudited Pro Forma Condensed Combining Financial Information."

                                                               YEAR ENDED       SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    ------------------
CHECKFREE HISTORICAL
  Net Income (Loss).........................................      $0.18              $(0.15)
  Cash Dividends Declared...................................         --                  --
  Book Value................................................       3.61                3.86

                                                                YEAR ENDED           YEAR ENDED
                                                             DECEMBER 31, 1998    DECEMBER 31, 1999
                                                             -----------------    -----------------
BLUEGILL HISTORICAL
  Net Income (Loss)........................................       $(0.41)              $(1.43)
  Cash Dividends Declared..................................           --                   --
  Book Value...............................................        (0.45)               (1.84)

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
TRANSPOINT HISTORICAL (1)...................................       N/A                N/A

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
CHECKFREE/BLUEGILL/TRANSPOINT PRO FORMA COMBINED
  Net Income (Loss).........................................     $(5.26)            $(2.64)
  Cash Dividends Declared...................................         --                 --
  Book Value................................................                         25.43

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
CHECKFREE/BLUEGILL PRO FORMA COMBINED
  Net Income (Loss).........................................     $(1.03)            $(0.73)
  Cash Dividends Declared...................................         --                 --
  Book Value................................................                          8.95

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
CHECKFREE/TRANSPOINT PRO FORMA COMBINED
  Net Income (Loss).........................................     $(4.52)            $(2.29)
  Cash Dividends Declared...................................         --                 --
  Book Value................................................                         22.35

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
EQUIVALENT BLUEGILL PRO FORMA COMBINED (2)
  Net Income (Loss).........................................     $(0.10)            $(0.07)
  Cash Dividends Declared...................................         --                 --
  Book Value................................................                          0.83

                                                               YEAR ENDED      SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    -----------------
EQUIVALENT TRANSPOINT PRO FORMA COMBINED....................       N/A                N/A

                                                               YEAR ENDED       SIX MONTHS ENDED
                                                              JUNE 30, 1999    DECEMBER 31, 1999
                                                              -------------    ------------------
EQUIVALENT BLUEGILL/TRANSPOINT PRO FORMA COMBINED (1).......       N/A                N/A

---------------

(1) The TransPoint business is conducted through four limited liability companies and a limited partnership. Under the terms of the limited liability agreements and the limited partnership agreement, there are no shares outstanding.

(2) Represents the CheckFree pro forma combined results multiplied by an assumed share conversion factor of 0.09286 per the merger agreement with BlueGill.

                       MARKET PRICE DATA; DIVIDEND POLICY

     Our common stock is traded on the Nasdaq National Market under the symbol "CKFR." The following table provides the high and low sales prices of our common stock for the periods indicated as reported by the Nasdaq National Market.


                                                              COMMON STOCK PRICE
                                                              -------------------
FISCAL PERIOD                                                   HIGH        LOW
-------------                                                 --------    -------
FISCAL 1998
  First Quarter.............................................  $ 23.13     $16.50
  Second Quarter............................................  $ 31.44     $20.25
  Third Quarter.............................................  $ 28.50     $20.00
  Fourth Quarter............................................  $ 30.63     $20.44
FISCAL 1999
  First Quarter.............................................  $ 31.50     $ 8.25
  Second Quarter............................................  $ 23.44     $ 5.75
  Third Quarter.............................................  $ 46.00     $20.63
  Fourth Quarter............................................  $ 69.13     $24.50
FISCAL 2000
  First Quarter.............................................  $ 44.25     $23.13
  Second Quarter............................................  $107.50     $34.00
  Third Quarter.............................................  $125.63     $55.77
  Fourth Quarter (through April 24, 2000)...................  $ 70.75     $28.50



     On April 24, 2000, the last reported sale price for our common stock on the Nasdaq National Market was $30.63 per share. As of April 24, 2000, there were approximately 556 holders of record of our common stock.


     We have not paid cash dividends since 1986, and do not anticipate doing so in the foreseeable future. We presently anticipate that all of our future earnings will be retained for the development of our business. The payment of any future dividends will be at our board of directors' discretion and will be based on our future earnings, financial condition, capital requirements and other relevant factors.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                         CHECKFREE HOLDINGS CORPORATION

     Our selected consolidated financial data for the fiscal year ended June 30, 1997 and as of and for the fiscal years ended June 30, 1998 and 1999, have been derived from our audited consolidated financial statements, included elsewhere in this information statement/prospectus. Our selected consolidated financial data as of and for the fiscal year ended December 31, 1994 and 1995, as of and for the six months ended June 30, 1996, and as of June 30, 1997, have been derived from our audited consolidated financial statements, which we have not included in this information statement/prospectus. The selected and consolidated financial data as of and for each of the six month periods ended December 31, 1998, and 1999 are derived from unaudited financial statements included in this information statement/prospectus which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the interim periods. The selected consolidated financial data for the twelve months ended June 30, 1996, are derived from unaudited consolidated financial statements which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the respective period. You should read the selected consolidated financial data provided below in conjunction with the section of this information statement/prospectus entitled, "Management's Discussion and Analysis of Financial Condition and Results of Operations" and our Consolidated Financial Statements and the related Notes contained elsewhere in this information statement/prospectus.

                                                                                                                  SIX MONTHS
                                  YEAR ENDED       SIX MONTHS                    YEAR ENDED                          ENDED
                                 DECEMBER 31,        ENDED                        JUNE 30,                       DECEMBER 31,
                               -----------------    JUNE 30,                --------------------              -------------------
                                1994      1995        1996      1996 (1)      1997        1998       1999       1998       1999
                               -------   -------   ----------   ---------   ---------   --------   --------   --------   --------
                                                            (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS:
Revenues:
  Processing, servicing and
    merchant discount........  $38,282   $49,330   $  33,305    $  59,053   $ 104,522   $159,255   $201,059   $ 93,575   $120,931
  License fees...............       --        --      10,970       10,970      33,088     28,952     15,975      6,412      6,197
  Maintenance fees...........       --        --       1,978        1,978      22,567     25,848     17,746      9,202      8,956
  Other......................      984        --       4,787        4,788      16,268     19,809     15,351      7,230      5,905
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
        Total revenues.......   39,266    49,330      51,040       76,789     176,445    233,864    250,131    116,419    141,989
Expenses:
  Cost of processing,
    servicing and support....   24,212    30,258      35,438       51,236     102,721    129,924    146,704     71,457     86,889
  Research and development...    4,724     6,876       9,907       13,765      32,869     36,265     21,085     12,157     15,110
  Sales and marketing........    4,427     7,242      17,167       21,349      32,670     28,839     32,354     15,232     18,577
  General and
    administrative...........    2,598     4,134       7,338        9,598      18,707     20,677     31,466     14,358     19,287
  Depreciation and
    amortization.............    1,922     2,485       6,997        8,246      24,919     24,999     24,630     11,999     14,756
  In-process research and
    development (2)..........       --        --     122,358      122,358     140,000        719      2,201         --         --
  Charge for stock warrants
    (3)......................       --        --          --           --          --     32,827         --         --         --
  Exclusivity amortization
    (4)......................       --        --          --           --       5,958      2,963         --         --         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
        Total expenses.......   37,883    50,995     199,205      226,552     357,844    277,213    258,440    125,203    154,629
Net gain on dispositions of
  assets (5).................       --        --          --           --       6,250     36,173      4,576      3,914         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) from
  operations.................    1,383    (1,665)   (148,165)    (149,763)   (175,149)    (7,176)    (3,733)    (4,870)   (12,640)
Interest:
  Income.....................      298     2,135       1,659        3,104       2,153      3,464      2,799      1,585      1,437
  Expense....................     (795)     (645)       (325)        (484)       (834)      (632)      (618)      (366)    (1,294)
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) before income
  taxes......................      886      (175)   (146,831)    (147,143)   (173,830)    (4,344)    (1,552)    (3,651)   (12,497)
Income tax expense (benefit)
  (6)........................      400        40      (8,628)      (8,650)    (12,017)      (641)   (12,009)   (13,558)    (4,592)
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
Income (loss) before
  extraordinary item.........      486      (215)   (138,203)    (138,493)   (161,813)    (3,703)    10,457      9,907     (7,905)
Extraordinary item...........       --        --        (364)        (364)         --         --         --         --         --
                               -------   -------   ---------    ---------   ---------   --------   --------   --------   --------
  Net income (loss)..........  $   486   $  (215)  $(138,567)   $(138,857)  $(161,813)  $ (3,703)  $ 10,457   $  9,907   $ (7,905)
                               =======   =======   =========    =========   =========   ========   ========   ========   ========
Basic income (loss) per
  common share before
  extraordinary item (7).....  $  0.02   $ (0.01)  $   (3.69)   $   (4.14)  $   (3.44)  $  (0.07)  $   0.20   $   0.19   $  (0.15)
Basic income (loss) per
  common share (7)...........  $  0.02   $ (0.01)  $   (3.70)   $   (4.15)  $   (3.44)  $  (0.07)  $   0.20   $   0.19   $  (0.15)
Basic equivalent number of
  shares outstanding (7).....   25,232    28,219      37,450       33,435      46,988     55,087     52,444     53,419     52,023
Diluted income (loss) per
  common share before
  extraordinary item (7).....  $  0.02   $ (0.01)  $   (3.69)   $   (4.14)  $   (3.44)  $  (0.07)  $   0.18   $   0.18   $  (0.15)
Diluted income (loss) per
  common share (7)...........  $  0.02   $ (0.01)  $   (3.70)   $   (4.15)  $   (3.44)  $  (0.07)  $   0.18   $   0.18   $  (0.15)
Diluted equivalent number of
  shares outstanding (7).....   27,103    28,219      37,420       33,435      46,988     55,087     56,529     54,664     52,023

                                       AS OF                            AS OF                            AS OF
                                    DECEMBER 31,                      JUNE 30,                       DECEMBER 31,
                                 ------------------              -------------------              -------------------
                                  1994       1995       1996       1997       1998       1999       1998       1999
                                 -------   --------   --------   --------   --------   --------   --------   --------
BALANCE SHEET DATA:
Cash and cash equivalents......  $ 2,209   $ 63,840   $ 20,987   $ 32,086   $ 36,535   $ 12,446   $ 36,535   $152,779
Working capital................   11,399     81,792     45,496     20,002     78,238     24,245     39,285    159,679
Total assets...................   30,512    115,642    196,230    223,836    250,112    252,761    218,105    457,728
Convertible notes (8)..........       --         --         --         --         --         --         --    172,500
Long-term obligations, less
  current portion..............    8,213      7,282      8,324      8,401      6,467      3,882      6,816        906
Total stockholders' equity.....   16,372     99,325    137,675    148,644    183,854    186,903    165,226    202,378

---------------

(1) On April 19, 1996, we elected to change our fiscal year end from December 31 to June 30. To assist in the analysis of the selected consolidated financial data, unaudited results for the twelve months ended June 30, 1996 are provided.

(2) In connection with the acquisitions of Intuit Services Corporation in January 1997, Advanced Mortgage Technologies, Inc. in October 1997 and Mobius Group, Inc. in March 1999, we recorded charges to expense of $140.0 million, $0.7 million, and $2.2 million, respectively, for acquired in-process research and development that were determined to have no future value. See Note 2 to the audited consolidated financial statements contained elsewhere in this information statement/prospectus.

(3) The $32.4 million and $0.4 million charges for stock warrants in the fiscal year ended June 30, 1998 resulted from the vesting of warrants related to a ten year processing agreement with Integrion and to a consulting agreement with a third party, respectively. See Note 15 to the audited consolidated financial statements contained elsewhere in this information statement/prospectus.

(4) In connection with an exclusivity arrangement entered into upon our acquisition of Intuit Services Corporation in January 1997, we recorded amortization expense of $6.0 million for the fiscal year ended June 30, 1997 and $3.0 million for the fiscal year ended June 30, 1998.

(5) The $6.3 million net gain on dispositions of assets in the year ended June 30, 1997 resulted from the March 1997 sale of our credit card business. The $36.2 million net gain in the year ended June 30, 1998 resulted from the sales of our recovery management business in August 1997, our item processing business in March 1998 and our electronic banking and wire businesses in April 1998. The resulting gains from these sales were $28.2 million, $3.2 million, and $14.7 million, respectively. The gains were offset by losses on the sale of the leasing business, discontinuation of the web investor business and write-offs of equipment. The resulting losses were $4.7 million, $1.0 million and $4.2 million, respectively. The $28.4 million net gain in the nine months ended March 31, 1998 resulted from the $28.2 million gain on the August 1997 sale of our recovery management business, the $3.2 million gain on the March 1998 sale of our item processing business, and the $3.0 million write-off of equipment and capitalized costs.

(6) In connection with the creation of a special purpose subsidiary to administer our employee medical benefits program, we recorded a one-time tax benefit of approximately $12.2 million during the quarter ended December 31, 1998. See Note 7 to the audited consolidated financial statements contained elsewhere in this information statement/prospectus.

(7) The earnings per share amounts prior to the fiscal year ended June 30, 1998 have been restated to comply with Statement of Financial Accounting Standards No. 128 "Earnings per Share" as required. For further discussion of earnings per share and the impact of Statement 128, see Note 1 to the audited consolidated financial statements contained elsewhere in this information statement/prospectus.

(8) In November 1999, we issued $172.5 million of 6 1/2% convertible subordinated notes that are due on December 1, 2006. Interest on the notes is payable on June 1 and December 1 annually, commencing on June 1, 2000. The notes may be converted, at the holder's option, into 13.6612 shares of our common stock per note and we may redeem the notes at any time on or after December 1, 2002.

               SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
                          BLUEGILL TECHNOLOGIES, INC.

     The following selected financial data for the years ended December 31, 1997, 1998 and 1999 should be read in conjunction with the consolidated financial statements and the related notes, which have been audited by Arthur Andersen LLP, independent public accountants, included elsewhere in this information statement/prospectus, and with "BlueGill Technologies, Inc. -- Management's Discussion and Analysis of Results of Operations and Financial Condition." The data provided below for the years ended December 31, 1997, 1998 and 1999 are derived from, and are qualified by reference to, the audited financial statements of BlueGill included elsewhere in this information statement/prospectus and should be read in conjunction with those financial statements and the related notes. The selected financial data for the period ended December 31, 1996 were derived from the unaudited financial information obtained from BlueGill.

                                        PERIOD FROM
                                         INCEPTION
                                         (SEPTEMBER
                                         20, 1996)
                                          THROUGH
                                        DECEMBER 31,              YEARS ENDED DECEMBER 31,
                                      ----------------    ----------------------------------------
                                            1996             1997          1998           1999
                                      ----------------    ----------    -----------    -----------
                                        (UNAUDITED)                      (AUDITED)
STATEMENT OF OPERATIONS DATA:
Revenues............................     $      --        $  422,500    $ 1,474,678    $ 5,396,967
Cost of revenues....................            --            74,000        218,095        533,965
                                         ---------        ----------    -----------    -----------
  Gross profit......................            --           348,500      1,256,583      4,863,002
Operating expenses:
  Research and development..........        53,264           479,938        894,944      2,123,192
  Selling, general and
     administrative.................       129,126           845,198      2,416,938     10,290,279
                                         ---------        ----------    -----------    -----------
     Total operating expenses.......       182,390         1,325,136      3,311,882     12,413,471
     Loss from operations...........                        (976,636)    (2,055,299)    (7,550,469)
Interest income.....................         3,329            11,471        148,167        482,650
Interest expense....................          (100)          (22,177)       (36,295)       (29,458)
Provision (benefit) for income
  taxes.............................            --                --             --             --
                                         ---------        ----------    -----------    -----------
Net loss............................     $(179,161)       $ (987,342)   $(1,943,427)   $(7,097,277)
                                         =========        ==========    ===========    ===========
Net loss per share..................     $   (0.05)       $    (0.22)   $     (0.41)   $     (1.43)
Weighted average common shares......     3,900,000         4,530,340      4,766,000      4,969,736

                                                          AS OF DECEMBER 31,
                                     -------------------------------------------------------------
                                           1996              1997          1998           1999
                                     -----------------    ----------    -----------    -----------
                                        (UNAUDITED)                      (AUDITED)
BALANCE SHEET DATA:
Cash...............................     $  251,508        $   98,528    $ 4,111,200    $17,039,531
Working capital....................        200,305          (321,260)     4,079,462     15,561,223
     Total assets..................        274,384           409,267      4,867,052     20,258,540
Redeemable preferred stock.........             --                --      6,468,387     25,963,387
     Total stockholders' equity
       (deficit)...................        223,181          (266,521)    (2,141,085)    (9,135,145)

   SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF THE TRANSPOINT ENTITIES

     The following selected consolidated financial data of TransPoint as of and for the period June 18, 1997 (inception) to July 3, 1998 and as of and for year ended July 2, 1999, have been derived from audited consolidated financial statements, included elsewhere in this information statement/prospectus. The selected and consolidated financial data for the six month period ended December 31, 1998 and as of and for the six month period ended December 31, 1999 are derived from unaudited financial statements included in this information statement/prospectus which, in the opinion of management, reflect all adjustments necessary for a fair presentation of the results for the interim periods. You should read the selected consolidated financial data provided below in conjunction with the TransPoint consolidated financial statements and related notes thereto contained elsewhere in this information statement/prospectus.

                                      PERIOD FROM
                                       INCEPTION
                                    (JUNE 18, 1997)                          SIX MONTHS ENDED
                                        THROUGH         YEAR ENDED             DECEMBER 31,
                                        JULY 3,          JULY 2,       ----------------------------
                                         1998              1999            1998            1999
                                    ---------------    ------------    ------------    ------------
STATEMENT OF OPERATIONS DATA:
Revenues..........................   $         --      $         --    $         --    $      3,060
Operating expenses:
  Product development.............     10,032,522        26,599,520      11,901,143       1,520,976
  Selling, general and
     administrative...............      5,839,118        18,637,762       7,282,878      18,292,485
                                     ------------      ------------    ------------    ------------
     Total operating expense......     15,871,640        45,197,282      19,184,021      19,813,461
Other expense.....................        (18,118)         (463,632)        (22,832)       (911,449)
                                     ------------      ------------    ------------    ------------
       Loss before minority
          interest................    (15,853,522)      (44,733,650)    (19,161,189)    (18,898,952)
Minority interest.................             --        (2,063,542)             --      (2,875,506)
                                     ------------      ------------    ------------    ------------
Net loss..........................   $(15,853,522)     $(42,670,108)   $(19,161,189)   $(16,023,446)
                                     ============      ============    ============    ============

                                                 AS OF
                                    -------------------------------                       AS OF
                                        JULY 3,          JULY 2,                       DECEMBER 31,
                                         1998              1999                            1999
                                    ---------------    ------------                    ------------
BALANCE SHEET DATA:
Cash and cash equivalents.........   $         --      $ 51,113,749                    $ 19,837,565
Working capital...................     (6,514,307)       34,232,286                       6,160,130
     Total assets.................      1,660,852        52,824,291                      30,721,311
Minority interest.................             --       (45,936,458)                    (43,060,952)
     Total members' capital
       deficiency.................     (4,853,455)       (9,993,630)                    (26,017,076)

                UNAUDITED PRO FORMA COMBINING FINANCIAL DATA OF
                        CHECKFREE HOLDINGS CORPORATION,
            BLUEGILL TECHNOLOGIES, INC. AND THE TRANSPOINT ENTITIES

     The following table summarizes the unaudited pro forma combining financial data, giving effect to the mergers, which will be accounted for as purchases, as if they had occurred on December 31, 1999, for balance sheet presentation purposes and as of July 1, 1998, for statement of operations presentation purposes, and the pro forma adjustments described in the Notes to the Unaudited Pro Forma Condensed Combining Financial Information. The BlueGill and TransPoint financial data included in the pro forma amounts are for the twelve months ended June 30, 1999, and for the six months ended December 31, 1999. You should read this information in conjunction with:

     - the historical financial statements of CheckFree, BlueGill, and TransPoint including the respective notes to these statements, which we have included elsewhere in this information statement/prospectus, and

     - the consolidated historical financial data for CheckFree, BlueGill and TransPoint, and the other pro forma information, including the related notes, which are included elsewhere in this information statement/prospectus.

     For additional information, you should refer to the sections of this document entitled "Recent Developments" and "Unaudited Pro Forma Condensed Combining Financial Information."

     The pro forma financial data are not necessarily indicative of the future financial position or future results of operations of the combined companies, or the financial position or results of operations of the companies that would have actually occurred had the merger been consummated at the dates specified.

                  UNAUDITED PRO FORMA COMBINING FINANCIAL DATA

                                                                        CHECKFREE, BLUEGILL, AND
                                                   CHECKFREE                   TRANSPOINT
                                               HISTORICAL AMOUNTS          COMBINING PRO FORMA
                                            ------------------------    -------------------------
                                              YEAR       SIX MONTHS       YEAR        SIX MONTHS
                                             ENDED         ENDED          ENDED         ENDED
                                            JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                              1999          1999          1999           1999
                                            --------    ------------    ---------    ------------
                                                  (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA:
Operating revenues........................  $250,131      $141,989      $ 253,621     $  145,069
Income (loss) from operations.............    (3,733)      (12,640)      (485,050)      (231,717)
Income (loss) before income taxes.........    (1,552)      (12,497)      (482,211)      (230,266)
Net income (loss).........................    10,457        (7,905)      (381,861)      (190,504)
COMMON SHARE DATA:
Basic income (loss) per common share......  $   0.20      $  (0.15)     $   (5.26)    $    (2.64)
Basic equivalent number of shares
  outstanding.............................    52,444        52,023         72,649         72,228
Diluted income (loss) per common share....  $   0.18      $  (0.15)     $   (5.26)    $    (2.64)
Diluted equivalent number of shares
  outstanding.............................    56,529        52,023         72,649         72,228

                                             JUNE 30,    DECEMBER 31,                 DECEMBER 31,
                                               1999          1999                         1999
                                             --------    ------------                 ------------
BALANCE SHEET DATA:
Current assets.............................  $ 82,685      $236,761                    $  375,590
     Total assets..........................   252,761       457,728                     2,434,981
Current liabilities........................    58,440        77,082                       187,586
Long-term obligations, less current
  portion..................................     7,418       178,268                       178,268
     Total stockholders' equity............   186,903       202,378                     1,847,046

                                              CHECKFREE AND BLUEGILL     CHECKFREE AND TRANSPOINT
                                               COMBINING PRO FORMA          COMBINING PRO FORMA
                                             ------------------------    -------------------------
                                               YEAR       SIX MONTHS       YEAR        SIX MONTHS
                                              ENDED         ENDED          ENDED         ENDED
                                             JUNE 30,    DECEMBER 31,    JUNE 30,     DECEMBER 31,
                                               1999          1999          1999           1999
                                             --------    ------------    ---------    ------------
STATEMENT OF OPERATIONS DATA:
Operating revenues.........................  $253,621      $145,066      $ 250,131     $  141,992
Income (loss) from operations..............   (80,851)      (46,907)      (407,931)      (197,450)
Income (loss) before income taxes..........   (78,476)      (46,367)      (405,286)      (196,396)
Net income (loss)..........................   (57,246)      (40,365)      (314,157)      (158,044)
COMMON SHARE DATA:
Basic income (loss) per common share.......  $  (1.03)     $  (0.73)     $   (4.52)    $    (2.29)
Basic equivalent number of shares
  outstanding..............................    55,649        55,228         69,444         69,023
Diluted income (loss) per common share.....  $  (1.03)     $  (0.73)     $   (4.52)    $    (2.29)
Diluted equivalent number of shares
  outstanding..............................    55,649        55,228         69,444         69,023

                                                         DECEMBER 31,                 DECEMBER 31,
                                                             1999                         1999
                                                         ------------                 ------------
BALANCE SHEET DATA:
Current assets.............................                $255,753                    $  356,598
     Total assets..........................                 774,696                     2,118,013
Current liabilities........................                  90,789                       173,879
Long-term obligations, less current
  portion..................................                 178,268                       178,268
     Total stockholders' equity............                 497,638                     1,551,786

         UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     The following unaudited pro forma condensed combining financial information for CheckFree gives effect to:

     - The combined proposed acquisition by CheckFree of both BlueGill Technologies, Inc. and the TransPoint business using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The historical financial information has been derived from the respective historical financial statements of CheckFree, BlueGill and TransPoint, and should be read in conjunction with the financial statements and the related notes included elsewhere in this information statement/prospectus.

     - The proposed acquisition by CheckFree of BlueGill using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The historical information has been derived from the respective historical financial statements of CheckFree and BlueGill and should be read in conjunction with the financial statements and the related notes included in this information statement/prospectus.

     - The proposed acquisition by CheckFree of the TransPoint business using the purchase method of accounting, based on preliminary allocations of the total estimated purchase price. The historical information has been derived from the respective historical financial statements of CheckFree and TransPoint and should be read in conjunction with the financial statements and the related notes included in this information statement/prospectus.

     The unaudited pro forma condensed combining balance sheets have been prepared assuming the respective mergers took place as of December 31, 1999 and allocate the total estimated purchase prices to the fair values of assets and liabilities of the acquired companies based on preliminary valuations.

     The unaudited pro forma condensed combining statements of operations combine CheckFree's, BlueGill's and TransPoint's historical statements of operations and give effect to the acquisitions, excluding the immediate write-off of estimated in-process research and development costs and including the amortization of goodwill and other intangible assets resulting from the acquisitions, as if they occurred on July 1, 1998, the beginning of the earliest period presented.

     The total estimated purchase prices of BlueGill and TransPoint have been allocated on a preliminary basis to assets and liabilities based on management's estimates of their fair values with the excess costs over the net assets acquired allocated to goodwill and other intangible assets. These allocations are subject to change pending a final determination and analysis of the total purchase prices and the fair values of the assets acquired and liabilities assumed. The impact of these changes could be material.

     The unaudited pro forma condensed combining financial information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial condition that would have actually occurred if the acquisitions, either individually or combined, had been completed as of the dates indicated, nor is it necessarily indicative of the future operating results or financial position of the combined companies. The pro forma adjustments are based on the information available as of the date of this information statement/prospectus.

                         CHECKFREE HOLDINGS CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                   WITH BLUEGILL AND THE TRANSPOINT ENTITIES
                            AS OF DECEMBER 31, 1999

                                               HISTORICAL AMOUNTS
                                        ---------------------------------    PRO FORMA
                                        CHECKFREE   BLUEGILL   TRANSPOINT   ADJUSTMENTS      TOTAL
                                        ---------   --------   ----------   -----------    ----------
                                                               (IN THOUSANDS)
ASSETS:
Current Assets:
  Cash and cash equivalents...........  $ 152,779   $ 17,040    $ 19,837    $  100,000(1)  $  289,656
  Investments.........................     17,015         --          --            --         17,015
  Accounts receivable, net............     46,780      1,804          --            --         48,584
  Prepaid expenses and other assets...     11,863        148          --            --         12,011
  Deferred income taxes...............      8,324         --          --            --          8,324
                                        ---------   --------    --------    ----------     ----------
       Total current assets...........    236,761     18,992      19,837       100,000        375,590
Property and equipment, net...........     80,416      1,265       1,445            --         83,126
Capitalized software, net.............     21,584         --       9,439       202,061(1)     221,184
                                                                               (11,900)(2)
Goodwill, net.........................     30,559         --          --     1,059,312(1)   1,089,871
Other intangible assets, net..........     12,795         --          --       576,800(1)     589,595
Investments...........................     31,663         --          --            --         31,663
Deferred income taxes.................     31,095         --          --            --         31,095
Other noncurrent assets...............     12,855          2          --            --         12,857
                                        ---------   --------    --------    ----------     ----------
       Total assets...................  $ 457,728   $ 20,259    $ 30,721    $1,926,273     $2,434,981
                                        =========   ========    ========    ==========     ==========
LIABILITIES AND STOCKHOLDERS' EQUITY:
Current liabilities:
  Accounts payable....................  $   8,679   $  1,234    $ 12,181    $       --     $   22,094
  Line of credit......................         --        556          --            --            556
  Accrued liabilities.................     37,494        969       1,246         3,855(1)      44,764
                                                                                 1,200(3)
  Deferred income taxes...............         --         --          --        88,341(1)      88,341
  Current portion of long-term
     obligations......................      5,069         --          --            --          5,069
  Deferred revenue....................     25,840        672         250            --         26,762
                                        ---------   --------    --------    ----------     ----------
       Total current liabilities......     77,082      3,431      13,677        93,396        187,586
Accrued rent and other................      4,862         --          --            --          4,862
Obligations under capital leases --
  less current portion................        906         --          --            --            906
Convertible subordinated notes........    172,500         --          --            --        172,500
Minority interest.....................         --         --      43,061       (43,061)(1)         --
Deferred income taxes.................         --         --          --       222,081(1)     222,081
                                        ---------   --------    --------    ----------     ----------
       Total liabilities..............    255,350      3,431      56,738       272,416        587,935
Redeemable preferred stock............         --     25,963          --       (25,963)(1)         --
Stockholders' equity:
  Common stock........................        524          6          --           196(1)         726
  Additional paid-in capital..........    504,058      1,698          --     1,655,868(1)   2,160,424
                                                                                (1,200)(3)
  Other...............................       (299)      (632)         --           632(1)        (299)
  Member's capital deficiency.........         --         --     (26,017)       26,017(1)          --
  Accumulated deficit.................   (301,905)   (10,207)         --        10,207(1)    (313,805)
                                                                               (11,900)(2)
                                        ---------   --------    --------    ----------     ----------
       Total stockholders' equity.....    202,378     (9,135)    (26,017)    1,679,820      1,847,046
                                        ---------   --------    --------    ----------     ----------
          Total liabilities and
            stockholders' equity......  $ 457,728   $ 20,259    $ 30,721    $1,926,273     $2,434,981
                                        =========   ========    ========    ==========     ==========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                   WITH BLUEGILL AND THE TRANSPOINT ENTITIES
                        FOR THE YEAR ENDED JUNE 30, 1999

                                              HISTORICAL AMOUNTS
                                       ---------------------------------    PRO FORMA
                                       CHECKFREE   BLUEGILL   TRANSPOINT   ADJUSTMENTS       TOTAL
                                       ---------   --------   ----------   -----------     ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing...........  $201,059    $    --     $     --     $      --      $ 201,059
  License fees.......................    15,975      2,517           --            --         18,492
  Maintenance fees...................    17,746         48           --            --         17,794
  Other..............................    15,351        925           --            --         16,276
                                       --------    -------     --------     ---------      ---------
          Total revenues.............   250,131      3,490           --            --        253,621
Expenses:
  Cost of processing, servicing and
     support.........................   146,704        969        3,062            --        150,735
  Research and development...........    21,085      1,457       26,560            --         49,102
  Sales and marketing................    32,354      2,318       11,302            --         45,974
  General and administrative.........    31,466      2,045        2,404            --         35,915
  Depreciation and amortization......    24,630        106        1,870       432,714(4)     459,320
  In-process research and
     development.....................     2,201         --           --            --          2,201
                                       --------    -------     --------     ---------      ---------
          Total expenses.............   258,440      6,895       45,198       432,714        743,247
  Net gain on dispositions of
     assets..........................     4,576         --           --            --          4,576
                                       --------    -------     --------     ---------      ---------
Loss from operations.................    (3,733)    (3,405)     (45,198)     (432,714)      (485,050)
Other:
  Minority interest..................        --         --        2,064        (2,064)(5)         --
  Interest, net......................     2,181        194          464            --          2,839
                                       --------    -------     --------     ---------      ---------
Loss before income taxes.............    (1,552)    (3,211)     (42,670)     (434,778)      (482,211)
Income tax benefit...................   (12,009)        --                    (88,341)(4)   (100,350)
                                       --------    -------     --------     ---------      ---------
Net income (loss)....................  $ 10,457    $(3,211)    $(42,670)    $(346,437)     $(381,861)
                                       ========    =======     ========     =========      =========
Basic earnings (loss) per share:
  Net income (loss) per common
     share...........................  $   0.20                                            $   (5.26)
                                       ========                                            =========
  Equivalent number of shares........    52,444                                20,205(1)      72,649
                                       ========                             =========      =========
Diluted earnings (loss) per share:
  Net income (loss) per common
     share...........................  $   0.18                                            $   (5.26)
                                       ========                                            =========
  Equivalent number of shares........    56,529                                16,120(6)      72,649
                                       ========                             =========      =========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION

        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                   WITH BLUEGILL AND THE TRANSPOINT ENTITIES
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

                                              HISTORICAL AMOUNTS
                                       ---------------------------------    PRO FORMA
                                       CHECKFREE   BLUEGILL   TRANSPOINT   ADJUSTMENTS       TOTAL
                                       ---------   --------   ----------   -----------     ---------
                                                 (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing...........  $120,931    $    --     $      3     $      --      $ 120,934
  License fees.......................     6,197      2,231           --            --          6,428
  Maintenance fees...................     8,956        224           --            --          9,180
  Other..............................     5,905        622           --            --          6,527
                                       --------    -------     --------     ---------      ---------
          Total revenues.............   141,989      3,077            3            --        145,069
Expenses:
  Cost of processing, servicing and
     support.........................    86,899        789        7,616            --         95,304
  Research and development...........    15,110      1,226        1,521            --         17,857
  Sales and marketing................    18,577      3,132        7,799            --         29,508
  General and administrative.........    19,287      3,193        1,267            --         23,747
  Depreciation and amortization......    14,756        147        1,610       193,857(4)     210,370
  In-process research and
     development.....................        --         --           --            --             --
                                       --------    -------     --------     ---------      ---------
          Total expenses.............   154,629      8,487       19,813       193,857        376,786
  Net gain on dispositions of
     assets..........................        --         --                         --             --
                                       --------    -------     --------     ---------      ---------
Loss from operations.................   (12,640)    (5,410)     (19,810)     (193,857)      (231,717)
Other:
  Minority interest..................        --         --        2,876        (2,876)(5)         --
  Interest, net......................       143        397          911            --          1,451
                                       --------    -------     --------     ---------      ---------
Loss before income taxes.............   (12,497)    (5,013)     (16,023)     (196,733)      (230,266)
Income tax benefit...................    (4,592)        --           --       (35,170)(4)    (39,762)
                                       --------    -------     --------     ---------      ---------
Net income (loss)....................  $ (7,905)   $(5,013)    $(16,023)    $(161,563)     $(190,504)
                                       ========    =======     ========     =========      =========
Basic earnings (loss) per share:
  Net income (loss) per common
     share...........................  $  (0.15)                                           $   (2.64)
                                       ========                                            =========
  Equivalent number of shares........    52,023                                20,205(1)      72,228
                                       ========                             =========      =========
Diluted earnings (loss) per share:
  Net income (loss) per common
     share...........................  $  (0.15)                                           $   (2.64)
                                       ========                                            =========
  Equivalent number of shares........    52,023                                20,205(1)      72,228
                                       ========                             =========      =========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                   WITH BLUEGILL AND THE TRANSPOINT ENTITIES

     1. Adjustment to reflect the issuance of CheckFree common stock, options and related direct acquisition expenses as the total purchase price for the net assets of BlueGill and TransPoint, and the elimination of BlueGill's redeemable preferred stock and stockholders' equity and the revaluation of TransPoint's capitalized software costs and the elimination of TransPoint's minority interest and member's capital deficiency. The fair market values of intangible assets are preliminary estimates based on independent appraisals and current facts and circumstances. The final value of intangible assets will change with any change in the final purchase price of either BlueGill or TransPoint or both and any resulting change could be material.

                                                                   (IN THOUSANDS)
                                                                   --------------
Cash........................................................  $  100,000
Capitalized software, net...................................     202,061
Goodwill, net...............................................   1,059,312
Other intangible assets, net................................     576,800
BlueGill redeemable preferred stock.........................      25,963
BlueGill common stock.......................................           6
BlueGill additional paid in capital.........................       1,698
TransPoint minority interest................................      43,061
  CheckFree common stock....................................                $      202
  CheckFree additional paid in capital......................                 1,657,566
  BlueGill accumulated deficit..............................                    10,207
  BlueGill other equity.....................................                       632
  TransPoint member's capital deficiency....................                    26,017
  Current deferred income tax liability.....................                    88,341
  Long-term deferred income tax liability...................                   222,081
  Accrued acquisition expenses..............................                     3,855
                                                              ----------    ----------
       Totals...............................................  $2,008,901    $2,008,901
                                                              ==========    ==========

     The following chart indicates the components of the estimated purchase prices of the acquisitions inherent in the adjusting entry:

                                                   BLUEGILL      TRANSPOINT      COMBINED
                                                  ACQUISITION    ACQUISITION      TOTAL
                                                  -----------    -----------    ----------
                                                               (IN THOUSANDS)
CheckFree common stock........................     $298,244      $1,350,083     $1,684,327
Issuance of CheckFree options.................        9,441              --          9,441
TransPoint cash infusion......................           --        (100,000)      (100,000)
Estimated direct acquisition costs............          530           3,325          3,855
                                                   --------      ----------     ----------
          Total estimated purchase price......     $308,215      $1,253,408     $1,561,623
                                                   ========      ==========     ==========

     The combined estimated purchase price will be issued in exchange for the net assets of BlueGill and TransPoint on their respective closing dates.

     The purchase price of BlueGill reflects the assumed issuance of 3,205,128 shares of our common stock at $93.05 per share which is the average closing price of our stock for the three trading days preceding and the three trading days following the announcement of the acquisition. Under the terms of the merger agreement, we are also issuing an estimated 243,263 CheckFree options to replace unvested BlueGill options. The value of the assumed CheckFree option grant is based on a Black-Scholes valuation model assuming a $93.05 stock price, an average strike price of $2.18, an average life of 2.9 years, a risk-free interest rate of 6.47% and volatility of 70%. The option value will vary from this estimate based on option grants and cancellations, resulting changes in the average strike price, changes in the fair market value of our stock, and changes in the risk-free rate and volatility of our stock between the date of this information statement/prospectus and the closing of the merger.

     The purchase price of TransPoint reflects the assumed issuance of 17,000,000 shares of our common stock at $79.42 per share, which is the average end of day price of our stock for the three trading days preceding and the three days following the announcement of the acquisition. Under the terms of the merger and contribution agreement, TransPoint is to be funded with $100 million in cash immediately prior to the closing of the transaction.

     The following table provides the preliminary allocation of the purchase price inherent in the adjusting entry:

                                                   BLUEGILL      TRANSPOINT
                                                  ACQUISITION    ACQUISITION     COMBINED
                                                  -----------    -----------    ----------
                                                               (IN THOUSANDS)
In process research and development.............   $ 11,900      $       --     $   11,900
Current technologies and products...............     14,600         185,000        199,600
                                                   --------      ----------     ----------
     Sub-total capitalized software, net........     26,500         185,000        211,500
Goodwill, net...................................    253,309         806,003      1,059,312
Other intangible assets:
  Workforce in place............................      2,600              --          2,600
  Customer list.................................     10,200          25,000         35,200
  Tradename.....................................     14,800          29,000         43,800
  Strategic agreements..........................         --         494,000        494,000
  Covenants not to compete......................      1,200              --          1,200
                                                   --------      ----------     ----------
     Sub-total other intangible assets..........     28,800         548,000        576,800
Deferred income taxes...........................    (17,222)       (293,200)      (310,422)
Net assets of respective company:
  Cash and cash equivalents.....................     17,040          19,838         36,878
  Property and equipment........................      1,265           1,445          2,710
  Other, net....................................     (1,477)        (13,678)       (15,155)
                                                   --------      ----------     ----------
     Sub-total net assets.......................     16,828           7,605         24,433
                                                   --------      ----------     ----------
     Total purchase price.......................   $308,215      $1,253,408     $1,561,623
                                                   ========      ==========     ==========

     Details of specific technologies and the related useful lives of all intangible assets are described in the Notes to Unaudited Pro Forma Condensed Combining Financial Information for CheckFree and BlueGill on page 45 and CheckFree and TransPoint on page 55.

     2. Adjustment to write off the balance of in-process research and development. As the amounts are non-deductible for federal and state tax purposes, there is no related income tax benefit resulting from the charge. Refer to Note B in the Notes to Unaudited Pro Forma Condensed Combining Financial Information for CheckFree and BlueGill on page 47 and CheckFree and TransPoint on page 57 for a detailed description of in-process research and development for the respective acquisition. The amount of in-process research and development is $11.9 million for BlueGill and $0 million for TransPoint.

                                                     (IN THOUSANDS)
Accumulated deficit..............................  $11,900
  Capitalized software, net......................             $11,900

     3. Adjustment to accrue the cost of registering CheckFree shares to be issued for BlueGill of $525,000 and for TransPoint of $675,000.

                                                      (IN THOUSANDS)
Additional paid-in capital.........................  $1,200
  Accrued liabilities..............................            $1,200

     4. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired.

                                          BLUEGILL    TRANSPOINT     COMBINED ADJUSTMENT
                                          --------    ----------    ----------------------
                                                           (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization...........  $73,713      $359,001      $432,714
Current deferred income tax liability...    9,221        79,120        88,341
  Capitalized software, net.............    4,145        61,667                   $ 65,812
  Goodwill, net.........................   50,662       161,201                    211,863
  Other intangible assets, net..........   18,906       136,133                    155,039
  Income tax benefit....................    9,221        79,120                     88,341
                                                                     --------     --------
     Total..............................                             $521,055     $521,055
                                                                     ========     ========
SIX MONTHS ENDED DECEMBER 31, 1999
Depreciation and amortization...........  $28,857      $165,000      $193,857
Current deferred income tax liability...    1,410        33,760        35,170
  Capitalized software, net.............    1,453        30,833                   $ 32,286
  Goodwill, net.........................   25,331        80,600                    105,931
  Other intangible assets, net..........    2,073        53,567                     55,640
  Income tax benefit....................    1,410        33,760                     35,170
                                                                     --------     --------
     Total..............................                             $229,027     $229,027
                                                                     ========     ========

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     5. Adjustment to reflect the elimination of minority interest recorded in the period due to the acquisition of all of the ownership interest in TransPoint by CheckFree.

     6. When combined with BlueGill's historical loss, TransPoint's historical loss and the combined pro forma adjustments, the historical CheckFree net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for both BlueGill and TransPoint.

                                                          (IN THOUSANDS)
CheckFree common shares issued for:
  TransPoint............................................      17,000
  BlueGill..............................................       3,205
Potentially dilutive securities:
  Options and warrants..................................      (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding...........      16,120
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisitions of BlueGill and TransPoint; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The Unaudited Pro Forma Condensed Combining Balance Sheet of CheckFree, BlueGill and TransPoint has been prepared as if the mergers were completed as of December 31, 1999 and were accounted for as purchases.

     The number of CheckFree common shares to be issued in the BlueGill merger will depend on a number of factors as specified in Note F in the Notes to Unaudited Pro Forma Condensed Combining information with BlueGill on page 51. We have assumed for purposes of these pro forma financial statements that 3,205,128 shares of CheckFree common stock will be issued with a fair market value of $93.05 per share. The excess of fair value over the strike price of options issued per the merger agreement carry a value of $9,441,000. We expect to incur $530,000 of direct acquisition costs. The total purchase price of $308,215,128 was allocated to the assets acquired and liabilities assumed based on BlueGill's December 31, 1999 balance sheet.

     We will issue 17,000,000 shares of our common stock at an assumed value of $79.42 for the net assets of TransPoint. Under the merger and contribution agreement, TransPoint is to be funded with $100 million of cash immediately prior to the closing of the transaction. We expect to incur approximately $3,325,000 of direct acquisition costs. The total purchase price of $1,253,408,000 was allocated to assets acquired and liabilities assumed based on TransPoint's December 31, 1999 balance sheet.

     The allocation of the BlueGill and TransPoint purchase prices among their related identifiable tangible and intangible assets and purchased in-process research and development is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase prices will be based on independent appraisals that we expect to have completed shortly after the respective mergers are consummated. For a detailed description of in-process research and development charges, see Note B for BlueGill on page 47 and Note B for TransPoint on page 57.

     Note C: CheckFree's statement of operations for the year ended June 30, 1999, has been combined with the BlueGill statement of operations and the TransPoint statement of operations for the twelve months ended June 30, 1999. Our statement of operations for the six month period ended December 31, 1999 has been combined with the BlueGill statement of operations and the TransPoint statement of operations for the six months ended December 31, 1999. Actual statements of operations of CheckFree and BlueGill, and CheckFree and TransPoint will be combined from the effective date of the respective merger, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statement of operations for CheckFree, BlueGill and TransPoint have been prepared as if the merger was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of our common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the mergers taken place as of July 1, 1998.

     Note E: The unaudited pro forma condensed combining statement of operations do not include a charge for the value of the estimated $11.9 million (no income tax effect) of purchased research and development arising from the merger with BlueGill, which will be expensed at acquisition, as such expense will have no continuing impact.

                         CHECKFREE HOLDINGS CORPORATION

             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                                 WITH BLUEGILL
                            AS OF DECEMBER 31, 1999

                                                  HISTORICAL AMOUNTS
                                                 ---------------------     PRO FORMA
                                                 CHECKFREE    BLUEGILL    ADJUSTMENTS     TOTAL
                                                 ---------    --------    -----------    --------
                                                                  (IN THOUSANDS)
ASSETS:
Current assets:
  Cash and cash equivalents....................  $152,779     $17,040      $     --      $169,819
  Investments..................................    17,015          --            --        17,015
  Accounts receivable, net.....................    46,780       1,804            --        48,584
  Prepaid expenses and other assets............    11,863         148            --        12,011
  Deferred income taxes........................     8,324          --            --         8,324
                                                 --------     -------      --------      --------
       Total current assets....................   236,761      18,992            --       255,753
Property and equipment, net....................    80,416       1,265            --        81,681
Capitalized software, net......................    21,584          --        26,500(1)     36,184
                                                                            (11,900)(2)
Goodwill, net..................................    30,559          --       253,309(1)    283,868
Other intangible assets, net...................    12,795          --        28,800(1)     41,595
Investments....................................    31,663          --            --        31,663
Deferred income taxes..........................    31,095          --            --        31,095
Other noncurrent assets........................    12,855           2            --        12,857
                                                 --------     -------      --------      --------
       Total assets............................  $457,728     $20,259      $296,709      $774,696
                                                 ========     =======      ========      ========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable.............................  $  8,679     $ 1,234      $     --      $  9,913
  Line of credit...............................        --         556            --           556
  Accrued liabilities..........................    37,494         969           530(1)     39,518
                                                                                525(3)
  Deferred income taxes........................        --          --         9,221(1)      9,221
  Current portion of long-term obligations.....     5,069          --            --         5,069
  Deferred revenue.............................    25,840         672            --        26,512
                                                 --------     -------      --------      --------
       Total current liabilities...............    77,082       3,431        10,276        90,789
Accrued rent and other.........................     4,862          --            --         4,862
Obligations under capital leases -- less
  current portion..............................       906          --            --           906
Convertible subordinated notes.................   172,500          --            --       172,500
Deferred income taxes..........................        --          --         8,001(1)      8,001
                                                 --------     -------      --------      --------
       Total liabilities.......................   255,350       3,431        18,277       277,058
Redeemable preferred stock.....................        --      25,963       (25,963)(1)        --
Stockholders' equity:
  Common stock.................................       524           6            26(1)        556
  Additional paid-in capital...................   504,058       1,698       305,955(1)    811,186
                                                                               (525)(3)
  Other........................................      (299)       (632)          632(1)       (299)
  Accumulated deficit..........................  (301,905)    (10,207)       10,207(1)   (313,805)
                                                                            (11,900)(2)
                                                 --------     -------      --------      --------
       Total stockholder's equity..............   202,378      (9,135)      304,395       497,638
                                                 --------     -------      --------      --------
          Total liabilities and stockholders'
            equity.............................  $457,728     $20,259      $296,709      $774,696
                                                 ========     =======      ========      ========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                                 WITH BLUEGILL
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                  HISTORICAL AMOUNTS
                                                 ---------------------     PRO FORMA
                                                 CHECKFREE    BLUEGILL    ADJUSTMENTS     TOTAL
                                                 ---------    --------    -----------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing.....................  $201,059     $    --      $     --      $201,059
  License fees.................................    15,975       2,517            --        18,492
  Maintenance fees.............................    17,746          48            --        17,794
  Other........................................    15,351         925            --        16,276
                                                 --------     -------      --------      --------
          Total revenues.......................   250,131       3,490            --       253,621
Expenses:
  Cost of processing, servicing and support....   146,704         969            --       147,673
  Research and development.....................    21,085       1,457            --        22,542
  Sales and marketing..........................    32,354       2,318            --        34,672
  General and administrative...................    31,466       2,045            --        33,511
  Depreciation and amortization................    24,630         106        73,713(4)     98,449
  In-process research and development..........     2,201          --            --         2,201
                                                 --------     -------      --------      --------
          Total expenses.......................   258,440       6,895        73,713       339,048
  Net gain on dispositions of assets...........     4,576          --            --         4,576
                                                 --------     -------      --------      --------
Loss from operations...........................    (3,733)     (3,405)      (73,713)      (80,851)
Other:
  Interest, net................................     2,181         194            --         2,375
                                                 --------     -------      --------      --------
Loss before income taxes.......................    (1,552)     (3,211)      (73,713)      (78,476)
Income tax benefit.............................   (12,009)         --        (9,221)(4)   (10,430)
                                                 --------     -------      --------      --------
Net income (loss)..............................  $ 10,457     $(3,211)      (64,492)     $(57,246)
                                                 ========     =======      ========      ========
Basic earnings (loss) per share:
  Net income (loss) per common share...........  $   0.20                                $  (1.03)
                                                 ========                                ========
  Equivalent number of shares..................    52,444                     3,205(1)     55,649
                                                 ========                  ========      ========
Diluted earnings (loss) per share:
  Net income (loss) per common share...........  $   0.18                                $  (1.03)
                                                 ========                                ========
  Equivalent number of shares..................    56,529                      (880)(5)    55,649
                                                 ========                  ========      ========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                                 WITH BLUEGILL
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

                                                  HISTORICAL AMOUNTS
                                                 ---------------------     PRO FORMA
                                                 CHECKFREE    BLUEGILL    ADJUSTMENTS     TOTAL
                                                 ---------    --------    -----------    --------
                                                     (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing.....................  $120,931     $    --      $     --      $120,931
  License fees.................................     6,197       2,231            --         8,428
  Maintenance fees.............................     8,956         224            --         9,180
  Other........................................     5,905         622            --         6,527
                                                 --------     -------      --------      --------
          Total revenues.......................   141,989       3,077            --       145,066
Expenses:
  Cost of processing, servicing and support....    86,899         789            --        87,688
  Research and development.....................    15,110       1,226            --        16,336
  Sales and marketing..........................    18,577       3,132            --        21,709
  General and administrative...................    19,287       3,193            --        22,480
  Depreciation and amortization................    14,756         147        28,857(4)     43,760
  In-process research and development..........        --          --            --            --
                                                 --------     -------      --------      --------
          Total expenses.......................   154,629       8,487        28,857       191,973
  Net gain on dispositions of assets...........        --          --            --            --
                                                 --------     -------      --------      --------
Loss from operations...........................   (12,640)     (5,410)      (28,857)      (46,907)
Other:
  Interest, net................................       143         397            --           540
                                                 --------     -------      --------      --------
Loss before income taxes.......................   (12,497)     (5,013)      (28,857)      (46,367)
Income tax benefit.............................    (4,592)         --        (1,410)(4)    (6,002)
                                                 --------     -------      --------      --------
Net income (loss)..............................  $ (7,905)    $(5,013)     $(27,447)     $(40,365)
                                                 ========     =======      ========      ========
Basic earnings (loss) per share:
  Net income (loss) per common share...........  $  (0.15)                               $  (0.73)
                                                 ========                                ========
  Equivalent number of shares..................    52,023                     3,205(1)     55,228
                                                 ========                  ========      ========
Diluted earnings (loss) per share:
  Net income (loss) per common share...........  $  (0.15)                               $  (0.73)
                                                 ========                                ========
  Equivalent number of shares..................    52,023                     3,205(1)     55,228
                                                 ========                  ========      ========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                                 WITH BLUEGILL

     1. Adjustment to reflect the issuance of CheckFree common stock, CheckFree options and related acquisition expenses as the total purchase price for the net assets of BlueGill, and the elimination of BlueGill's redeemable preferred stock and shareholders' equity. The fair market values of intangible assets are preliminary estimates based on an independent appraisal, and current facts and circumstances. The final value of intangible assets will change with any change in the final purchase price and any resulting change could be material.

                                                                 (IN THOUSANDS)
Capitalized software, net...................................  $ 26,500
Goodwill, net...............................................   253,309
Other intangible assets, net................................    28,800
BlueGill redeemable preferred stock.........................    25,963
BlueGill common stock.......................................         6
BlueGill additional paid-in capital.........................     1,698
  CheckFree common stock....................................              $     32
  CheckFree additional paid-in capital......................               307,653
  BlueGill accumulated deficit..............................                10,207
  BlueGill other equity.....................................                   632
  Current deferred income tax liability.....................                 9,221
  Long term deferred income tax liability...................                 8,001
  Accrued acquisition expenses..............................                   530
                                                              --------    --------
       Totals...............................................  $336,276    $336,276
                                                              ========    ========

     The following chart indicates the components of the estimated purchase price inherent in the adjusting entry:

                                                          (IN THOUSANDS)
CheckFree common stock................................       $298,244
Issuance of CheckFree options.........................          9,441
Estimated direct acquisition costs....................            530
                                                             --------
          Total estimated purchase price..............       $308,215
                                                             ========

     The estimated purchase price will be issued in exchange for of the common and preferred shares, warrants and vested options of BlueGill on the closing date.

     The purchase price reflects the assumed issuance of 3,205,128 shares of our common stock at $93.05 per share which is the average end of day price of our stock for the three trading days preceding and the three days following the announcement of the acquisition of BlueGill. Under the terms of the merger agreement, we are also issuing an estimated 243,263 CheckFree options to replace unvested BlueGill options. The value of the assumed CheckFree option grant is based on a Black-Scholes valuation model assuming a $93.05 stock price, an average strike price of $2.18, an average life of 2.9 years, a risk-free interest rate of 6.47% and volatility of 70%. The option value will vary from this estimate based on option grants and cancellations, resulting changes in the average strike price, changes in the fair market value of our stock, and changes in the risk-free rate and volatility of our stock between the date of the information statement/prospectus and the closing of the merger.

     The following table provides the allocation of the purchase price inherent in the adjusting entry:

                                                                                (IN THOUSANDS)
In-process research and development (Note B)..................................     $ 11,900
Current technology and products:
  Print/extraction                          (estimated life of 3 years).......        4,200
  Data management engine                    (estimated life of 4 years).......        6,700
  API or application protocol interfaces    (estimated life of 2 years).......        1,100
  Web applications                          (estimated life of 5 years).......        2,600
                                                                                   --------
     Sub-total IPR&D and current technology and products......................       26,500
Goodwill                                    (estimated life of 5 years).......      253,309
Other intangible assets:
  Workforce in place                        (estimated life of 3 years).......        2,600
  Customer list                             (estimated life of 5 years).......       10,200
  Tradename                                 (estimated life of 1 year ).......       14,800
  Covenants not to compete                  (estimated life of 1 year ).......        1,200
                                                                                   --------
     Sub-total other intangible assets........................................       28,800
Deferred income taxes.........................................................      (17,222)
Net assets of BlueGill:
  Cash and cash equivalents...................................................       17,040
  Property and equipment......................................................        1,265
  Other, net..................................................................       (1,477)
                                                                                   --------
     Sub-total net assets.....................................................       16,828
                                                                                   --------
     Total Purchase Price.....................................................     $308,215
                                                                                   ========

     The useful lives of the various intangible assets identified are based on management's preliminary estimates. Under the caption of current technology and products, lives are based on assumptions regarding the time expected for the indicated technology or product to become obsolete, which are driven primarily by planned future development work designed to replace the existing technology or product. The useful life assigned to goodwill is based upon currently acceptable lives for such assets. The useful life on workforce in place is based on our estimate of the average tenure expected from the BlueGill employee base The useful life we assigned to the customer base is based on our estimate of the future revenue base from the existing customers. Although the BlueGill tradename is widely known at this time, we currently have no plans to continue to utilize the name once the technologies of BlueGill and CheckFree are consolidated in to a single product offering, which we expect to take place within one year of the merger. We assigned a one-year life to the covenants not to compete to coincide with the contractual life of the related agreements. We will amortize these intangible assets on a straight-line basis over their estimated useful lives.

     2. Adjustment to write off the balance of in-process research and development. As the amount is not deductible for federal or state income tax purposes, there is no related income tax benefit resulting from the charge Refer to Note B for an explanation of in process research and development.

                                                     (IN THOUSANDS)
Accumulated deficit..............................  $11,900
  Capitalized software, net......................             $11,900

     3. Adjustment to accrue the cost of registering CheckFree shares to be issued for BlueGill.

                                                        (IN THOUSANDS)
Additional paid-in capital............................  $525
  Accrued liabilities.................................           $525

     4. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired from BlueGill.

                                                                  (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization...............................    $73,713
Current deferred income tax liability.......................      9,221
  Capitalized software, net.................................               $ 4,145
  Goodwill, net.............................................                50,662
  Other intangible assets, net..............................                18,906
  Income tax benefit........................................                 9,221
                                                                -------    -------
     Total..................................................    $82,934    $82,934
                                                                =======    =======
SIX MONTHS ENDED DECEMBER 31, 1999
Depreciation and amortization...............................    $28,857
Current deferred income tax liability.......................      1,410
  Capitalized software, net.................................               $ 1,453
  Goodwill, net.............................................                25,331
  Other intangible assets, net..............................                 2,073
  Income tax benefit........................................                 1,410
                                                                -------    -------
     Total..................................................    $30,267    $30,267
                                                                =======    =======

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     5. When combined with BlueGill's historical loss and the pro forma adjustments, the historical CheckFree net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for BlueGill.

                                                          (IN THOUSANDS)
CheckFree common shares issued for BlueGill...........         3,205
Potentially dilutive securities:
  Options and warrants................................        (4,085)
  Other...............................................            --
                                                              ------
     Total potentially dilutive securities............        (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding.........          (880)
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisition of BlueGill; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The unaudited pro forma condensed balance sheet of CheckFree and BlueGill has been prepared as if the merger was completed as of December 31, 1999, and was accounted for as a purchase. The number of CheckFree common shares to be issued in the merger will depend on a number of factors as specified in the merger agreement. We have assumed for purposes of these pro forma financial statements that 3,205,128 shares of CheckFree common stock will be issued with a fair market value of $93.05 per share. The total purchase price of $308,215,000 was allocated to assets acquired and liabilities assumed based on BlueGill's December 31, 1999 balance sheet.

     The allocation of the BlueGill purchase price among the identifiable tangible and intangible assets and purchased in process research and development is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase price will be based on independent appraisals that we expect to have completed shortly after the merger is consummated.

     BlueGill currently has five general technologies and application suites under development that meet the specific requirements of SFAS No. 2 for qualification as in-process research and development or IPRD. Critical elements of SFAS No. 2's definition of IPRD are that:

     - the product has not yet demonstrated its technological feasibility; and

     - the product does not have an alternative future use.

     These in-process technologies and applications include print and extraction technology, the Data Management Engine (DME) technology, API technology, web applications and OFX payment technology. Their descriptions are found below.

     Print and extraction technology. Print and extraction technology allows for the extraction and print parsing of a biller's legacy billing information through to BlueGill's products. The following features of the print/extraction technology are under development:

     - PDF Server, which converts line data input streams into PDF data output;

     - SmartXpress 2.2.0 that comprises updates to accommodate core changes to BlueGill's DME 2.2.0; and

     - SmartXpress 2.3.0 which comprises enhancements to SmartXpress user functionality.

     Data Management Engine (DME) technology. The DME technology allows for archiving of transactions and linkage of data to the necessary environment within the BlueGill network. The DME is the main translator of input data to output data. The following features are under development:

     - WebStream, which is a quick-to-market bill presentment system that is a repackaging of existing components;

     - Archive Interface, which is a generic archive interface to support linkage to OnDemand and INSCI;

     - Xerox Metacode Support, which is Xerox print support on the AIX, Solaris and HP-UX platforms; and

     - SQL Server Support, which is additional data base support.

     APIs. The API technology encompasses knowledge engineering procedures and expert system analysis, design and development. The API technology works in between the print/extraction and parsing modules and the web applications or templates. The API "surrounds" the DME as its interface to these other technologies. The following features are under development:

     - BlueGill Engine 2.2.0, which encompasses pre-requisites for Biller Direct and OFX;

     - BlueGill Engine 3.0.0 -- Pure JAVA Interface, which provides a pure JAVA version of the public API set; and

     - CheckFree E-Bill 3.1 Format Support, which provides batch mode support for the CheckFree E-Bill 3.1 format.

     Web Applications. The web application technologies help in the design of industry specific templates for electronic billing and statement presentation. The following features are under development:

     - i-Biller Template for the utility industry billing statement templates;

     - i-Broker Template for the brokerage industry statement templates;

     - i-Telco Template for the telecommunications industry billing templates;

     - Control Center, which is the host for BlueGill Administration applications consisting of functions like relationship management, remote control execution of BlueGill programs, viewing of program execution reports, viewing of program execution logs, market direct, statement preview, and enrollment and activation of customers; and

     - Statement Counter, which accumulates transaction charges for statement viewing.

     Payments or OFX. The payments or OFX technology will allow for bill publishing services to be integrated with the i-Series products and bill consolidators. The following feature is under development:

     - OFX Bill Publisher Server, which is the core OFX engine integrated with the i-Series engine support and Bill Publisher component to link to consolidators.

     There are risks and uncertainties associated with the completion of these in-process technologies. These risks include:

     - Not Technologically Feasible.

          The acquired IPRD had not demonstrated technological or commercial feasibility as of the transaction date for BlueGill. Significant risks exist because BlueGill is unsure of the obstacles it will encounter in the form of market acceptance, time and cost necessary to produce a technologically feasible product. SFAS No. 2 does not specifically require an analysis of the development effort expended relative to an acquisition date. It is reasonable to assume, however, that an IPRD project would require a significant amount of time and cost in order to modify for CheckFree's use in the marketplace. Should the proposed technology fail to become viable, it is unlikely that CheckFree would be able to realize any value from the sale of the technology to another party.

     - No Alternative Future Use.

          The acquired IPRD consists of BlueGill's work to date on its products. The products are very specific to the tasks and markets for which it is intended. As is typically the case with software, there are no alternative uses for the in-process work in the event that the product does not become feasible for CheckFree. The development effort for the acquired IPRD does not possess an alternative future use for CheckFree under the terms of SFAS No. 2.

     - If the BlueGill project underway fails, there will be a very limited life to the existing product because the continuing pace of technological developments in the marketplace will have rendered them non-competitive. In the event of a failure, the technology acquired, as embodied in either current or in-process products, will have no alternative use and would be written off as a loss by CheckFree.

     - As of the valuation date, all of the IPRD technologies were subject to numerous technological, timing, cost and market risks. In addition to these risks already mentioned, another major risk associated with the technologies pertains to the language it's written in. According to BlueGill management, all of the base code may go to the JAVA computer language, causing large sections of the codes to be re-written.

     The following table represents information regarding the status of the various in-process research and development projects to be acquired:

                              ESTIMATED                        EXPECTED
                               STAGE OF        ESTIMATED       COST TO
                              COMPLETION    COMPLETION DATE    COMPLETE    VALUATION
                              ----------    ---------------    --------    ---------
                                                                  (IN THOUSANDS)
Print / Extraction..........      25%        December 2000       $168       $ 1,300
Data Management Engine......      75%        February 2000         10         4,900
APIs........................      54%        December 2000        229         2,700
Web Applications............      79%           March 2000          8         2,100
Payments or OFX.............      43%        December 2000        112           900
                                                                 ----       -------
          Total.............                                     $527       $11,900
                                                                 ====       =======

     The method used to allocate the purchase consideration to IPRD was the modified income approach. Under the income approach, fair value reflects the present value of the projected free cash flows that will be generated by the IPRD projects and that is attributable to the acquired technology, if successfully completed. The modified income approach takes the income approach, modified to include the following factors:

     - analysis of the stage of completion of each project;

     - exclusion of value related to research and development yet-to-be completed as part of the on-going IPRD projects; and

     - the contribution of existing technologies and applications.

     The projected revenue used in the income approach are based upon the incremental revenues associated with a portion of the project related to BlueGill's technology likely to be generated upon completion of the project and the beginning of commercial sales, as estimated by management. The projections assume that the projects will be successful and the project's development and commercialization are as set forth by management. The discount rate used in this analysis is an after tax rate of 25%.

     Note C: CheckFree's statement of operations for the year ended June 30, 1999, has been combined with the BlueGill statement of operations for the twelve months ended June 30, 1999. Our statement of operations for the six month period ended December 31, 1999 has been combined with the BlueGill statement of operations for the six month period ended December 31, 1999. Actual income statements of CheckFree and BlueGill will be combined from the effective date of the merger, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statement of operations for CheckFree and BlueGill have been prepared as if the merger was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of our common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the merger taken place as of July 1, 1998.

     Note E: The unaudited pro forma condensed combining statement of operations do not include a charge for the value of the estimated $11.9 million (no income tax effect) of purchased research and development arising from the merger, which will be expensed at acquisition, as this expense will not have a continuing impact.

     Note F: The merger agreement between CheckFree and BlueGill includes specific terms and conditions to address the impact on the purchase price and the relative number of shares of our common stock to be issued in the event of significant variation in the price of our common stock from the date of the merger agreement to the closing date. The initially agreed upon purchase price was $250 million, or 3,205,128 shares of our common stock when the market value of the stock was $78.00 per share. The following is a summary of the impact on the purchase price and/or the shares to be issued based on specified values of the average trading price of our common stock. The average trading price is defined in the agreement as the weighted average intraday trading price of our common stock on the Nasdaq National Market during the three days immediately preceding the closing date of the merger, as reported by Bloomberg.

     - If the average trading price is greater than or equal to $78.00 per share and less than or equal to $101.40 per share, the number of shares of our common stock shares to be issued as consideration will remain fixed at 3,205,128. To the extent that the ultimate purchase price exceeds $250 million, the additional amount, up to $75 million, will be reflected on our balance sheet as additional goodwill. This additional goodwill will be amortized on a straight-line basis over an estimated life of five years commencing immediately upon the closing of the merger agreement.

     - If the average trading price is greater than $101.40 per share, the purchase price will be fixed at $325 million and the number of shares of our common stock to be issued as consideration will be reduced accordingly. At the baseline average trading price of $101.40 per share, we will issue 3,205,128 shares in consideration for BlueGill's stock. If the average trading price is $106.40, or $5.00 per share above the $101.40 baseline, the number of shares of our common stock shares will reduce by 150,617 to 3,054,511 and if the average trading price is $111.40, or $10.00 per share above the $101.40 baseline, the number of shares of our common stock will reduce by 287,723 to 2,917,415. The additional purchase price of $75 million from the baseline price of $250 million will be reflected on the balance sheet as goodwill and will be amortized on a straight-line basis over the next five years.

     - If the average trading price is greater than or equal to $50.00 per share and less than or equal to $78.00 per share, the purchase price will be fixed at $250 million and the number of shares of our common stock to be issued as consideration will increase accordingly. At a baseline average trading price of $78.00 per share, we again issue 3,205,128 shares in consideration for BlueGill's stock. If the average trading price is $73.00 per share, or $5.00 per share below the $78.00 baseline, the number of shares of our common stock issued will increase by 219,529 shares to 3,424,657 and if the average trading price is $68.00 per share, or $10.00 per share below the $78.00 baseline, the number of shares of our common stock issued will increase by 471,342 shares to 3,676,470. Because the price will remain fixed at $250 million, under this scenario there will be no added impact on the balance sheet or future statements of operations.

     - If the average trading price is less than $50.00 per share there are two options available:

     (1) We may terminate the merger. If BlueGill, however, elects to reinstate the merger agreement, the number of shares of our common stock to be issued as consideration will be fixed at 5,000,000. If the average trading price is $45.00 per share, the purchase price would become $225 million and if the average trading price is $40.00 per share, the purchase price would become $200 million. To the extent that the purchase price is lower than $250 million, the reduction will reflect itself in lower goodwill on the balance sheet and will result in lower straight-line goodwill amortization expense over the next five year period.

     (2) If we do not terminate the merger, the purchase price will be fixed at $250 million and the number of shares of our common stock issued in consideration will be determined by dividing $250 million by the average trading price. In this instance, if the average trading price is $45.00 per share, we would issue 5,555,555 shares in consideration for BlueGill's stock and if the average trading price is $40.00 per share, we would issue 6,250,000 shares in consideration for BlueGill's stock. Because the purchase price will remain fixed at $250 million, under this scenario there will be no added impact on the balance sheet or future statements of operations.

                         CHECKFREE HOLDINGS CORPORATION
             UNAUDITED PRO FORMA CONDENSED COMBINING BALANCE SHEET
                          WITH THE TRANSPOINT ENTITIES
                            AS OF DECEMBER 31, 1999

                                                HISTORICAL AMOUNTS
                                              -----------------------     PRO FORMA
                                              CHECKFREE    TRANSPOINT    ADJUSTMENTS      TOTAL
                                              ---------    ----------    -----------    ----------
                                                                 (IN THOUSANDS)
ASSETS:
Current assets:
  Cash and cash equivalents.................  $152,779     $   19,837    $  100,000(1)  $  272,616
  Investments...............................    17,015             --            --         17,015
  Accounts receivable, net..................    46,780             --            --         46,780
  Prepaid expenses and other assets.........    11,863             --            --         11,863
  Deferred income taxes.....................     8,324             --            --          8,324
                                              --------     ----------    ----------     ----------
       Total current assets.................   236,761         19,837       100,000        356,598
Property and equipment, net.................    80,416          1,445            --         81,861
Capitalized software, net...................    21,584          9,439       175,561(1)     206,584
Goodwill, net...............................    30,559             --       806,003(1)     836,562
Other intangible assets, net................    12,795             --       548,000(1)     560,795
Investments.................................    31,663             --            --         31,663
Deferred income taxes.......................    31,095             --            --         31,095
Other noncurrent assets.....................    12,855             --            --         12,855
                                              --------     ----------    ----------     ----------
       Total assets.........................  $457,728     $   30,721    $1,629,564     $2,118,013
                                              ========     ==========    ==========     ==========
LIABILITIES AND STOCKHOLDER'S EQUITY:
Current liabilities:
  Accounts payable..........................  $  8,679     $   12,181    $       --     $   20,860
  Accrued liabilities.......................    37,494          1,246         3,325(1)      42,740
                                                                                675(2)
  Deferred income taxes.....................        --             --        79,120(1)      79,120
  Current portion of long-term
     obligations............................     5,069             --            --          5,069
  Deferred revenue..........................    25,840            250            --         26,090
                                              --------     ----------    ----------     ----------
       Total current liabilities............    77,082         13,677        83,120        173,879
Accrued rent and other......................     4,862             --            --          4,862
Obligations under capital leases -- less
  current portion...........................       906             --            --            906
Convertible subordinated notes..............   172,500             --            --        172,500
Minority interest...........................        --         43,061       (43,061)(1)         --
Deferred income taxes.......................        --             --       214,080(1)     214,080
                                              --------     ----------    ----------     ----------
       Total liabilities....................   255,350         56,738       254,139        566,227
Stockholders' equity:
  Common stock..............................       524             --           170(1)         694
  Additional paid-in capital................   504,058             --     1,349,913(1)   1,853,296
                                                                               (675)(2)
  Members' capital deficiency...............        --        (26,017)       26,017(1)          --
  Other.....................................      (299)            --            --           (299)
  Accumulated deficit.......................  (301,905)            --            --       (301,905)
                                              --------     ----------    ----------     ----------
       Total stockholder's equity...........   202,378        (26,017)    1,375,425      1,551,786
                                              --------     ----------    ----------     ----------
          Total liabilities and
            stockholders' equity............  $457,728     $   30,721    $1,629,564     $2,118,013
                                              ========     ==========    ==========     ==========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          WITH THE TRANSPOINT ENTITIES
                        FOR THE YEAR ENDED JUNE 30, 1999

                                                 HISTORICAL AMOUNTS
                                               -----------------------     PRO FORMA
                                               CHECKFREE    TRANSPOINT    ADJUSTMENTS      TOTAL
                                               ---------    ----------    -----------    ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing...................  $201,059      $     --      $      --     $ 201,059
  License fees...............................    15,975            --             --        15,975
  Maintenance fees...........................    17,746            --             --        17,746
  Other......................................    15,351            --             --        15,351
                                               --------      --------      ---------     ---------
          Total revenues.....................   250,131            --             --       250,131
Expenses:
  Cost of processing, servicing and
     support.................................   146,704         3,062             --       149,766
  Research and development...................    21,085        26,560             --        47,645
  Sales and marketing........................    32,354        11,302             --        43,656
  General and administrative.................    31,466         2,403             --        33,869
  Depreciation and amortization..............    24,630         1,870        359,001(3)    385,501
  In-process research and development........     2,201            --             --         2,201
                                               --------      --------      ---------     ---------
          Total expenses.....................   258,440        45,197        359,001       662,638
  Net gain on dispositions of assets.........     4,576            --             --         4,576
                                               --------      --------      ---------     ---------
Loss from operations.........................    (3,733)      (45,197)      (359,001)     (407,931)
Other:
  Minority interest..........................        --         2,063         (2,063)(4)        --
  Interest, net..............................     2,181           464             --         2,645
                                               --------      --------      ---------     ---------
Loss before income taxes.....................    (1,552)      (42,670)      (361,064)     (405,286)
Income tax benefit...........................   (12,009)           --        (79,120)(3)   (91,129)
                                               --------      --------      ---------     ---------
Net income (loss)............................  $ 10,457      $(42,670)     $(281,944)    $(314,157)
                                               ========      ========      =========     =========
Basic earnings (loss) per share:
  Net income (loss) per common share.........  $   0.20                                  $   (4.52)
                                               ========                                  =========
  Equivalent number of shares................    52,444                       17,000(1)     69,444
                                               ========                    =========     =========
Diluted earnings (loss) per share:
  Net income (loss) per common share.........  $   0.18                                  $   (4.52)
                                               ========                                  =========
  Equivalent number of shares................    56,529                       12,915(5)     69,444
                                               ========                    =========     =========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
        UNAUDITED PRO FORMA CONDENSED COMBINING STATEMENT OF OPERATIONS
                          WITH THE TRANSPOINT ENTITIES
                   FOR THE SIX MONTHS ENDED DECEMBER 31, 1999

                                                 HISTORICAL AMOUNTS
                                               -----------------------     PRO FORMA
                                               CHECKFREE    TRANSPOINT    ADJUSTMENTS      TOTAL
                                               ---------    ----------    -----------    ---------
                                                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
Revenues:
  Processing and servicing...................  $120,931      $      3      $      --     $ 120,934
  License fees...............................     6,197            --             --         6,197
  Maintenance fees...........................     8,956            --             --         8,956
  Other......................................     5,905            --             --         5,905
                                               --------      --------      ---------     ---------
          Total revenues.....................   141,989             3             --       141,992
Expenses:
  Cost of processing, servicing and
     support.................................    86,899         7,616             --        94,515
  Research and development...................    15,110         1,521             --        16,631
  Sales and marketing........................    18,577         7,799             --        26,376
  General and administrative.................    19,287         1,267             --        20,554
  Depreciation and amortization..............    14,756         1,610        165,000(3)    181,366
  In-process research and development........        --            --             --            --
                                               --------      --------      ---------     ---------
          Total expenses.....................   154,629        19,813        165,000       339,442
  Net gain on dispositions of assets.........        --            --             --            --
                                               --------      --------      ---------     ---------
Loss from operations.........................   (12,640)      (19,810)      (165,000)     (197,450)
Other:
  Minority interest..........................        --         2,876         (2,876)(4)        --
  Interest, net..............................       143           911             --         1,054
                                               --------      --------      ---------     ---------
Loss before income taxes.....................   (12,497)      (16,023)      (167,876)     (196,396)
Income tax benefit...........................    (4,592)           --        (33,760)(3)   (38,352)
                                               --------      --------      ---------     ---------
Net income (loss)............................  $ (7,905)     $(16,023)     $(134,116)    $(158,044)
                                               ========      ========      =========     =========
Basic earnings (loss) per share:
  Net income (loss) per common share.........  $  (0.15)                                 $   (2.29)
                                               ========                                  =========
  Equivalent number of shares................    52,023                       17,000(1)     69,023
                                               ========                    =========     =========
Diluted earnings (loss) per share:
  Net income (loss) per common share.........  $  (0.15)                                 $   (2.29)
                                               ========                                  =========
  Equivalent number of shares................    52,023                       17,000(1)     69,023
                                               ========                    =========     =========

  See Notes to Unaudited Pro Forma Condensed Combining Financial Information.

                         CHECKFREE HOLDINGS CORPORATION
     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION
                          WITH THE TRANSPOINT ENTITIES

     1. Adjustment to reflect the issuance of CheckFree common stock and related acquisition expenses as the total purchase price for the net assets of TransPoint, and the revaluation of TransPoint's capitalized software costs and the elimination of TransPoint's minority interest and member's capital deficiency, net of a contractual infusion of $100 million of cash by TransPoint. The fair market values of intangible assets are preliminary estimates based on an independent appraisal, and current facts and circumstances. The final value of intangible assets will change with any change in the final purchase price and any resulting change could be material.

                                                                   (IN THOUSANDS)
Cash........................................................  $  100,000
Capitalized software, net...................................     175,561
Goodwill, net...............................................     806,003
Other intangible assets, net................................     548,000
TransPoint minority interest................................      43,061
  CheckFree common stock....................................                $      170
  CheckFree additional paid-in capital......................                 1,349,913
  TransPoint member's capital deficiency....................                    26,017
  Current deferred income tax liability.....................                    79,120
  Long term deferred income tax liability...................                   214,080
  Accrued acquisition expenses..............................                     3,325
                                                              ----------    ----------
       Totals...............................................  $1,672,625    $1,672,625
                                                              ==========    ==========

     The following chart indicates the components of the estimated purchase price inherent in the adjusting entry:

                                                          (IN THOUSANDS)
CheckFree common stock................................      $1,350,083
TransPoint cash infusion..............................        (100,000)
Estimated direct acquisition costs....................           3,325
                                                            ----------
          Total estimated purchase price..............      $1,253,408
                                                            ==========

     The estimated purchase price will be issued in exchange for the net assets of TransPoint on the closing date.

     The purchase price reflects the assumed issuance of 17,000,000 shares of our common stock at $79.42 per share, which is the average end of day price of our stock for the three trading days preceding and the three days following the announcement of the acquisition of TransPoint. Under the terms of the merger and contribution agreement, TransPoint is to be funded with $100 million in cash before the closing of the transaction.

     The following table provides the allocation of the purchase price inherent in the adjusting entry:

                                                                                (IN THOUSANDS)
In-process research and development (Note B)..................................    $        0
Current technology and products:
  BIS/communications                        (estimated life of 3 years).......        26,000
  Service center                            (estimated life of 3 years).......        85,000
  Delivery applications                     (estimated life of 3 years).......        50,000
  Payments/interface                        (estimated life of 3 years).......        24,000
                                                                                  ----------
     Sub-total IPRD and current technology and products.......................       185,000
Goodwill                                    (estimated life of 5 years).......       806,003
Other intangible assets:
  Customer list                             (estimated life of 3 years).......        25,000
  Tradename                                 (estimated life of 1 year ).......        29,000
  Strategic agreements                      (estimated life of 5 years).......       494,000
                                                                                  ----------
     Sub-total other intangible assets........................................       548,000
Deferred income taxes.........................................................      (293,200)
Net assets of TransPoint:
  Cash and cash equivalents...................................................        19,838
  Property and equipment......................................................         1,445
  Liabilities assumed.........................................................       (13,678)
                                                                                  ----------
     Sub-total net assets.....................................................         7,605
                                                                                  ----------
     Total Purchase Price.....................................................    $1,253,408
                                                                                  ==========

     The useful lives of the various intangible assets identified are based on management's preliminary estimates. Under the caption of current technology and products, lives are based on assumptions regarding the time expected for the indicated technology or product to become obsolete, which are driven primarily by planed future development work designed to replace the existing technology or product. The useful life assigned to goodwill is based upon currently acceptable lives for such assets. The useful life we assigned to the customer list is based on the estimate of the future revenue base from the existing customers. The useful life we assigned to tradename is based on the estimated time that will pass before we discontinue the use of the related name. We assigned a five-year life to the strategic agreements to coincide with the contractual life of the related agreements. We will amortize these intangible assets on a straight-line basis over their estimated useful lives.

     2. Adjustment to accrue the cost of registering CheckFree shares to be issued for TransPoint.

                                                        (IN THOUSANDS)
Additional paid-in capital............................  $675
  Accrued liabilities.................................           $675

     3. Adjustment to reflect additional amortization expense and the related income tax benefit associated with the intangible assets acquired from TransPoint.

                                                                    (IN THOUSANDS)
YEAR ENDED JUNE 30, 1999
Depreciation and amortization...............................  $359,001
Current deferred income tax liability.......................    79,120
  Capitalized software, net.................................                 $ 61,667
  Goodwill, net.............................................                  161,201
  Other intangible assets, net..............................                  136,133
  Income tax benefit........................................                   79,120
                                                              --------       --------
     Total..................................................  $438,121       $438,121
                                                              ========       ========
SIX MONTHS ENDED DECEMBER 31, 1999
Depreciation and amortization...............................  $165,000
Current deferred income tax liability.......................    33,760
  Capitalized software, net.................................                 $ 30,833
  Goodwill, net.............................................                   80,600
  Other intangible assets, net..............................                   53,567
  Income tax benefit........................................                   33,760
                                                              --------       --------
     Total..................................................  $198,760       $198,760
                                                              ========       ========

     Goodwill amortization is non-deductible for federal and state income tax purposes. A blended effective income tax rate of 40% was applied to the deductible amortization to determine the related income tax benefit in the entries above.

     4. Adjustment to reflect the elimination of minority interest recorded in the period due to the acquisition of all of the ownership interest in TransPoint by CheckFree.

     5. When combined with TransPoint's historical loss and the pro forma adjustments, the historical CheckFree net income for the year ended June 30, 1999 resulted in a combined net loss. As a result, due to the anti-dilutive effect on earnings per share, the equivalent number of shares for purposes of determining diluted earnings per share, was reduced to agree with the equivalent number of shares for basic earnings per share. The following chart identifies by type of potentially dilutive security, the number of additional shares that could potentially dilute basic earnings per share in the future and the number of shares issued for TransPoint.

                                                          (IN THOUSANDS)
CheckFree common shares issued for TransPoint...........      17,000
Potentially dilutive securities:
  Options and warrants..................................      (4,085)
                                                              ------
Net adjustment to dilutive shares outstanding...........      12,915
                                                              ======

     NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINING FINANCIAL INFORMATION

     Note A: Management believes that the assumptions used in preparing the Unaudited Pro Forma Condensed Combining Balance Sheet and the Unaudited Pro Forma Condensed Combining Statement of Operations provide a reasonable basis for presenting the significant effects of the acquisition of TransPoint; that the pro forma adjustments give appropriate effect to those assumptions; and that the pro forma adjustments are properly applied in the Unaudited Pro Forma Condensed Combining Balance Sheet and Statement of Operations.

     Note B: The Unaudited Pro Forma Condensed Combining Balance Sheet of CheckFree and TransPoint has been prepared as if the transaction was completed as of December 31, 1999, and was accounted for as a purchase. We will issue 17,000,000 shares of our common stock valued at $79.42 for the net assets of TransPoint. Under the terms of the merger and contribution agreement, TransPoint is to be funded with $100 million of cash immediately prior to the closing of the transaction. We expect to incur approximately $3.3 million of direct acquisition costs. The total purchase price of $1,253,408,000 was allocated to assets acquired and liabilities assumed based on TransPoint's December 31, 1999 balance sheet.

     The allocation of the TransPoint purchase price among the identifiable tangible and intangible assets is based on preliminary estimates of the fair market value of those assets. Final determination of the allocation of the purchase price will be based on independent appraisals that we expect to have completed shortly after the transaction is consummated.

     This transaction is expected to close within four to six months. TransPoint released the latest version of their electronic billing and payment processing system just one week prior to the announcement of this transaction. As a result, at this time, the value of in-process research and development is nominal and therefore not reflected. However, we will reassess the fair market value of the assets and liabilities assumed from TransPoint at the time of closing and we expect a portion of the purchase price to be allocated to in-process research and development at that time. Due to uncertainties regarding the specific products or technology enhancements that will be included in the next release and the specific date of the closing, we cannot currently provide a reasonable estimate of the expected value of in-process research and development.

     Note C: CheckFree's statement of operations for the year ended June 30, 1999, has been combined with the TransPoint statement of operations for the twelve months ended June 30, 1999. Our statement of operations for the six month period ended December 31, 1999 has been combined with the TransPoint statement of operations for the six months ended December 31, 1999. Actual income statements of CheckFree and TransPoint will be combined from the effective date of the transaction, with no retroactive restatement.

     Note D: The unaudited pro forma condensed combining statements of operations for CheckFree and TransPoint have been prepared as if the transaction was completed as of July 1, 1998, the beginning of the earliest period presented. The unaudited pro forma combined net income (loss) per share is based on the weighted average number of shares of our common stock outstanding during the periods, adjusted to give effect to shares assumed to be issued had the transaction taken place as of July 1, 1998.

                                   THE MERGER

BACKGROUND OF THE MERGER

     We develop and provide electronic billing and payment services and related products for financial institutions, businesses and their customers. Our services facilitate the electronic distribution and payment of bills as well as payment of any bill for financial institutions and portals and their customers. BlueGill develops, markets and supports electronic billing software designed to facilitate the creation and hosting of bills which can be distributed to consumers at their financial institution or portal web sites through services like those offered by us.

     Since 1998, CheckFree and BlueGill have had a cooperative business relationship through which billers using BlueGill software for creation and hosting of their bills have been able to distribute these bills to consumers at their financial institution or portal Internet financial services sites through our distribution, payment and tracking system. The billers have compensated BlueGill for software and services in a traditional software revenue model and CheckFree for distribution, payment and tracking services in a transaction fee revenue model.

     Given our existing commercial relationships, from time to time, we and BlueGill have discussed business opportunities, including utilizing BlueGill software in the CheckFree electronic billing offering and other opportunities, to advance the electronic billing and payment software and distribution market. On August 4, 1999, Mark Johnston, our vice chairman, Hal Davis, BlueGill's president, and Vinay Gupta, BlueGill's chief financial officer, met in Columbus, Ohio to discuss the possibility of an acquisition. On September 9, 1999, Pete Sinisgalli, Mark Johnson, Jim Douglass and David Odom on behalf of CheckFree and Hal Davis, Vinay Gupta, Ray Simonson and Richard Pickering on behalf of BlueGill met at BlueGill's offices in Ann Arbor, Michigan to discuss a tighter alliance between our organizations. These discussions included CheckFree investing in BlueGill as well as the possibility that CheckFree acquire BlueGill. At the September 9, 1999 meeting, the BlueGill representatives also made a presentation of BlueGill's business overview. On September 20, 1999, officers of both companies met in Ann Arbor, Michigan to further explore these opportunities. These discussions were later followed up with additional discussions on December 1, 1999 in BlueGill's office in Waterloo, Ontario. During this time period, CheckFree determined that it wanted to own the BlueGill technology. By owning the technology, CheckFree would avoid the risk of losing the technology if a dispute arose between the parties or a third party acquired BlueGill. Therefore, CheckFree determined that an acquisition was more appropriate than a strategic alliance with BlueGill. CheckFree did not consider any other alternatives for the acquisition of the BlueGill technology.

     During 1999, BlueGill's board of directors considered ways to strengthen the company's management, technology and market position and to provide additional financing and stockholder liquidity. BlueGill identified and entered into preliminary discussions with a potential merger partner. It also held preliminary exploratory conversations with investment bankers to determine possible interest in a public offering of BlueGill common stock. At the time the CheckFree merger opportunity matured in December 1999, the BlueGill board of directors decided that on balance, after weighing the risks and opportunities of each alternative relative to the others, the merger with CheckFree was the best alternative. In addition to the considerations set forth in the section "BlueGill's Reasons for the Merger; Recommendation of BlueGill's Board of Directors," the Board considered the following with respect to each alternative:

     - the merger with a partner other than CheckFree:

        (1) the other prospective merger partner lacked the breadth of product, market penetration and management that CheckFree has;

        (2) the other prospective merger partner was not a public company; hence BlueGill stockholders would not have immediate liquidity if they wished to sell their stock;

        (3) management, integration and control issues for the combined company remained unresolved; and

        (4) the merger would have been treated as a pooling of interests, resulting in a complex rather than an integrated capital structure.

     - a public offering of BlueGill common stock:

        (1) while the public market might have given BlueGill a greater value than the CheckFree merger, there were significant uncertainties with respect to the valuation that would be placed upon BlueGill in a public offering, because of BlueGill's short operating history and earnings history;

        (2) operating as a public company would have subjected BlueGill to intense pressure to demonstrate continuous revenue and earnings growth in order to maintain and enhance shareholder values; and

        (3) there was uncertainty about the receptivity of the market to initial public offerings in the latter part of 2000 in general and to an offering by BlueGill in particular.

     On December 7, 1999, Pete Sinisgalli, Mark Johnson and Jim Douglass met with Hal Davis and Vinay Gupta in our Atlanta offices to begin the initial discussion and negotiation of the principal terms and structure under which we might effect the purchase of BlueGill. These conversations continued in a telephone conversation on December 8, 1999, between Jim Douglass and Vinay Gupta based upon an outline of an acquisition proposal from CheckFree. On December 9, 1999, BlueGill's board retained Broadview International, LLC to assist in the negotiations and as financial advisor. Broadview discussed with Pete Sinisgalli, Jim Douglass and Allen Shulman in telephone conversations on December 8, 9, 10 and 11, 1999 issues regarding price, collar, floor, ceiling, break-up fees and walking rights. In determining the fair consideration for the transaction, CheckFree considered the internal financial analysis prepared as a result of its due diligence review, valuations of public companies having businesses similar to BlueGill as well as discussions with BlueGill's management regarding recent valuations that BlueGill discussed with various investment banking firms, while exploring a possible initial public offering. CheckFree's board of directors did not consider BlueGill's net asset values, liquidation values or going concern values.

     On December 14, 1999, representatives of CheckFree and BlueGill met in Ann Arbor, Michigan to initiate a due diligence process. Concurrently, CheckFree's and BlueGill's management teams and their financial advisors and attorneys began negotiation of the definitive terms and conditions of the merger. BlueGill engaged Pepper Hamilton LLP as legal counsel on the transaction. CheckFree engaged Porter, Wright, Morris & Arthur LLP as legal counsel on the transaction.

     On December 15, 1999, Vinay Gupta and Jim Douglass, with their respective counsels, met in Detroit, Michigan to negotiate escrow, indemnification and operational provisions and BlueGill's representations. Negotiations on the terms and conditions of the merger agreement and due diligence continued in person until December 17, 1999. On December 18 and 19, 1999, the parties legal counsel negotiated via telephone regarding the details of a definitive merger agreement, a stock restriction agreement which limits the ability of Mr. Davis, Mr. Gupta and Mr. Simonson to sell shares of our common stock after the completion of the merger, employment agreements, and an escrow agreement. On Monday, December 20, 1999, the parties reached agreement on the terms and conditions of the merger agreement and the stock restriction and employment agreements. Peter Sinisgalli and Hal Davis met in Ann Arbor, Michigan on December 20, 1999 and signed the agreement. The amount of the consideration to be received by the BlueGill stockholders was based on negotiations of the parties and may not reflect the true value of the BlueGill stock being exchanged in the merger. Our board of directors approved the terms of the merger agreement and the structure of the acquisition on December 14, 1999, and BlueGill's board of directors approved the merger agreement and related agreements on December 20, 1999. The merger agreement was executed in the evening on December 20, 1999, and was announced on December 21, 1999.

APPROVAL BY BLUEGILL STOCKHOLDERS

  General

     BlueGill is furnishing this information statement/prospectus to holders of BlueGill common stock and BlueGill preferred stock in connection with the solicitation by BlueGill's board of directors of written consents. This information statement is first being furnished to BlueGill stockholders on or
about April   , 2000.

  Matters with respect to which Consents Are Solicited

     BlueGill common and preferred stockholders, voting together as a single class, with preferred stock voting on an as converted basis, are being asked to consent to the Agreement and Plan of Merger, dated as of December 20, 1999, among BlueGill, CheckFree and CheckFree Acquisition.

     BlueGill Series A preferred stockholders and BlueGill Series B preferred stockholders, each voting separately as a class, are being asked to consent to:

     - the merger agreement; and

     - not treating the merger as a deemed liquidation under BlueGill's certificate of incorporation.

  Record Date

     BlueGill's board of directors has fixed the close of business on March 27, 2000 as the record date for determining the stockholders entitled to consent in writing to the corporate matters outlined above.

  Consents

     BlueGill's board requests that each of its common and preferred stockholders date and sign the accompanying form of Action by Written Consent of Stockholder and promptly return it to BlueGill's principal executive offices at:
BlueGill Technologies, Inc., 935 Technology Drive, Ann Arbor, Michigan 48108; Attention Vinay Gupta, Corporate Secretary. IN ORDER TO EXPEDITE THE MERGER, BLUEGILL STOCKHOLDERS ARE REQUESTED TO RETURN THEIR CONSENTS BY OVERNIGHT DELIVERY SERVICE.

     Under Delaware law, no consent will be effective to approve the merger unless, within 60 days of the earliest dated consent, consents signed by a sufficient number of stockholders are delivered to BlueGill. A stockholder may consent to the merger after this 60-day period by delivering a dated and signed consent, but that consent will not be included in determining whether or not a sufficient number of consents have been received to approve the merger.

     A stockholder may revoke his, her or its consent at any time prior to the date consents signed by a sufficient number of holders to approve the merger are received by BlueGill. To revoke a consent, a stockholder must deliver to BlueGill's corporate secretary, at the above referenced address, a dated and signed revocation.

  Approval Required

     BlueGill's certificate of incorporation requires that the merger be approved by:

     - holders of two-thirds of the outstanding shares of BlueGill Series A preferred stock;

     - either:

          (1) holders of three-quarters of the outstanding shares of Series B preferred stock, or

          (2) holders of a majority of the outstanding shares of Series B preferred stock, including at least one Series B Institutional Investor; and

     - holders of a majority of the common stock and the preferred stock, voting on an as converted basis, voting together as a single class.

     A Series B Institutional Investor is any institutional "accredited investor" who:

     - holds at least 1,000,000 shares of Series B Preferred Stock;

     - is not a holder of any shares of Series A preferred stock or a direct holder of any shares of common stock;

     - is not a "Strategic Investor;" and

     - is not an affiliate of BlueGill, any holder of Series A preferred stock, any holder of record of common stock or a "Strategic Investor."

     As used in the definition of a Series B Institutional Investor:

     - an institutional "accredited investor" is an entity that is a party as an "Investor" to BlueGill's Investor Rights Agreement dated as of June 9, 1999, as amended, and that is an accredited investor as that term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933 and is eligible under all applicable state and foreign securities laws to purchase offerings of new securities of BlueGill without the requirement for approval by or registration, qualification or filing, except a notice filing, with any governmental authority or any required furnishing of disclosure materials; and

     - an individual or entity will not be deemed an affiliate of BlueGill solely by virtue of ownership of 10% or more of the capital stock of BlueGill or by virtue of being or having the power to nominate and/or elect a director of BlueGill.

A "Strategic Investor" means any investor in the capital stock of BlueGill that invests in this capital stock for any reason other than solely for the financial performance of the investment.

     Under BlueGill's certificate of incorporation, a merger in which BlueGill's stockholders immediately prior to the merger receive securities conferring less than 50% of the voting power of the surviving corporation or its parent is deemed a liquidation. The merger with CheckFree Acquisition would, consequently, be deemed a liquidation under this provision. If, however, both:

     - the holders of a majority of Series A preferred stock then outstanding, voting as a single class; and

     - the holders of either:

          (1) three-quarters of the Series B preferred stock then outstanding;
              or

          (2) a majority of the Series B preferred stock then outstanding, including at least one Series B Institutional Investor, as defined in the previous paragraph, in the case of clause (1) and (2) voting as a single class, vote not to treat the merger as a liquidation, then the merger will not be so treated.

BlueGill's board is seeking consents from the holders of Series A preferred stock and holders of Series B preferred stock not to treat the merger as a liquidation.

     In a liquidation of BlueGill, the preferred stockholders receive a liquidation preference of $.5174 per share of Series A preferred stock and $1.52 per share of Series B preferred stock and then share remaining assets pro rata with the holders of common stock, treating preferred stock as if it were converted into common stock. If liquidation payments to holders of preferred stock would, absent the liquidation preferences, exceed $2.33 per share of Series A preferred stock and $3.04 per share of Series B preferred stock, then no liquidation preference would be paid and in the liquidation preferred stockholders on an as converted basis and common stockholders will share the assets available for distribution pro rata.

     The consideration that a BlueGill preferred stockholder will receive in the merger will exceed $2.33 per share of Series A and $3.04 per share of Series B. Treating the merger as a liquidation would, therefore, not result in the payment of preferential amounts to preferred stockholders. BlueGill believes that the securities to be delivered in the merger would be the value of the consideration available for distribution to BlueGill stockholders. Hence, the form and amount of consideration receivable by a BlueGill preferred stockholder would be the same whether or not the merger is treated as a deemed liquidation.

     In a deemed liquidation, BlueGill preferred stockholders should not have appraisal rights. If this consent is not obtained, BlueGill's board will nevertheless proceed with the merger if it is approved.

     A condition in the merger agreement to CheckFree and CheckFree Acquisition closing the merger is that holders of not more than 10% of BlueGill's capital stock have notified BlueGill of their intention to assert appraisal rights under Delaware law. BlueGill is, therefore, seeking consents from holders of more than 90% of its capital stock.

  Stockholders Who Do Not Consent

     If BlueGill does not receive the consents from all its stockholders, BlueGill must provide prompt notice of the taking of the corporate action to the stockholders who did not consent in writing and who, if the action had been taken at a meeting, would have been entitled to notice of the meeting if the record date for this meeting were as of the date consents signed by a sufficient number of stockholders to take the action were delivered. In addition, a BlueGill stockholder who has not consented to the merger will have appraisal rights to the extent these rights are perfected under Delaware law.

  Failure to Approve

     Under the merger agreement, if BlueGill or CheckFree terminates the merger agreement because BlueGill stockholders do not approve the merger on or before April 30, 2000, BlueGill must pay to CheckFree a termination fee of $7.5 million. In addition, BlueGill may be required to pay CheckFree an additional $17.5 million, if the merger agreement is terminated as provided in the prior sentence, if prior to that termination a third party has announced or begun negotiations with BlueGill of a superior acquisition proposal, as defined in the merger agreement, and if within 12 months of the termination a definitive agreement with respect to that superior acquisition is entered into.

  Solicitation Expenses

     BlueGill will bear the costs of the solicitation of consents.

  Board Recommendation

     THE BLUEGILL BOARD OF DIRECTORS HAS DETERMINED THAT THE MERGER AGREEMENT AND THE MERGER ARE ADVISABLE AND ARE FAIR TO, AND IN THE BEST INTERESTS OF, BLUEGILL AND ITS STOCKHOLDERS. ACCORDINGLY, THE BLUEGILL BOARD HAS UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND THE MERGER AND UNANIMOUSLY RECOMMENDS THAT THE STOCKHOLDERS APPROVE THE MERGER AGREEMENT AND THE MERGER, AS WELL AS ELECT NOT TO TREAT THE MERGER AS A DEEMED LIQUIDATION UNDER BLUEGILL'S CERTIFICATE OF INCORPORATION.

     The merger is of great importance to all BlueGill stockholders. Each BlueGill stockholder is urged to read and carefully consider the information in this information statement and to complete, date, sign and promptly return the attached consent.

     BlueGill stockholders should not send any stock certificates with the consents, unless accompanied by a duly executed letter of transmittal and the other documents required by the transmittal letter.

BLUEGILL'S REASONS FOR THE MERGER; RECOMMENDATION OF BLUEGILL'S BOARD OF
DIRECTORS

     In reaching its determination that the merger with CheckFree will be beneficial to BlueGill and its stockholders, the BlueGill board of directors considered a number of potential benefits, including the following:

     - the strengthening of BlueGill's business, management, financial condition, earnings and prospects because of expected synergies with CheckFree;

     - the CheckFree common stock to be exchanged in the merger will be publicly listed on the Nasdaq Stock Market, providing liquidity for BlueGill stockholders;

     - the merger is structured to qualify as a tax free exchange so that BlueGill stockholders will be able to convert their shares of BlueGill stock into CheckFree common stock without U.S. or Canadian taxpayers incurring any federal income tax liability, other than as a result of the receipt of cash in lieu of fractional shares;

     - the value of the consideration being offered by CheckFree and the terms of the merger agreement which protect that value;

     - the ability to realize benefits from the merger sooner than benefits from alternative strategies, like an IPO or merger with another private company;

     - CheckFree's willingness to maintain the independent operations of BlueGill and initially to retain the continued employment of all BlueGill employees following the merger, enhancing the career opportunities of BlueGill employees;

     - the belief that most BlueGill customers will continue to do business with the newly merged entity because of the reputation of CheckFree and the wider range of billing and payment services which that entity will be able to offer in the future;

     - BlueGill options outstanding at the effective time of the merger will be assumed by CheckFree so that the options will be exercisable for CheckFree common stock, but with an exercise price that maintains the intrinsic value of the options; and

     - the CheckFree stock being placed in escrow will be the limit of the liability of BlueGill stockholders.

     In reaching its determination that the merger with CheckFree will be beneficial to BlueGill and its stockholders, the BlueGill board considered a number of potential risks and detriments, including the following:

     - the long term value to BlueGill stockholders might be greater than that offered in the merger if BlueGill remained independent or merged with a similar size private company and in either case then went public;

     - the recent volatility in the market price of CheckFree common stock;

     - CheckFree's operating losses;

     - the termination fee BlueGill might be required to pay;

     - the precise merger consideration will not be known at the time of the BlueGill stockholder vote and will only be fixed on the evening before the merger;

     - increases in the value of BlueGill will not be reflected in the merger consideration payable;

     - the risks relating to the strategic option of BlueGill remaining independent, including the need to consummate additional financing rounds to provide additional capital for expansion, the possibility that companies with greater access to capital may seek to enter the BlueGill business or purchase its competitors and the management requirements of BlueGill as it grows;

     - harm to BlueGill's business from the length of time required for the closing of the merger;

     - CheckFree management's ability to integrate smoothly BlueGill and other subsequent acquisitions into CheckFree;

     - some BlueGill customers and potential customers may not wish to do business with BlueGill to the extent they consider CheckFree a competitor; and

     - the impact that a material merger between CheckFree and a third company might have on the ability to complete expeditiously the BlueGill-CheckFree merger.

     The Board did not factor into its analysis information concerning TransPoint's business, operations and finances or the possible impact of a CheckFree-TransPoint merger on the business, operations or finances of CheckFree or BlueGill.

     The benefits, risks and detriments set forth above are not intended to be exhaustive, but are intended to include substantially all of the material factors considered by the BlueGill board. In view of the complexity and variety of factors considered by the BlueGill board, the BlueGill board of directors did not quantify or otherwise attempt to assign any relative or specific weights to the various factors considered. Individual directors may have given differing weights to the different factors.

     FOR THESE REASONS, THE BLUEGILL BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR THE PROPOSAL TO APPROVE THE MERGER AND THE MERGER AGREEMENT WITH CHECKFREE.

REPORT OF BLUEGILL'S FINANCIAL ADVISOR

     In deciding to recommend the merger, BlueGill's board of directors considered a report prepared by Broadview International LLC. The report was presented at BlueGill's December 12, 1999 board meeting. BlueGill's board did not adopt the report. The Broadview report summarized the CheckFree offer and included an overview of CheckFree and a valuation summary of BlueGill. A BlueGill stockholder can request a copy of the report from BlueGill's secretary at 935 Technology Drive, Ann Arbor, Michigan 48108.

     The Broadview valuation summary provided an analysis of BlueGill in comparison to similar public companies and analyzed the CheckFree offer in light of similar transactions. A summary of these analyses is shown in the tables presented below. However, the tables alone do not constitute a complete description of the financial analyses. Therefore, you must read the tables together with the text of each summary to understand fully the financial analyses used by Broadview.

     The Broadview report is neither an opinion on the fairness of the price offered by CheckFree in the merger nor a recommendation to any person on whether to vote to approve the merger.

     In preparing its report, Broadview did not make or obtain an independent appraisal or valuation of any of BlueGill's assets. The analyses performed by Broadview are not necessarily indicative of actual values or actual future results. The actual values or future results may be significantly more or less favorable than suggested by the analyses. In addition, Broadview's report was based upon market, economic, financial and other conditions as they existed and could be evaluated as of the date of Broadview's report. Therefore, any change since the date of the report may impact Broadview's report.

  Public Company Comparison Analysis

     Broadview considered ratios of share price and market capitalization to selected historical and projected operating results in order to derive multiples placed on a company in a particular market segment. Broadview adjusted market capitalization for cash and debt when necessary. In performing this analysis, Broadview compared BlueGill's financial information to publicly available information taken from a group of public companies in the web-based banking and payment processing software industry. The group consists of the following companies that Broadview considered comparable to BlueGill:

-  Trintech
-  Online Resources
-  Digital Insight
-  CheckFree Holdings
-  S1 Corp
-  Cybercash

For this analysis, Broadview examined publicly available information, selected analyst projections and projections prepared by BlueGill management. BlueGill management prepared these projections by extrapolating historical growth trends. The projections were adjusted to account for the introduction of new products, anticipated changes to pricing, and additions to personnel and facilities.

     The following table presents the median multiples and the range of multiples for the group of companies for total market capitalization divided by selected operating metrics as of December 10, 1999. The total market capitalization is comprised of equity market capitalization plus total debt minus cash and cash equivalents:

                                                           MEDIAN MULTIPLE    RANGE OF MULTIPLES
                                                           ---------------    ------------------
Total Market Capitalization to Projected Calendar Year
  1999 Revenue...........................................      23.99x          12.26x - 45.32x
Total Market Capitalization to Projected Calendar Year
  2000 Revenue...........................................      15.62x           6.19x - 33.88x

     The following table presents the median implied value and the range of implied values of BlueGill's stock as of December 10, 1999. Broadview used the multiples shown above and the appropriate BlueGill operating metric to calculate the values. Broadview also used the projected calendar year 1999 revenue of $5.4 million and projected calendar year 2000 revenue of $18.6 million:

                                                        MEDIAN
                                                     IMPLIED VALUE     RANGE OF IMPLIED VALUES
                                                     -------------    --------------------------
Total Market Capitalization to Projected Calendar
  Year
  1999 Revenue.....................................  $109,622,000     $65,249,000 - $150,686,000
Total Market Capitalization to Projected Calendar
  Year
  2000 Revenue.....................................  $221,814,000     $99,348,000 - $357,290,000

     No company in the comparable public company group is identical to BlueGill. In selecting and evaluating the companies in the group, Broadview made numerous assumptions, including the following:

     - Each company's SEC filings included accurate representations of that company's financials,

     - The analyst projections for each company were fair and accurate,

     - The business descriptions provided in each company's SEC filings and on their websites were fair and accurate representations of each company's business, and

     - The share prices reported publicly available quote sources were accurate representations of each company's actual stock price.

     Broadview also applied a private company discount 30% to account for the non-liquidity of BlueGill's shares and BlueGill's relative small size in relation to the average public company. Mathematical analysis, like determining the median, average or range, is not in itself a meaningful method of using comparable company data.

     As the value of the CheckFree shares payable as the merger consideration will vary between approximately $250 million and $325 million, the amount being paid, based upon the public company comparison analysis, would exceed the median implied value and would be toward the higher end of the range of implied values.

  Transaction Comparison Analysis

     Broadview considered ratios of equity purchase price to selected historical operating results to indicate multiples that strategic and financial acquirers have paid for companies in a particular market segment. When appropriate, the equity purchase price was adjusted for the seller's cash and debt. In performing this analysis, Broadview reviewed a number of transactions that they considered similar to the merger. Broadview selected transactions in 1999 involving sellers in the web-based e-business software industry. For this analysis, Broadview examined publicly available information, as well as information from Broadview's proprietary database of published and confidential merger and acquisition transactions in the IT, communication and media industries. The web-based e-business software transactions consisted of the following acquisitions:

-  RightPoint Corp. by E.piphany Inc.;
-  Marketwave by Accrue Software;
-  Andromedia by Macromedia;
-  NetGravity by DoubleClick;
-  Nfront Inc. by Digital Insight Corp.;
-  Conduit Software by ProBusiness
-  Services Inc.;
-  Amplitude Software by Critical Path, Inc.;
-  Smart Technologies by i2 Technologies;
-  Digital Market by Agile Software;
-  Confidential by Confidential;
-  Flycast Communications by CMGI;

-  AdForce by CMGI; and
-  Seeker Software by Concur Technologies.

     The following table presents multiples calculated as of December 10, 1999. The table shows the median multiple and the range of multiples of adjusted price divided by the seller's revenue for the twelve months preceding the acquisitions listed above. The adjusted price is equal to the equity price plus the total debt, minus cash and cash equivalents:

                                                       MEDIAN MULTIPLE    RANGE OF MULTIPLES
                                                       ---------------    ------------------
Adjusted Price to Last Reported Twelve Months
  Revenue............................................      42.81x          8.14x - 100.70x

     The following table presents the median implied value and the range of implied values of BlueGill's stock as of December 10, 1999. Broadview used the multiples shown above and BlueGill's revenue for the twelve months ended September 30, 1999 of $3.9 million to calculate the values:

                                         MEDIAN IMPLIED VALUE     RANGE OF IMPLIED VALUES
                                         --------------------     -----------------------
Adjusted Price to Last Reported Twelve
  Months Revenue.......................      $184,492,000        $50,388,000 - $408,408,000

     No transaction considered in the transaction comparison analysis is identical to the merger. Broadview made numerous assumptions with respect to web-based e-business software and general economic conditions in selecting and evaluating the comparable transactions. You should be aware that many of these considerations are beyond the control of either BlueGill or CheckFree. Mathematical analysis, like determining the average, median, or range, is not in itself a meaningful method of using comparable transaction data.

     As the value of the CheckFree shares payable as the merger consideration will vary between approximately $250 million and $325 million, the amount being paid, based upon the transaction comparison analysis, would exceed the median implied multiple and would be toward the higher end of the range of implied values.

     Broadview is not updating its report. The BlueGill board of directors has not conducted any further analyses to determine whether there have been any subsequent events that would materially impact the factors it analyzed in December 1999 when it decided to recommend the merger.

THE MERGER AGREEMENT

     The following is a summary of the material provisions of the merger agreement, a copy of which is attached as Appendix A to this information statement/prospectus. We urge you to read the merger agreement carefully.

     The merger agreement provides that, following its approval by BlueGill's stockholders and, if necessary, by our stockholders, and the satisfaction or waiver of the other conditions to the merger, CheckFree Acquisition will merge with and into BlueGill. BlueGill will continue as the surviving corporation of the merger, and become our wholly owned subsidiary, and CheckFree Acquisition will cease to exist.

     The merger will become effective once CheckFree and BlueGill file a certificate of merger with the Delaware Secretary of State, as required under the applicable Delaware law. We expect that this will occur in April 2000.

Conversion of BlueGill Shares; Merger Consideration

     In the merger, all issued and outstanding shares of BlueGill common stock, Series A preferred stock, and Series B preferred stock, including shares of BlueGill common stock issuable upon the exercise of outstanding warrants and options, will convert into the right to receive fully paid and non-assessable shares of our common stock, as determined under the merger agreement. The number of shares of our common stock that we will issue to BlueGill's stockholders as merger consideration will be based on the average trading price of our common stock on the Nasdaq National Market during the three days immediately before the closing date of the merger and on the number of diluted shares of BlueGill common stock calculated according to the merger agreement. Specifically, if the average trading price of our common stock during the three days immediately before the closing date of the merger is:

     - greater than $101.40 per share, we will issue the number of shares of our common stock equal to $325,000,000 divided by our average trading price;

     - $78.00 or more and is equal to or less than $101.40 per share, we will issue a total of 3,205,128 shares of our common stock to BlueGill's stockholders;

     - $50.00 or more but less than $78.00 per share, we will issue the number of shares of our common stock equal to $250,000,000 divided by our average trading price;

     - if:

        (1) less than $50.00 per share,

        (2) we exercise our right to terminate the merger agreement, and

        (3) BlueGill provides us with a reinstatement notice as discussed in greater detail below,

      then we will issue a total of 5,000,000 shares; or

     - if:

        (1) less than $50.00 per share, and

        (2) we do not exercise our right to terminate the merger agreement,

     then we will issue the number of shares of our common stock equal to $250,000,000 divided by our average trading price.

     The effect of these price thresholds on the BlueGill balance sheet, as adjusted for purchase accounting, with respect to the goodwill acquired, the assets acquired and the liabilities acquired will be as follows:

     - If the CheckFree share price is in excess of $101.40:

                                                         (IN THOUSANDS)
Goodwill acquired......................................     $280,065
Assets acquired........................................      343,724
Liabilities acquired...................................       21,708

     - If the CheckFree share price is between $78.00 and $101.40:

                                            (IN THOUSANDS, EXCEPT SHARE PRICE)
                                              $  78.00              $ 101.40
                                              --------              --------
Goodwill acquired.........................    $253,309              $253,309
Assets acquired...........................     316,968               316,968
Liabilities acquired......................      21,708                21,708

     - If the CheckFree share price is between $50.00 and $78.00:

                                            (IN THOUSANDS, EXCEPT SHARE PRICE)
                                              $  50.00              $  78.00
                                              --------              --------
Goodwill acquired.........................    $205,065              $280,065
Assets acquired...........................     268,724               268,724
Liabilities acquired......................      21,708                21,708

     - If the CheckFree price per share is below $50.00, CheckFree elects to terminate, and BlueGill elects to accept 5 million shares, then for every $1.00 lower than the $50.00 price goodwill acquired will decline by $5.0 million from the $205.1 million level, assets acquired will decline by $5.0 million from the $268.7 million level and liabilities acquired will remain constant at the $21.7 million level.

     - If the CheckFree price per share is below $50.00 and CheckFree does not elect to terminate, then key components remain constant as follows:

                                                         (IN THOUSANDS)
Goodwill acquired......................................     $280,065
Assets acquired........................................      268,724
Liabilities acquired...................................       21,708

     Each outstanding share of BlueGill stock will be worth the total number of shares of our common stock that we issue divided by the number of diluted shares of BlueGill common stock outstanding immediately before the effective time of the merger. This number will represent the exchange ratio of BlueGill stock for our common stock. The number of diluted shares of BlueGill common stock will be computed based on the treasury stock method of accounting and will include BlueGill preferred stock, warrants and vested options, but exclude unvested common stock and unvested options. As of April 30, 2000, the number of diluted shares of BlueGill common stock is 34,668,930.

     CheckFree common stock which will be delivered as the merger consideration will not have any of the rights, preferences or privileges which BlueGill preferred stock currently contain, including liquidation preferences, redemption rights and class voting.

     We will deposit 10% of the merger consideration issuable to each BlueGill stockholder with the escrow agent designated in the escrow agreement between us, BlueGill, the BlueGill stockholders, the agent of the BlueGill stockholders and the escrow agent. We may make a claim for indemnification for any losses, claims, damages or expenses we may incur arising from a breach or misrepresentation of any representations or warranties made by BlueGill in the merger agreement. We cannot make a claim for indemnification until our claim exceeds $1 million, thereafter we are entitled to a dollar for dollar offset against the escrow. The terms of the escrow are governed by an escrow agreement, a copy of which is attached as an exhibit to the merger agreement. Under the terms of the escrow agreement, a committee of five BlueGill stockholders, Harold
N. Davis, Robert D. Pavey, Mark Siegel, John McIlwraith, and Thomas C. Kinnear, will act as shareholders' agent to authorize the payment of any indemnification claims out of the escrow. Any disputes between us and the shareholders' agent will be settled through arbitration. To the extent not needed to pay claims, these shares will be released from escrow and delivered to the BlueGill stockholders upon the first to occur of:

     - one year after the closing date of the merger; or

     - the completion of an audit on the merged companies and our filing of our Annual Report on Form 10-K with the Commission for the fiscal year ending June 30, 2000.

     No fractional shares of our common stock will be issued to BlueGill stockholders. Instead, each BlueGill stockholder otherwise entitled to receive a fractional share will receive its cash value, as calculated according to the merger agreement. BlueGill stockholders will not receive interest with respect to any of these cash payments.

     When the merger is completed, we will assume all warrants and options to purchase BlueGill common stock that have not been exercised or cancelled prior to the effective time of the merger. After the effective time, these warrants and options will represent warrants and options to purchase our common stock and will continue to have the same terms and conditions set forth in the applicable warrant or option agreement in effect before the merger, except that:

     - BlueGill options and warrants will be or become exercisable for the number of whole shares of our common stock equal to the number of BlueGill shares of common stock issuable upon the exercise of the BlueGill options and warrants immediately before the merger multiplied by the exchange ratio, rounded to the nearest whole number; and

     - the per share exercise price for shares issuable upon the exercise of the assumed BlueGill options and warrants will be equal to the per share exercise price immediately before the merger divided by the exchange ratio, rounded to the nearest whole cent.

     All unvested common stock, warrants, and options to purchase BlueGill common stock that are outstanding immediately before the effective time will automatically convert into unvested stock, warrants, and options to purchase our common stock. BlueGill stock that is restricted or subject to forfeiture or other condition, once converted into shares of our stock, warrants and options, will contain the same restrictions and conditions.

  Covenants and Conditions to Completion of the Merger

     The merger agreement contains covenants that CheckFree, CheckFree Acquisition, and BlueGill have made in connection with the merger. These covenants relate to:

     - the conduct of BlueGill's business before the completion of the merger;

     - the preparation and filing of a registration statement with the Securities and Exchange Commission;

     - the indemnification of directors, officers, employees, and agents of BlueGill for any claim against them concerning the merger; and

     - other customary covenants for agreements of this type.

     In addition, each of the parties have made representations and warranties about matters including our respective assets, liabilities, financial statements, and authority to enter into the merger. These representations and warranties are customary in this type of transaction.

     The merger agreement also contains conditions that CheckFree, CheckFree Acquisition, and BlueGill each must satisfy before any of us is obligated to complete the merger. The appropriate party may waive any of these conditions to the merger. If BlueGill waives a condition to the merger, it will then resolicit stockholder approval of the merger. These conditions require that:

     - BlueGill obtain approval of the merger agreement and merger from its stockholders, and if required, that we obtain the same approval from our stockholders;

     - the expiration or early termination of the waiting period under the Hart-Scott-Rodino Act;

     - no legal injunction, order or decree be in effect that would prevent completion of the merger as contemplated by the parties in the merger agreement;

     - the Securities and Exchange Commission declare effective the Form S-4 Registration Statement regarding the merger; and

     - holders of not more than 10% of BlueGill's outstanding stock notify BlueGill in accordance with Delaware law of their intention to assert appraisal.

     In addition, the merger agreement provides conditions under which CheckFree or BlueGill may abandon the merger, several of which are customary in this type of transaction. The merger agreement also allows for termination under the following circumstances:

     - if the average trading price of our common stock on the Nasdaq National Market is less than $50.00, we may terminate the merger, provided that we:

        (1) provide BlueGill with written notice of termination by 6:00 p.m. E.S.T. on the business day immediately before the closing date of the merger; and

        (2) pay BlueGill a $7,500,000 termination fee.

     BlueGill, however, may reinstate the merger agreement by submitting to us a written notice of reinstatement by 11:59 p.m. the same day. If BlueGill opts to reinstate the merger agreement, it will be as if

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

we never exercised our termination right, and the merger consideration that we will pay to BlueGill's stockholders will be 5,000,000 shares of our common stock.

     - if the BlueGill stockholders do not approve the merger on or before April 30, 2000, we will have the right to terminate the merger agreement and collect a termination fee of $7.5 million from BlueGill. In addition, BlueGill will be required to pay us an additional $17.5 million termination fee if:

        (1) a third party makes a superior acquisition proposal to BlueGill before termination of the merger agreement; and

        (2) within 12 months following termination of the merger agreement, BlueGill enters into a definitive agreement for this proposal.

     - if the merger is not completed by April 30, 2000, then either CheckFree or BlueGill may terminate the merger agreement provided the terminating party has not materially breached the agreement.

     If we provide BlueGill with a termination notice because the average trading price of our common stock is below $50.00, BlueGill's board of directors will meet to determine whether or not it is in the best interest of BlueGill and its stockholders to reinstate the agreement. At this meeting, BlueGill anticipates that the BlueGill board of directors will consider factors such as:

     - the recent volatility of our common stock, including the extent to which that volatility is a reflection of general market and business conditions as compared to our business and prospects;

     - the amount by which our average trading price is below $50.00;

     - a reevaluation of the factors that BlueGill's board of directors considered in finding that the merger was fair and in the best interests of its stockholders;

     - the effects of not going forward with the merger on BlueGill's prospects, employees and customers; and

     - the benefits and detriments of proceeding and not proceeding with the merger.

EXCHANGE OF CERTIFICATES

     When the merger is completed, BlueGill common stock and preferred stock will automatically convert into the right to receive shares of our common stock. Therefore, BlueGill stockholders will need to exchange their old BlueGill stock certificates for new CheckFree stock certificates as a result of the merger.

     Our transfer agent, The Fifth Third Bank, will deliver to BlueGill's stockholders of record a letter of transmittal and instructions to facilitate the exchange of certificates. A BlueGill stockholder who surrenders his or her certificate to Fifth Third Bank, together with a duly executed letter of transmittal and a copy of the escrow agreement signed by the stockholder, will receive, in exchange therefor:

     - a certificate representing 90% of the shares of CheckFree common stock that the stockholder is entitled to receive; and

     - when applicable, a check representing cash in lieu of any fractional shares.

The remaining 10% of the merger consideration will be placed in escrow under the terms of the escrow agreement.

     If a certificate representing shares of BlueGill stock has been lost, stolen or destroyed, the stockholder must submit to Fifth Third Bank an affidavit in a form that we and Fifth Third Bank have approved. Upon receipt of a properly executed affidavit, Fifth Third Bank will deem the lost, stolen or destroyed certificate to be cancelled. As a condition to issuing a new stock certificate, however, we may require the holder of any lost, stolen or destroyed certificate to provide us with a bond in any amount as we may direct.

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

     BLUEGILL STOCKHOLDERS SHOULD NOT SUBMIT ANY STOCK CERTIFICATES NOW, BUT RATHER SHOULD ONLY SUBMIT STOCK CERTIFICATES UPON RECEIPT OF, AND TOGETHER WITH, THE LETTER OF TRANSMITTAL AND ACCOMPANYING INSTRUCTIONS, AS WELL AS AN EXECUTED COPY OF THE ESCROW AGREEMENT.

APPRAISAL RIGHTS

     Under Delaware law, BlueGill stockholders of record who have:

     - not voted their shares or executed written consents in favor of the merger; and

     - properly exercised and perfected appraisal rights with respect to the merger under Section 262 of the Delaware General Corporation Law,

will not have their shares converted for shares of our common stock, but will have the right to receive payment of the appraised value of their shares under
Section 262. Perfection of appraisal rights requires, among other actions, that the dissenting stockholder deliver a written demand for appraisal in accordance with Section 262. BlueGill stockholders who follow the procedures set forth in
Section 262 will be entitled to have their shares appraised by the Delaware Chancery Court and to receive payment of the "fair value" of these shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, as determined by the court. A BlueGill stockholder, however, will forfeit all rights to appraisal if he or she:

     - subsequently delivers a written withdrawal of his demand for appraisal of his or her shares;

     - fails to perfect or loses his or her appraisal rights as provided in
       Section 262; or

     - fails to demand payment within the time period provided in Section 262.

     BlueGill shares that have lost their appraisal rights will be deemed to have been converted into and to have become exchangeable for the right to receive the merger consideration, without interest, at the effective time of the merger.

     Section 262 provides that where a merger is approved and adopted by written consent of stockholders, as BlueGill has elected to do in this situation, the corporation must:

     - notify each of its stockholders entitled to appraisal rights that these appraisal rights are available; and

     - include in this notice a copy of Section 262.

The corporation must provide this notification either before the effective time of the merger or within ten days thereafter. The notice to BlueGill's stockholders and the applicable statutory provisions of Delaware law are attached to this information statement/prospectus as Appendix B and will be sent to all holders of BlueGill stock as of the record date. Any BlueGill stockholder who wishes to exercise appraisal rights or who wishes to preserve the right to do so, should review the following discussion and Appendix B carefully because failure to timely and properly comply with the procedures specified will result in the loss of appraisal rights under the Delaware law.

     A HOLDER OF SHARES WISHING TO EXERCISE APPRAISAL RIGHTS MUST DELIVER A WRITTEN DEMAND FOR APPRAISAL OF SHARES TO BLUEGILL NO LATER THAN 20 DAYS AFTER THE NOTICE DESCRIBED ABOVE IS MAILED. IN ADDITION, A HOLDER OF SHARES WISHING TO EXERCISE APPRAISAL RIGHTS MUST HOLD HIS SHARES OF RECORD:

     - on the date that the holder submits the written demand for appraisal; and

     - at the effective time.

     Only a holder of record of shares is entitled to assert appraisal rights for the shares registered in that holder's name. A demand for appraisal should be executed by or on behalf of the holder of record, fully and correctly, as his or her name appears on the stock certificates. If the shares are owned of record in a fiduciary capacity, like by a trustee, guardian or custodian, execution of the demand should be made in that capacity. If the shares are owned of record by more than one person, as in a joint tenancy or tenancy in common, the demand should be executed by or on behalf of all joint owners. An authorized agent, including one or more

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

joint owners, may execute a demand for appraisal on behalf of a holder of record; however, the agent must identify the record owner or owners and expressly disclose the fact that, in executing the demand, the agent is agent for the owner or owners. A record holder who holds shares as nominee for several beneficial owners may exercise appraisal rights for the shares held on behalf of one or more beneficial owners while not exercising these rights for the shares held for other beneficial owners; in that case, the written demand should set forth the number of shares for which appraisal is sought. Where no number of shares is expressly mentioned, the demand will be presumed to cover all shares held in the name of the record owner. BlueGill stockholders who hold their shares in brokerage accounts or other nominee forms and who wish to exercise appraisal rights are urged to consult with their brokers to determine the appropriate procedures for the nominee's submission of a demand for appraisal.

     BlueGill stockholders should send or deliver all written demands for appraisal to BlueGill Technologies, Inc., c/o Vinay Gupta, 935 Technology Drive, Ann Arbor, Michigan 48108.

     Within 120 days after the effective time of the merger, any BlueGill stockholder who has complied with the requirements for exercise of appraisal rights will be entitled, upon written request, to receive from BlueGill, a written statement setting forth:

     - the aggregate number of shares not voted in favor of the merger and for which demands for appraisal have been received; and

     - the aggregate number of holders of these shares.

     BlueGill must mail these statements within 10 days after receiving a written request therefor or within 10 days after expiration of the period for delivery of demands for appraisal under Section 262, whichever is later.

     In addition, within 120 days after the effective time, but not later, BlueGill or any BlueGill stockholder who has complied with the statutory requirements summarized above may file a petition with the Delaware Chancery Court demanding a determination of the fair value of the stockholder's shares. If a BlueGill stockholder files a petition, BlueGill will also receive a copy. BlueGill, however, is under no obligation to and has no present intention to file a petition for the appraisal of the fair value of the shares. It is the obligation of the BlueGill stockholders to initiate all necessary action to perfect their appraisal rights within the time prescribed in Section 262.

     If a BlueGill stockholder timely files a petition for appraisal, at the hearing on the petition, the court will determine the stockholders entitled to appraisal rights and will appraise the fair value of their shares, exclusive of any element of value arising from the accomplishment or expectation of the merger, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. The court may appoint one or more appraisers to determine the fair value of the shares and to make a recommendation to the court. Stockholders considering seeking appraisal should be aware that:

     - the fair value of their shares as determined under Section 262 could be more than, the same as or less than the value of the consideration they would receive under the merger agreement if they did not seek appraisal of their shares; and

     - investment banking opinions as to fairness from a financial point of view are not necessarily opinions as to fair value under Section 262.

In determining fair value, the court is required to take into account all relevant factors. In determining fair rate of interest, the court may consider all relevant factors, including the rate of interest that BlueGill would have had to pay to borrow money during the pendency of the appraisal proceeding.

     The Delaware Supreme Court has discussed the factors that could be considered in determining fair value in an appraisal proceeding, stating that "proof of value by any technique or methods which are generally considered acceptable in the financial community and otherwise admissible in court" should be considered in the appraisal proceeding and that "fair price obviously requires consideration of all relevant factors involving the value of a company." The Delaware Supreme Court has also stated that in determining fair value, the court must consider market value, asset value, dividends, earnings prospects, the nature of the enterprise and any other facts which could be ascertained as of the date of the merger which throw light on future prospects of the merged corporation. Moreover, the Delaware Supreme Court has stated that "elements of future value, including the nature of the enterprise, which are known or susceptible of proof as of the date of the merger and not the product of speculation, may be considered." Section 262, however, provides that fair value is to be "exclusive of any element of value arising from the accomplishment or expectation of the merger." In addition, Delaware courts have decided that the statutory appraisal remedy, depending on factual instances, may or may not be a dissenter's exclusive remedy.

     The costs of the action may be determined by the court and taxed upon the parties as the court deems equitable. Upon a stockholder's application, the court may also order that all or a portion of the expenses incurred by any stockholder for an appraisal, including, without limitation, reasonable attorneys' fees and the fees and expenses of experts utilized in the appraisal proceeding, be charged pro rata against the value of all of the shares entitled to appraisal.

     Any holder of shares who has duly demanded an appraisal in compliance with
Section 262 will not, after the effective time, be entitled to vote the shares subject to the demand for any purpose or be entitled to the payment of dividends or other distributions on those shares, except dividends or other distributions payable to holders of record of shares as of a record date prior to the effective time.

     If any stockholder who properly demands appraisal of his shares under
Section 262 fails to perfect, or effectively withdraws or loses, his right to appraisal, as provided under Delaware law, that stockholder's shares will convert into the right to receive the merger consideration provided for under the merger agreement. A stockholder will fail to perfect, or effectively lose or withdraw, his right to appraisal if, among other things:

     - the stockholder fails to demand appraisal of his shares by the date which is 20 days after the notice is mailed;

     - no petition for appraisal is filed within 120 days after the effective time; or

     - the stockholder delivers to BlueGill a written withdrawal of his demand for appraisal and acceptance of the merger, except that any attempt to withdraw made more than 60 days after the effective time will require the written approval of BlueGill.

     FAILURE TO FOLLOW THE STEPS REQUIRED BY SECTION 262 OF THE DELAWARE GENERAL CORPORATION LAW FOR PERFECTING APPRAISAL RIGHTS MAY RESULT IN THE LOSS OF THESE RIGHTS.

CONFLICTS OF INTEREST OF DIRECTORS AND OFFICERS OF BLUEGILL IN THE MERGER

     In considering the recommendations of BlueGill's board of directors with respect to the merger agreement, BlueGill's stockholders should be aware that the some of the directors and members of management have interests in the merger that are different from, or in addition to, the interests of the BlueGill stockholders generally. A description of the interests of these individuals is set forth below. BlueGill's board of directors was aware of these interests and considered them, among other things, in approving the merger.

     Employment. The BlueGill stockholders who are also employees of BlueGill will continue to be employed by the combined company following the merger. At the closing of the merger, Mr. Davis, Mr. Gupta and Mr. Simonson, each a BlueGill officer, will have employment agreements with the combined company. These officers, as well as other BlueGill employees who continue their employment, will also be entitled to participate in CheckFree's employee benefit plans, including receiving the grant of stock options in CheckFree common stock.

     Stock Options. Pursuant to the terms of BlueGill's stock option grants, in connection with the merger, specified options will become fully vested and exercisable. Assuming the merger closes on April 30, 2000,

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

the following table sets forth the number of BlueGill options that will become fully vested and exercisable at the closing for the BlueGill executives:

NAME AND TITLE                       OPTIONS WHOSE VESTING ACCELERATE   WEIGHTED AVERAGE EXERCISE PRICE
--------------                       --------------------------------   -------------------------------
Harold Davis, President............           181,250 shares                        $0.1317
Ray Simonson, Vice President.......           481,771 shares                        $0.0462
Vinay Gupta, CFO, Treasurer and
  Secretary........................           315,104 shares                        $0.0696
Richard Pickering, Vice President
  of Marketing.....................           223,437 shares                        $0.0600
Scott Bloom, General Counsel.......           12,500 shares                         $0.3200
Kirk Dauksavage, Vice President of
  Sales............................           210,000 shares                        $0.0600

     Indemnification and Insurance. Under the merger agreement, we will:

     - indemnify and hold harmless present directors and officers of BlueGill for all acts or omissions occurring prior to the effective time of the merger, including the transactions contemplated by the merger agreement, to the same extent these persons are indemnified and held harmless in BlueGill's certificate of incorporation or by-laws as of the date of the merger agreement; and

     - provide, for a period of six years after the effective time of the merger, an insurance and indemnification policy that grants BlueGill's officers and directors in office immediately prior to the effective time of the merger coverage substantially equivalent to BlueGill's policy in effect as of the date of the merger agreement.

NASDAQ LISTING

     We expect that shares of our common stock to be issued in the merger will be listed on the Nasdaq National Market. We have filed a listing application with Nasdaq covering these shares. Nasdaq's approval of this application is a condition precedent to the completion of the merger.

REGULATORY APPROVALS

     Under the requirements of the Hart-Scott-Rodino Antitrust Improvements Act of 1976, CheckFree and BlueGill each filed a pre-merger notification report with the Federal Trade Commission and the Antitrust Division of the United States Department of Justice. As a condition to CheckFree's and BlueGill's obligation to complete the merger, the waiting period under the Hart-Scott-Rodino Act must have expired or been earlier terminated. This waiting period expired on January 24, 2000.

ACCOUNTING TREATMENT

     We intend to account for the merger using the purchase method of accounting under generally accepted accounting principles and the rules and regulations of the Securities and Exchange Commission.

INCOME TAX CONSEQUENCES

     The following discussion summarizes all material U.S. and Canadian federal income tax consequences of the merger to BlueGill stockholders. This discussion does not address all aspects of U.S. and Canadian federal income taxation that may be relevant to particular stockholders, and may not apply to stockholders whom:

     - are neither U.S. nor Canadian citizens or residents;

     - will acquire our common stock through the exercise or termination of employee stock options or otherwise as compensation; or

     - are broker-dealers, retirement plans, tax-exempt entities, financial institutions or insurance companies.

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

It also does not address the applicability of any other foreign, state, local or other tax laws. The discussion assumes that BlueGill stockholders hold their BlueGill stock as capital assets within the meaning of Section 1221 of the Internal Revenue Code of 1986, as amended, or within the meaning of the Income Tax Act (Canada).

     The following discussion is based on currently existing provisions of the United States and Canadian tax laws, existing and proposed regulations thereunder, and current administrative rulings and court decisions. The discussion is not binding on the Internal Revenue Service or Canadian tax authorities and no tax rulings will be sought or be obtained in connection with the merger. There can be no assurance that the Internal Revenue Service or Canadian tax authorities will agree with the tax consequences of the merger described above. All of the tax discussion in this information statement/prospectus is subject to change as a result of changes in the U.S. and Canadian tax laws, which could impact the continuing validity of the this tax discussion.

     THESE CONCLUSIONS ARE BASED UPON ADVICE OF BLUEGILL'S COUNSEL AND CHECKFREE'S COUNSEL, TOGETHER WITH WRITTEN REPRESENTATIONS CONTAINED IN CERTIFICATES DELIVERED BY CHECKFREE AND BLUEGILL IN CONNECTION WITH THE MERGER. NEITHER BLUEGILL'S COUNSEL NOR CHECKFREE'S COUNSEL ARE DELIVERING AN OPINION WITH RESPECT TO THE U.S. TAX CONSEQUENCES OF THE MERGER. BLUEGILL STOCKHOLDERS SHOULD, THEREFORE, CONSULT THEIR OWN TAX ADVISORS AS TO THE PARTICULAR TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING THE APPLICABILITY AND EFFECT OF FOREIGN, STATE, LOCAL AND OTHER TAX LAWS.

U.S. FEDERAL INCOME TAX

     The merger will be a tax-free reorganization under Section 368 of the Code and will have the following U.S. federal income tax consequences to BlueGill stockholders:

     - BlueGill stockholders will recognize no gain or loss upon the conversion of their BlueGill shares into shares of our common stock, except that they will recognize a gain or loss on their receipt of cash, if any, in lieu of fractional shares. Any recognized gain or loss will be capital gain or loss equal to the difference between the cash received and the portion of the BlueGill stockholder's basis in the BlueGill stock allocable to the fractional share;

     - the tax basis of shares of our common stock received by a BlueGill stockholder will be the same as the stockholder's basis in BlueGill shares converted in the merger, reduced by any amount allocable to a fractional share interest for which cash is received;

     - the holding period for the shares of our common stock received in the merger will include the holding period of the BlueGill shares converted in the merger; and

     - BlueGill stockholders will recognize gain or loss for U.S. income tax purposes in connection with the exercise of appraisal rights.

     Payments made in lieu of issuance of fractional shares of our common stock may be subject to information reporting to the Internal Revenue Service and a backup withholding tax. Backup withholding will not apply, however, to a payment to a BlueGill stockholder or his or her payee that completes and signs the substitute Form W-9 that will be included as part of the transmittal letter or otherwise proves to CheckFree and the exchange agent that they are exempt from backup withholding.

CANADIAN FEDERAL INCOME TAX

     We anticipate that the merger will be a tax free reorganization for Canadian income tax purposes, and that BlueGill stockholders will, unless they elect otherwise, recognize no gain or loss upon conversion of their BlueGill shares into shares of our common stock, except that there are special rules with respect to cash received, if any, in lieu of fractional shares. BlueGill stockholders will, however, recognize gain or loss for Canadian income tax purposes in connection with the exercise of appraisal rights.

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

RESALES BY AFFILIATES

     Stockholders who are deemed "affiliates" of BlueGill under Rule 145 of the Securities Act will only be permitted to transfer their shares of our common stock issued in the merger under the following circumstances:

     - pursuant to an effective registration statement under the Securities Act;

     - in compliance with Rule 145; or

     - pursuant to an exemption from the registration requirements of the Securities Act.

     We will place appropriate legends on the certificates of our common stock to be received by affiliates of BlueGill. We may also issue stock transfer instructions to our transfer agent, The Fifth Third Bank, reflecting the resale restrictions on BlueGill affiliates stated above. As a condition to completion of the merger, the merger agreement requires affiliates of BlueGill to deliver a written agreement to us stating that they will not sell, transfer, or dispose of their shares of our common stock received in the merger except in accordance with the above restrictions.

     In addition to these restrictions, Messrs. Hal Davis, Ray Simonson, and Vinay Gupta have entered into a stock restriction agreement with us which further inhibits their ability to resell our common stock. This agreement limits each of these BlueGill stockholders to the sale of a maximum of 25% of their CheckFree common stock, including from their exercise of BlueGill stock options converted to CheckFree stock options, during each three-month period following the closing date of the merger.

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

                           THE TRANSPOINT ACQUISITION

     THE DISCUSSION PROVIDED IN THIS "THE TRANSPOINT ACQUISITION" SECTION IS PROVIDED TO YOU FOR INFORMATIONAL PURPOSES ONLY AND IS NOT INTENDED TO SOLICIT YOUR VOTE OR PROXY IN CONNECTION WITH THE TRANSPOINT ACQUISITION. PRIOR TO THE SOLICITATION OF YOUR VOTE OR PROXY FOR THE TRANSPOINT ACQUISITION, YOU WILL RECEIVE FROM US A PROXY STATEMENT/PROSPECTUS PREPARED IN ACCORDANCE WITH THE SECURITIES EXCHANGE ACT OF 1934.

     On February 15, 2000, we entered into a merger and contribution agreement with the entities that own the TransPoint business to purchase the TransPoint business on the terms and conditions described below.

GENERAL

     The TransPoint business is jointly owned by Microsoft Corporation, First Data Corporation, and Citibank, N.A. TransPoint operates an Internet based electronic bill presentment and payment service. This service allows businesses like utility companies, credit card issuers and mortgagees that have traditionally mailed their customers paper bills and/or statements, to contract with TransPoint to replace these paper bills and/or statements with electronic bills and/or statements delivered via the Internet and allows payment to be made on these electronic bills and/or statements. The TransPoint business is conducted through four limited liability companies: MSFDC, LLC; TransPoint, LLC; TransPoint Technology Services, LLC; and TransPoint Accounting, LLC; and a limited partnership, MSFDC International L.P. These companies collectively do business under the name "TransPoint."

CHECKFREE CORPORATION

     CheckFree Corporation is a newly formed corporation that currently is our wholly owned subsidiary and has not, to date, conducted any activities other than those incident to its formation and the matters contemplated by the merger and contribution agreement. Upon completion of the TransPoint acquisition, we and TransPoint will become wholly owned subsidiaries of CheckFree Corporation. Accordingly, the business of CheckFree Corporation will be the combined businesses currently conducted by us, TransPoint and each of their subsidiaries.

THE STRUCTURE OF THE TRANSPOINT ACQUISITION

     To accomplish the combination of the our and TransPoint businesses, we formed a new subsidiary, CheckFree Corporation, which currently has one subsidiary, Chopper Merger Corporation. At the time the TransPoint acquisition is completed:

     - Chopper Merger Corporation will merge into us, and we will be the surviving corporation and a wholly owned subsidiary of CheckFree Corporation; and

     - the owners of the TransPoint entities will contribute their equity interests in the TransPoint entities to CheckFree Corporation, with the TransPoint entities then being held as CheckFree Corporation's wholly owned subsidiaries.

     In connection with the Transfers, CheckFree Corporation will issue shares of its common stock as follows:

     - each of our stockholders will receive one share of CheckFree Corporation common stock for each share of our common stock that it holds; and

     - the owners of the TransPoint entities, which include affiliates of Microsoft, First Data and Citibank, will together receive 17,000,000 shares of CheckFree Corporation common stock, or approximately 23% of CheckFree Corporation's outstanding common stock.

     The organization and approximate ownership of the companies immediately before and after the Transfers are illustrated in the diagrams located at the end of this section entitled "The TransPoint Acquisition."

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

REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares of our common stock outstanding as of the record date is required to adopt the merger and contribution agreement.

APPRAISAL RIGHTS

     Under Delaware law, our stockholders will not be entitled to appraisal rights as a result of the TransPoint acquisition.

BOARD OF DIRECTORS AND MANAGEMENT FOLLOWING THE TRANSPOINT ACQUISITION

     We have agreed that after the TransPoint acquisition is completed the CheckFree Corporation board of directors will be comprised of eight members, including our six current directors, one nominee named by Microsoft and one nominee named by First Data. Our executive officers immediately before the TransPoint acquisition will be executive officers of CheckFree Corporation after the TransPoint acquisition is completed.

CONFLICTS OF INTERESTS OF DIRECTORS IN THE TRANSPOINT ACQUISITION

     Some of the directors of CheckFree Corporation have interests in the TransPoint acquisition that are different from, or are in addition to, the interests of our stockholders, including the following:

     - Henry C. Duques, who will be a director of CheckFree Corporation upon completion of the TransPoint acquisition, is the Chairman and Chief Executive Officer of First Data. First Data and its affiliates will receive 6,567,250 shares of CheckFree Corporation common stock and enter into a marketing agreement with CheckFree Corporation in connection with the TransPoint acquisition.

     - Lewis Levin, who will be a director of CheckFree Corporation upon completion of the TransPoint acquisition, is the President and Chief Executive Officer of the TransPoint Entities and a Vice President of Microsoft. Microsoft and its affiliates will receive 8,567,250 shares of CheckFree Corporation common stock and enter into a commercial alliance agreement with CheckFree Corporation in connection with the TransPoint acquisition.

TREATMENT OF STOCK OPTIONS AND WARRANTS

     When the TransPoint acquisition is completed, each of our outstanding stock options will be converted into an option to purchase shares of CheckFree Corporation common stock at an exercise price per share equal to the exercise price per share of our common stock subject to the option immediately before the conversion. In addition, each of our outstanding warrants will be converted into warrants to purchase shares of CheckFree Corporation common stock at an exercise price per share equal to the exercise price per share of our common stock subject to the warrant immediately before the conversion. Except for the changes discussed above, the TransPoint acquisition will not result in any changes to the terms and conditions of our outstanding stock options and warrants.

TREATMENT OF THE NOTES

     When the TransPoint acquisition is completed, each of the $172.5 million aggregate principal amount of outstanding 6 1/2% subordinated convertible notes due 2006 issued by us will remain an obligation of CheckFree Holdings, but will be convertible into shares of CheckFree Corporation common stock. The merger, however, will constitute a change in control as defined in the indenture governing the notes, entitling the noteholders to require us to purchase their notes within 30 days of the completion of the TransPoint acquisition.

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

TAX CONSEQUENCES

     We expect the TransPoint merger to qualify as a tax-free reorganization for United States federal income tax purposes. In general, our stockholders will not recognize any gain or loss on the exchange of their CheckFree Holdings common stock for CheckFree Corporation common stock.

ACCOUNTING TREATMENT

     CheckFree Corporation intends to account for the acquisition of the TransPoint entities under the purchase method of accounting for business combinations.

MARKET INFORMATION

     We intend to apply to list the CheckFree Corporation common stock to be issued in the TransPoint acquisition on the Nasdaq National Market under our current symbol, "CKFR." Upon completion of the TransPoint acquisition, the CheckFree Corporation common stock will continue to trade without interruption under the same symbol as our common stock traded prior to the TransPoint acquisition.

OVERVIEW OF THE MERGER AGREEMENT

     Conditions to the Completion of the TransPoint Acquisition. Each of our and TransPoint's obligation to complete the TransPoint acquisition is subject to the satisfaction or waiver of conditions, including those listed below:

     - adoption of the merger and contribution agreement by our stockholders;

     - termination of any waiting period under United States antitrust laws, receipt of all other required regulatory approvals and submission of all required filings with governmental authorities;

     - the absence of legal prohibitions to the TransPoint acquisition;

     - the effectiveness under the Securities Act of 1933 of the registration statement to be filed with the Securities and Exchange Commission;

     - the authorization for listing on the Nasdaq National Market of the CheckFree Corporation shares to be issued in the TransPoint acquisition;

     - the execution of the ancillary documents, including the Microsoft commercial alliance agreement and the First Data marketing agreement described below;

     - the other party's material compliance with its obligations under the merger and contribution agreement and the truth and accuracy of the representations made by this party under the merger and contribution agreement; and

     - each party receiving from its counsel a written opinion regarding the tax-free nature of the TransPoint acquisition.

     Termination of the Merger and Contribution Agreement. We and the owners of the TransPoint entities may agree to terminate the merger and contribution agreement at any time. In addition, either we or the owners of the TransPoint entities may terminate the merger and contribution agreement under any of the following circumstances:

     - if the effective time of the TransPoint acquisition has not occurred by February 15, 2001, except that this termination right will not be available to any party whose failure to fulfill any obligation under the merger and contribution agreement has resulted in the failure of the closing to occur on or prior to this date;

     - if any governmental entity has issued a final and nonappealable ruling or taken any other action restraining or prohibiting the TransPoint acquisition;

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

     - if the other party breaches any of its representations, warranties, covenants or agreements under the merger and contribution agreement so that the closing conditions cannot be satisfied, subject to a 15-day cure period;

     - if the approval of our stockholders of the merger and contribution agreement is not obtained at a duly held stockholders meeting; or

     - if a governmental entity conditions its approval to the TransPoint acquisition upon a limitation or restriction on one of the parties which that party is not required to take under the merger and contribution agreement.

     The owners of the TransPoint entities also may terminate the merger and contribution agreement if our board of directors withdraws or adversely modifies its recommendation that our stockholders approve the merger and contribution agreement.

     Termination Fees. We will be obligated to pay termination fees to the owners of the TransPoint entities in the following amounts under the following circumstances:

     - an aggregate amount of $25 million if the merger and contribution agreement is terminated under circumstances related to our stockholders' failure to adopt the merger and contribution agreement or if our board of directors modifies its recommendation to our stockholders;

     - an aggregate amount of $12.5 million if we terminate the merger and contribution agreement because a governmental entity has conditioned the TransPoint acquisition upon a limitation or restriction that we are not required to comply with under the merger and contribution agreement; and

     - an aggregate amount equal to 3.5% of the fair market value of the shares of the CheckFree Corporation common stock to be issued to the owners of the TransPoint entities under the merger and contribution agreement if the merger and contribution agreement is terminated under specified circumstances after a third party makes a proposal to obtain control of CheckFree Holdings.

     Completion and Effectiveness of the TransPoint Acquisition. We will complete the TransPoint acquisition when all of the conditions to completion of the TransPoint acquisition are satisfied or waived in accordance with the merger and contribution agreement. The TransPoint acquisition will become effective when we file the certificate of merger with the State of Delaware. We expect to complete the TransPoint acquisition during the summer of 2000.

RELATED AGREEMENTS

MICROSOFT COMMERCIAL ALLIANCE AGREEMENT

     Under the merger and contribution agreement, on the closing date CheckFree Corporation and Microsoft will execute a commercial alliance agreement that contains the provisions described below.

  Microsoft's Exclusive Use of CheckFree Corporation's Platform and Services

     Under the commercial alliance agreement, Microsoft will agree to use CheckFree Corporation exclusively for all pay anyone and bill presentment and payment services offered by Microsoft, subject to various exceptions for types of services not available from CheckFree Corporation and the provision of technology in various circumstances related to Microsoft's current business and product lines.

     As part of this exclusivity obligation, Microsoft will create and implement a web-based service targeted at individual consumers that will be offered in the MoneyCentral area of Microsoft's MSN Internet offering. This service will exclusively utilize our current platform for pay anyone and bill presentment and payment services. In addition, Microsoft will agree to use its commercially reasonable efforts to promote the use of the MSN payment service as a benefit that MSN users will be able to receive if they provide the additional authentication information to Microsoft that would be needed to access payment applications and services on MSN. Microsoft will agree that the MSN payment service will be displayed equally or more prominently on

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

any area of MSN that includes choices among various providers of pay anyone and bill presentment and payment services.

     Microsoft will also agree that the MSN payment service will be the exclusive pay anyone and bill presentment and payment service that it promotes as a feature of its Hotmail email service.

  Preferred Supplier Status of CheckFree Corporation

     Microsoft will agree to grant CheckFree Corporation a 90-day exclusive negotiation period for the provision of our pay anyone and/or bill presentment and payment services targeted at businesses that may be offered by Microsoft. In addition, Microsoft will agree to grant to CheckFree Corporation a 90-day exclusive negotiation period for the provision of any future back end payment services for demand deposit accounts with financial statements that CheckFree Corporation then offers. With respect to back end services other than for payment services for demand deposit accounts with financial statements, CheckFree Corporation and Microsoft will agree to cooperate on jointly developing new payment capabilities.

  Integration of CheckFree Corporation Services

     To the extent that Microsoft provides payment, invoicing or bill presentment functionality in any generally available Microsoft Internet and electronic commerce platforms and tools, similar to Microsoft's BizTalk Server, and that functionality, incorporates, any third party's pay anyone and bill presentment and payment services, then Microsoft will integrate our "pay anyone" and bill presentment and payment services to this platform or tool or provide interoperability.

  CheckFree Corporation Support of Microsoft Platforms

     CheckFree Corporation will agree that the version of our biller premises software that is offered for Microsoft's Windows NT and SQL Server will be the most favorable version of this software in terms of price, functionality and performance, taking into account the functionality and its performance characteristics of these Microsoft platforms. In addition, the software version and will be commercially released at least 90 days prior to its commercial release for any other platform. CheckFree Corporation will also agree to grant a 90-day exclusive negotiation period to Microsoft regarding our use of Microsoft's enhanced user authentication credential services, like Passport, as a single sign-on authentication to access our services.

  Fees and Revenue Guarantees

     Beginning no later than 120 days after the closing of the merger and contribution agreement, Microsoft will begin to pay a quarterly fee to CheckFree Corporation for the services then provided by CheckFree Corporation to Microsoft, which will be based on pricing terms set forth in the agreement. CheckFree Corporation will agree that the pricing and other material terms, in the aggregate, that it will offer Microsoft will be at least as favorable as the terms CheckFree Corporation offers to any third party.

     Microsoft will guarantee over the five year term of the agreement that it will make payments for CheckFree Corporation's services of at least $120 million in the aggregate. In addition, until this $120 million amount has been paid, the following monthly guarantee amounts will apply:

Year 1..................................    $1.0 million per month
Year 2..................................    $1.5 million per month
Year 3..................................    $2.0 million per month
Year 4..................................    $2.5 million per month
Year 5..................................    $3.0 million per month

     Microsoft will be entitled to receive a credit per bill for bill presentment services performed for billers for bills received by Microsoft customers using CheckFree Corporation's services.

     If during any month the amount actually paid by Microsoft is less than the applicable minimum monthly guarantee indicated above for the month, then Microsoft will owe the difference to CheckFree Corporation, less any credits earned by Microsoft during this monthly period.

     In various circumstances, to the extent Microsoft pays more to CheckFree Corporation than the monthly minimums, Microsoft will be entitled to carry-forward and carry-back these excess amounts to other monthly periods to offset amounts otherwise owed to us pursuant to the minimum guarantees.

  Non-Competition

     During the five year term of the commercial alliance agreement, Microsoft will generally agree that it will not engage in, license TransPoint intellectual property to anyone who engages in, or acquire or invest in, anyone who engages in the type of pay anyone and bill presentment and payment in which CheckFree Corporation currently engages, with the following general types of exceptions:

     - procuring or offering the types of products that are not offered by CheckFree Corporation;

     - continuing specified existing contractual arrangements that have been disclosed to CheckFree Corporation, with the obligation to switch to CheckFree Corporation when possible under these contracts;

     - licensing Microsoft technology that generally is of the type not specifically directed towards pay anyone or bill presentment and payment services;

     - (1) owning up to twenty percent (20%) of any company, provided that not more than twenty-five percent (25%) of that company's revenues come from bill payment services, up to a limit of $25 million; or (2) owning up to ten percent (10%) of any company, provided that not more than twenty-five percent (25%) of that company's revenues come from bill payment services (without dollar amount limit); or

     - acquiring a company providing otherwise prohibited services if these services are not more than 25% of the company's consolidated revenues at the time of acquisition and Microsoft divests the prohibited services within 12 months of the acquisition.

  Term and Termination

     The commercial alliance agreement will generally have a term of five years, but may be terminated earlier by Microsoft in the event of a change of control. A change of control is defined to have occurred if: (1) any person acquires more than 30%, or 20% if this person is a competitor to Microsoft, of CheckFree Corporation voting stock; or (2) if CheckFree Corporation stockholders own less than 70%, or 80% if this person is a competitor to Microsoft, of CheckFree Corporation voting stock after a transaction.

  Geographic Scope

     Except for our obligation to support the Microsoft platform and the non-compete provision, which are world-wide obligations, all other provisions in the agreement apply only to the provision of services primarily targeted as users in the United States, Canada, Australia and New Zealand. The non-competition provision does not apply to the provision of pay anyone services in Canada and New Zealand.

MARKETING AGREEMENT WITH FIRST DATA

     Under the merger and contribution agreement, on the closing date, CheckFree Corporation and First Data will execute a marketing agreement that contains the provisions described below.

     CheckFree Corporation's Use of First Data Payment Processing Services and Products

     During the term of the marketing agreement, CheckFree Corporation will agree to use First Data's payment processing services and products. This obligation, however, in each case is conditioned on CheckFree Corporation's determination, using its reasonable business judgment, that it can not obtain

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

substantially similar services from a third party at an overall economic cost that is less than the overall economic cost of First Data's services. If CheckFree Corporation is able to find substantially similar payment processing services at a lower overall economic cost from a third party, CheckFree Corporation will be required to give First Data the chance to meet these terms for provision of the services.

     When exercising its reasonable business judgment regarding the use of First Data's payment processing services or products, CheckFree Corporation will consider:

     - that First Data or its affiliates offers a directly competing product or service offered by CheckFree Corporation or its affiliates; and

     - that the use of First Data's or its affiliates' product or service by CheckFree Corporation or its affiliates would either:

          (1) allow First Data or its affiliates to achieve substantial competitive benefits due to increased volume; or

          (2) provide First Data or its affiliates with CheckFree Corporation and its affiliates' proprietary technology and thus with a substantial competitive advantage.

  Minimum Revenue Guarantees

     If: (1) the fees that CheckFree Corporation receives from First Data and from various billers for which First Data has played a role in obtaining; and
(2) the expense savings that CheckFree Corporation receives from using First Data's services do not exceed the annual minimum for the first year of the agreement or the monthly minimums for the subsequent periods, then First Data will pay the difference to CheckFree Corporation after the first year or each monthly period, as applicable. The minimums for the five-year term of the agreement will be the following:

Year 1..............................    $6,000,000 in the aggregate
Year 2..............................    $750,000 per month
Year 3..............................    $1,000,000 per month
Year 4..............................    $1,250,000 per month
Year 5..............................    $1,500,000 per month

  Use of CheckFree Corporation's Pay Anyone Services

     If First Data chooses to offer pay anyone services, it will agree to use CheckFree Corporation "pay anyone" services if in its reasonable business judgment substantially similar services could not be obtained at an equal or lesser overall economic cost from a third party.

  Reseller Agreement with First Data

     Contemporaneously with the signing of the marketing agreement, First Data will enter into a non-exclusive reseller agreement for the resale of CheckFree Corporation's payment processing services.

  Non-Competition

     First Data generally has agreed that it will not offer or provide an integrated interactive bill payment system for the delivery or payment of more than a specified ratio of household bills to an aggregation service company by means of any interactive service anywhere in the world. This obligation, however, is subject to exceptions that allow First Data to continue to conduct various types of payment processing activities during the term of the agreement.

     To the extent that First Data engages in an activity that would violate the general non-compete agreement indicated above, First Data may pursue these activities if:

     - First Data and it affiliates limit the gross revenues that they from these activities to $50,000,000 per year, with some exceptions;

     - except in some circumstances, 25% of all gross revenues derived solely from these activities will be paid to CheckFree Corporation, with these payments being counted against the minimum revenue guarantees owed by First Data to CheckFree Corporation; and

     - CheckFree Corporation is notified as soon as practicable after First Data signs an agreement to engage in these activities.

     The non-compete provision also contains customary exceptions for providing an integrated interactive bill payment system and for investments in persons that engage in activities that would otherwise violate the non-compete provision.

  Term and Termination

     The marketing agreement generally will have a term of 5 years, but may be terminated earlier by First Data if we undergo a change of control involving the First Data competitors named in the agreement. A change of control is defined to have occurred if any First Data competitor acquires more than 30% of CheckFree Corporation's voting stock or CheckFree Corporation's stockholders own less than 70% of CheckFree Corporation's voting stock after a transaction involving any specified First Data competitor.

RELATIONSHIP WITH CITIBANK

     Citibank will not enter into any commercial agreements with CheckFree Corporation as part of the TransPoint acquisition. Citibank will simply be an investor in CheckFree Corporation.

REGULATORY MATTERS

     Under United States antitrust laws, we may not complete the TransPoint acquisition until we have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the Transfers and filed the necessary report forms, and until a required waiting period has ended. We have filed the required information and materials with the Department of Justice and the Federal Trade Commission, and, on March 31, 2000, we received notice of early termination of the required waiting period.

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

               ORGANIZATION AND APPROXIMATE OWNERSHIP IMMEDIATELY
                  BEFORE AND AFTER THE TRANSPOINT ACQUISITION

BEFORE THE TRANSPOINT ACQUISITION:

        CURRENT                  MICROSOFT                 FIRST DATA                CITIBANK,
       CHECKFREE                CORPORATION               CORPORATION               N.A. AND ITS
        HOLDINGS                  AND ITS                   AND ITS                  AFFILIATES
      STOCKHOLDERS               AFFILIATES                AFFILIATES
          100%
                                  ------------------------------------------------------------
       CHECKFREE                                      TRANSPOINT ENTITIES
        HOLDINGS                                    (INCLUDING DOMESTIC AND
                                                         INTERNATIONAL)
          100%
                                 CHECKFREE
   ------------------           CORPORATION
       CHECKFREE
       OPERATING
      SUBSIDIARIES                  100%
  (INCLUDING BLUEGILL)
                                 CHECKFREE
                                   MERGER
                                CORPORATION

AFTER THE TRANSPOINT ACQUISITION:

        CURRENT                  MICROSOFT                 FIRST DATA                CITIBANK,
       CHECKFREE                CORPORATION               CORPORATION               N.A. AND ITS
        HOLDINGS                  AND ITS                   AND ITS                  AFFILIATES
      STOCKHOLDERS               AFFILIATES                AFFILIATES
         77.0%                     11.6%                      8.9%                      2.5%
------------------------------------------------------------------------------------------------------
                                              CHECKFREE
                                             CORPORATION
------------------------------------------------------------------------------------------------------
            100%                                                                        100%
       CHECKFREE                                                                TRANSPOINT ENTITIES
        HOLDINGS                                                                (INCLUDING DOMESTIC
                                                                                 AND INTERNATIONAL)
       CHECKFREE
       OPERATING
      SUBSIDIARIES
  (INCLUDING BLUEGILL)

                         CHECKFREE HOLDINGS CORPORATION

GENERAL

     We are the leading provider of electronic billing and payment services. We operate our business through three independent but inter-related divisions:

     - Electronic Commerce;

     - Investment Services; and

     - Software.

     Our Electronic Commerce business provides services that allow consumers to:

     - receive electronic bills through the Internet;

     - pay any bill--electronic or paper--to anyone; and

     - perform customary banking transactions, including balance inquiries, transfers between accounts and on-line statement reconciliations.

     We currently provide electronic billing and payment services for approximately 3 million consumers. Our services are available through over 350 sources, including:

     - 23 of the 25 largest U.S. banks;

     - 8 of the top 10 U.S. brokerage firms;

     - Internet portals;

     - Internet-based banks;

     - Internet financial sites like Quicken.com; and

     - personal financial management software like Quicken and Microsoft Money.

     We have developed contracts with over 1,100 merchants nationwide that enable us to remit more than 50% of all of our bill payments electronically. During the three-month period ended December 31, 1999, we processed an average of nearly 14 million transactions per month and, for the year ended June 30, 1999, we processed more than 125 million transactions.

     In March 1997, we introduced electronic billing --"E-Bill"-- which enables merchants to deliver billing as well as marketing materials interactively to their customers over the Internet. As of December 31, 1999, we had signed contracts for E-Bill services with 89 of the country's largest billers. In December 1999, we presented more than 38,000 electronic bills, which is nearly double the number of bills presented through E-Bill services in September 1999. Additionally, over 100 CheckFree distribution points are live with Internet billing and payment.

     For example, when a customer instructs us to pay a bill, we have the ability to process the payment either by electronic funds transfer, by paper check, or by draft drawn on the customer's account. Our patented bill payment processing system in Norcross, Georgia determines the preferred method of payment based on a credit analysis of the customer, assessing the customer's payment history, the amount of the bill to be paid and other relevant factors.

     If the results of the credit analysis are favorable, we will assume the risk of collection of the funds from the customer's account, and if we have an electronic connection to the merchant, the remittance will be sent electronically. Otherwise, the remittance will be sent to the merchant by a paper check or draft drawn directly on the customer's checking account. In an electronic remittance, the funds are transmitted electronically to the merchant with the customer's account number included as an addenda record. For a paper draft, the customer's name, address, and account number is printed on the face of the check. In addition, our processing system provides the ability to aggregate multiple electronic and paper remittances due to merchants. Thus, if

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

multiple payments are going to the same merchant on the same day, we may send one check for the sum of these payments and include a remittance statement that provides the customers' names, addresses, account numbers, and payment amounts. Our strategy is to drive operational efficiency and improve profitability by increasing the percentage of transactions we process electronically.

     We are also a leading provider of institutional portfolio management and information services and financial application software. Our Investment Services business offers portfolio accounting and performance measurement services to investment advisors, brokerage firms, banks and insurance companies and financial planning application software to financial planners.

     Our portfolio management system solution includes:

     - data conversion;

     - personnel training;

     - trading system;

     - graphical client reporting;

     - performance measurement;

     - technical network support and interface setup; and

     - Depository Trust Corporation processing.

     Our financial planning software applications include:

     - retirement and estate planning modules;

     - cash flow, tax and education planning modules;

     - asset allocation module; and

     - investment manager performance database system.

     Our fee-based money manager clients are typically sponsors or managers of wrap money management products or traditional money managers, managing investments of institutions and high net worth individuals.

     Our Software businesses provide electronic commerce and financial applications software and services for businesses and financial institutions. We design, market, license and support the following software applications, among others:

     - Electronic Funds Transfer. Through our Paperless Entry Processing System Plus software, we offer an online, real-time system providing an operational interface for originating and receiving payments through the automated clearinghouse. The automated clearinghouse is a nationwide electronic clearing and settlement system that processes electronically originated credit and debit transfers among participating depository institutions. These electronic transactions are substitutes for paper checks and are typically used for recurring payments like direct deposit payroll payments and corporate payments to contractors and vendors, debit transfers that consumers make to pay insurance premiums, mortgages, loans and other bills, and business to business payments. You may obtain additional information on the automated clearinghouse at the Federal Reserve Commission's website at http://www.federalreserve.gov. We do not maintain a direct connection with the automated clearinghouse, but rather, clear our electronic transactions through KeyBank, N.A., under the terms of an automated clearinghouse agreement.

     - Reconciliation.

     Through our ReconPlus software, we provide United States banks, international banks and corporate treasury operations with automated check and non-check reconciliations in high volume, multi-location environments. Some of the services provided by ReconPlus are automated deposit verification, consolidated

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bank account reconciliation and cash mobilization, immediate and accurate funds availability data and improved cash control.

     - Other.

     We also provide software solutions like regulatory compliance solutions for Form 1099 processing, safe box accounting and other applications.

     During the fiscal year ended June 30, 1999, Electronic Commerce accounted for 68% of our revenues and Software and Investment Services each accounted for 16% of our revenues.

ELECTRONIC COMMERCE INDUSTRY BACKGROUND

     The majority of today's consumer bill payments are completed using traditional paper-based methods. According to the Gartner Group, of the estimated 17 billion consumer bills produced each year, 81% are paid by paper check, 12% are paid by electronic means and 7% by other means. Many traditional financial transactions, however, can now be completed electronically due to the emergence of new communications, computing and security technologies. Many financial institutions and businesses have invested in these technologies and are creating the infrastructure for recording, reporting and executing electronic transactions. We believe the broad impact of the Internet will increase the use of electronic methods to execute financial transactions.

  Persistence of Traditional Financial Transaction Processes

     Many traditional methods of completing financial transactions still persist, including:

     - Paper Checks.

          It is estimated that 65 billion checks were written in the United States in 1998. The use of checks imposes significant costs on financial institutions, businesses and their customers. These costs include the writing, mailing, recording and manual processing of checks.

     - Paper Billing.

          It is estimated that over 17 billion paper bills are produced each year, with the cost of submitting a paper bill, including printing, postage and billing inserts, as high as $3.00 per bill.

     - Conventional Banking.

          Many financial transactions are conducted in person at banks. Banks incur substantial expenses in providing personnel and physical locations, while bank customers incur transportation costs and personal inconvenience when traveling to a bank facility. Over 90% of the 80 million banking households in the United States are still conducting most of their financial transactions using conventional banking methods.

     - Business-to-Business Payments.

          While consumers bear costs and inconvenience receiving and paying paper bills, businesses experience an even higher level of cost and inefficiency when receiving and paying paper bills. For businesses, issues like discounts for prompt payment, returns, allowances, disputed charges and other adjustments, as well as reconciliation to the business' own records, increase the costs of payment.

  The Internet's Role in Driving Electronic Commerce

     We believe the broad impact of the Internet is driving financial institutions, businesses and consumers to adopt practices of electronic billing and payment, banking and business-to-business payments. We expect that the growth in these electronic commerce activities will increase the need for services that support secure,

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reliable and cost-effective financial transactions between and among these market participants. We believe the combination of the following trends is driving adoption of electronic commerce:

     - Expanding Personal Computer Ownership.

          Declining prices for personal computers and rapid growth in the number of computer-literate consumers are driving increased penetration of personal computers in U.S. homes.

     - Increasing Internet Accessibility.

          Reduced communications costs, improved web browsers and faster connection speeds have made the Internet increasingly accessible to consumers and to businesses offering products and services on-line. International Data Corporation estimates that there were 52 million Internet users in the United States at the end of 1998 and that this figure will grow to 136 million by the end of 2002.

     - Increasing Acceptance of Electronic Commerce.

     Consumers have grown increasingly comfortable with the security of electronic commerce and are willing to conduct large transactions on-line. International Data Corporation estimates that the total value of goods and services purchased over the Internet in the United States will increase from approximately $26 billion in 1998 to over $269 billion in 2002.

     - Emergence of New Industry Participants.

          New businesses have emerged which use the broad adoption of the Internet to compete with traditional businesses. Traditional financial institutions now compete with Internet-based banks, brokerages and other financial services companies. These companies do not offer consumers the possibility of traditional, manual financial transactions and are driving further adoption of electronic commerce.

THE ELECTRONIC SOLUTION

We believe that consumers will move their financial transactions from traditional paper-based to electronic transactions if they have an easy-to-access, easy-to-use, compelling, secure and cost-effective solution for receiving and paying their bills electronically. We believe that, compared with conventional paper-based transactions, electronic transactions cost much less to complete, give rise to far fewer errors and generate far fewer subscriber inquires. We believe that an electronic solution should allow consumers at their access point of choice to:

     - receive electronic bills through the Internet;

     - pay any bill -- electronic or paper -- to anyone; and

     - perform customary banking transactions, including balance inquiries, transfers between accounts and on-line statement reconciliations.

     We also believe that these functionalities must be delivered on a platform that:

     - is fully supported by end-to-end customer care;

     - is available 24 hours a day, 7 days a week; and

     - provides the highest level of security, availability and privacy.

     Over the past fifteen years, we have developed market leading expertise and technological capability to provide electronic commerce solutions with these functionalities.

THE CHECKFREE ADVANTAGE

     Our experience as a leading provider of electronic billing and payment and banking services has facilitated the building of a state of the art infrastructure. We have leveraged this infrastructure by developing

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

a full suite of electronic commerce services, all of which we offer in an integrated fashion through multiple distribution channels.

  Infrastructure

     Our infrastructure allows consumers to receive and pay both conventional and electronically presented bills and handle traditional banking transactions electronically. The key components of our infrastructure are:

     - Connectivity with Merchants.

     We have established electronic connectivity to over 1,100 merchants, which allows us to remit over 50% of all of our bill payments electronically. Electronic remittance may be accomplished at a lower cost than remittances using the traditional paper-based method. In addition, electronic remittance significantly reduces payment exceptions and related costs associated with customer care.

     - Scalable Genesis Platform.

     Our Genesis platform, completed in 1998, is an internally developed data processing system created by our in-house engineers to process electronic billings and payments. The Genesis platform was designed to be scaled to handle more than 30 million consumers. We have made significant investments in processes and technologies supporting our Genesis platform to ensure that transactions are executed with the highest level of security, reliability and efficiency.

     - Connectivity to Billers.

          We believe that our ability to provide consumers with access to electronic bills will substantially spur adoption of the electronic solution. By targeting the largest billers in key industries and in selected population centers, we believe we can provide a significant number of bills to most consumers at their access point of choice. We have contracts with 89 billers, which represent the opportunity to deliver over 500 million bills per month, representing over 68% of the telecom bills, 24% of the utility bills, 35% of the mortgage bills and 30% of the credit card bills in the United States. Our goal is to distribute bills from over 90 billers by the end of fiscal 2000. To encourage billers to utilize our services, we anticipate funding a portion of some billers' set-up costs.

     - Experienced Customer Care Staff.

          We have approximately 825 trained, experienced customer care and merchant services staff that offer seamless end-to-end customer care. We believe that customer care that provides answers to all the questions that consumers may have about their transactions is a critical component of providing a compelling, easy-to-use solution that consumers will ultimately adopt.

  Distribution

     We believe that consumers are most attracted to an electronic solution that enables them to receive and pay all of their bills at a single site. For many consumers, the site they choose will be their financial institution's web site, while others will prefer Internet portals or sites operated by individual merchants. Through contracts with over 350 sources, we are able to distribute our services to whichever access and aggregation site the consumer prefers. Significant among these contracts are our agreements with:

     - 23 of the 25 largest banks in the United States;

     - 8 of the top 10 brokerage firms in the United States;

     - Internet portals;

     - Internet-based banks;

     - Internet financial sites like Quicken.com; and

     - personal financial management software like Quicken and Microsoft Money.

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OUR BUSINESS STRATEGY

     Our business strategy is to provide an expanding range of convenient, secure and cost-effective electronic commerce services and related products to financial institutions, Internet portals, businesses and their customers. We have designed our services and products to take advantage of opportunities we perceive in light of current trends and our fundamental strategy. The key elements of our business strategy are to:

     - Drive increased adoption of electronic commerce services by consumers.

          We believe that consumers will move their financial transactions from traditional paper-based methods to electronic transactions if they have an easy-to-access, easy-to-use, secure, compelling and cost-effective method for receiving and paying their bills electronically. Our strategy to drive adoption of our electronic services will focus on the following initiatives.

          We intend to use the broad adoption of the Internet by consumers to encourage the use of our web-based electronic commerce services by our financial institution and Internet portal customers. To further drive demand, we are also providing our services through Internet portals. This strategy should provide consumers with ready access to easy-to-use, cost-effective applications for receiving and paying their bills electronically. Part of our strategy to drive consumer adoption is working with Internet portals to offer our services to consumers on a free-trial basis. Initially, this strategy will result in foregone revenues, but we anticipate converting a majority of these new customers to fee-based services at the end of the trial period. As consumers continue to adopt electronic commerce services, financial institutions and billers will see greater efficiencies from providing electronic billing and payment services to their customers.

          We are proposing new pricing structures to our financial institution customers to facilitate their offering electronic billing and payment to a broad spectrum of consumers. Our traditional financial institution pricing structure was based on subscriber fees, with an average cost to the financial institution of approximately $4 per subscriber per month. Under the old pricing structure, the costs to our financial institution customers grew roughly proportionally to the number of subscribers added, regardless of activity. Our new pricing programs are negotiated individually with each customer and include a monthly fixed fee to the financial institution to cover our infrastructure costs which helps our financial institution customers more accurately predict the costs, a small monthly per subscriber fee and a new fee based on the number of transactions processed by the financial institution. We believe the new pricing structure should allow our financial institution customers to justify promoting the service through free trials and other offers.

     Additionally, we believe that financial institutions and Internet portals that offer electronic banking will experience increased customer retention, have a superior marketing channel and be able to offer enhanced customer service.

     - Continue to distribute electronic commerce services through multiple channels.

          We maintain alliances with market-leading companies to achieve deeper market penetration and have begun an initiative to offer our electronic commerce services through Internet portals. To better reach smaller financial institutions, we have entered into distribution agreements with some independent firms that we believe can more efficiently address the needs of this industry segment. Additionally, by making services available to users of personal financial management software, like Quicken, Microsoft Money and Managing Your Money and of business management software, like QuickBooks, we expand public access to, and awareness of, our services.

     - Focus on customer care and technical support.

          We believe that providing superior quality and accessible and reliable customer care is essential to establishing and maintaining successful relationships with our customers. We support and service customers through numerous activities, including technical and non-technical support, through help desk, e-mail and facsimile, as well as through service implementation and training. We are enhancing our support of our services through advanced Internet-based communications technologies that enable us to

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     efficiently respond to billing and payment inquiries made by financial institutions, billers and their customers. In anticipation of greater adoption of our electronic commerce services, we are increasing the number of our customer care personnel and focusing on our efficiency in handling customer care inquiries. Additionally, we established a third operational center in Phoenix, Arizona to house customer care and check printing and distribution functions.

     - Continue to improve operational efficiency and effectiveness.

          We believe that as our business grows and the number of transactions we process increases, we will be able to take advantage of operating efficiencies associated with increased volumes, thereby reducing our unit costs. We recently began an internal program called the "sigma challenge" which ties employee performance evaluations and compensation to the achievement of process and system improvements. Sigma is a measure of quality typically used by manufacturing firms to minimize defects. The sigma challenge applies sigma measurements as a barometer of our performance on our key metrics of system availability and payment timeliness. Small changes in our performance drive significant sigma movements, focusing our attention on critical tasks and peak performance. The sigma challenge is designed to take our quality performance from 99.0%, or 3.8 sigma, where we began our fiscal year 2000, to 99.9%, or 4.6 sigma, by the end of fiscal 2000. A 4.6 sigma is the quality standard set by the telecommunications industry for delivering their services to businesses and consumers or "dial-tone" quality. Additionally, we expect to derive further operational efficiency and effectiveness by increasing our electronic links with billers, enabling a larger percentage of our consumer transactions to be processed electronically.

     - Drive new forms of electronic commerce services.

          Our electronic commerce services are currently applied to banking, billing and payment and brokerage transactions. We believe that new applications will be developed as a result of the growth in electronic commerce generally, and Internet-based commerce specifically. We intend to leverage our infrastructure and distribution to address the requirements of consumers and businesses in these new applications. For example, we plan to leverage our core payment and processing network to accomplish person-to-person and small business payments.

PRODUCTS AND SERVICES

  Electronic Commerce

     Our electronic commerce services are primarily targeted to consumers through financial institutions and Internet portals. We believe that our services offer significant benefits to financial institutions and Internet portals, including an enhanced electronic relationship with their consumers under which they can market other products and services and, for financial institutions, a lower cost of providing traditional banking and bill payment services. We are continually developing new electronic commerce services and enhancing our existing services for each of our target markets.

     We have arrangements with more than 350 sources through which electronic payment services are provided to their customers. The following financial institutions are some of our largest customers of our electronic commerce services, as determined by the number of subscribers:

                - Bank of America;                                  - KeyCorp;
                - Bank One;                                         - Merrill Lynch & Co.;
                - Charles Schwab & Co.;                             - NationsBank;
                - Chase Manhattan Bank;                             - U.S. Bancorp; and
                - First Union;                                      - Wells Fargo;

This list of our customers is not exhaustive and may not fully represent our customer base.

     Bill Payment and Banking. Our bill payment services enable financial institution and Internet portal customers, as well as direct consumer subscribers to pay bills electronically using a variety of devices like personal computers and touch-tone telephones. Bills paid by consumers using our bill payment services

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typically include credit card, monthly mortgage and utility bills, but a cornerstone of our services is that we can facilitate electronic payment by consumers to anyone, regardless of whether payment is ultimately made through an electronic or traditional paper method. Consumers can use our services to make any payment electronically from any checking account at any financial institution in the United States. Recurring bills like mortgages can be paid automatically and scheduled in advance, as specified by the consumer. As of December 31, 1999, we had approximately 3 million consumers using our bill payment and home banking services.

     We support home electronic banking services for financial institutions and their customers. Among these are balance inquiries, fund transfers, customer service, customer billing and marketing. Our service facilitates on-line reconciliation to personal computer and web-based account registers, matching cleared items with previously entered transactions.

     Revenues are generated through contracts with individual financial institutions. We historically negotiated with the financial institution an implementation fee, a base monthly fee per customer account on the service provided, and in some cases, a variable per transaction fee which may decrease based on the volume of transactions. We recently announced the adoption of new pricing programs that include a monthly fixed fee to the financial institution to cover our infrastructure costs which helps our financial institution customers more accurately predict the costs, a small monthly per subscriber fee and a new fee based on the number of transactions processed. Contracts typically have three to five year terms and generally provide for minimum fees if transaction volumes are not met. We utilize direct sales and distribution alliances to market to financial institutions and have the ability to customize services for each institution.

     Billing and Payment. Our electronic billing and payment service permits billers to deliver full-color electronic bills to their customers, together with detailed information and electronic promotional inserts. We also offer the opportunity to market interactively, and to use one-to-one marketing techniques. The recipients can use the service to electronically make the payment. We are marketing the service to be incorporated into our electronic banking and bill payment services. We have entered into a variety of arrangements with financial institutions, Internet portals and billers to provide these services and, in some cases, will share revenue derived from billers with the financial institutions and the Internet portals. In the near term, we will offer free-trial periods for our electronic billing and payment services to accelerate the rate of adoption of our services. We believe that billers could eventually achieve substantial savings by utilizing our billing and payment service, but we believe that an even stronger incentive for billers to present bills electronically is the opportunity our system offers for more effective marketing to customers.

     Business Payments. We facilitate electronic payments for businesses through our offerings of business bill payment and banking and electronic accounts receivable processing services. As we do for consumers, we enable businesses to make payments to anyone. We employ a direct sales force to market the service through banks and others. Our electronic accounts receivable collections for businesses are provided to health and fitness and various other industries, enabling these businesses to collect monthly fees through electronic funds transfer or credit cards. Services are typically provided under contracts for three years with automatic renewals. For providing collection services, businesses pay us implementation fees, transaction fees and credit card discount fees.

  Investment Services

     We offer portfolio management and information services for fee-based money managers and financial planners within investment advisory firms, brokerage firms, banks and insurance companies. Our fee-based money manager clients are typically sponsors or managers of wrap money management products or traditional money managers, who manage investments of institutions and high net worth individuals.

     Our full range of portfolio management services provides our clients with portfolio management tools, tax lot reporting, trade modeling, performance measurement and reconciliation. Our information services and software allow traditional money managers and consultants to allocate client assets, select and benchmark performance of money managers and report on manager performance. Each of these features allows our clients to avoid spending time on these functions and focus on their key business.
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     Revenues in our portfolio management services are generated through multiple year agreements that provide for monthly revenue on a volume basis. Revenue from our information services and software is typically generated through annual agreements.

     Our integrated outsourced solution utilizes a Unix platform. The system is highly scalable, making us the system of choice for firms managing a large number of portfolios.

  Software

     We are a leading provider of electronic commerce and financial applications software and services for businesses and financial institutions. We design, market, license and support software products for automated clearinghouse processing, reconciliation and regulatory compliance. In addition, we offer software consulting and training services.

     Our financial application software revenues are derived primarily from the sale of software licenses and software maintenance fees. Our software is sold under perpetual licenses, and maintenance fees are received through renewable agreements.

     In April 1998, we announced our intention to divest ourselves of many of our software products and businesses. By September 1998, we sold our item processing, wire transfer and cash management, leasing, mortgage, and imaging software products and businesses.

     Our retained software products provide systems that range from back office operations to front-end interface with the clients of our customers. Applications include automated clearinghouse origination and processing reconciliation, regulatory compliance and safe deposit box accounting. While we have no pending agreements to dispose of our remaining software businesses, we do receive offers for them from time to time.

     Automated Clearinghouse. The automated clearinghouse network was developed in the 1970s to permit the electronic transfer of funds, curtailing the growth in the number of paper checks in circulation. The automated clearinghouse network acts as the clearing facility for routing electronic funds transfer entries between financial institutions. All automated clearinghouse transfers are handled in a standard format established through the National Automated Clearing House Association. More than 15,000 financial institutions participate in the automated clearinghouse system. There are 31 automated clearing houses, which geographically coincide with the twelve Federal Reserve Banks, their branches and processing centers. Our electronic funds transfer products are interrelated and may be used by either businesses or financial institutions depending on the services they offer their customers and employees.

     We developed the Paperless Entry Processing System Plus, with 46 of the top 50 originators utilizing the product to process approximately 74% of all automated clearinghouse transactions nationally, it is the most widely used, comprehensive automated clearinghouse processing system in the United States. Paperless Entry Processing System Plus is an on-line, real-time system providing an operational interface for originating and receiving electronic payments through the automated clearinghouse.

     Reconciliation. Our reconciliation products allows users to verify and compare their financial records, data and accounts against related information derived from third party sources. RECON-PLUS provides United States banks, international banks and corporate treasury operations with automated check and non-check reconciliations in high volume, multi-location environments. These systems are often tailored so that banks and multi-bank holding companies may deliver reconciliation services meeting the specific needs of corporate customers. Those reconciliation products are also designed for non-banking corporations that perform account reconciliation in-house as well as companies with many branch locations. Services provided by our reconciliation products include:

     - automated deposit verification;

     - consolidated bank account reconciliations and cash mobilization;

     - immediate and accurate funds availability data; and

     - improved cash control.
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     In 1995, we introduced RECON-PLUS for Windows, a client/server based reconciliation system. RECON-PLUS for Windows is most frequently used for internal reconciliation by large businesses, financial service firms, and utilities, including the reconciliation of debit and credit card transactions, checks, automated teller machine transactions, automated clearinghouse transfers and securities transactions.

     Our account reconciliation package is one of the most widely used account reconciliation systems in the United States banking industry. The account reconciliation package/service management system which was developed in 1995 to replace and augment the existing package, is a fully integrated on-line and real time system that enables banks to immediately process their customer transactions to produce accurate, timely reconciliations while streamlining back-office processes. The account reconciliation package/service management system also groups accounts across banks within bank holding companies and allows banks to streamline their operations by reconciling their intra-bank transactions.

     Other Software Products. We also offer software products and services dealing with safe box accounting and compliance with government regulations.

     Licenses. We generally grant non-exclusive, non-transferable perpetual licenses to use our application software at a single site. Our standard license agreements contain provisions designed to prevent disclosure and unauthorized use of our software. License fees vary according to a number of factors, including the types and levels of services we provide. Multiple site licenses are available for an additional fee. In our license agreements, we generally warrant that our products will function in accordance with the specifications set forth in our product documentation. A significant portion of the license fee payable under our standard license agreement is due upon the delivery of the product documentation and software to the customer, with the balance of the license fee due upon installation. The standard license fee for most products covers the installation of our software and maintenance for the first three to twelve months.

     Maintenance and Support. Maintenance includes enhancements to our software. Customers who obtain maintenance generally retain maintenance service from year to year. To complement customer support, we frequently participate in user groups with our customers. These groups exchange ideas and techniques for using our products and provide a forum for customers to make suggestions for product acquisition, development and enhancement.

COMPETITION

  Electronic Commerce

     Portions of the electronic commerce market are becoming increasingly competitive. We face significant competition in all of our customer markets. First, we need to switch billers and consumers from paper bills sent by mail and paid by check to electronic bill presentment and payment. Second, a number of banks have developed, and others may in the future develop, home banking services in-house. For example, Chase Manhattan Corporation, First Union Corporation and Wells Fargo & Co. recently announced the formation of a new venture called Spectrum that will allow individuals and businesses to receive and pay bills electronically. To the best of our knowledge Spectrum has done limited electronic presentment of bills, and is developing a "pay anyone" capability. In addition, recently Mastercard International announced that it would begin offer online bill presentment to enable people to receive and pay bills over the Internet by September 2000. A number of relatively small companies, like Travelers Express, recently acquired by Marshall & Ilsley Bank Inc., compete with us in electronic bill payment. Additionally, TransPoint LLC, a joint venture among Microsoft Corporation, First Data Corporation and Citibank N.A., competes aggressively with us in the area of electronic billing and payment. TransPoint has entered into its own agreements with financial institutions to offer on-line home banking and electronic billing and payment to consumers. As previously announced, we have entered into an agreement to acquire TransPoint and its operations. We also compete for business bill payment customers with ACI and Deluxe Data, which provide automated clearinghouse processing. We also face increased competition from new competitors offering billing and payment services utilizing scan and pay technology. These "scan and pay" companies offer a service whereby a consumer's bill is received by the company, scanned to create an electronic image of the bill, and

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electronically delivered to the consumer who can elect to pay that bill either by writing a paper check or through an electronic transfer of funds. We believe that our competitors, however, will need to make substantial progress to able to offer electronic commerce services comparable to the services we currently offer to our customers through multiple distribution channels.

     Because the electronic commerce industry is expected to grow substantially in the coming years, we anticipate continued strong competition, but we believe that the increased attention and credibility this competition will bring to the industry may broaden the market and increase the percentage of financial transactions which are effected by electronic means.

  Investment Services

     Competition for portfolio services includes two main segments. We compete with providers of portfolio accounting software, including Advent Software, and PORTIA, a division of Thomson Financial. We also compete with service bureau providers like SunGard Portfolio Solutions and FMC Service Bureau.

  Software

     The computer application software industry is highly competitive. In the financial applications software market, we compete directly or indirectly with a number of firms, including large diversified computer software service companies and independent suppliers of software products. We believe that there is at least one direct competitor for most of our software products, but no competitor competes with us in all of our software product areas.

     Our product lines also have numerous competitors. The RECON-PLUS product competes with Chesapeake, Driscoll and Geac.

     We believe that the major factors affecting customer decisions in our market, in addition to price, are product availability, flexibility, the comprehensiveness of offered products, and the availability and quality of product maintenance, customer support and training. Our ability to compete successfully also requires that we continue to develop and maintain software products and respond to regulatory change and technological advances. We believe that we currently compete favorably in the marketplace with respect to these criteria. See "Risk Factors -- Competitive pressures we face may have a material adverse effect on us."

     BlueGill is expanding into international markets where we may discover new local competitors that have the advantages of existing relationships with customers, local technical support staff, and local language support.

SALES, MARKETING AND DISTRIBUTION

     Our sales, marketing and distribution efforts are designed to maximize access to potential customers. We market and support our services both directly and indirectly through a direct sales and technical sales support force of over 100 employees and, to achieve deeper market penetration, through select distribution alliances with companies which are involved in our target customer markets. In order to foster a better understanding of the needs of our larger bank customers, and to help us respond to identified needs, we employ a number of account managers assigned to specific banks. We solicit billers for our electronic billing and payment services through a regionally assigned sales force.

     In the electronic commerce segment, we offer our services and related products to the nation's largest financial institutions directly through our sales force, and market to smaller institutions through strategic alliances with companies like EDS, Fiserv, Alltel and Equifax. We currently offer substantially all of our services and related products only to the domestic marketplace.

     Recently, we announced our initiative to offer our electronic commerce services through Internet portals. We believe that these Internet portals will enhance and speed up the rate of adoption of electronic commerce services by consumers. Part of this strategy contemplates working with Internet portals to offer our services to consumers on a free-trial basis. Initially, this strategy will result in foregone revenue, but we anticipate

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converting a majority of these new customers to fee-based services at the end of the trial period. Additionally, the distribution of electronic home banking and electronic consumer and business billing and payment services is widened though inclusion or access through front-end personal financial management software, like Quicken, Microsoft Money and Managing Your Money.

     We market investment services through our direct sales force. We generate new customers through direct solicitation, user groups and advertisements. We also participate in trade shows and sponsor industry seminars for distribution alliances.

     We market financial application software products through our direct sales force and through indirect sales through Alltel banking services. Salespersons have specific product responsibility and receive support from technical personnel as needed. We generate new customers through direct solicitations, user groups, advertisements, direct mail campaigns and strategic alliances. We also participate in trade shows and sponsor industry technology seminars for prospective customers. Existing customers are often candidates for sales of additional products or for enhancements to products they have already purchased.

     An element of our strategy is the creation and maintenance of distribution alliances that maximize access to potential customers for our electronic commerce services and related products. We believe that these alliances enable us to offer services and related products to a larger customer base than can be reached through stand-alone marketing efforts. We seek distribution alliances with companies who have maximum penetration and leading reputations for quality with our target customers. To date, we have entered into or are negotiating distribution alliances with several companies, including AT&T, Alltel, EDS, Fiserv, Five Paces, and Home Financial Network. We also have arrangements with MicroBank for RECON-PLUS for Windows. On October 29, 1997, we entered into a 10-year processing alliance with Integrion Financial Network, L.L.C. to provide financial institutions with a fully integrated, end-to-end, cost effective electronic billing and payment processing service employing Integrion's Gold Message Standard for Electronic Commerce, its Interactive Financial Services platform and our processing infrastructure.

     One of the ramifications of this strategy is that we do not, for the most part, have a direct relationship with the end-users of our products. See "Risk Factors -- We rely on third parties to distribute our electronic commerce services, which may not result in widespread adoption."

CUSTOMER CARE AND TECHNICAL SUPPORT

     The provision of high quality customer care, technical support and operations is an integral component of our strategy in each business segment. To meet customers' needs most efficiently, our customer care staff is organized into vertical teams that support each of our business segments. These teams, however, share common resources, training and orientation to ensure cost efficiency and consistency of quality standards and measures. From an accessibility standpoint, all customer care teams provide service by phone, e-mail and facsimile. Through advanced communications technology, we have a virtual call center enabling incoming calls to be transparently routed to various physical support sites as volume demands dictate. An important driver of our profit margins is the percentage of transactions we complete electronically. Experience has shown that the demand on customer care resources reduces substantially as the percentage of electronic remittances grows. We have long been a leader in electronic remittance, and our merchant systems group continually establishes and maintains electronic links directly to the internal systems of payees.

     The level and types of services we provide vary by customer market. The customer care group, consisting of approximately 825 employees, supports payment inquiry, customer service and technical support and interfaces with the merchant systems group to improve posting efficiencies. Representatives in our business customer care group are individually assigned to business customers in order to provide high-level customer service and technical support. Our consumer care group provides various levels of support that depend upon the customer's requirements. This includes providing direct customer care on a private label basis as well as research and support.

     In order to maintain the ability to provide quality customer service as our subscriber base increases, we established a third operational center in Phoenix, Arizona to house customer care, check printing and

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distribution functions. This center, when fully staffed, will house up to 800 associates focused on customer care services.

     To maintain our customer care standards, we employ extensive internal monitoring systems and conduct ongoing customer surveys. The feedback from these sources is used to identify areas of strength and opportunities for improvement in customer care and to aid in adjusting resources to a level commensurate with efficient response.

REMITTANCES

     Payment Systems. Across our various electronic commerce service offerings, we utilize the Federal Reserve's Automated Clearing House for electronic funds transfers, and the conventional paper check clearing systems for settlement of payments by check or draft. Like other users of these payment clearance systems, we access these systems through contractual arrangements with processing banks. For access to conventional paper check clearing systems, we do not need a special contractual relationship, except for contractual relationships with the processing bank and its customers. These users are subject to applicable federal and state laws and regulations, Federal Reserve Bank operating letters, and the National Automated Clearing House Association Operating Rules. There are risks typically faced by companies utilizing each of these payment clearance systems, and we have our own set of operating procedures and proprietary risk management systems and practices to mitigate credit-related risks. See "Risk Factors -- The transactions we process expose us to credit risks" and "-- Our business could become subject to increased government regulation, which could make our business more expensive to operate."

     Automated Clearinghouse. The automated clearinghouse is used by banks, corporations and governmental entities for electronic settlement of transactions, direct deposits of payroll and government benefits and payment of bills like mortgages, utility payments and loans. We use the automated clearinghouse to execute some of our customers' payment instructions. Like other users of the automated clearinghouse, we bear credit risk resulting from returned transactions caused by insufficient funds, stop payment orders, closed accounts, frozen accounts, unauthorized use, disputes, theft or fraud. See "Risk Factors -- The transactions we process expose us to credit risks" and "-- Our business could become subject to increased government regulation, which could make our business more expensive to operate."

     Paper Drafts. We use conventional check clearance methods for paper drafts to execute some customers' payment instructions. We bear no credit risk with paper drafts written on a customer's checking account returned for insufficient funds, stop payment orders, closed accounts or frozen accounts. Nonetheless, we may bear other risks for theft or fraud associated with paper drafts due to unauthorized use of our services. When a customer instructs us to pay a bill, we have the ability to process the payment either by electronic funds transfer or by paper draft, drawn on the customer's checking account, on which the customer's pre-authorized signature is laser imprinted. We manage the risk we assume by adjusting the mix of electronic and paper draft transactions in individual cases and overall. Regardless of whether we use paper drafts or electronic funds transfers, we retain all risks associated with transmission errors when we are unable to have erroneously transmitted funds returned by an unintended recipient.

     Other Clearance Systems. While we presently utilize the two principal payment clearance systems, we intend to use other clearance systems like automated teller machine networks to provide balance inquiry and fund transfers functions, and other clearance systems that may develop in the future.

     Risk Mitigation. Our patented bill payment processing system determines the preferred method of payment to balance processing costs, operational efficiencies and risk of loss. We manage our risks associated with the use of the various payment clearance systems through risk management systems, internal controls and system security. We also maintain a reserve for these risks, which reserve was $1.2 million at December 31, 1999, and we have not incurred losses in excess of 0.93% of our revenues in any of the past five years. As further protection against losses due to transmission errors, we maintain errors and omissions insurance. See "Risk Factors -- The transactions we process expose us to credit risks" and "-- We may be unable to protect our proprietary technology, permitting competitors to duplicate our products and services."
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TECHNOLOGY

     Our historical approach to technology has been to utilize a combination of hardware, networks, proprietary software and databases to solve our customer needs and to meet the varying requirements of the electronic commerce market.

     Electronic Commerce. Our core technology capabilities were developed to handle settlement services, merchant database services and on-line inquiry services on a traditional mainframe system with direct communications to businesses.

     We have implemented a logical, nationwide client-server system. Consumer, business and financial institution customers all act as clients communicating across dial-up telephone lines, private leased lines, various types of networks or the Internet to our computing complex in Norcross, Georgia. Within this complex, there is a wide variety of application servers that capture transactions and route them to our back-end banking, billing and payment applications for processing. The back-end applications are run on IBM mainframes, Tandems or Unix servers.

     We have developed proprietary databases within our client-server system, including a financial institution file that allows accurate editing and origination of automated clearinghouse and paper transactions to financial institutions. We have also developed a merchant information file consisting of over 1 million companies that allows accurate editing and initiation of payments to billers. These databases have been constructed over the past 15 years as a result of our transaction processing experience.

     Platform Integration: The Genesis Project. In 1998, we integrated the existing legacy data processing sites and platforms operated in Columbus, Ohio, Aurora, Illinois, and Austin, Texas, into our central processing site at our headquarters in Norcross, Georgia. We recently completed the planned migrations of our customers to the new Genesis platform from our Aurora, Illinois and Columbus, Ohio platforms. We have designated this integration the Genesis Project. The integration has required the acquisition of, and investment in, extensive hardware and in operating and system software, as well as extensive communications links and systems. The Genesis Project requires substantial engineering and development of proprietary software. Redundancy, anomaly monitoring, and off-site backup and recovery systems are planned as a part of the project. See "Risk Factors -- We may experience breakdowns in our payment processing system that could damage customer relations and expose us to liability."

     The Austin platform was designated to host subscribers using a particular personal financial management product that is not expected to be supported indefinitely. We expect that these financial institutions will migrate these subscribers to different software, which will prompt further migrations to Genesis.

     Significant numbers of high-level employees have been and will be hired to facilitate the accomplishment of the Genesis Project, and to manage the integrated site. We intend to operate the legacy platforms without substantial disruption until all of our customers have been migrated to the Genesis platform. To date, over 2 million of our nearly 3 million customers have been migrated to the Genesis platform.

     Redundancy and Back-up Systems. We believe that we have implemented appropriate back-up and recovery procedures to ensure against any loss of data on any platform. To maximize availability, we have redundant computer systems to ensure that financial transaction requests can always be honored. Archival storage is kept on site as well as off site in fireproof facilities. Diesel generators provide power to the computing facilities in the event of a power disruption.

     Our operations are dependent on our ability to protect our computer equipment against damage from fire, earthquake, power loss, telecommunications failure or similar event. Although we have contracted for the emergency provision of an alternate site to aid in disaster recovery, this measure will not eliminate the significant risk to our operations from a natural disaster or system failure. Any damage or failure that causes interruptions in our operations could have a material adverse effect on our business, operating results and financial condition. Our property and business interruption insurance may not be adequate to compensate us for all losses that may occur. See "Risk Factors -- We may experience breakdowns in our payment processing system that could damage customer relations and expose us to liability."

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

     Sigma Challenge. We recently began an internal program called the "sigma challenge" which ties employee performance evaluations and compensation to the achievement of process and system improvements. Sigma is a measure of quality typically used by manufacturing firms to minimize defects. The sigma challenge applies sigma measurements as a barometer of our performance on our key metrics of system availability and payment timeliness. Small changes in our performance drive significant sigma movements, focusing our attention on critical tasks and peak performance. The sigma challenge is designed to take our quality performance from 99.0%, or 3.8 sigma, where we began our fiscal year 2000, to 99.9%, or 4.6 sigma, by the end of fiscal 2000. A 4.6 sigma is the quality standard set by the telecommunications industry for delivering their services to businesses and consumers or "dial-tone" quality.

     Financial Application Software. Our financial application suite of software products offers a wide range of software addressing both end user access and back room operational systems located in the customer data centers. Every effort is taken to insure that each system is targeted for the appropriate platform to optimize the characteristics of available technology with the business requirements of each application and its market.

     Investment Services. Investment Services employs advanced technology for its portfolio management services and utilizes IBM RS/6000's to process the portfolio management software. Services are provided primarily as a service bureau offering with the data center residing at our Chicago office. This data center functions seven days a week, twenty-four hours a day. Clients can obtain access from their personal computers either through a dedicated circuit or through dial-up applications. The Chicago data center is the communication center for more than 70 dedicated links together with four concentration hub sites located in New Jersey, New York, Boston and San Diego. Each of these hub sites supports the concentration of local dedicated links plus dial-up access. In addition to the dedicated private network, clients use frame relay services from several companies to access services.

RESEARCH AND DEVELOPMENT

     We maintain a research and development group with a long-term perspective of planning and developing new services and related products for the electronic commerce, financial application software and investment services markets. We have established the following guidelines for pursuing the development of new services:

     - distinctive benefits to customers;

     - ability to establish a leadership position in the market served;

     - sustainable technological advantages; and

     - first to market.

     We believe that in the emerging electronic commerce market it will be critical to rapidly develop, test and offer new services and enhancements. To that end, our goal for the time period from conceptualization to commercial availability of new services is less than one year. As of December 31, 1999, our research and development group consisted of approximately 246 employees. Additionally, we use independent third party software development contractors as needed. We spent 19.4% of revenues during the six-month transition period ended June 30, 1996, 18.6% of revenues during the fiscal year ended June 30, 1997, 15.5% of revenues during the fiscal year ended June 30, 1998, 8.4% of revenues during the fiscal year ended June 30, 1999 and 10.6% of revenues during the six months ended December 31, 1999 on research and development. These research and development expenses have been reduced for capitalized software development costs of $1.3 million in the six-month transition period ended June 30, 1996, none in the fiscal year ended June 30, 1997, $0.7 million in the fiscal year ended June 30, 1998, $7.4 million in the fiscal year ended June 30, 1999 and $3.2 million for the six months ended December 31, 1999. We anticipate that we will continue to commit substantial resources to research and development activities for the foreseeable future.

GOVERNMENT REGULATION

     We believe that we are not required to be licensed by the Office of the Comptroller of the Currency, the Federal Reserve Board, or other federal or state agencies that regulate or monitor banks or other types of
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

providers of electronic commerce services. The Office of the Comptroller of the Currency, however, periodically audits us, since we are a supplier of products and services to financial institutions. There can be no assurance that a federal or state agency will not attempt to regulate us, which could impede our ability to do business in the regulator's jurisdiction. A number of states have legislation regulating or licensing check sellers, money transmitters or service providers to banks, and we have registered under this legislation in specific instances. We do not believe that any state or federal legislation of this type materially affects us. In addition, through our processing agreements, we agree to comply with the data, recordkeeping, processing, and other requirements of applicable federal and state laws and regulations, Federal Reserve Bank operating letters, and the National Automated Clearing House Association Operating Rules imposed on our processing banks. We may be subject to audit or examination under any of these requirements. Violations of these requirements could limit or further restrict our access to the payment clearance systems or our ability to obtain access to these systems from banks. Further, the Federal Reserve rules provide that we can only access the Federal Reserve's automated clearinghouse through a bank. If the Federal Reserve rules were to change to further restrict our access to the automated clearinghouse or limit our ability to provide automated clearinghouse transaction processing services, our business could be materially adversely affected.

     In conducting various aspects of our business, we are subject to laws and regulations relating to commercial transactions generally, like the Uniform Commercial Code, and are also subject to the electronic funds transfer rules embodied in Regulation E, promulgated by the Federal Reserve Board. The Federal Reserve's Regulation E implements the Electronic Fund Transfer Act, which was enacted in 1978. Regulation E protects consumers engaging in electronic transfers, and sets forth the basic rights, liabilities, and responsibilities of consumers who use electronic money transfer services and of financial institutions that offer these services. For us, Regulation E sets forth disclosure and investigative procedures. For consumers, Regulation E establishes procedures and time periods for reporting unauthorized use of electronic money transfer services and limitations on the consumer's liability if the notification procedures are followed within prescribed periods. These limitations on the consumer's liability may result in liability to us.

     Given the expansion of the electronic commerce market, it is possible that the Federal Reserve might revise Regulation E or adopt new rules for electronic funds transfer affecting users other than consumers. Congress has held hearings on whether to regulate providers of services and transactions in the electronic commerce market, and it is possible that Congress or individual states could enact laws regulating the electronic commerce market. If enacted, these laws, rules, and regulations could be imposed on our business and industry and could have a material adverse effect on our business, operating results and financial condition. See "Risk Factors -- Our business could become subject to increased government regulation, which could make our business more expensive to operate."

PROPRIETARY RIGHTS

     We own the following federally registered trademarks and service marks:

- CHECKFREE(R);
- CHECKFREE and Design(R);
- CHECKFREE (Stylized Letters)(R);
- CHECKFREE EASY(R);
- CHECKFREE EXTRA(R);
- CHECKFREE MANAGER(R);
- CHECKFREE WALLET(R);
- CHECKFREE-BILL and Design(R);
- CHECKFREE FREES YOU FROM CHECKS(R);
- CLAS(R);
- CLRS(R);
- CLUB HOOCH(R);
- CPIM(R);
- CSSII(R);
- DASH(R);
- DECISION MANAGER(R);
- DISC and Design(R);
- DISC CHECKBOOK-PLUS(R);
- DISC WORLD$NET(R);
- ECP(R);
- EPOCH(R);
- FASTOCK PC(R);
- FMS(R);
- INTEGRATED DECISION MANAGER(R);
- MAX(R);
- M-WATCH(R);
- MWATCH(R);
- MOBILEPAY(R);
- MBIUS GROUP and Design(R);

- MOE(R);
- MPREPS(R);
- M-SEARCH(R);
- MSEARCH(R);
- OMNI(R);
- ORBS(R);
- PAWWS(R);
- PAWTRACKS(R);
- PEP+(R);
- PEP PAPERLESS ENTRY PROCESSING(R);
- PODIUM(R);
- PTT(R);
- QUICKILL(R);
- SBA(R);
- SERVANTIS SYSTEMS(R);
- SERVANTIS WORLD$NET(R);
- SUPRRB(R);
- TCM THE CONTROL MACHINE(R);
- THE SECONDARY MARKETER(R);
- THE WAY MONEY MOVES and Design(R);
- TRS(R);
- TST(R); and
- VAULT(R).

     Additionally, we have applied to federally register the following service marks:

- CEC CENTER FOR ELECTRONIC COMMERCE and Design(SM);
- CHECKFREE CHARITY NET(TM)
- CHECKFREE(SM);
- CHECKFREE CONNECT(SM);
- ECX(SM);
- M-PLAN(TM)
- MPLAN(SM);
- M-PREPS(TM)
- M-VEST(TM)
- MY-BILLS.COM(SM);
- CHECKFREE E-BILL(SM);
- CHECKFREE ELECTRIC MONEY(SM);
- CHECKFREE RECON SELECT(TM)
- CHECKFREE YES/PC(TM)
- DEFAULT NAVIGATOR(TM)
- RCM 2001...THE NEXT GENERATION(TM).
- RECOVERY MANAGEMENT SYSTEM(TM)
- SSI(TM)
- SSI and Design(TM) and
- STYLE ANALYSIS PLUS(TM).

     We are awaiting further information to file applications for the following marks:

- CHECKFREE and Design(SM);
- CHECKFREE APECS;
- CHECKFREE A.R.M.(TM)
- CHECKFREE ARP;
- CHECKFREE ARP/(SM)S;
- CHECKFREE DIRECTCOLLECT;
- CHECKFREE IRS(TM)
- CHECKFREE IRS/SRS(TM)
- CHECKFREE LCR(TM)
- CHECKFREE RRS(TM)
- CHECKFREE RECON(TM)
- CHECKFREE RECON-PLUS(TM)
- CHECKFREE TRADE RECON(TM)
- CHECKFREE RPS(TM)
- CHECKFREE WEB RECON(TM) and
- REVOLUTIONIZING THE WAY MONEY MOVES(SM)

     We are also the owner of a multitude of domain name registrations, including:

- billdelivery.com;
- billercare.com;
- billme.com;
- check-free.com;
- checkfree.com;
- checkfree-ecx.com;
- checkfreeva.com;
- custcare.com;
- ebills.com;
- ficare.com;
- getbills.com;
- mybills.com;
- paybills.org;
- paymybills.org;
- paythebill.com;
- rcm2001.com;
- stockcontrol.com; and
- cfree.com.

     We regard our financial transaction services and related products like our software as proprietary and rely on a combination of patent, copyright, trademark and trade secret laws, employee and third party nondisclosure agreements, and other intellectual property protection methods to protect our services and

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

related products. Although we believe our consumer financial software to be proprietary, we do not depend on our software to compete, but rather on our services to which the software provides access.

     We also copyright some of our programs and software documentation and trademark some product names. Our management believes that these actions provide appropriate legal protection for our intellectual property rights in our software products. Furthermore, our management believes that the competitive position for some of our products depends primarily on the technical competence and creative ability of our personnel and that our business is not materially dependent on copyright protection or trademarks. See "Risk Factors -- We may be unable to protect our proprietary technology, permitting competitors to duplicate our products and services."

     Our United States Letters Patent No. 5,383,113, issued on January 17, 1995, relates to our system and method for electronically providing services including payment of bills and financial analysis. Incorporating the system described in the patent, we can pay any bill from any checking account at any financial institution in the United States on the consumer's behalf by selecting a preferred means of payment from various options described above. See
"Business -- Payment Clearance Systems." Our patent expires on January 17, 2012. See "Business -- Competition," "Risk Factors (Competitive pressures we face may have a material adverse effect on us) "Risk Factors (We may be unable to protect our proprietary technology, permitting competitors to duplicate our products and services)."

     Existing intellectual property laws afford only limited protection, and it may be possible for unauthorized third parties to copy our services and related products or to reverse engineer or obtain and use information we regard as proprietary. There can be no assurance that our competitors will not independently develop services and related products that are substantially equivalent or superior to ours. As the technology we use evolves, however, our dependence upon the patented technology continues to decrease.

EMPLOYEES

     As of December 31, 1999, we employed approximately 2,162 full-time employees, including approximately 534 in systems and development, including software development, approximately 825 in customer care, and approximately 803 in sales and marketing, administration, financial control, corporate services, and human resources. We are not a party to any collective bargaining agreement and are not aware of any efforts to unionize our employees. We believe that our relations with our employees are good. We believe our future success and growth will depend in large measure upon our ability to attract and retain qualified technical, management, marketing, business development and sales personnel.

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

MANAGEMENT

     The following table sets forth information concerning our directors, executive officers and key employees.

NAME                               AGE                              POSITION
----                               ---                              --------
Peter J. Kight.................    44       Chairman and Chief Executive Officer
Mark A. Johnson................    47       Vice Chairman, Corporate Development and Marketing and
                                            Director
William P. Boardman............    58       Director
George R. Manser...............    68       Director
Jeffrey M. Wilkins.............    55       Director
Peter F. Sinisgalli............    44       President and Chief Operating Officer
Allen L. Shulman...............    51       Executive Vice President, Chief Financial Officer and
                                            General Counsel
Lynn D. Busing.................    48       Executive Vice President, Corporate Banking
James S. Douglass..............    34       Executive Vice President, Corporate Development
Ravi Ganesan...................    34       Executive Vice President and Chief Technology Officer
Matthew S. Lewis...............    34       Executive Vice President, EC Product Management and
                                            Marketing
John J. Limbert................    52       Executive Vice President, EC Customer Operations
Curtis A. Loveland.............    53       Secretary
Gary A. Luoma, Jr..............    43       Vice President, Chief Accounting Officer and Assistant
                                            Secretary
Keven M. Madsen................    40       Vice President and Treasurer
David Mangum...................    34       Senior Vice President, Finance and Accounting
Randal A. McCoy................    37       Executive Vice President, EC Software Development
Terrie O'Hanlon................    38       Senior Vice President, Communications and Media Relations
Stephen Olsen..................    39       Executive Vice President, EC Information Technology
                                            Operations
Harley J. Ostis................    43       Senior Vice President, Human Resources
Francis X. Polashock...........    45       Executive Vice President and President, CheckFree
                                            Investment Services
Glen Sarvady...................    37       Services Vice President, Operations Strategy and Planning
Thomas Stampiglia..............    44       President, Software Division

Directors

     Peter J. Kight, our founder, has served as our Chairman and Chief Executive Officer since December 1997. He also serves as Chairman and Chief Executive Officer of CheckFree Corporation, a position he has held since 1981, as President of CheckFree Investment Corporation and CheckFree Management Corporation, and as Chairman and Chief Executive Officer of CheckFree Investment Services Corporation. Mr. Kight is also a director of CheckFree Corporation, CheckFree Investment Services Corporation and CheckFree Management Corporation. From 1997 to 1999, Mr. Kight served as President of CheckFree Holdings Corporation and, from 1981 to 1999, he served as President of CheckFree Corporation. Mr. Kight is a Director of Metatec International, Inc., a publicly held company that distributes information utilizing CD-ROM technology.

     Mark A. Johnson has served as our Vice Chairman since December 1997. He also serves as Vice Chairman, Corporate Development of CheckFree Corporation, a position he has held since May 1997, and as an Executive Vice President of CheckFree Investment Corporation and CheckFree Management Corporation. Mr. Johnson has been a Director since 1983. He also serves as a Director of CheckFree Corporation, CheckFree Investment Corporation, and CheckFree Management Corporation. Mr. Johnson served as Executive Vice President, Business Development of CheckFree Corporation from 1993 to 1997, as Treasurer of CheckFree Corporation from 1993 to 1996, as Senior Vice President of CheckFree Corporation from 1991 to 1993, and as a Vice President of CheckFree Corporation from 1982 to 1991. Mr. Johnson is a Director of Claris Corporation (formerly SQL Financials International, Inc.), a publicly-held company that develops, markets and supports client/server financial software applications.

     William P. Boardman has served as a Director since July 1996. Mr. Boardman has been an officer of Bank One Corporation since 1984 and is currently Vice Chairman.

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

     George R. Manser has served as a Director since 1983. In October 1999, Mr. Manser retired from his position as Director of Corporate Finance for Uniglobe Travel (USA), L.L.C., which franchises travel agencies throughout the United States, a position he held since 1998. Since July 1994, Mr. Manser has served as Chairman of Uniglobe Travel (Capital Cities) Inc., which is the predecessor of Uniglobe and current holding company of Uniglobe. From 1985 to 1994, he served as Chairman of North American National Corporation, a life insurance holding company. Mr. Manser is a Director of Cardinal Health Inc., a publicly-held wholesale drug distributor, State Auto Financial Corporation, a publicly-held insurance company, AmeriLink Corporation, a publicly-held cabling services company, and Hallmark Financial Services, Inc., a publicly-held insurance services company. He is also an Advisory Director to the Corporate Finance Department of J.C. Bradford & Co., an NASD broker-dealer.

     Eugene F. Quinn has served as a Director since 1994. Mr. Quinn is a principal of Confluence Capital, a private investment firm. From March 1997 to April 1999, Mr. Quinn served as Senior Vice President for Online and Interactive Services at MTV Networks, a division of Viacom, Inc. From 1984 to 1997, Mr. Quinn served as a senior executive at Tribune Company and its Chicago Tribune subsidiary.

     Jeffrey M. Wilkins has served as a Director since 1990. Since August 1989, Mr. Wilkins has served as Chairman, President and Chief Executive Officer of Metatec Corporation, and its successor Metatec International, Inc., a publicly-held company which distributes information utilizing CD-ROM technology.

OTHER EXECUTIVE OFFICERS AND KEY EMPLOYEES

     Peter F. Sinisgalli has served as our President since May 1999. He also has served as President of CheckFree Corporation since May 1999 and as Chief Operating Officer of CheckFree Corporation since November 1996. Mr. Sinisgalli also serves as a director of CheckFree Corporation and CheckFree Management Corporation. From 1994 to 1996, Mr. Sinisgalli was Executive Vice President and Chief Financial Officer of Dun & Bradstreet Software. From 1993 to 1994, Mr. Sinisgalli was Senior Vice President, Group Finance of Dun & Bradstreet Corporation. From 1990 to 1992, Mr. Sinisgalli held various positions with Nielson Media Research, a division of Dun & Bradstreet Corporation.

     Allen L. Shulman has served as our Executive Vice President and Chief Financial Officer since August 1998 and as General Counsel since May 1997. He also serves as Executive Vice President, Chief Financial Officer and General Counsel of CheckFree Corporation and CheckFree Investment Corporation, as Executive Vice President, Chief Financial Officer and Treasurer of CheckFree Investment Services Corporation, and as Executive Vice President and Treasurer of CheckFree Management Corporation. Mr. Shulman is also a director of CheckFree Management Corporation. From May 1997 to August 1998, he also served as our Senior Vice President. Immediately prior to joining us, Mr. Shulman was the managing attorney for the Atlanta office of Horvath & Lieber, P.C. From 1983 to 1996, Mr. Shulman was General Counsel and Chief Financial Officer for United Refrigerated Services, Inc.

     Lynn D. Busing has served as our Executive Vice President since December 1997. He has also served as Executive Vice President, Corporate Banking of CheckFree Corporation since August 1999. Prior to that, Mr. Busing served as Executive Vice President, Account Management of CheckFree Corporation from February 1996 to August 1999. Mr. Busing was Senior Vice President of Servantis Systems Holdings, Inc. from 1993 to 1996. From 1987 to 1993, Mr. Busing held various management positions with Digital Equipment Corporation.

     James S. Douglass has served as our Executive Vice President since December 1997. He has also served as Executive Vice President, Corporate Development of CheckFree Corporation since August 1999. Prior to that, Mr. Douglass served as Executive Vice President, Mergers and Acquisitions of CheckFree Corporation from August 1998 to August 1999. From September 1996 to August 1998, he served as Executive Vice President and Chief Financial Officer of CheckFree Holdings Corporation and CheckFree Corporation. From 1994 to 1996, Mr. Douglass was Vice President, Corporate Controller and Chief Accounting Officer for Medaphis Corporation. From 1988 to 1994, Mr. Douglass served in various capacities with KPMG Peat Marwick LLP, finally as senior manager.

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

     Ravi Ganesan has served as our Executive Vice President since December 1997. He has also served as Executive Vice President and Chief Technology Officer of CheckFree Corporation since January 1997. From 1990 to 1997, Mr. Ganesan held various positions with Bell Atlantic, most recently as Vice President, Distributed Operations & Information Technology from 1995 to 1997.

     Matthew S. Lewis has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, EC Product Management and Marketing of CheckFree Corporation since January 1998. Prior to that, Mr. Lewis served as our Senior Vice President from December 1997 to August 1999, and as Vice President, Corporate Strategy and Communications for CheckFree Corporation from March 1996 to December 1997. From 1988 to 1996, Mr. Lewis held various positions at BankSouth Corporation, including Vice President, Corporate Affairs, Director of Compliance and Director of Communications and Manager of Public Relations.

     John J. Limbert has served as our Executive Vice President since August 1998. He has also served as Executive Vice President, EC Customer Operations since May 1998. From 1977 to 1997, Mr. Limbert was employed at Banc One Corporation in various capacities, most recently as the head of its Eastern Region Consumer Banks.

     Curtis A. Loveland has served as our Secretary since December 1997. He also serves as Secretary of CheckFree Corporation, a position he has held since 1983, CheckFree Investment Corporation, CheckFree Investment Services Corporation, and CheckFree Management Corporation. Mr. Loveland has been associated with the law firm of Porter, Wright, Morris & Arthur LLP since 1973 and a partner since 1979.

     Gary A. Luoma, Jr. has served as our Vice President, Chief Accounting Officer and Assistant Secretary since December 1997. He has also served as Vice President, Chief Accounting Officer and Assistant Secretary of CheckFree Corporation, a position he has held since April 1997, as Vice President and Assistant Secretary of CheckFree Investment Corporation and CheckFree Management Corporation, and as Assistant Secretary of CheckFree Investment Services Corporation. Mr. Luoma is also a director of CheckFree Management Corporation. From 1995 to 1997, Mr. Luoma served as Vice President of Finance, Americas Operations and Assistant Secretary and, from 1990 to 1995, as Director of Finance, Planning and Analysis at Dun & Bradstreet Software. From 1983 to 1990, Mr. Luoma held various financial positions with the American Security Group, including Assistant Treasurer, Assistant Controller and Internal Audit Manager. From 1980 to 1983, Mr. Luoma served as a Certified Public Accountant on the audit staff of Ernst & Whinney.

     Keven M. Madsen has served as our Vice President since December 1997 and as Treasurer since August 1998. He has also served as Vice President and Treasurer of CheckFree Corporation, a position he has held since July 1997, as Vice President and Treasurer of CheckFree Investment Corporation, and as Vice President and Assistant Treasurer of CheckFree Management Corporation. Mr. Madsen also serves as a director of CheckFree Management Corporation. From December 1997 to August 1998, he served as our Assistant Treasurer. From 1996 to 1998, Mr. Madsen served as Director of Tax & Treasury and Assistant Treasurer of CheckFree Corporation. From 1990 to 1996, Mr. Madsen served as Manager of Corporate Tax and Treasury for Dun & Bradstreet Software. Prior to 1990, Mr. Madsen was a Certified Public Accountant in the audit and tax divisions of Arthur Andersen & Co.

     David Mangum has served as our Senior Vice President, Finance and Accounting since September 1999. From July 1998 to September 1999, he worked as Vice President, Finance and Administration, Managed Systems Division for Sterling Commerce, Inc. Prior to that, Mr. Mangum worked as the Director of Finance for XcelleNet, Inc. from February 1997 to July 1998. From May 1993 to January 1997, Mr. Mangum served as Director of Finance for Dun & Bradstreet Software.

     Randal A. McCoy has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, EC Software Development of CheckFree Corporation since August 1999. Prior to that, Mr. McCoy served as Senior Vice President, Electronic Commerce Development of CheckFree Corporation from February 1998 to August 1999, and as Vice President, Genesis Platform Development of CheckFree Corporation from May 1997 to February 1998. From 1990 to 1997, Mr. McCoy was Vice

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

President, Corporate Banking Development at Servantis Systems, Inc. Prior to that, Mr. McCoy worked as a large systems architect at BellSouth Corporation.

     Terrie O'Hanlon has served as our Senior Vice President, Communications and Media Relations since June 1998. She has also served as Senior Vice President, Corporate Communications and Investor Relations of CheckFree Corporation since August 1999. From June 1998 to August 1999, she served as Senior Vice President, Communications and Media Relations of CheckFree Corporation. From 1997 to 1998, Ms. O'Hanlon served as Vice President, Corporate Communications at Medaphis Corporation. From 1995 to 1997, Ms. O'Hanlon was Corporate Communications Director of Dun & Bradstreet Software. From 1990 to 1995, Ms. O'Hanlon served as Vice President of Crescent Communications.

     Stephen Olsen has served as our Executive Vice President since August 1999. He has also served as Executive Vice President, EC Information Technology Operations of CheckFree Corporation since August 1999. Prior to that, Mr. Olsen served as our Senior Vice President from December 1997 to August 1999, and as Senior Vice President and Chief Information Officer of CheckFree Corporation from March 1997 to August 1999. From 1996 to 1997, Mr. Olsen served as Vice President, Chief Information Officer of Geac Computer Corporation. From 1990 to 1996, Mr. Olsen served as Vice President, Chief Information Officer of Dun & Bradstreet Software.

     Harley J. Ostis has served as our Senior Vice President since January 1999. He has also served as Senior Vice President, Human Resources of CheckFree Corporation since January 1999. From 1981 to 1999, Mr. Ostis held various positions with Harris Corporation, most recently as Vice President, Human Resources and Quality for Lanier Worldwide, a division of Harris Corporation.

     Francis X. Polashock has served as our Executive Vice President since December 1997. He also serves as Executive Vice President and President, CheckFree Investment Services of CheckFree Corporation, a position he has held since June 1999, and as President of CheckFree Investment Services Corporation. From May 1997 to June 1999, Mr. Polashock served as Executive Vice President and General Manager, Investment Services Division of CheckFree Corporation. From 1981 to 1993, Mr. Polashock held several management positions within Dun & Bradstreet Corporation, most recently as General Manager of Asia Pacific and Latin America. From 1993 to 1997, Mr. Polashock was involved with several entrepreneurial ventures targeted at the Chinese marketplace.

     Glen Sarvady has served as our Vice President, Operations Strategy and Planning since August 1999. He has also served as Vice President, Operations Strategy and Planning of CheckFree Corporation since August 1999. Prior to that, Mr. Sarvady served as Vice President, Financial Planning and Analysis of CheckFree Corporation from August 1998 to August 1999, and as Vice President, Business Development of CheckFree Corporation from 1997 to 1998. From 1988 to 1997, Mr. Sarvady held a variety of financial management positions with Dun & Bradstreet Corporation, most recently as Vice President, Finance of Dun & Bradstreet Software.

     Thomas Stampiglia has served a President, Software Division since January 2000. Prior to that, Mr. Stampiglia spent 20 years with Lanier Worldwide, a division of Harris Corporation, in various capacities, most recently as Vice President, International Sales.

COMMITTEES OF THE BOARD OF DIRECTORS

     Our board of directors has two standing committees: a Stock Option and Compensation Committee and an Audit Committee. Our Stock Option and Compensation Committee has the authority to:

     - administer our stock option plans, including the selection of optionees and the timing of option grants; and

     - review and monitor key employee compensation policies and administer our management compensation plans.

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

     The members of our Stock Option and Compensation Committee are Messrs. Quinn (Chairman), Boardman and Manser. Our Stock Option and Compensation Committee had a total of four meetings during Fiscal 1999.

     Our Audit Committee recommends:

     - the annual appointment of our independent public accountants with whom the Audit Committee reviews the scope of audit and non-audit assignments and related fees;

     - the accounting principles used by us in financial reporting;

     - internal financial auditing procedures; and

     - the adequacy of our internal control procedures.

Messrs. Manser (Chairman), Quinn, and Wilkins serve as members of our Audit Committee. Our Audit Committee had a total of four meetings during Fiscal 1999.

DIRECTOR COMPENSATION

     As compensation for their services, each non-employee director receives annually, stock options under our 1995 Stock Option Plan to acquire 8,000 shares of our common stock, which options will vest 100% after one year and terminate ten years after grant. In addition, each non-employee director receives out-of-pocket expenses incurred in connection with attendance at board and committee meetings. On May 7, 1999, Messrs. Boardman, Manser, Quinn, and Wilkins were each granted stock options to acquire 8,000 shares of our common stock at an exercise price of $44.4375 per share.

EXECUTIVE COMPENSATION

     The following table sets forth information regarding compensation paid during our fiscal years ended June 30, 1997, 1998 and 1999 to our chief executive officer and each of our four other highest compensated executive officers.

                           SUMMARY COMPENSATION TABLE

                                                                         LONG-TERM
                                                                        COMPENSATION
                                                                        ------------
                                                                           AWARDS
                                              ANNUAL COMPENSATION       ------------
                                           --------------------------    SECURITIES     ALL OTHER
                                                                         UNDERLYING    COMPENSATION
                                                   SALARY     BONUS       OPTIONS      ------------
NAME AND PRINCIPAL POSITION                YEAR     ($)        ($)          (#)          ($) (1)
---------------------------                ----   --------   --------   ------------   ------------
PETER J. KIGHT                             1999   $400,000   $      0(2)   100,000       $      0
Chairman and Chief Executive               1998   $375,000   $182,813     100,000        $      0
Officer                                    1997   $292,692   $256,776     300,000        $108,800
MARK A. JOHNSON                            1999   $205,000   $      0(2)    25,000       $  1,000
Vice Chairman, Corporate                   1998   $182,000   $ 54,600      25,000        $  1,000
Development and Marketing                  1997   $179,711   $ 80,330      30,847        $ 42,574
PETER F. SINISGALLI (3)                    1999   $280,000   $      0(2)   116,000(4)    $  1,000
President and Chief Operating              1998   $260,417   $103,125      58,000        $  1,000
Officer                                    1997   $165,675   $114,757     192,373        $      0
SEAN E. FEENEY (5)                         1999   $200,000   $ 48,000     130,000(4)     $  1,000
Executive Vice President and               1998   $197,292   $ 69,920      15,000        $  1,000
President, CheckFree Software              1997   $ 65,625   $ 40,101      54,322        $      0
Division/Business Electronic Commerce
FRANCIS X. POLASHOCK (6)                   1999   $190,000   $ 45,600     130,000(4)     $  1,000
Executive Vice President and               1998   $188,965   $ 65,500      15,000        $  1,000
President Investment Services              1997   $ 17,276   $  6,000     100,000        $      0
Division

---------------

(1) Includes matching contribution to our 401(k) Plan of $1,000 for Mr. Johnson, Mr. Sinisgalli, Mr. Feeney, and Mr. Polashock for Fiscal 1999. Includes matching contribution to our 401(k) Plan of $1,000 for Mr. Johnson, Mr. Sinisgalli, Mr. Feeney, and Mr. Polashock for Fiscal 1998. Includes matching contribution to our 401(k) Plan of $980 for Mr. Johnson and relocation allowances of $108,800 for Mr. Kight and $41,594 for Mr. Johnson for Fiscal 1997.

(2) The fiscal 1999 bonuses for Messrs. Kight, Johnson and Sinisgalli were deferred to fiscal 2000. An additional bonus of $156,000 for Mr. Kight, $49,200 for Mr. Johnson and $92,400 for Mr. Sinisgalli over and above the fiscal 2000 bonus that they may earn will be paid only if we hit our performance targets for fiscal 2000.

(3) Mr. Sinisgalli was employed by us effective November 3, 1996.

(4) Includes options granted in fiscal 1999 due to Repricing of options granted in fiscal years 1998 and 1997 as reflected in the Ten Year Option Repricing Section on pages 13 and 14.

(5) Mr. Feeney was employed by us effective February 15, 1997.

(6) Mr. Polashock was employed by us effective May 28, 1997.

     The following table provides information regarding the number and value of stock options held by our Named Executive Officers at June 30, 1999.

                        AGGREGATED OPTION EXERCISES AND
                       FISCAL YEAR-END OPTION VALUE TABLE

                                                        NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                              SHARES                   UNDERLYING UNEXERCISED         IN-THE-MONEY OPTIONS
                             ACQUIRED                OPTIONS AT FISCAL YEAR-END        AT FISCAL YEAR-END
                                ON        VALUE                  (#)                         ($) (2)
                             EXERCISE    REALIZED    ---------------------------   ---------------------------
NAME                           (#)       ($) (1)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
----                         --------   ----------   -----------   -------------   -----------   -------------
Peter J. Kight.............        0    $        0     626,741        400,399      $14,942,448    $3,113,686
Mark A. Johnson............  121,354    $1,385,863      29,495         52,352      $   283,467    $  165,261
Peter F. Sinisgalli........        0    $        0      88,249        220,124      $   898,190    $1,663,214
Sean E. Feeney.............        0    $        0      26,881        107,441      $   311,163    $1,357,930
Francis X. Polashock.......        0    $        0           0        130,000      $         0    $1,868,750

---------------

(1) Value realized represents the difference between the exercise price of the option shares and the market price of the option shares on the date the option was exercised. The value realized was determined without consideration for any taxes or brokerage expenses that may have been owed.

(2) Represents the total gain which would be realized if all in-the-money options held at year end were exercised, determined by multiplying the number of shares underlying the options by the difference between the per share option exercise price and the per share fair market value at year end which was $27.5625 on June 30, 1999. An option is in-the-money if the fair market value of the underlying shares exceeds the exercise price of the option.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     Currently, Messrs. Manser, Boardman and Quinn, who are not employees, are members of the Stock Option and Compensation Committee. Since 1994, Mr. Kight has served as a member of Metatec International, Inc. and its predecessor's board of directors, of which Mr. Wilkins is Chairman, President and Chief Executive Officer.

STOCK OPTION PLANS

     1983 Incentive Stock Option Plan. Our board of directors adopted the 1983 Incentive Stock Option Plan on December 19, 1983, and our stockholders approved it as of December 19, 1983. Our board of directors subsequently amended the 1983 Plan on February 1, 1990, and our stockholders approved the amendment on April 20, 1992. The 1983 Plan allows our board of directors or a committee of our board to grant options to our key associates chosen by our board or committee for the purchase of up to 2,630,700 shares of our common stock. Options granted under the 1983 Plan are incentive stock options within the meaning of Section 422A of the Internal Revenue Code of 1986, as amended. The 1983 Plan was replaced in its entirety by the 1993 Plan. The 1983 Plan terminated on December 19, 1993, and we have not granted any options since the termination.

     1983 Non-Statutory Stock Option Plan. Our board of directors adopted our 1983 Non-Statutory Stock Option Plan on December 19, 1983, and our stockholders approved it as of the same date. Our board of directors and the stockholders subsequently amended the Non-Statutory Option Plan on February 1, 1990, and April 20, 1992. The Non-Statutory Option Plan allows our board of directors or a committee of the board to grant options to key associates and directors of CheckFree for the purchase of up to 263,070 shares of our common stock. The options granted under the Non-Statutory Option Plan are nonqualified stock options and do not meet the requirements for incentive stock option treatment under Section 422A of the Internal Revenue Code. The Non-Statutory Option Plan was replaced in its entirety by the 1993 Plan. The 1983 Non-

Statutory Option Plan terminated on December 19, 1993, and we have not granted any options since the termination.

     1993 Stock Option Plan. Our board of directors adopted our 1993 Stock Option Plan on April 28, 1993, and our stockholders approved it as of the same date. Our board and the stockholders subsequently amended the 1993 Plan on April 14, 1994. The 1993 Plan provides for the grant of options to key associates, officers, directors, consultants and advisers who render services to CheckFree for the purchase of up to 4,077,585 shares of our common stock. This number of shares may be reduced from time to time, however, by the aggregate number of shares of our common stock issued upon the exercise of options granted under the 1983 Incentive Stock Option Plan and the 1983 Non-Statutory Stock Option Plan. The options may be either incentive options or nonqualified options. The 1993 Plan replaced in their entirety the 1983 Incentive Option Plan and the 1983 Non-Statutory Stock Option Plan.

     Our board of directors administers the 1993 Plan and has the authority to determine:

     - to whom and at what time the stock options may be granted;

     - the designation of the option as either an incentive option or nonqualified option;

     - the per share exercise price;

     - the duration of each option;

     - the number of shares subject to each option and any restrictions on these shares;

     - the rate and manner of exercise; and

     - the timing and form of payment.

     An incentive option may not have an exercise price less than the fair market value of our common stock on the date of grant, or an exercise period more than ten years from the date of grant. In addition, an incentive option is subject to other limitations that allow the optionholder to qualify for favorable tax treatment. None of these restrictions applies to the grant of nonqualified options, which may have an exercise price less than the fair market value of the underlying CheckFree common stock on the date of grant and may be exercisable for an indeterminate period of time.

     Under the 1993 Plan, an optionholder may pay the exercise price of an option in cash or, with the consent of our board of directors:

     - by delivery of previously acquired shares of our common stock, valued at their fair market value on the date they are tendered;

     - by delivery of a full recourse promissory note for the portion of the exercise price that exceeds the par value of the shares subject to the option, the terms and conditions of which will be determined by our board of directors, along with cash for the par value of the shares;

     - by any combination of the foregoing methods; or

     - by delivery of:

        (1) written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option, and

        (2) a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to CheckFree.

     An option granted under the 1993 Plan may not be transferred except by will or by the laws of descent and distribution and may be exercised, during the lifetime of the optionee, only by the optionee or by the optionee's guardian or legal representative. Any option granted under the 1993 Plan will terminate automatically:

     - 30 days after the employee's termination of employment with us other than by reason of death or disability or for cause; and

     - one year after the employee's death or termination of employment by reason of disability, unless the option expires earlier by its terms.

Options not exercisable as of the date of a change in control of CheckFree will become exercisable immediately as of that date. Shares of our common stock issued pursuant to options exercised under the 1993 Plan are subject to restrictions and limitations on any sale, transfer, assignment, or other disposition of these shares. The 1993 Plan terminates on April 28, 2003, unless our board of directors terminates it earlier. The 1993 Plan terminated on September 28, 1995 and we have not granted any options since the termination.

     1995 Stock Option Plan. Our board of directors adopted the 1995 Stock Option Plan on August 8, 1995, and our stockholders approved it as of the same date. Our board subsequently amended the 1995 Plan on October 18, 1996, May 1, 1997, September 15, 1997, and August 14, 1998, and our stockholders approved these amendments on January 27, 1997, October 30, 1997, and November 9, 1998. The 1995 Plan provides for the grant of options to key associates, officers, directors, consultants and advisers who render services to CheckFree. The options may be either incentive options or nonqualified options.

     While our board of directors bears responsibility for administering the 1995 Plan, it has delegated all of its powers under the 1995 Plan to the Stock Option and Compensation Committee. This committee has the authority to determine:

     - to whom and at what time the stock options may be granted;

     - the designation of the option as either an incentive option or nonqualified option;

     - the per share exercise price;

     - the duration of each option;

     - the number of shares subject to each option and any restrictions on these shares;

     - the rate and manner of exercise; and

     - the timing and form of payment.

     Currently, there are 8,000,000 shares of our common stock available for issuance under the 1995 Plan. The maximum number of stock options that may be granted to an individual under the 1995 Plan in any calendar year is 500,000 shares. The committee may adjust the number and class of shares available under the 1995 Plan and subject to outstanding options to prevent dilution or enlargement of rights if we experience various changes in our capitalization. Shares of our common stock attributable to unexercised options that expire or are terminated may be available for reissuance under the 1995 Plan.

     Eligibility to participate in the 1995 Plan extends to all of executive, administrative, operational and managerial employees of CheckFree, including any of our current or future subsidiaries or parent. Currently, approximately 2,162 of CheckFree and our subsidiaries' associates qualify for participation. We anticipate that approximately one-third of those employees eligible will participate in the 1995 Plan. Participation is at the committee's discretion, and will depend on each associate's present and potential contributions to the success of CheckFree and our subsidiaries and other factors as the committee deems relevant. No associate may be granted in any calendar year options covering more than 500,000 shares of our common stock.

     The committee may determine at the time of grant and thereafter the terms under which options shall vest and become exercisable. Options not exercisable as of the date of a change in control of CheckFree will become exercisable immediately as of that date. A change in control of CheckFree shall be deemed to have occurred as of the first day that either of the following has occurred:

     - a person not in control of CheckFree on the effective date of the 1995 Plan becomes the beneficial owner, directly or indirectly, of securities representing a majority of the combined voting power of our then outstanding securities, or

     - our stockholders approve a plan of complete liquidation, a sale of all or substantially all of our assets, or a merger, consolidation, or reorganization of CheckFree with or involving another corporation, other than a merger, consolidation, or reorganization that would result in our voting securities outstanding immediately prior thereto continuing to represent at least a majority of the combined voting power of our or a surviving entity's voting securities outstanding immediately after a merger, consolidation, or reorganization.

     The committee may not grant incentive options to an associate who owns, at the time of the grant, stock representing more than 10% of the total combined voting power of all classes of stock of CheckFree, any parent or subsidiaries, unless:

     - the exercise price per share of common stock for the shares subject to these incentive options is at least 110% of the fair market value per share of our common stock on the date of grant; and

     - the incentive options are not exercisable for more than five years after their date of grant.

In addition, the total fair market value of shares of our common stock subject to incentive options which are exercisable for the first time by an eligible associate in a given calendar year may not exceed $100,000, valued as of the date of the incentive options' grant.

     Incentive options:

     - may not have an exercise price exceeding ten years from the date of grant;

     - may not have an exercise price less than the fair market value of our common stock on the date of grant; and

     - are subject to other limitations that allow the option holder to qualify for favorable tax treatment.

None of these restrictions, however, applies to the grant of non-statutory options, which may:

     - have an exercise price less than the fair market value of the underlying common stock on the date of grant;

     - have a total fair market value of shares subject thereto which are valued in excess of $100,000 in any given calendar year; and

     - be exercisable for an indeterminate period of time.

In practice, however, the committee has generally granted non-statutory options at the fair market value of our common stock on the date of grant.

     An optionholder may exercise an option by sending written notice to our chief financial officer or other officer designated by the committee. An optionholder may pay the exercise price of an option in cash or, with the committee's consent:

     - by delivery of previously acquired shares of our common stock, which have been held for at least six months, valued at their fair market value on the date they are tendered;

     - by delivery of a full recourse promissory note for the portion of the exercise price that exceeds the par value of the shares subject to the option, the terms and conditions of which will be determined by the committee, along with cash for the par value of the shares;

     - by any combination of the foregoing methods; or

     - by delivery of:

        (1) written instructions to forward the notice of exercise to a broker or dealer and to deliver to a specified account a certificate for the shares purchased upon exercise of the option, and

        (2) a copy of irrevocable instructions to the broker or dealer to deliver the purchase price of the shares to CheckFree.

     An option granted under the 1995 Plan may not be transferred except by will or by the laws of descent and distribution, and may be exercised, during the optionee's lifetime, only by the optionee or by the optionee's guardian or legal representative. Notwithstanding the foregoing, an optionee may transfer a non-statutory option to members of his or her immediate family, to one or more trusts for the benefit of family members or to partnerships in which the family members are the only partners if:

     - the stock option agreement covering the non-statutory option as approved by the committee expressly so provides; and

     - the optionee does not receive any consideration for the transfer. Non-statutory options held by these transferees are subject to the same terms and conditions that applied to these non-statutory options immediately prior to transfer.

     Options granted under the 1995 Plan will expire at the time as the committee determines at the date of grant; provided, however, that no incentive options may be exercised more than ten years from the date of grant, unless incentive options are held by a 10% stockholder, in which case these incentive options may not be exercised more than five years from the date of grant.

     Any option granted under the 1995 Plan will, subject to earlier termination by its terms, terminate automatically if not exercised:

     - within 30 days after the optionee's termination of employment with us other than by reason of death, disability, retirement, or for cause;

     - within one year after the employee's death or termination of employment by us by reason of disability, as defined in the 1995 Plan;

     - within three years after an employee's retirement, as defined in the 1995 Plan; and

     - prior to termination by us for cause, as defined in the 1995 Plan.

     The 1995 Plan will terminate on August 8, 2005, unless our board of directors terminates it earlier.

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth information as of January 31, 2000, relating to the beneficial ownership of our common stock by:

     - each person known to us to own beneficially more than 5% of the outstanding shares of our common stock;

     - each of our directors;

     - each of our executive officers; and

     - all current directors and executive officers as a group.

                                                               SHARES BENEFICIALLY
                                                                  OWNED (1) (2)
                                                              ---------------------
STOCKHOLDER                                                     NUMBER      PERCENT
-----------                                                   ----------    -------
Peter J. Kight (3)..........................................   6,767,418     12.6%
  4411 East Jones Bridge Road
  Norcross, Georgia 30092
Intuit Inc..................................................  10,175,000     18.9%
  2535 Garcia Avenue
  Mountain View, California 94039
Gintel Asset Management, Inc. (4)...........................   3,468,975      6.5%
  6 Greenwich Office Park
  Greenwich, Connecticut 06831
Brown Investment Advisory & Trust Company (5)...............   6,188,896     11.5%
Brown Advisory Incorporated
  19 South Street
  Baltimore Maryland 21202
T. Rowe Price Associates, Inc. (6)..........................   3,245,300      6.0%
  100 E. Pratt Street
  Baltimore, Maryland 21202
Mark A. Johnson (7).........................................   1,473,195      2.7%
Peter F. Sinisgalli.........................................     135,894         *
Sean E. Feeney..............................................      35,616         *
Francis X. Polashock (8)....................................         776         *
William P. Boardman.........................................      25,000         *
George R. Manser (9)........................................      43,307         *
Eugene F. Quinn.............................................      35,785         *
Jeffrey M. Wilkins..........................................      18,000         *
All directors and executive officers as a group.............   8,816,988     16.4%
  (24 persons) (3)(7)(8)(9)

---------------

* Represents beneficial ownership of less than 1% of our outstanding common stock.

(1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission which generally attribute beneficial ownership of securities to persons who possess sole or shared voting power and/or investment power with respect to those shares.

(2) Includes shares purchasable within 60 days after January 31, 2000 pursuant to the exercise of options covering:

     - 626,741 shares for Mr. Kight at a weighted average exercise price of $3.72 per share,

     - 29,495 shares for Mr. Johnson at a weighted average exercise price of $17.95 per share,

     - 118,241 shares for Mr. Sinisgalli at a weighted average exercise price of $17.70 per share,

     - 33,881 shares for Mr. Feeney at a weighted average exercise price of $16.22 per share,

     -  0 shares for Mr. Polashock,

     - 25,000 shares for Mr. Boardman at a weighted average exercise price of $18.09 per share,

     - 42,307 shares for Mr. Manser at a weighted average exercise price of $8.17 per share,

     - 26,785 shares for Mr. Quinn at a weighted average exercise price of $13.32 per share,

     - 16,000 for Mr. Wilkins at a weighted average exercise price of $20.25 per share, and

     - 1,138,579 shares for all directors and executive officers as a group at a weighted average exercise price of $8.73 per share.

(3) Includes 8,600 shares held by the Peter J. Kight and Teresa J. Kight 1995 Children's Trust and 1,006,255 shares held by The PJK GRAT 97-1, The PJK GRAT 97-2, The PJK GRAT 98-1, The PJK GRAT 98-2, The PJK GRAT 98-3 and The PJK GRAT 98-4. Mr. Kight disclaims ownership of these shares in which he has no pecuniary interest. Does not include 54,850 shares held by a charitable foundation of which Mr. Kight is the trustee and disclaims any beneficial ownership.

(4) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on January 29, 1998. Robert M. Gintel, Chief Executive Officer and 100% stockholder of Gintel Asset Management, Inc., is also controlling partner of Gintel & Co. Limited Partnership and Gintel-Ray Ltd. Partnership. In addition, Gintel Asset Management, Inc. has discretionary power over the accounts for which it acts as investment advisor. As a result, Gintel Asset Management, Inc. may be deemed to be the beneficial owner of the shares owned by these other entities.

(5) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 17, 1999.

(6) Based on information contained in Schedule 13G filed with the Securities and Exchange Commission on February 8, 1999.

(7) Includes 8,786 shares held by the Mark A. Johnson 1997 Irrevocable Children's Trust. Mr. Johnson disclaims ownership of these shares in which he has no pecuniary interest.

(8) Includes 1,800 shares held by Mr. Polashock's minor children which Mr. Polashock disclaims any beneficial ownership.

(9) Includes 1,000 shares held by Mr. Manser's spouse which Mr. Manser disclaims any beneficial ownership.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

  Transactions Between Intuit Inc. and CheckFree

     We entered into a services and license agreement with Intuit Inc. in connection with the acquisition of Intuit Services Corporation in January 1997. As of January 31, 2000, Intuit Inc. owns 18.9% of our outstanding common stock. The principal objectives of the agreement were to:

     - establish a continuing cooperative relationship between the parties whereby users of Intuit software products and services would continue to be able to obtain electronic banking and electronic bill payment services from us through these Intuit products and services;

     - provide the means for an orderly transition in the operation and support of several services offered by Intuit Services Corporation that were interdependent on technologies, equipment, facilities, personnel and support services of Intuit and us;

     - set forth the terms on which we and Intuit will cooperate to develop, market, distribute and support some of our respective products and services; and

     - provide for the grant of various technology licenses and mutual support and technical cooperation agreements among the parties.

During fiscal 1999, we incurred $2,608,072 in royalty expense in connection with the terms of this agreement.

  Transactions Between Bank One Corporation and CheckFree

     Mr. Boardman, the vice chairman of Bank One, serves on our board of directors. On October 26, 1999, we entered into a new agreement with Bank One Corporation that covers bill payment and other processing services for Bank One, Wingspanbank.com and First USA. Additionally, Bank One purchased from us 250,000 shares of our common stock at $39.25 per share, the then current market price. As part of this long-term business agreement, we also agreed to issue to Bank One warrants to purchase up to 3 million shares of our common stock. Warrants to purchase 1 million shares of our common stock were issued upon the execution of the agreement and warrants to purchase the remaining 2 million shares of our common stock may be issued in the future if specified performance criteria are met. None of the warrants issued or issuable to Bank One may vest prior to September 2002. If the warrants vest, they will be exercisable by Bank One at the market price of our common stock at the time of issuance. Bank One currently owns less than 1% of our outstanding common stock.

  Mr. Kight's Guaranty

     In 1993, the State of Ohio issued State Economic Development Revenue Bonds in the aggregate principal amount of $7,515,000 pursuant to a trust agreement between the Treasurer of Ohio and The Provident Bank, as trustee. The proceeds of the bonds were applied to the purchase of real property that we leased from the Director of Development, State of Ohio for our facilities in Worthington, Ohio. Mr. Kight guaranteed the obligations evidenced by the bonds in order to induce their issuance by the State of Ohio pursuant to a guaranty agreement, dated August 1, 1993, made with Provident. Under the guaranty agreement, Mr. Kight's liability is limited to an amount equal to the product of his percentage beneficial ownership of our common stock multiplied by the outstanding principal of the bonds; provided, however, that Mr. Kight's liability may not exceed $2,200,000. We agreed to indemnify and reimburse Mr. Kight for any amount paid by him under the guaranty agreement. Additionally, under the guaranty agreement, with limited exceptions, the Director of Development's consent is required for Mr. Kight to sell or otherwise dispose of his equity interest in our common stock. In June 1999, we sold our facilities in Worthington, Ohio and, subsequently, Mr. Kight was released from his obligations under the guaranty agreement.

  Miscellaneous

     Curtis A. Loveland, our Secretary, is a partner in the law firm of Porter, Wright, Morris & Arthur LLP, which firm serves as our outside general counsel. Mr. Loveland owns less than 1% of our outstanding common stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF CHECKFREE

OVERVIEW

     We operate our business through three independent but inter-related divisions:

     - Electronic Commerce;

     - Investment Services; and

     - Software.

     During the fiscal year ended June 30, 1999, Electronic Commerce accounted for 68% of our revenues and Investment Services and Software each accounted for 16% of our revenues.

     Our current business was developed through expansion of our core Electronic Commerce business and the acquisition of companies operating in similar or complementary businesses. Our major acquisitions include Servantis Systems Holdings, Inc. in February 1996, Security APL, Inc. in May 1996, Intuit Services Corporation in January 1997 and Mobius Group, Inc. in March 1999. On December 21, 1999 we announced the planned acquisition of BlueGill Technologies, Inc. and expect this transaction to close in the quarter ended June 30, 2000.

     During fiscal 2000, we announced a new pricing structure to our financial institution customers. The new pricing program includes a fee based on the number of transactions processed, a small per subscriber fee and a fixed monthly fee to cover our infrastructure costs. Our traditional financial institution pricing structure was based primarily on subscriber fees, which grew roughly proportionally to the number of subscribers added, regardless of activity. Both programs provide for monthly minimum fees. Until we see significant increases in the number of electronic billing and payment customers enrolling through financial institutions, we do not anticipate that this pricing change will have a significant impact on our revenues. Once the subscriber growth rates begin to accelerate and financial institutions adopt the new pricing program, revenue growth will become more dependent upon consumer usage of our services. As of December 31, 1999, only one financial institution had adopted the new pricing program. From an efficiency perspective, electronic payment of bills is significantly less expensive than traditional paper based payments. Since June 1998 we have increased our electronic payments ratio from 32% of total payments processed to over 52% by December 1999. Improvement in this important metric drives down our variable costs and results in increased gross profits in our electronic payment business.

     In March 1997 we introduced electronic billing -- "E-Bill" -- which enables merchants to deliver billing information as well as marketing materials to their customers electronically over the Internet. Through December 1999 we have placed 62 billers into production and are now delivering in excess of 38,000 electronic bills monthly through E-Bill. We derive revenue from our billers on a per bill presented basis.

     During fiscal 1998, we made the decision to sell some of our software businesses that did not directly promote our strategic direction. These divestitures included the sale of our recovery management business in August 1997, our item processing business in March 1998, our wire and electronic banking businesses in April 1998, our leasing business in July 1998, our mortgage business in September 1998 and our imaging business in October 1998. While we have no pending agreements to dispose of our remaining software businesses, we do receive offers for them from time to time.

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

     The following table sets forth percentages of revenue represented by consolidated statements of operations data:

                                                                        THREE MONTHS       SIX MONTHS
                                                                           ENDED             ENDED
                                              YEAR ENDED JUNE 30,       DECEMBER 31,      DECEMBER 31,
                                            -----------------------    --------------    --------------
                                            1997     1998     1999     1998     1999     1998     1999
                                            -----    -----    -----    -----    -----    -----    -----
Total revenues............................  100.0%   100.0%   100.0%   100.0%   100.0%   100.0%   100.0%
Expenses:
  Cost of processing, servicing and
    support...............................   58.2     55.6     58.7     57.7     60.2     61.4     61.2
  Research and development................   18.6     15.5      8.4      9.4     11.3     10.4     10.6
  Sales and marketing.....................   18.5     12.3     12.9     12.4     13.6     13.1     13.1
  General and administrative..............   10.6      8.8     12.6     12.8     12.8     12.3     13.6
  Depreciation and amortization...........   14.1     10.7      9.8     10.1     10.7     10.4     10.4
  In-process research and development.....   79.3      0.3      0.9       --       --       --       --
  Charge for stock warrants...............     --     14.0       --       --       --       --       --
  Exclusivity amortization................    3.4      1.3       --       --       --       --       --
                                            -----    -----    -----    -----    -----    -----    -----
         Total expenses...................  202.8    118.5    103.3    102.4    108.6    107.6    108.9
  Net gain on dispositions of assets......    3.5     15.4      1.8       --       --      3.4       --
                                            -----    -----    -----    -----    -----    -----    -----
  Loss from operations....................  (99.3)    (3.1)    (1.5)    (2.4)    (8.6)    (4.2)    (8.9)
  Interest:
    Income................................    1.2      1.5      1.1      1.2      1.6      1.4      1.0
    Expense...............................   (0.4)    (0.3)    (0.2)    (0.4)    (1.7)    (0.3)    (0.9)
                                            -----    -----    -----    -----    -----    -----    -----
  Loss before income taxes................  (98.5)    (1.9)    (0.6)    (1.6)    (8.7)    (3.1)    (8.8)
  Income tax benefit......................   (6.8)    (0.3)    (4.8)   (20.7)    (3.3)   (11.6)    (3.2)
                                            -----    -----    -----    -----    -----    -----    -----
  Net income (loss).......................  (91.7)%   (1.6)%    4.2%    19.1%    (5.4)%    8.5%    (5.6)%
                                            =====    =====    =====    =====    =====    =====    =====

RESULTS OF OPERATIONS

SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999

     Revenues. Reported revenue increased 22%, from $59.6 million for the three months ended December 31, 1998 to $73.0 million for the three months ended December 31, 1999 and by 22%, from $116.4 million for the six months ended December 31, 1998 to $142.0 million for the six months ended December 31, 1999. On a pro forma basis, net of the divestitures of our mortgage business in September 1998 and our imaging business in October 1998 and adjusting for the acquisition of Mobius Group in March 1999, revenue increased 19% from $61.3 million for the three months ended December 31, 1998 to $73.0 million for the three months ended December 31, 1999 and by 20%, from $118.0 million for the six months ended December 31, 1998 to $142.0 million for the six months ended December 31, 1999. The increase in quarterly pro forma revenue of 19% was driven by increases of 23% in our Electronic Commerce segment and 26% in our Investment Services segment, offset slightly by a decline of 5% in our Software segment. The increase in year to date pro forma revenue of 20% was driven by increases of 24% in our Electronic Commerce segment, 23% in our Investment Services segment and less than 1% in our Software segment. Quarterly and year to date growth in Electronic Commerce revenue is driven primarily by an increase in subscribers from approximately 2.6 million at December 31, 1998 to approximately 3.0 million at December 31, 1999. Pro forma quarterly and year to date growth in Investment Services revenue is driven primarily by an increase in portfolios managed from approximately 573,000 at December 31, 1998 to approximately 820,000 at December 31, 1999. In the Software segment, the decline in pro forma quarterly revenue and the minimal growth in pro forma year to date revenue were due primarily to anticipated purchasing moratoriums by customers due to Year 2000 concerns.

     Reported processing and servicing revenue increased by 29%, from $48.5 million for the three months ended December 31, 1998 to $62.6 million for the three months ended December 31, 1999, and by 29%, from $93.6 million for the six months ended December 31, 1998 to $120.9 million for the six months ended December 31, 1999. On a pro forma basis, adjusting for the acquisition of Mobius Group in March 1999, processing and servicing revenue increased by 25%, from $50.1 million for the three months ended December 31, 1998 to $62.6 million for the three months ended December 31, 1999, and by 25%, from $96.7 million for the six months ended December 31, 1998 to $120.9 million for the six months ended

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

December 31, 1999. Quarter over quarter and year over year pro forma growth in processing and servicing revenue is primarily the result of the previously mentioned growth in subscribers in our Electronic Commerce segment and portfolios managed in our Investment Services segment. Our processing agreement with Yahoo! allows for a free three month trial period for subscribers who enroll through Yahoo! Because these subscribers are not generating revenue during this free period, we do not count them in our active subscriber base. Additionally, we now have 62 billers in production that presented approximately 38,000 electronic bills in the month ended December 31, 1999. The number of bills we presented electronically has nearly doubled since the month ended September 30, 1999 and we expect growth in this area to continue. When combined with a recently announced transaction based pricing model for our largest customers, it will become more difficult to correlate revenue solely to the number of subscribers, with transactions processed becoming an additional indicator.

     Reported license fee revenue decreased by 6%, from $3.4 million for the three months ended December 31, 1998 to $3.2 million for the three months ended December 31, 1999 and by 3% from $6.4 million for the six months ended December 31, 1998 to $6.2 million for the six months ended December 31, 1999. On a pro forma basis, adjusting for the impact of divested software businesses, license revenue decreased by 6%, from $3.4 million for the three months ended December 31, 1998 to $3.2 million for the three months ended December 31, 1999 and increased by 2% from $6.1 million for the six months ended December 31, 1998 to $6.2 million for the six months ended December 31, 1999. The pro forma decline in license revenue on a quarter over quarter basis and the relatively flat pro forma performance on a year over year basis was due primarily to expected purchasing moratoriums from customers with Year 2000 concerns.

     Reported maintenance fee revenue increased by 7%, from $4.2 million for the three months ended December 31, 1998 to $4.5 million for the three months ended December 31, 1999 and decreased by 2% from $9.2 million for the six months ended December 31, 1998 to $9.0 million for the six months ended December 31, 1999. On a pro forma basis, adjusting for the impact of divested software businesses, maintenance revenue increased by 7%, from $4.2 million for the three months ended December 31, 1998 to $4.5 million for the three months ended December 31, 1999 and by 8%, from $8.3 million for the six months ended December 31, 1998 to $9.0 million for the six months ended December 31, 1999. This increase is due to new maintenance paying customers added during fiscal 1999 and moderate price increases, offset slightly by retention rates in the upper 80% range for the core maintenance base in the Software business.

     Reported other revenue, consisting mostly of consulting fees, decreased by 23%, from $3.4 million for the three months ended December 31, 1998 to $2.6 million for the three months ended December 31, 1999 and by 18%, from $7.2 million for the six months ended December 31, 1998 to $5.9 million for the six months ended December 31, 1999. On a pro forma basis, adjusting for the impact of divested software businesses and the acquisition of Mobius Group, other revenue decreased by 23%, from $3.4 million for the three months ended December 31, 1998 to $2.6 million for the three months ended December 31, 1999 and by 13%, from $6.8 million for the six months ended December 31, 1998 to $5.9 million for the six months ended December 31, 1999. The decrease in pro forma other revenue is due primarily to the decline in software implementations due to customer's software implementation freezes in the quarter in preparation for Year 2000.

     Cost of Processing and Support. Our cost of processing, servicing and support was $34.3 million or 57.7% of total revenue for the three months ended December 31, 1998 and $43.9 million or 60.2% of total revenue for the three months ended December 31, 1999. Cost of processing, servicing and support was $71.5 million or 61.4% of total revenue for the six months ended December 31, 1998 and $86.9 million or 61.2% of total revenue for the six months ended December 31, 1999. Cost of processing, servicing and support as a percentage of servicing only revenue (all revenue except license) was 61.2% for the three months ended December 31, 1998 and 62.9% for the three months ended December 31, 1999 and was 64.9% for the six months ended December 31, 1998 and 64.0% for the six months ended December 31, 1999. We have seen improvements in this ratio in two areas. First we have seen an increase in the percentage of electronic payments from approximately 42% at December 31, 1998 to approximately 52% at December 31, 1999, whereby electronic payments carry a significantly lower variable cost per unit than paper based payments.

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

Additionally we have seen improvements from the leverage inherent in converting two thirds of our subscribers from two legacy systems to our new Genesis processing system. These improvements, however, are offset by E-Bill implementation costs as we continue to move an increasing number of billers into live production and by transaction costs generated by subscribers enrolled by Yahoo!, currently within their free three-month trial period.

     Research and Development. Our research and development costs were $5.6 million or 9.4% of total revenue for the three months ended December 31, 1998 and $8.3 million or 11.3% of total revenue for the three months ended December 31, 1999. Research and development costs were $12.2 million or 10.4% of total revenue for the six months ended December 31, 1998 and $15.1 million or 10.6% of total revenue for the six months ended December 31, 1999. Adjusted for capitalized development costs of $1.6 million for the three months ended December 31, 1998, of $1.3 million for the three months ended December 31, 1999, of $2.8 million for the six months ended December 31, 1998 and of $3.2 million for the six months ended December 31, 1999, our gross research and development costs were $7.2 million or 12.1% of total revenue for the three months ended December 31, 1998 and $9.6 million or 13.2% of total revenue for the three months ended December 31, 1999 and were $15.0 million or 12.9% of total revenue for the six months ended December 31, 1998 and $18.3 million or 12.8% of total revenue for the six months ended December 31, 1999. We continue to invest a significant portion of our revenue into research and development activities in all business segments in anticipation and support of revenue growth, quality improvement and efficiency enhancement opportunities.

     Sales and Marketing. Sales and marketing costs were $7.4 million or 12.4% of total revenue for the three months ended December 31, 1998 and $9.9 million or 13.6% of total revenue for the three months ended December 31, 1999. Sales, marketing and royalty costs were $15.2 million or 13.1% of total revenue for the six months ended December 31, 1998 and $18.6 million or 13.1% of total revenue for the six months ended December 31, 1999. We have increased our sales staff to sign additional billers in support of our electronic billing product offerings and have increased program management staff in support of new non-subscriber based products designed to leverage our existing electronic payment infrastructure. We expect to incur increased promotional expenses in support of electronic billing and payment offerings through financial institutions and Internet portals like Yahoo! and other customers like WingspanBank.com in an effort to accelerate the growth of subscribers in our Electronic Commerce segment.

     General and Administrative. General and administrative expenses were $7.6 million or 12.8% of total revenue for the three months ended December 31, 1998 and $9.4 million or 12.8% of total revenue for the three months ended December 31, 1999. General and administrative expenses were $14.4 million or 12.3% of total revenue for the six months ended December 31, 1998 and $19.3 million or 13.6% of total revenue for the six months ended December 31, 1999. The increase in general and administrative expenses is due principally to an increase in facilities costs resulting from new facilities in Dublin, Ohio, Jersey City, New Jersey and Phoenix, Arizona; an increase in administrative staff required to manage growth in all areas of the company; and an increase in our reserve for estimated doubtful accounts consistent with realized revenue growth.

     Depreciation and Amortization. Depreciation and amortization costs increased from $6.0 million for the three months ended December 31, 1998 to $7.8 million for the three months ended December 31, 1999 and from $12.0 million for the six months ended December 31, 1998 to $14.8 million for the six months ended December 31, 1999. Reductions in depreciation and amortization expense resulting from the divestiture of previously mentioned software businesses have been offset by amortization of intangible assets resulting from the acquisition of Mobius Group and increased depreciation expense resulting from capital spending in support of growth and quality improvement initiatives.

     Net Gain on Dispositions of Assets. The net gain on dispositions of assets of $3.9 million in the six months ended December 31, 1998 is the net result of the gain on the sale of our mortgage business of approximately $6.3 million offset by the loss on the sale of the imaging business of approximately $2.4 million.

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

     Interest. Net interest declined from net interest income of $0.4 million for the three months ended December 31, 1998 to net interest expense of $0.1 million for the three months ended December 31, 1999. Net interest declined from net interest income of $1.2 million for the six months ended December 31, 1998 to net interest income of $0.1 million for the six months ended December 31, 1999. The varied net interest amounts are the net result of the timing of significant transactions in each of the periods identified. At September 30, 1998, we had approximately $56.2 million of cash, cash equivalents and investments on hand, primarily resulting from proceeds from the divestitures of various software businesses. We spent approximately $31.0 million in cash from September 1998 through October 1998 to buy back approximately 4.7 million of common shares when the market price of our stock was relatively low. Investment yields on our average cash, cash equivalents and invested assets exceeded interest expense on outstanding capital lease obligations, resulting in net interest income of $0.4 million for the three months ended December 31, 1998 and $1.2 million for the six months ended December 31, 1998. On November 29, 1999, we received net proceeds of approximately $166.9 million from the issuance of $172.5 million of 6 1/2% subordinated convertible notes. Additionally, in October 1999, we received approximately $9.8 million from the direct purchase of 250,000 shares of our common stock, at market value, by Bank One and, in December 1999, we received approximately $6.2 million from the exercise of outstanding common stock warrants. Direct interest expense and amortization of issuance costs resulting from the convertible debt combined with interest expense from capital leases exceeded the interest income earned on cash, cash equivalents and invested assets for the quarter resulting in net interest expense of $0.1 million for the three months ended December 31, 1999. For the six months ended December 31, 1999 our interest income exceeded interest expense by $0.1 million.

     Income Taxes. We recorded an income tax benefit of $12.4 million for the three months ended December 31, 1998 (effective rate not meaningful) and an income tax benefit of $2.4 million or an effective tax rate of 37.8% for the three months ended December 31, 1999. We recorded an income tax benefit of $13.6 million for the six months ended December 31, 1998 (effective rate not meaningful) and an income tax benefit of $4.6 million or an effective tax rate of 36.8% for the six months ended December 31, 1999. In the quarter ended December 31, 1998 we recorded a one-time tax benefit of approximately $12.2 million arising out of our medical benefits management subsidiary. Net of this one-time benefit, the reported effective rates differ from the blended statutory rate of 40% in all periods due to goodwill and other non-deductible expenses, jobs credits and tax exempt interest income.

YEARS ENDED JUNE 30, 1998 AND 1999

     Revenues. Our total reported revenue increased by $16.2 million, or 7%, from $233.9 for the year ended June 30, 1998 to $250.1 million for the year ended June 30, 1999. This increase in revenue was due to growth in our Electronic Commerce and Investment Services segments, offset by a decrease in our Software segment. The decrease in our Software segment revenue was the result of our divestitures of some of our software businesses. We divested our recovery management business in August 1997, our item processing business in March 1998, our wire and electronic banking businesses in April 1998, our leasing business in July 1998, our mortgage business in September 1998 and our imaging business in October 1998.

     On a pro forma basis, excluding the impact of our divested software businesses, the discontinuance of our web investor business in our Electronic Commerce segment in June 1998, and revenue from the Mobius Group acquisition in our Investment Services segment in March 1999, our total revenue increased 21%, from $204.4 million for the year ended June 30, 1998 to $246.4 million for the year ended June 30, 1999. The increase in our pro forma revenue from fiscal 1998 to fiscal 1999 was driven by increases of 23% in our Electronic Commerce segment, 26% in our Investment Services segment and 6% in our Software segment. Our growth in pro forma Electronic Commerce revenue was driven primarily by subscriber growth from approximately 2.4 million at June 30, 1998 to nearly 3.0 million at June 30, 1999. Our growth in pro forma Investment Services revenue was driven primarily by an increase in portfolios managed from approximately 500,000 at June 30, 1998 to approximately 700,000 at June 30, 1999, offset by lower average revenue per portfolio, as marketing efforts have shifted the mix of new business toward retail versus institutional portfolios. Although demand has been somewhat dampened due to customer focus on Year 2000 projects, in

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our Software segment we had moderate pro forma revenue growth, primarily due to increased implementations in our automated clearinghouse product line.

     Our reported processing and servicing revenue increased by $41.8 million, or 26%, from $159.3 million for the year ended June 30, 1998 to $201.1 million for the year ended June 30, 1999. On a pro forma basis, adjusted for revenue contributed by our acquisition of Mobius Group in March 1999 and the discontinuance of our web investor business in our Electronic Commerce segment in June 1998, revenue increased by 26% from $158.4 million for the year ended June 30, 1998 to $199.2 million for the year ended June 30, 1999. This growth was primarily the result of increases in our subscribers in our Electronic Commerce segment and the number of portfolios managed in our Investment Services segment as discussed in the foregoing paragraph. In January 1999, we announced the signing of a material Internet distribution agreement with Yahoo! Although there are no guarantees in the timing or extent of its success, we believe this agreement has the potential to provide significant increases in the number of our subscribers over the next year and beyond. Due to introductory promotional pricing incentives, we do not expect significant incremental revenue from this channel in fiscal year 2000. Longer term, our per subscriber revenue contribution from the portal channel is expected to be comparable to our existing financial institution channel.

     Our reported license revenue declined by $13.0 million, from $29.0 million for the year ended June 30, 1998 to $16.0 million for the year ended June 30, 1999. This decline was primarily due our divestitures of some of our software business previously described. On a pro forma basis, excluding the impact of the divested software businesses, our license fee revenue declined by $1.3 million, from $17.0 million for the year ended June 30, 1998 to $15.7 million for the year ended June 30, 1998. The pro forma decline in license fee revenue was primarily due to softness in our software sales resulting from purchasing moratoriums imposed by customers and potential customers focusing on their Year 2000 issues.

     Our reported maintenance revenue declined by $8.1 million, from $25.8 million for the year ended June 30, 1998 to $17.7 million for the year ended June 30, 1999. On a pro forma basis, excluding the impact of our divestitures of some of our software businesses, previously mentioned, our maintenance fee revenue increased by $0.7 million, from $16.1 million for the year ended June 30, 1998 to $16.8 million for the year ended June 30, 1999. The increase in our pro forma maintenance revenue was primarily due to first year maintenance revenue related to new software sales generated in the second half of fiscal 1998 combined with high retention rates and moderate price increases related to renewal maintenance revenues.

     Our reported other revenue, consisting mainly of consulting fees, declined by $4.4 million from $19.8 million for the year ended June 30, 1998 to $15.4 million for the year ended June 30, 1999. On a pro forma basis, excluding the impact of our divested software businesses, our other revenue increased by $1.8 million, from $12.9 million for the year ended June 30, 1998 to $14.7 million for the year ended June 30, 1999. The increase was primarily due to implementations related to new software sales in the second half of fiscal 1998 and early fiscal 1999 and consulting projects related to implementations and client requested Year 2000 contract-based assistance in our Investment Services segment.

     Cost of Processing, Servicing and Support. Our processing, servicing and support costs consist primarily of data processing costs, customer care, technical support, third party transaction fees and consulting delivery costs. The cost of processing, servicing and support was $129.9 million or 55.6% of total revenue for the year ended June 30, 1998 and $146.7 million or 58.7% of total revenue for the year ended June 30, 1999. Our processing, servicing and support cost as a percentage of servicing only revenue, which includes all revenue except license revenue, was 63.4% for the year ended June 30, 1998 and 62.7% for the year ended June 30, 1999.

     Revenue growth in our Electronic Commerce segment slowed as financial institutions have been focusing on converting our electronic billing and payment offerings from a PC software-based to a web-based product, which has depressed the denominator in the ratio of cost of processing, servicing and support to processing only revenue. On the cost side, or the numerator in this ratio, we continue to focus attention on increasing the percentage of electronic versus paper based payments. On a per transaction basis, electronic payments are significantly less expensive than paper based payments. Our electronic payment percentage has increased from approximately 31% at June 30, 1998 to approximately 45% at June 30, 1999. Although we continued to

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realize cost savings as a result of our successful efforts to increase the percentage of our bill payment transactions processed electronically versus paper, during this period, we continued to invest in added capacity in anticipation of expected revenue growth as our customers complete their web-based conversions and refocus their efforts on marketing these products to achieve higher subscriber growth. While subscriber growth during the third and fourth quarters of fiscal 1999 was approximately 6%, Internet-based subscriber growth in the same quarters exceeded 20%, which may indicate that web-based offerings will spur consumer adoption. Additionally, we are incurring the costs of implementing customers for electronic billing and payment for E-Bill without receiving adequate revenue to fully offset the costs. Finally, our Yahoo! distribution agreement has resulted in an increase in our operating expenses during the second half of fiscal 1999. These additional operating costs for professional service programs to support timely and effective electronic billing and payment offerings by billers, investments in hardware, software and technical staff to deliver dial-tone quality to up to one million additional subscribers and additional customer care staff and related training, will continue into fiscal year 2000.

     Research and Development. Our research and development costs consist primarily of salaries and consulting fees paid to software engineers and business development personnel and were stated net of capitalized software development costs. Our research and development costs were $36.3 million or 15.5% of total revenue for the year ended June 30, 1998 and $21.1 million or 8.4% of total revenue for the year ended June 30, 1999. The divested software businesses incurred research and development costs of $8.5 million in the year ended June 30, 1998. Additionally, upon completion of the base Genesis platform in late fiscal 1998 and the transition of resources from Year 2000-related projects that may not be capitalized for GAAP purposes, we capitalized software development costs of $0.7 million for the year ended June 30, 1998 and $7.4 million in the year ended June 30, 1999. As a result, on an absolute dollar basis and net of divested business units, our total research and development expenditures and capitalized software development costs remained constant at $28.5 million for the years ended June 30, 1998 and 1999. We are continuing to invest significantly in research and development in all three of our business segments in anticipation and support of expected revenue growth, quality improvement and efficiency enhancement opportunities.

     Sales and Marketing. Our sales and marketing expenses consist primarily of salaries and commissions of sales and product marketing associates, public relations and advertising costs, customer acquisition fees, and royalties paid to distribution partners. Our sales and marketing costs were $28.8 million or 12.3% of total revenue for the year ended June 30, 1998 and $32.4 million or 12.9% of total revenue for the year ended June 30, 1999. Reduced sales and marketing expenses resulting from our divested software businesses have been replaced by increased sales expenses related to activities in our electronic billing area and funding for the creation and launch of a new trade group, the Electronic Banking Association, which is expected to increase the general population's awareness of, and interest in, the electronic banking industry. Additionally, during the fourth quarter of fiscal 1999, we experienced a system error that led some users of our electronic bill payment service to experience intermittent problems accessing and using the system. In response to this situation, we provided service fee credits of approximately $1.9 million, over and above contractually determined penalties, to our financial institution customers. Our sales and marketing expenses are expected to increase in fiscal 2000 upon the launch of products related to our Yahoo! distribution agreement.

     General and Administrative. Our general and administrative expenses consist primarily of salaries for administrative, executive, accounting and finance, and human resource employees. Our general and administrative expenses were $20.7 million or 8.8% of total revenue for the year ended June 30, 1998 and $31.5 million or 12.6% total revenue for the year ended June 30, 1999. During the year ended June 30, 1999 we recognized several non-recurring charges including: $1.3 million in real estate expenses related to the sale of a facility in Columbus, Ohio and a separate move to a new facility in Jersey City, New Jersey, $0.9 million in charges related to an uncompleted follow-on stock offering in June 1999, $0.6 million in charges related to the establishment of a benefits company intended to better manage future benefit expenses in anticipation of growth in associates, and charges to third parties to support various other tax and legal related matters. The divestiture of our various software businesses has not resulted in a corresponding reduction in existing infrastructure since business specific systems and administrative functions must remain to support our retained software businesses and our growing Electronic Commerce and Investment Services

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

segments. As anticipated revenue growth materializes, we expect general and administrative expenses to decline as a percentage of revenue from its current level and return to levels more in line with our historical experience.

     Depreciation and Amortization. Our depreciation and amortization expenses were $25.0 million for the year ended June 30, 1998 and $24.6 million for the year ended June 30, 1999. Our divestiture of several software businesses resulted in a significant reduction in depreciation and amortization from the elimination of both tangible and intangible assets. These reductions have been offset by incremental depreciation resulting from significant capital investments throughout fiscal 1998 and 1999 in support of the data center migration to our Norcross, Georgia facility, the development of the Genesis project and the support of new business initiatives like preparation for the release of products related to our Yahoo! distribution agreement.

     In-Process Research and Development. The in-process research and development charge of $2.2 million incurred in fiscal 1999 resulted from our purchase of the Mobius Group in March 1999. Please refer to the Notes to Consolidated Financial Statements included in this information statement/prospectus for a detailed discussion of this charge. Since the Mobius acquisition, the M-Plan Retirement and Estate Planning Module was delivered on schedule in May 1999 and the M-Search Revision, M-Vest Revision and M-Plan Cash Flow, Tax and Education modules are all expected to be delivered as planned on the expected release dates as outlined in the footnote referred to above. The in-process research and development charge of $0.7 million in fiscal 1998 resulted from our acquisition of Advanced Mortgage Technology, Inc. in October 1997. The related development projects from the AMTI acquisition continued as planned until the time the software and assets of the mortgage product line, including these projects, were sold in September 1998.

     Charge for Stock Warrants. The $32.8 million charge for stock warrants in the year ended June 30, 1998 resulted from two separate transactions. A $32.4 million charge resulted from the vesting of three million warrants in March 1998 related to a ten year processing agreement with Integrion that we announced in October 1997. A $0.4 million charge resulted from the vesting of 25,000 warrants in June of 1998 related to a five year consulting agreement with a third party. These non-cash charges were based on a Black-Scholes option pricing model valuation of the warrants at the date of vesting. An additional seven million warrants will vest incrementally upon achievement of a series of strategic targets and each incremental vesting will result in a future non-cash charge based on the fair market value of warrants and our common stock at the date of vesting.

     Exclusivity Amortization. The exclusivity amortization of $3.0 million in the year ended June 30, 1998 was the final amortization related to an exclusivity arrangement we entered into with Intuit, Inc. in conjunction with our purchase of Intuit Services Corporation in January 1997.

     Net Gain on Dispositions of Assets. The net gain of $36.2 million in the year ended June 30, 1998 was the result of several transactions. We recorded gains on the sales of our recovery management business of $28.2 million, our item processing business of $3.2 million and our wire and electronic banking businesses of $14.7 million. The gains in 1998 were offset by a loss on the sale of our leasing business of $4.7 million, expected losses on non-cancelable contracts and related costs totaling $1.0 million resulting from the decision to exit the web investor portion of our Electronic Commerce segment and charges totaling $4.2 million for equipment and other assets related primarily to data center consolidations where we determined that the book value of the assets exceeded their net realizable value. The net gain of $4.6 million in the year ended June 30, 1999 was also the result of several transactions. We recorded gains on the sale of our mortgage business of $6.4 million and the sale of a building in Columbus, Ohio of $1.1 million and offset these gains with a loss on the sale of our imaging business of $2.9 million.

     Interest. Our interest income decreased from $3.5 million for the year ended June 30, 1998 to $2.8 million for the year ended June 30, 1999. The reduction was primarily due to a decrease in average cash and investments from $49.3 million for the year ended June 30, 1998 to $43.3 million for the year ended June 30, 1999. Cash proceeds from the various software divestitures in fiscal 1998 and early in fiscal 1999 were significantly offset by a share repurchase in the first and second quarters of fiscal 1999.

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

     Our interest expense remained constant at $0.6 million for the years ended June 30, 1998 and 1999. At the end of fiscal 1999 we paid off approximately $2.5 million in debt related to the sale of our building in Columbus, Ohio. We expect leasing activities to increase in fiscal 2000 that will more than offset interest expense savings resulting from the debt reduction.

     Income Taxes. Our effective tax rate was 14.8% for the year ended June 30, 1998 and was not meaningful in the year ended June 30, 1999. The difference in our effective rate and our statutory rate of 35% in fiscal 1998 was primarily due to non-deductible in-process research and development expenses, non-deductible intangible amortization and state and local taxes. In fiscal 1999, we recorded a one-time tax benefit of approximately $12.2 million arising out of the medical benefits management subsidiary. Net of this one-time benefit, the resulting tax expense would have been $0.2 million against a pre-tax loss of $1.6 million. The difference between this adjusted number and the statutory rate of 35% is primarily due to non-deductible in-process research and development expenses, non-deductible intangible amortization and state and local taxes.

YEARS ENDED JUNE 30, 1997 AND 1998

     Revenues. Our total revenue increased by $57.5 million, or 32.6%, from $176.4 million for the year ended June 30, 1997 to $233.9 million for the year ended June 30, 1998. We eliminated estimated purchased profits in deferred revenues assumed in our Servantis acquisition in February 1996 as a purchase accounting adjustment, reducing 1997 revenue by approximately $7.8 million.

     On a pro forma basis, our total revenue increased 32.3% as a result of growth of 50% in our Electronic Commerce segment, 33% in our Investment Services segment and 6% in our Software segment. The pro forma results are defined as prior year results excluding the elimination of purchased profits and adjusting for our Intuit Services Corporation acquisition and divestitures of our securities business which was sold in October 1996, our credit card processing business which was sold in March 1997, and our recovery management business which was sold in August 1997. Our pro forma growth in our Electronic Commerce segment was driven primarily by an increase in subscribers from approximately
1.7 million at June 30, 1997, which number includes the Intuit Services Corporation subscribers acquired in January 1997, to approximately 2.4 million at June 30, 1998. Our Investment Services revenue growth was primarily due to an increase in portfolios managed from approximately 350,000 at June 30, 1997 to over 500,000 at June 30, 1998. Growth in our Software segment was primarily the result of license and related maintenance and services growth in the reconciliation and compliance product lines from fiscal 1997 to fiscal 1998. It should be noted that the rate of our subscriber growth is primarily determined by the direct marketing efforts of our financial institution clients. Historical subscriber growth, therefore, may not be indicative of future growth. For example, in the fourth quarter of fiscal 1998, many of our financial institution clients reduced marketing efforts to their customers to convert from a PC-based software offering to a more efficient web-based offering, which resulted in a lower rate of subscriber growth that continued throughout fiscal 1999.

     Our reported processing and servicing revenue increased from $94.5 million for the year ended June 30, 1997 to $159.3 million for the year ended June 30, 1998. On a pro forma basis, excluding the elimination of purchased profits and the sale of our recovery management business, processing and servicing revenue increased by 46% from $109.4 million for the year ended June 30, 1997 to $159.3 million for the year ended June 30, 1998. This growth was due primarily to the increase in subscribers in our Electronic Commerce segment and the increase in portfolios managed in our Investment Services segment previously discussed.

     Our reported merchant discount revenue decreased from $10.0 million for the year ended June 30, 1997 to $0 for the year ended June 30, 1998 due to the sale of our credit card processing business in March 1997.

     Our reported license fee revenue decreased from $33.1 million for the year ended June 30, 1997 to $29.0 for the year ended June 30, 1998. On a pro forma basis, adjusting for the sales of our securities and recovery management businesses, license revenue increased from $26.3 million in fiscal 1997 to $29.0 million in fiscal 1998. Increases in our pro forma license revenue were driven primarily by growth in reconciliation and compliance software sales.

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

     Our reported maintenance revenue increased from $22.6 million for the year ended June 30, 1997 to $25.8 million for the year ended June 30, 1998. On a pro forma basis, excluding elimination of purchased profits and adjusting for the sales of our securities and recovery management businesses, our maintenance revenue increased from $25.2 million for the year ended June 30, 1997 to $25.8 million for the year ended June 30, 1998. Increases from maintenance price increases of approximately 7% and first year maintenance from new license sales were offset by customer retention rates in the mid-to-upper 80% range.

     Our reported other revenue, consisting mainly of consulting fees, increased from $16.3 million for the year ended June 30, 1997 to $19.8 million for the year ended June 30, 1998. On a pro forma basis, excluding the elimination of purchased profits and adjusting for the sales of our securities and recovery management businesses, other revenue increased from $15.9 million for fiscal 1997 to $19.8 million for fiscal 1998. Year to date increases were due to increased implementations in all of our business segments.

     Cost of Processing, Servicing and Support. Our cost of processing, servicing and support was $102.7 million or 58.2% of total revenue for the year ended June 30, 1997 and $129.9 million or 55.6% of total revenue for the year ended June 30, 1998. Our cost of processing, servicing and support as a percentage of servicing only revenue, which includes all revenue except license revenue, and net of purchased profits of $6.5 million in the 1997 servicing only revenue, was 68.5% for the year ended June 30, 1997 and 63.4% for the year ended June 30, 1998. The efficiency improvement from fiscal 1997 to fiscal 1998 was due primarily to the economies of scale and leverage inherent in our business model as well as an increase in the percentage of electronic transaction processing versus paper processing, which resulted in lower customer care and remittance costs per transaction. For the year ended June 30, 1998, we added 10% to the rate of payments processed electronically. Electronic transactions for Intuit Services Corporation operations alone increased from 10% at June 1997 to 19% at June 1998.

     Research and Development. Our research and development costs were $32.9 million or 18.6% of total revenue for the years ended June 30, 1997 and $36.3 million or 15.5% of total revenue for the year ended June 30, 1998. Excluding purchased profits, research and development costs were 17.8% of total revenue for the year ended June 30, 1997 and 15.5% of total revenue for the year ended June 30, 1998. The absolute dollar increase of $3.4 million was primarily due to additional resources supporting our platform integration efforts referred to as project Genesis and efforts associated with Year 2000 compliance activities. There were no software development costs capitalized for Year 2000 activities or for project Genesis in either fiscal year, however approximately $0.7 million of software development cost was capitalized in fiscal 1998 for initial phases of key customer care and electronic billing initiatives.

     Sales and Marketing. Our sales and marketing costs were $32.7 million or 18.5% of total revenue for the years ended June 30, 1997 and $28.8 million or 12.3% of total revenue for the year ended June 30, 1998. In conjunction with our purchase of Intuit Services Corporation, we agreed to pay a $1.0 million per month marketing charge to Intuit, Inc. for six months commencing in February 1997. Excluding purchased profits and five months of Intuit, Inc. marketing charges in fiscal 1997 and one month in fiscal 1998, our sales and marketing costs were 15.0% of total revenue for the year ended June 30, 1997 and 11.9% of total revenue for the years ended June 30, 1998. Underlying costs as a percentage of revenue has declined due to economies of scale and leverage inherent in our business model.

     General and Administrative. Our general and administrative expenses were $18.7 million or 10.6% of total revenue for the year ended June 30, 1997 and $20.7 million or 8.8% of total revenue for the year ended June 30, 1998. Excluding purchased profits, our general and administrative expenses were 10.2% of total revenue for the year ended June 30, 1997 and 8.8% of total revenue for the year ended June 30, 1998. Overall, our general and administrative costs decreased as a percentage of revenue from fiscal 1997 to fiscal 1998 due to our ability to leverage corporate support services as revenue continues to grow.

     Depreciation and Amortization. Our depreciation and amortization expenses increased slightly from $24.9 million for the year ended June 30, 1997 to $25.0 million for the year ended June 30, 1998. Amortization declined due to the sales of our securities business in October 1996, our recovery management business in August 1997, our item processing business in March 1998 and our wire and electronic banking businesses in April 1998, reductions in intangible assets related to the release of a deferred tax benefit

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

valuation allowance in the quarter ended September 30, 1997 and a purchase price adjustment related to our Intuit Services Corporation acquisition in the quarter ended December 31, 1997. These reductions were offset by depreciation and amortization resulting from purchases of property, plant and equipment required for Genesis development, data center centralization and in support of growth of the business and tangible and intangible asset additions related to our purchase of Intuit Services Corporation in January 1997.

     In-Process Research and Development. The in-process research and development charge of $140.0 million in 1997 was related to our purchase of Intuit Services Corporation and $0.7 million in 1998 was related to our purchase of Advanced Mortgage Technologies, Inc. Amounts allocated to in-process research and development for each of the acquisitions were based on independent appraisals and were expensed at the time of the related acquisition.

     Charge for Stock Warrants. The $32.8 million charge for stock warrants in the year ended June 30, 1998 resulted from two separate transactions. A $32.4 million charge resulted from the vesting of three million warrants in March 1998 related to a ten-year processing agreement that we announced in October 1997 with Integrion. A $0.4 million charge resulted from the vesting of 25,000 warrants in June of 1998 related to a five-year consulting agreement with a third party. These non-cash charges were based on a Black-Scholes option pricing model valuation of the warrants at the date of vesting. An additional seven million warrants will vest incrementally upon achievement of a series of strategic targets and each incremental vesting of warrants will result in a future non-cash charge based on the fair market value of our common stock at the date of vesting.

     Exclusivity Amortization. The exclusivity amortization expense in the years ended June 30, 1997 and 1998 were the result of the exclusivity arrangement we entered into with Intuit, Inc. in connection with our purchase of Intuit Services Corporation in January 1997.

     Net Gain on Dispositions of Assets. The net gain on dispositions of assets totaling $6.3 million in the year ended June 30, 1997 resulted from the sale of the credit card business in March 1997. The gain of $36.2 million in fiscal 1998 was the net result of several transactions. We realized gains on the sales of our recovery management business of $28.2 million, our item processing business of $3.2 million, and electronic banking and wire businesses of $14.7 million. These gains were offset by an anticipated loss from the pending sale of the leasing business of $4.7 million, expected losses on non-cancelable contracts and related costs totaling $1.0 million resulting in the decision to exit the web investor portion of our Investment Services segment and charges totaling $4.2 million for equipment and other assets related primarily to data center consolidations where we determined the book value of the assets exceeded their net realizable value.

     Interest. Our interest income increased by $1.3 million or 59%, from $2.2 million for the year ended June 30, 1997 to $3.5 million for the year ended June 30, 1998. This increase was the result of an increase in average cash and investments from $39.2 million to $49.3 million combined with an increase in average yield.

     Our interest expense decreased from $0.8 million for the year ended June 30, 1997 to $0.6 million for the years ended June 30, 1998 due to lower outstanding notes payable and capital lease obligations from fiscal 1997 to fiscal 1998.

     Income Taxes. Our effective income tax benefit was 6.9% for the year ended June 30, 1997 and 14.8% for the year ended June 30, 1998. For both years, the difference between our effective rate and the statutory rate of 35% was due primarily to non-deductible in-process research and development expenses, non-deductible intangible amortization, and state and local taxes.

SEGMENT INFORMATION

     The following table sets forth our operating revenue and operating income by industry segment for the periods noted. Charges identified as exclusivity amortization, in-process research and development, charge for stock warrants, net gain on dispositions of assets were separated from the operating results of the segment for

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

a better understanding of the underlying performance of each segment. Explanations of these charges can be found above:

                                                            YEAR ENDED JUNE 30,
                                                     ---------------------------------
                                                       1997         1998        1999
                                                     ---------    --------    --------
                                                              (IN THOUSANDS)
Operating revenue:
  Electronic commerce..............................  $  85,926    $137,972    $169,443
  Software.........................................     68,113      66,143      41,384
  Investment services..............................     22,406      29,749      39,304
                                                     ---------    --------    --------
          Total operating revenue..................  $ 176,445    $233,864    $250,131
                                                     =========    ========    ========
Operating income (loss):
  Operating income (loss) excluding specific items:
       Electronic commerce.........................  $ (20,487)   $ (1,342)   $ (5,490)
       Software....................................      4,324       8,393      14,637
       Investment services.........................      2,171       6,225       8,093
       Corporate...................................    (21,449)    (20,116)    (23,348)
  Specific items:
       Exclusivity amortization....................     (5,958)     (2,963)         --
       In-process research and development.........   (140,000)       (719)     (2,201)
       Charge for stock warrants...................         --     (32,827)         --
       Net gain on dispositions of assets..........      6,250      36,173       4,576
                                                     ---------    --------    --------
          Total operating income (loss)............  $(175,149)   $ (7,176)   $ (3,733)
                                                     =========    ========    ========

                                                   THREE MONTHS ENDED      SIX MONTHS ENDED
                                                      DECEMBER 31,           DECEMBER 31,
                                                   ------------------    --------------------
                                                    1998       1999        1998        1999
                                                   -------    -------    --------    --------
                                                                 (IN THOUSANDS)
Operating revenue:
  Electronic commerce............................  $41,298    $50,703    $ 79,385    $ 98,484
  Software.......................................   19,730     18,060       9,535       9,076
  Investment services............................   17,304     25,445       8,772      13,190
                                                   -------    -------    --------    --------
          Total operating revenue................  $59,605    $72,969    $116,419    $141,989
                                                   =======    =======    ========    ========
Operating income (loss):
  Electronic commerce............................  $  (778)   $(5,060)   $ (5,388)   $(10,810)
  Software.......................................    3,720      2,283       4,935       4,766
  Investment services............................      895      3,080       2,690       5,445
  Corporate......................................   (5,245)   (11,021)    (12,041)     (6,578)
  Net gain on disposition of assets..............       --         --       3,914          --
                                                   -------    -------    --------    --------
          Total operating income (loss)..........  $(1,408)   $(6,275)   $ (4,870)   $(12,640)
                                                   =======    =======    ========    ========

SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999

     Revenue in our Electronic Commerce business unit increased by 23%, from $41.3 million for the three months ended December 31, 1998 to $50.7 million for the three months ended December 31, 1999 and increased by 24%, from $79.4 million for the six months ended December 31, 1998 to $98.5 million for the six months ended December 31, 1999. The increase in revenue is due primarily to an increase in subscribers from approximately 2.6 million at December 31, 1998 to approximately 3.0 million at December 31, 1999. While underlying growth in total subscribers approximated 7% and, within that figure underlying Internet-based subscribers grew in excess of 20%, the total subscriber based remained consistent from last quarter at approximately 3.0 million. As expected in our discussion last quarter, we had approximately 200,000

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

subscribers deleted during the quarter ended December 31, 1999 as our financial institution customers removed subscribers using personal financial management software that was not Year 2000 compliant. We have assisted our customers in actively soliciting these subscribers to upgrade to Year 2000 compliant software and to remove non-compliant subscribers from our systems through December 1999. We do not expect these deletions to have a material impact on our expected earnings for the remainder of the year.

     Our processing agreement with Yahoo! allows for a free three month trial period for subscribers who enroll through Yahoo! Because these subscribers are not generating revenue during this free period, we do not count them in our active subscriber base. Early on in the program with Yahoo! we provided bill payment services only and in December 1999, we added electronic billing capability that now allows for a fully electronic round trip billing and payment experience through the Yahoo! offering. Now that the services are complete, we expect an increase in the nature and extent of advertising promotions through the various Yahoo! properties like Yahoo.com, Yahoo! Calendar and Yahoo! Wallet.

     Additionally, we now have 62 billers in production that presented approximately 38,000 electronic bills in the month ended December 31, 1999. The number of bills we presented electronically has nearly doubled since the month of September 1999 and we expect growth in this area to continue. Our recently announced acquisition of BlueGill Technologies, expected to close in the quarter ended March 31, 2000, will facilitate our efforts to provide quality billing content and by simplifying and accelerating the process of taking bills from paper to electronic, BlueGill will help us speed adoption of electronic billing services available today. When combined with a recently announced transaction based pricing model for our largest customers, it will become more difficult to correlate revenue solely to the number of subscribers, with transactions processed becoming an additional indicator. We exited the quarter ended December 31, 1999 processing approximately 14 million transactions per month, an increase of 1 million per month over that which we processed in September 1999.

     Operating losses in our Electronic Commerce segment increased from $0.8 million for the three months ended December 31, 1998 to $5.1 million for the three months ended December 31, 1999 and from $5.4 million for the six months ended December 31, 1998 to $10.8 million for the six months ended December 31, 1999. As we have explained in previous quarters, we are investing heavily in the following four areas:

     - marketing and price incentives to spur industry growth;

     - compressing the time from E-Bill contract execution to live billing;

     - improved infrastructure and programs that improve quality and performance; and

     - extension of payment offerings through leverage of our existing infrastructure.

     Additionally, as subscribers sign up for electronic billing and payment offerings through portals and other sponsors that offer free trial periods, we will incur the variable costs associated with processing transactions from these customers with no revenue to offset the costs. These combined factors will continue to place downward pressure on operating margins in this segment for the remainder of the fiscal year.

     Reported revenue in our Software segment declined by 4%, from $9.5 million for the three months ended December 31, 1998 to $9.1 million for the three months ended December 31, 1999 and by 8% from $19.7 million for the six months ended December 31, 1998 to $18.1 million for the six months ended December 31, 1999. The decline in the periods mentioned is partially due to the divestiture of our mortgage and imaging businesses in the prior year. On a pro forma basis, net of the divestitures, revenue declined by 4%, from $9.5 million for the three months ended December 31, 1998 to $9.1 million for the three months ended December 31, 1999 and increased by 1% from $17.9 million for the six months ended December 31, 1998 to $18.1 million for the six months ended December 31, 1999. The revenue results were as expected due to purchasing moratoriums by customers concerned with Year 2000 issues.

     Reported operating income in our Software segment decreased from $3.7 million for the three months ended December 31, 1998 to $2.3 million for the three months ended December 31, 1999 and decreased slightly from $4.9 million for the six months ended December 31, 1998 to $4.8 million for the six months

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

ended December 31, 1999. On a pro forma basis, net of divestitures, operating income decreased from $3.7 million for the three months ended December 31, 1998 to $2.3 million for the three months ended December 31, 1999 and decreased from $6.6 million for the six months ended December 31, 1998 to $4.8 million for the six months ended December 31, 1999. The decrease in operating margins reflects investments in new initiatives like the recent launch of missingmoney.com, a state-sponsored Internet site we developed with the National Association of Unclaimed Property to enable customers to find and claim money owed to them from non-refunded deposits, unclaimed securities, and other accounts held by states. Additional resources have also been assigned to our new automated clearinghouse alliance services program that carries a profit margin that is inherently lower than that of our traditional product offerings in this area.

     Reported revenue in our Investment Services segment increased by 50%, from $8.8 million for the three months ended December 31, 1998 to $13.2 million for the three months ended December 31, 1999 and by 47%, from $17.3 million for the six months ended December 31, 1998 to $25.4 million for the six months ended December 31, 1999. This increase is partially due to our acquisition of Mobius Group in March of 1999. On a pro forma basis, adjusting for the impact of the Mobius Group acquisition, revenue increased 27% from $10.4 million for the three months ended December 31, 1998 to $13.2 million for the three months ended December 31, 1999 and by 23%, from $20.7 million for the six months ended December 31, 1998 to $25.4 million for the six months ended December 31, 1999. Growth in pro forma revenue is driven primarily by an increase in portfolios managed from approximately 573,000 at December 31, 1998 to approximately 820,000 at December 31, 1999. A major portion of portfolio growth over the past year has occurred in retail versus institutional accounts that carry a lower unit price. In October 1999 we launched our new M-Plan product from Mobius. Consultants, plan sponsors, investment managers and financial planners use Mobius M-Plan for integrating retirement, capital needs, tax, education and real estate planning needs for their customers.

     Operating income in our Investment Services segment increased from $0.9 million for the three months ended December 31, 1998 to $3.1 million for the three months ended December 31, 1999 and from $2.7 million for the six months ended December 31, 1998 to $5.4 million for the six months ended December 31, 1999. On a pro forma basis, adjusting for the acquisition of Mobius Group, operating income increased from $0.9 million for the three months ended December 31, 1998 to $3.1 million for the three months ended December 31, 1999 and from $2.9 million for the six months ended December 31, 1998 to $5.4 million for the six months ended December 31, 1999. In the quarter ended December 31, 1998 we incurred one time charges of $0.6 million related to real estate transactions in this business unit. Additionally, increases in operating income are due to the marginal profit inherent in the increase in portfolios managed and synergies realized in the integration of Mobius Group into the operations of the business segment.

     The Corporate segment represents charges for legal, human resources, accounting and finance and various other of our unallocated overhead charges. Our Corporate segment incurred an operating loss of $5.2 million, or 9% of total revenue for the three months ended December 31, 1998 versus an operating loss of $6.6 million, or 9% of total revenue for the three months ended December 31, 1999. Our Corporate segment incurred an operating loss of $11.0 million, or 9% of total revenue for the six months ended December 31, 1998 versus an operating loss of $12.0 million, or 8% for the six months ended December 31, 1999. The unallocated portions of our expenses have remained fairly consistent as a percentage of revenue. As subscriber price promotions allowing for free trial periods begin to expire and related customers begin paying for various related electronic billing and bill payment services, we believe our corporate costs will begin to decline as a percentage of revenue as we regain the leverage inherent in our normalized business model.

     The net gain on dispositions of assets of $3.9 million in the six months ended December 31, 1998 is the net result of the gain on the sale of our mortgage business of approximately $6.3 million, offset by the loss on the sale of our imaging business of approximately $2.4 million.

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

YEARS ENDED JUNE 30, 1998 AND 1999

     Revenue in our Electronic Commerce segment increased by 23%, or $31.4 million, from $138.0 million for the year ended June 30, 1998, to $169.4 million for the year ended June 30, 1999. This increase was primarily due to an increase in subscribers from approximately 2.4 million at June 30, 1998 to approximately
3.0 million at June 30, 1999.

     Our operating loss in our Electronic Commerce segment increased from a loss of $1.3 million for the year ended June 30, 1998 to a loss of $5.5 million for the year ended June 30, 1999. This increase in our operating loss was due to the temporary slowing of revenue growth caused by financial institutions converting their PC-based systems to our new web-based platform. At the same time, we continued to invest in our payment processing infrastructure to enhance our future quality and efficiency in anticipation of the revenue growth expected when financial institutions complete their technology conversions and refocus their marketing efforts on new subscriber growth. These investments include additional customer care resources geared toward improved quality and significant E-Bill implementation costs, which were not offset by additional revenue during the year ended June 30, 1999.

     As of June 30, 1999, we had activated 29 billers for our E-Bill product offering, had an additional 21 billers actively engaged in the implementation process and had another 14 awaiting implementation. We believe that as we continue to activate additional billers for our electronic billing and payment product offerings, the number of users will continue to increase, which should drive revenue and operating income growth in the future.

     In January 1999, we announced a distribution agreement with Yahoo! designed to promote on-line billing, payment and electronic banking to Internet users. Our planned investments related to this agreement has placed downward pressure on margins in the second half of fiscal 1999, however, these costs will prepare us for up to one million additional subscribers for our services. These investments have allowed us to grow our professional services and customer care staff to support anticipated greater deployment of electronic billing and payment services by billers, as well as expand our sales and marketing and related training activities.

     In April 1999, we experienced a system error that led some users of our electronic bill payment service to experience intermittent problems accessing and using the system. As a result of this outage, we recorded charges totaling $2.7 million. Net of this charge, the operating loss in our Electronic Commerce segment would have been $2.8 million in the year ended June 30, 1999.

     Revenues in our Software segment declined by $24.7 million or 37%, from $66.1 million for the year ended June 30, 1998 to $41.4 million for the year ended June 30, 1999. This decline reflects the impact of the divestiture of several of our software businesses. Excluding the effects of the divestitures, revenue in our Software segment rose by $2.2 million or 6%, from $37.4 million in the year ended June 30, 1998 to $39.6 million for the year ended June 30, 1999. Despite this increase, our license revenue was lower than anticipated due primarily to purchasing moratoriums imposed by potential customers who deferred new software purchases as a result of addressing their internal Year 2000 issues. This slowdown in license sales was offset by greater maintenance and consulting revenue resulting from prior sales of software licenses.

     Operating income in our Software segment increased from $8.4 million for the year ended June 30, 1998 to $14.6 million for the year ended June 30, 1999. Excluding the effects of the divestitures, operating income increased from $10.7 million for the year ended June 30, 1998 to $16.4 million for the year ended June 30, 1999. Of the increase in retained business operating income of $5.7 million, $2.2 million was a result of the revenue growth previously described and approximately $2.4 million was a reporting anomaly related to allocated corporate fixed costs in the fiscal 1998 results. Our pro forma operating income in the year ended June 30, 1998 was carrying a full burden of allocated overhead from our Software segment to avoid unreasonably impacting other segments on a restated pro forma basis. When the effects of allocations are ignored, underlying operating profit margins in our Software segment remained fairly consistent from year to year.

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

     Revenues in our Investment Services segment increased by $9.6 million, or 32%, from $29.7 million for the year ended June 30, 1998 to $39.3 million for the year ended June 30, 1999. On March 8, 1999, we acquired Mobius Group to augment the product line of this segment. Investment consultants and asset managers may now use Mobius Group's M-Vest service to determine the ideal asset allocation for their clients; use M-Search to determine the ideal investment manager candidates; use CheckFree APL and APL wrap products to provide investment platform and trading tools; and use either M-Watch or CheckFree APL for their investment oversight and reporting to the end client. Excluding the effects of the acquisition, revenue increased by $7.6 million, or 26%, from $29.7 million for the year ended June 30, 1998 to $37.4 million for the years ended June 30, 1999. The increase was due primarily to an increase in the number of institutional portfolios managed from approximately 500,000 at June 30, 1998 to approximately 715,000 at June 30, 1999, offset somewhat by an increase in the number of retail brokerage accounts managed which carry a lower unit price.

     Operating income in our Investment Services segment increased from $6.2 million for the year ended June 30, 1998 to $8.1 million for the year ended June 30, 1999. Excluding the effects of the acquisition of Mobius Group, operating income increased from $6.2 million for the year ended June 30, 1998 to $8.7 million for the years ended June 30, 1999. This increase was due to the greater number of portfolios managed, offset somewhat by costs of approximately $0.9 related to the moving of the segment's main office in fiscal 1999.

     Expenses in our Corporate segment represent charges for human resources, legal, finance and various other unallocated overhead charges. The Corporate segment charges were $20.1 million and $23.3 million for the years ended June 30, 1998 and 1999, respectively. The fiscal 1999 results included one-time charges of $0.6 million incurred in December 1998 for the formation of a special-purpose subsidiary created to administer our employee medical benefits program; $0.4 million in real estate related charges incurred in the sale of a building in Columbus, Ohio in June of 1998; and $0.9 million in charges incurred in the preparation of a follow-on stock offering that was terminated in June 1998. Net of these one-time charges, our corporate charges remained relatively consistent at 8.6% of total revenue in both years.

YEARS ENDED JUNE 30, 1997 AND 1998

     Revenue in our Electronic Commerce business unit increased by $52.0 million, or 61%, from $85.9 million for the year ended June 30, 1997 to $137.9 million for the years ended June 30, 1998. On a pro forma basis, assuming twelve months of Intuit Services Corporation results are included in and the credit card processing business is excluded from reported results, our revenue increased 50%. This growth was driven primarily by growth in subscribers from approximately 1.7 million at June 30, 1997 to approximately 2.4 million at June 30, 1998.

     Operating losses in our Electronic Commerce segment improved from $20.5 million for the year ended June 30, 1997 to $1.3 million for the year ended June 30, 1998. On a pro forma basis, operating results improved from a loss of $31.4 million for the year ended June 30, 1997 to a loss of $1.3 million for the year ended June 30, 1998. Favorable operating results are primarily due to continued revenue growth as well as continued efficiency improvements in remittance and customer care costs, reduction in costs from the integration of Intuit Services Corporation and significant economies of scale and leverage inherent in the segment's business model. Cost improvements in customer care and remittance are primarily the result of growth in the percentage of electronic versus paper payments, year over year. In the fourth quarter of fiscal 1998, many of our financial institution clients reduced marketing efforts toward new subscribers to allow them time to convert from a PC based software front-end offering to a more efficient web-based offering. This resulted in a decline in quarter over quarter subscriber growth and had a dampening effect on subscriber growth going forward.

     Revenue in our Software segment decreased from $68.1 million for the year ended June 30, 1997 to $66.1 million for the years ended June 30, 1998. On a pro forma basis, adjusting the prior year to exclude the effect of purchased profits and to eliminate results of the divested credit management business, revenue increased by 6% year over year. Revenue growth was primarily the result of increased license sales driven by

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

growth in our reconciliation and compliance products and related maintenance and services revenue generated from new license sales in fiscal 1997 and 1998.

     Operating profits in our Software segment improved from $4.3 million for the year ended June 30, 1997 to $8.4 million for the year ended June 30, 1998. On a pro forma basis, operating income increased from $5.3 million to $8.3 million for the same periods, respectively. Gains on the sale of divested businesses allowed us to release a deferred tax benefit valuation allowance which in turn reduced goodwill and other intangible assets resulting from our Servantis acquisition. Additionally, at the end of the third quarter of fiscal 1998, when we announced intentions to divest software units, related intangible assets were reclassified on the balance sheet as assets held for sale and we discontinued amortization on these assets at that time. The resulting decrease in intangible amortization in our Software segment on a year over year basis was approximately $3.7 million, which was the primary reason for the improvement.

     Revenue in our Investment Services segment increased from $22.4 million in the year ended June 30, 1997 to $29.7 million for the year ended June 30, 1998. This improvement is due primarily to an increase in portfolios managed from approximately 350,000 at June 30, 1997 to approximately 500,000 at June 30, 1998.

     Operating profits in our Investment Services segment increased from $2.2 million for the year ended June 30, 1997 to $6.2 million in the years ended June 30, 1998. Improvements in operating results were due to revenue growth and the leverage and economies of scale inherent in the segment's business model.

     Our Corporate segment incurred expenses of $21.4 million for the year ended June 30, 1997 and $20.1 million for the year ended June 30, 1998. The improvement was due to successful efforts to assimilate the various acquisitions and leverage the existing infrastructure in response to overall growth in the business.

YEAR 2000 READINESS

     We had a staff of approximately 100 technical associates on site to review and test our internal and third party systems through the evening of December 31, 1999 and into January 1, 2000. We had no significant internal systems issues arise as a result of crossing into the Year 2000, and interfaces with customers and suppliers have caused no adverse impact. While we continue to monitor our systems for any related issues that may arise, additional costs in this regard are anticipated only to the extent necessary to complete final documentation of the testing activities that we performed and for activities necessary to wind down our project team assigned to Year 2000.

     Although the development of Genesis has taken into account relevant Year 2000 issues, the planned conversion was not accelerated due to year 2000 issues and Year 2000 related costs in the development of the Genesis platform are therefore not included in our costs below. The following chart reflects our Year 2000 specific costs. The fiscal year 1999 and prior costs were attributed to remediation of legacy systems and applications. The year to date fiscal year 2000 costs include minor remediation and testing and verification activities. The cost to complete include the direct costs of the 100 associates that were on site on January 1, 2000 and through the weekend to perform final testing as we crossed into the Year 2000, as well as anticipated remaining project documentation and wind down costs.

                                                                   YTD
                                    FISCAL    FISCAL    FISCAL    FISCAL    COST TO
BUSINESS SEGMENT                     1997      1998      1999      2000     COMPLETE    TOTAL
----------------                    ------    ------    ------    ------    --------    ------
                                                          (IN THOUSANDS)
Electronic commerce...............    $0       $100     $1,360    $ 800       $20       $2,280
Software..........................    --        500       525       171        10        1,206
Investment services...............    --        375       937       110        25        1,447
Corporate.........................    --         --       270        81        --          351
                                      --       ----     ------    ------      ---       ------
          Total...................    $0       $975     $3,092    $1,162      $55       $5,284
                                      ==       ====     ======    ======      ===       ======

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

LIQUIDITY AND CAPITAL RESOURCES

     As of December 31, 1999, we had cash, cash equivalents and short- and long-term investments on hand totaling $201.5 million. Our balance sheet reflects working capital of $159.7 million and our current ratio stands at 3.1.

     The following table sets forth a summary of cash flow activity and should be referred to in conjunction with statements regarding our liquidity and capital resources:

                                                        THREE MONTHS     THREE MONTHS      SIX MONTHS
                                                            ENDED            ENDED           ENDED
                                YEAR ENDED JUNE 30,     SEPTEMBER 30,    DECEMBER 31,     DECEMBER 31,
                                --------------------    -------------    -------------    ------------
                                  1998        1999          1999             1999             1999
                                --------    --------    -------------    -------------    ------------
                                                            (IN THOUSANDS)
Net cash provided by (used
  in):
  Operating activities........  $(11,673)   $ 25,571       $ 2,651         $ 10,647         $ 13,298
  Investing activities........    12,767     (16,217)      (10,528)         (51,571)         (62,099)
  Financing activities........   (33,443)      3,355         1,870          187,264          189,134
                                --------    --------       -------         --------         --------
     Net increase (decrease)
       in cash and cash
       equivalents............  $  4,449    $(24,089)      $(6,007)        $146,340         $140,333
                                ========    ========       =======         ========         ========

DECEMBER 31, 1999

     Net cash provided by financing activities reflects the most significant positive impact on cash flow in the quarter ended December 31, 1999. On November 29, 1999, we issued $172.5 million of 6 1/2% convertible subordinated notes that provided $166.9 million of proceeds, net of underwriting and other direct issuance costs. During the quarter, we also received $19.2 million from the direct sale of 250,000 shares of stock to Bank One and the issuance of 300,000 shares upon exercise of vested warrants from Integrion members. This amount of $19.2 million included an overpayment of $3.2 million due to a duplicate submission of cash proceeds by one of our customers on the last day of the quarter that was returned on the first day of the subsequent quarter. Additionally, we received $1.3 million from the exercise of employee stock options and from our employee stock purchase plan and we spent $0.2 million on principal payments for capital leases.

     We invested approximately $39.6 million of the proceeds above in the purchase of investments designated as held to maturity, $10.7 in capital expenditures and $1.3 million in the capitalization of software development costs, resulting in net cash used in investing activities of $51.6 million.

     Net cash provided by operation of $10.6 million reflects a significant improvement over the $2.7 million provided by operations in the previous quarter. This improvement is driven by an improvement of $11.1 million in accounts receivable, which was primarily the result of timing of payments by our customers from quarter to quarter.

     Convertible Subordinated Notes. On November 29, 1999, we issued $172.5 million of 6 1/2% convertible subordinated notes that are due on December 1, 2006. We will pay interest on the notes on June 1 and December 1, of each year, commencing on June 1, 2000. The notes may be converted, at the holder's option, into 13.6612 shares of common stock per note and we may redeem the notes at any time on or after December 1, 2002. On January 14, 2000, we filed a shelf registration statement to register the underlying shares. Under the terms of the offering, should we fail to obtain a declaration of effectiveness of the shelf registration statement from the Securities and Exchange Commission by March 28, 2000, we will incur penalty interest in the amount of 0.5%. The penalty interest would stop accruing at the time we obtain the appropriate declaration of effectiveness. We expect to use the net proceeds from this offering for working capital and general corporate purposes, including expansion of our services to a broader market and potential acquisitions.

     Credit Facility. On October 31, 1999, our $20 million working capital line of credit with KeyBank was set to expire. We extended the line until December 31, 1999 while we negotiated a new agreement. In

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

December 1999, we entered into a three-year, $30 million working capital line of credit with KeyBank that carries an interest rate of either LIBOR plus 200 basis points or Prime, at our discretion. These are the same terms that were in place on the original line as well. As of January 3, 2000, the LIBOR rates were 5.8825% for one month, 6.0% for three months, 6.13125% for six months and 6.5% for one year and the Prime rate was 8.5%. In this instance, it would be more beneficial to us to choose the LIBOR option for any capital needs for less than one year and the Prime rate option for needs exceeding one year. As of December 31, 1999, there was no balance outstanding on this line and we had no plans or expectations to draw from the line through June 30, 2000. Although we have significant working capital in place at December 31, 1999, we feel it prudent to have access to a credit facility given our plans for growth.

     Because of our successful efforts in completing the convertible subordinated note offering and in executing the new working capital line of credit, we discontinued negotiations with various vendors in establishing an additional lease line of credit.

     The net result of the activities in the quarter ended December 31, 1999 is a significant improvement in our liquidity and capital resources. We believe that existing cash, cash equivalents, investments and available financing alternatives will be sufficient to meet our presently anticipated working capital and capital investment requirements through June 30, 2000. In the longer term, our working capital and capital investment requirements will be somewhat dependent upon the timing of significant customer adoption of our electronic billing and payment services and the result of acquisitions, and, therefore, we are not in a position to make longer-term predictions at this time.

JUNE 30, 1999

     For the year ended June 30, 1999, we generated $25.6 million of cash flow from operations. Of this amount, $14.3 million represented net proceeds from trading securities transactions, which GAAP requires us to reflect in cash flow from operations.

     From an investing perspective we used $40.4 million for the purchase of property and software, of which approximately $14.9 million was for the purchase of land and a building in Dublin, Ohio and another $6.4 million in leasehold improvements to ready the building for occupancy. The remaining $19.1 million was used for computer equipment and software and leasehold improvements in support of initiatives to grow the business and improve quality. We received $18.4 million from the net sale of the various software business divestitures during the fiscal year and the sale of a building in Columbus, Ohio and $14.9 million from the repayment of a note receivable established in fiscal 1998 related to the purchase of the Dublin, Ohio facility. We capitalized $8.0 million in software development costs related to new business initiatives in all three of our business segments. Additionally, we spent approximately $0.2 million in cash in connection with the acquisition of Mobius Group, purchased $1.9 million in held-to-maturity securities and received $1.0 million in proceeds from the sale of held-to-maturity securities.

     From a financing perspective, we used $31.3 million in the purchase of approximately 4.7 million shares of treasury stock for an average price of approximately $6.65 per share. We used $3.3 million in cash for principal payments under capital leases and another $3.6 million to fund an escrow account to release our obligation for bonds with the Department of Economic Development of the State of Ohio to facilitate the sale of land and a building in Columbus, Ohio. We received $2.9 million in proceeds from the exercise of options under the employee stock option plan and $1.9 million from the purchase of shares under the employee stock purchase plan.

     For the year ended June 30, 1998, we used $11.7 million of cash flow in operating activities. During this year, $24.5 million in net investments in trading securities were reflected as cash used in operations. In previous periods, all of our investments were classified as available for sale, and, therefore, related investment activities did not impact operating cash flow. The change to trading securities reflects efforts to maximize yields within our conservative investment guidelines and not to significantly impact the risk profile of our portfolio.

     From an investing perspective, we generated $54.9 million of cash from the sale of various software businesses, $24 million from sales and maturities of available-for-sale investments, $8.9 million from receipt of a purchase price adjustment related to our Intuit Services Corporation acquisition and $0.3 million from the sales of other assets. Investing receipts were offset by $27.9 million in investment in property additions, primarily for computer and operational equipment and facilities related to completion of the Genesis platform, $20.3 million in the purchase of investments, $14.9 million of investment in a note receivable in conjunction with the proposed purchase of a building in Dublin, Ohio, $10.0 million as final payment on the purchase of Intuit Services Corporation; payment of $1.0 million for the purchase of Advanced Mortgage Technology, Inc., and $0.7 million in capitalization of software development costs.

     From a financing perspective, $5.4 million of cash was provided by stock option exercises under our Stock Option Plans, stock purchases under our Associate Stock Purchase Plan and our matching contributions under our 401(k) Plan, which was offset by payments of $1.1 million in satisfaction of an outstanding note payable and $0.9 million in capital lease obligations.

     As a result of the above, our current ratio improved from 1.3 at June 30, 1997 to 2.3 at June 30, 1998 and related working capital increased from $20.0 million at June 30, 1997 to $78.2 million at June 30, 1998.

INFLATION

     We believe the effects of inflation have not had a significant impact on our results of operations.

DESCRIPTION OF CHECKFREE SECURITIES

DESCRIPTION OF CAPITAL STOCK

     Our authorized capital stock consists of 150,000,000 shares of common stock, $.01 par value, and 15,000,000 shares of preferred stock, $.01 par value.

     The following summary description of our capital stock is not intended to be complete and is qualified in its entirety by this reference to our restated certificate of incorporation and our amended and restated by-laws.

  Common Stock

     As of March 15, 2000, there were 53,095,584 shares of our common stock outstanding, excluding treasury shares, held of record by approximately 553 stockholders. All of the issued and outstanding shares of our common stock are fully paid and nonassessable. Holders of validly issued and outstanding shares of our common stock are entitled to one vote per share of record on all matters to be voted upon by stockholders.

     At a meeting of stockholders at which a quorum is present, a majority of the votes cast decides all questions, unless the matter is one upon which a different vote is required by express provision of law or our certificate of incorporation or by-laws. There is no cumulative voting with respect to the election of directors, however, our board of directors is classified, which means that the holders of a majority of the shares at a meeting at which a quorum is present can elect all of the directors of the class then to be elected if they choose to do so, and, in the event, the holders of the remaining shares would not be able to elect any directors of that class.

     Stockholders have no preemptive or other rights to subscribe for additional shares nor any other rights to convert their common stock into any other securities.

     Subject to the preferences that may apply to the holders of any outstanding shares of our preferred stock, holders of our common stock are entitled to these dividends as our board of directors may declare out of funds legally available for that purpose. Our payment of dividends, if any, rests within our board's discretion and will depend on our operating results, financial condition and capital expenditure plans, as well as other factors considered relevant by our board. We may enter into bank credit agreements that include financial covenants restricting the payment of dividends.

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

     Upon our liquidation, dissolution or the winding-up of our business, the assets legally available for distribution to stockholders are distributable ratably among the holders of our common stock outstanding at that time, subject to prior distribution rights of our creditors and preferential rights of any outstanding shares of preferred stock.

  Preferred Stock

     As of the date of this information statement/prospectus, we have 13,500,000 authorized shares of preferred stock, none of which are outstanding. Our certificate of incorporation authorizes our board of directors to issue up to 15,000,000 shares of preferred stock in one or more series and to establish the relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as our board of directors may determine without further approval of our stockholders. Our board's issuance of preferred stock could be used, under some circumstances, as a method of delaying or preventing a change in our control. It could also permit our board, without any action by holders of our common stock, to issue preferred stock, which could have a detrimental effect on the rights of holders of common stock, including loss of voting control. In some circumstances, this could have the effect of decreasing the market price of our common stock.

     The issuance of any series of preferred stock, and the relative powers, preferences, rights, qualifications, limitations and restrictions of that series, if and when established, will depend upon, among other things, our future capital needs, the then-existing market conditions and other factors that, in the judgment of our board of directors, might warrant the issuance of preferred stock. As of the date of this information statement/prospectus, there are no plans, agreements or understandings relative to the issuance of any shares of preferred stock.

  Rights Plan

     On January 31, 1997, our board of directors authorized and declared a dividend of one preferred stock purchase right for each share of our common stock, par value $.01 per share. The dividend was payable on February 14, 1997, to the holders of record of our common stock as of the close of business on that date. The Fifth Third Bank serves as Rights Agent under the Rights Agreement.

Delaware Law and Charter and Bylaw Provisions With Potential Anti-takeover
Effects

     Various provisions of Delaware law and of our certificate of incorporation and by-laws may be considered to have an anti-takeover effect and may delay, deter or prevent a tender offer, proxy contest or other takeover attempt that a stockholder might consider to be in the stockholder's best interest. This includes an attempt that might result in payment of a premium over the market price for shares held by our stockholders.

     Delaware Anti-takeover Law. As a Delaware corporation, we are subject to the provisions of Delaware law, including Section 203. In general, Section 203 prohibits a public Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder unless:

     - prior to that date, the board of directors approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

     - upon becoming an interested stockholder, the stockholder then owned at least 85% of the voting stock, as defined in Section 203; or

     - after that date, the business combination is approved by both the board of directors and by holders of at least 66 2/3% of the corporation's outstanding voting stock, excluding shares owned by the interested stockholder.

     For these purposes, the term "business combination" includes mergers, asset sales and other similar transactions with an "interested stockholder." An "interested stockholder" is a person who, together with affiliates and associates, owns or, within the prior three years, did own, 15% or more of the corporation's voting stock. Although Section 203 permits a corporation to elect not to be governed by its provisions, to date we have not made this election.

     Classified Board of Directors. Our certificate of incorporation provides for our board of directors to be divided into three classes of directors serving staggered three-year terms. As a result, approximately one-third of our board of directors will be elected each year. Classification of our board of directors expands the time required to change the composition of a majority of directors and may tend to discourage a proxy contest or other takeover bid for CheckFree. Moreover, under the Delaware Law, where a corporation has a classified board of directors, the stockholders may remove a director only for cause. Our certificate of incorporation provides that any director or the entire board of directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 80% of all of the our outstanding shares of capital stock entitled to vote on the election of directors at a meeting of stockholders called for that purpose. If, however, our board of directors, by an affirmative vote of at least 66 2/3% of the entire board, recommends removal of a director to the stockholders, this removal may be effected by the affirmative vote of the holders of at least a majority of the outstanding shares of our capital stock present in person or represented by proxy and entitled to vote on the election of directors at a meeting of stockholders called for that purpose.

     These provisions, when coupled with provisions of our certificate of incorporation authorizing only our board of directors to fill vacant directorships, will preclude our stockholders from removing incumbent directors without cause, and simultaneously gaining control of the board of directors by filling the vacancies with their own nominees.

     Special Meetings of Stockholders. Our by-laws provide that special meetings of stockholders may be called by the president and shall be called by the president or secretary at the written request of two-thirds of our board of directors.

     Advance Notice Requirements for Stockholder Proposals and Director Nominations. Our by-laws require stockholders who are seeking either:

     - to bring business before a meeting of stockholders, or

     - to nominate candidates for election as directors at a meeting of stockholders,

to provide us with timely written notice of their intention. To be timely, a stockholder's notice must be delivered to, or mailed and received at, our principal executive office not less than 70 days nor more than 90 days prior to the scheduled meeting; or, for a special meeting, not later than the close of business on the seventh day following the earlier of:

     - the day on which the notice of the date of the meeting was mailed, or

     - the day on which public disclosure of the date of the special meeting was made.

Our by-laws also contain requirements as to the form and substance of a stockholder's notice. These provisions may preclude some stockholders from making nominations for directors at an annual or special meeting or from bringing other matters before the stockholders at a meeting.

     Action By Written Consent of the Stockholders. Under Delaware law, unless a corporation provides otherwise in its certificate of incorporation, any action that must or may be taken at any annual or special meeting of stockholders, may be taken instead by written consent. The consent must state the action so taken and be signed by the holders of outstanding stock having at least the minimum number of votes that would be necessary to take that action at a meeting at which all shares entitled to vote thereon were present and voted. Our certificate of incorporation limits the availability of any action by written consent of the stockholders to those actions taken by unanimous consent of the stockholders.

     Directors' Response to Acquisition Proposals. Our certificate of incorporation requires that our board of directors base the our response to any "acquisition proposal" on the board's evaluation of what is in

CheckFree's best interest. In making that evaluation, our board of directors must consider all relevant factors including, without limitation:

     - the best interest of the stockholders which, for this purpose, requires our board of directors to consider not only the consideration offered in the acquisition proposal in relation to the then current market price of our common stock, but also in relation to the current value of CheckFree in a freely negotiated transaction and in relation to the board's then estimate of our future value as an independent entity or as the subject of a future acquisition proposal; and

     - other factors that our board of directors deems relevant, including, among others:

        (1) our long-term and short-term interests, and

        (2) the social, legal and economic effects upon our employees, suppliers, customers, creditors and other affected persons, firms and corporations and on the communities and geographical areas in which we and our subsidiaries operate or are located.

     Our certificate of incorporation defines the term "acquisition proposal" to include any:

     - proposal for our consolidation or merger with another corporation;

     - share exchange involving our outstanding capital stock;

     - liquidation or dissolution of CheckFree;

     - transfer of all or a material portion of our assets; and

     - tender offer or exchange offer for any of our outstanding stock.

     Supermajority Voting Requirements. Our certificate of incorporation and by-laws provide that their provisions may not be altered, amended or repealed in any respect, and that new provisions inconsistent with existing provisions may not be adopted, unless that action is approved by the affirmative vote of the holders of at least 80% of all of the outstanding shares of our capital stock entitled to vote on that matter at a meeting of stockholders called for that purpose. If, however, our board of directors, by an affirmative vote of at least 66 2/3% of the entire board, recommends approval of that amendment to the stockholders, then the approval may be effected by the affirmative vote of the holders of a majority of the outstanding shares of our capital stock present in person or represented by proxy and entitled to vote on that matter at a meeting of stockholders called for that purpose.

     Stockholder Rights Plan. We have adopted a stockholder rights plan that allows us to issue preferred stock with rights senior to those of our common stock without any further vote or action by our stockholders. The issuance of our preferred stock under the stockholder rights plan could decrease the amount of earnings and assets available for distribution to the holders of our common stock or could adversely affect the rights and powers, including voting rights, of the holders of our common stock. In some circumstances, the issuance of our preferred stock could have the effect of decreasing the market price of our common stock.

  Director Liability and Indemnification

     Our certificate of incorporation provides that none of our directors will be personally liable to us or to our stockholders for monetary damages for breach of fiduciary duty as a director; provided, however, that this provision will not apply:

     - for any breach of the director's duty of loyalty to CheckFree or to our stockholders,

     - for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

     - for the payment of a dividend or the payment for the purchase or redemption of our stock in violation of Section 174 of the General Corporation Law of the State of Delaware; or

     - for any transaction from which the director derived an improper personal benefit.

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In essence, our stockholders could not seek to hold the directors, directly or through a derivative action, personally liable for damages for breach of their fiduciary duty involving negligent or gross negligent acts or omissions.

     These provisions may have the effect of discouraging stockholders' derivative actions against directors and officers. They do not, however, effect a director's personal liability for violation of the federal securities laws. In addition, these provisions do not affect our stockholder's ability to obtain injunctive or other equitable relief from the courts concerning a transaction that is the product of negligence. Nor would these provisions preclude a stockholders' action for damages against the director for breach of the duty of loyalty, failure to act in good faith, intentional misconduct, knowing violation of law, payment of an unlawful dividend or approval of an unlawful stock repurchase, or any transaction in which the director obtained personal benefit or actions by third parties against us.

     Our by-laws provide that we shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who was or is involved in any manner or was or is threatened to be made so involved in any threatened, pending or completed investigation, claim, action, suit or proceeding, whether civil, criminal, administrative, or investigative, by reason of the fact that he is or was a director of CheckFree or is or was serving at our request as a director or officer of another corporation or other enterprise against all expenses, liability and loss actually and reasonably incurred by him in connection with that proceeding. This right to indemnification includes the right to receive payment of any expenses incurred by the indemnified party in that proceeding in advance of the final disposition of the proceeding, consistent with applicable law as then in effect. All rights to indemnification conferred in our by-laws, including rights to the advancement of expenses and the evidentiary, procedural, and other provisions of our by-laws, shall be contract rights. We may, by action of our board of directors, indemnify our officers, employees, agents, attorneys and representatives to the same scope and extent as provided for directors.

     The right of indemnification, including the right to receive payment in advance of expenses, conferred by our by-laws is not exclusive of any other rights to which any person seeking indemnification may otherwise be entitled. Our by-laws also specify specific procedures, presumptions and remedies that apply to the right to indemnification and the advancement of expenses provided for in our by-laws.

     We have entered into separate indemnification agreements with each of our directors and some of our executive officers, in which we agreed, among other things:

     - to indemnify them to the fullest extent permitted by Delaware law, subject to limitations against various liabilities that they actually and reasonably incur in any proceeding in which they are a party that may arise because of their status as directors, officers, employees or agents or that may arise because of their serving in that capacity at our request for another entity;

     - to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified; and

     - to obtain directors' and officers' insurance if available at reasonable terms.

There is no pending litigation or proceeding involving a director, officer, employee or other agent of CheckFree for which indemnification is being sought, nor are we aware of any pending or threatened litigation that may result in claims for indemnification by any director, officer, employee or other agent, other than as described in this information statement/prospectus.

     We maintain directors' and officers' liability insurance.

DESCRIPTION OF NOTES

     The notes were issued under an indenture between us and Fifth Third Bank, as trustee, dated as of November 29, 1999, as supplemented by a supplemental indenture dated as of November 29, 1999, among us, our subsidiaries and the trustee. We refer to the indenture and the first supplemental together as the indenture. The following summaries of specific provisions of the notes and the indenture do not purport to be complete

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and are subject to, and are qualified in their entirety by reference to, all of the provisions of the notes and the indenture.

  General

     The notes are CheckFree Holdings' unsecured, subordinated obligations to $172,500,000 aggregate principal amount and will mature on December 1, 2006. The principal amount of each note is $1,000 and will be payable at the office of the paying agent, which initially will be the trustee, or an office or agency maintained by CheckFree Holdings for that purpose in the Borough of Manhattan, New York, New York.

     The notes bear interest at the rate of 6 1/2% per annum on the principal amount from the date of issuance, or from the most recent date to which interest has been paid or provided for until the notes are paid in full or funds are made available for payment in full of the notes in accordance with the indenture. Interest is payable at maturity, or earlier purchase, redemption or, in some circumstances, conversion, and semiannually on June 1 and December 1 of each year, commencing on June 1, 2000, to holders of record at the close of business on May 15 or November 15 immediately preceding each interest payment date. Each payment of interest on the notes will include interest accrued through the day before the applicable interest payment date or the date of maturity, or earlier purchase, redemption or, in some circumstances, conversion, as the case may be. Any payment of principal and cash interest required to be made on any day that is not a business day will be made on the next succeeding business day. CheckFree Holdings currently expects to fund interest payments through our working capital. CheckFree Holdings cannot assure you that its working capital will be adequate to fund the interest payments or that alternative sources of financing will be available to fund the interest payments.

     In the event of the maturity, conversion, purchase by CheckFree Holdings at the option of a holder or redemption of a note, interest will cease to accrue on the note, under the terms and subject to the conditions of the indenture. CheckFree Holdings may not reissue a note that has matured or been converted, redeemed or otherwise cancelled.

     You may present the notes for conversion at the office of the conversion agent and for exchange or registration of transfer at the office of the registrar. Each agent shall initially be the trustee.

  Form, Denomination and Registration

     CheckFree Holdings initially issued the notes in the form of global notes. The global notes are deposited with, or on behalf of, the clearing agency registered under the Securities Exchange Act of 1934 that is designated to act as depositary for the notes and registered in the name of the depositary or its nominee. The Depository Trust Company is the initial depositary.

  Book Entry System

     Upon the issuance of a global note, the depositary will credit, on its book-entry registration and transfer system, the respective principal amounts of the debt securities represented by the global note to the accounts of institutions or persons, commonly known as participants, that have accounts with the depositary or its nominee. The accounts to be credited will be designated by the initial purchasers, dealers or agents. Ownership of beneficial interests in a global note will be limited to participants or persons that may hold interests through participants. Ownership of interests in the global note will be shown on, and the transfer of those ownership interests will be effected only through, records maintained by the depositary, with respect to participants' interests, and the participants, with respect to the owners of beneficial interests in the global note. The laws of some jurisdictions may require that some purchasers of securities take physical delivery of the securities in definitive form. These limits and laws may impair the ability to transfer beneficial interests in a global note.

     So long as the depositary, or its nominee, is the registered holder and owner of the global note, the depositary or its nominee, as the case may be, will be considered the sole owner and holder for all purposes of the debt securities and for all purposes under the indenture. Except as set forth below, owners of beneficial

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interests in a global note will not be entitled to have the notes registered in their names, will not receive or be entitled to receive physical delivery of the notes in definitive form and will not be considered to be the owners or holders of any notes or the global note. Accordingly, each person owning a beneficial interest in a global note must rely on the procedures of the depositary and, if the person is not a participant, on the procedures of the participant through which the person owns its interest, to exercise any rights of a holder of the notes. CheckFree Holdings understands that under existing industry practice, in the event it requests any action of holders of the notes or if an owner of a beneficial interest in a global note desires to take any action that the depositary, as the holder of the global note, is entitled to take, the depositary would authorize the participants to take that action, and that the participants would authorize beneficial owners owning through the participants to take the actions or would otherwise act upon the instructions of beneficial owners owning through them.

     Payments of principal of and premium, if any, and interest, if any, on the notes represented by a global note will be made to the depositary or its nominee, as the case may be, as the registered owner and holder of the global note, against surrender of the notes at the principal corporate trust office of the trustee. Interest payments will be made at the principal corporate trust office of the trustee or by a check mailed to the holder at its registered address.

     CheckFree Holdings expects that the depositary, upon receipt of any payment of principal, premium, if any, of interest, if any, in respect of a global note, will credit immediately participants' accounts with payments in amounts proportionate to their respective beneficial interests in the principal amount of the global note as shown on the records of the depositary. CheckFree Holdings expects that payments by participants to owners of beneficial interests in a global note held through the participants will be governed by standing instructions and customary practices, as is now the case with securities held for accounts of customers in bearer-form or registered in "street name," and will be the responsibility of the participant. Neither CheckFree Holdings nor the trustee nor any of CheckFree Holdings' agents or the trustee will have any responsibility or liability for any aspect of the records relating to, or payments made on account of, beneficial ownership interests in a global note or for maintaining, supervising or reviewing any records relating to the beneficial ownership interests or for any other aspect of the relationship between the depositary and its participants or the relationship between the participants and the owners of beneficial interests in the global note owning through the participants.

     Unless and until it is exchanged in whole or in part for the notes in definitive form, a global note may not be transferred except as a whole by the depositary to a nominee of the depositary or by a nominee of the depositary to the depositary or another nominee of the depositary.

     Notes represented by a global note will be exchangeable for the notes in definitive form of like tenor as the global note in denominations of $1,000 and in any greater amount that is an integral multiple thereof if:

     - the depositary notifies us and the trustee that it is unwilling or unable to continue as depositary for the global note or if at any time the depositary ceases to be a clearing agency registered under the Securities Exchange Act of 1934 and a successor depositary is not appointed by CheckFree Holdings within 90 days;

     - CheckFree Holdings, in our sole discretion, determine not to have all of the notes represented by a global note and notify the trustee thereof; or

     - there shall have occurred and be continuing an event of default or an event which, with the giving of notice or lapse of time, or both, would constitute an event of default with respect to the notes.

     Any note that is exchangeable pursuant to the preceding sentence is exchangeable for the notes registered in the names as the depositary shall instruct the trustee. It is expected that these instructions may be based upon directions received by the depositary from its participants with respect to ownership of beneficial interests in the global note. Subject to the foregoing, a global note is not exchangeable except for a global note or global notes of the same aggregate denominations to be registered in the name of the depositary or its nominee.

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  Subsidiary Guarantee

     Each of CheckFree Holdings' subsidiaries, jointly and severally, has fully and unconditionally guaranteed, on a subordinated basis, our obligations under the notes. The subsidiary guarantee is subordinated to the prior payment in full in cash or cash equivalents of all senior indebtedness of that subsidiary. The subordination provisions applicable to the subsidiary guarantee will be substantially similar to the subordination provisions applicable to the notes. The obligations of each subsidiary under the subsidiary guarantee are limited as necessary to seek to prevent that subsidiary guarantee from constituting a fraudulent conveyance under applicable law. Additionally, CheckFree Holdings' future subsidiaries may also be required to guarantee the notes, including BlueGill and TransPoint upon completion of each of those acquisitions.

     A subsidiary guarantor may not sell or otherwise dispose of all or substantially all of its assets, or consolidate with or merge with or into, another person unless:

     - immediately after giving effect to that transaction, no default or event of default exists under the indenture; and

     - the person acquiring the property in any similar sale or disposition or the person formed by or surviving any similar consolidation or merger assumes all the obligations of that subsidiary guarantor pursuant to a supplemental indenture satisfactory to the trustee.

     A subsidiary will be released from the subsidiary guarantee:

     - in connection with any sale or other disposition of all or substantially all of the assets of that subsidiary, if the disposition is to CheckFree Holdings or another subsidiary guarantor; or

     - in connection with any sale of all of the capital stock of a subsidiary guarantor, if the person acquiring the capital stock assumes all the obligations of that subsidiary guarantor pursuant to a supplemental indenture satisfactory to the trustee.

     Since CheckFree Holdings has no assets separate from our investment in our subsidiaries, except for an insignificant amount of cash, and no operations, CheckFree Holdings has not included audited financial information of CheckFree Holdings' subsidiary guarantors in this information statement/prospectus.

  Subordination of the Notes

     The notes and the subsidiary guarantee are unsecured obligations of CheckFree Holdings and are subordinated in right of payment, as set forth in the indenture, to the prior payment in full in cash or other payment satisfactory to holders of senior indebtedness of all CheckFree Holdings existing and future senior indebtedness and that of CheckFree Holdings' subsidiaries.

     At December 31, 1999, CheckFree Holdings had no senior indebtedness outstanding and CheckFree Holdings' subsidiaries had $10.5 million of senior indebtedness outstanding. The indenture does not restrict the incurrence by CheckFree Holdings or its subsidiaries of senior indebtedness or other obligations.

     The term "senior indebtedness" means:

     (1) the principal, premium, if any, interest and all other amounts owed in respect of all our indebtedness:

        (a) for money borrowed, and

        (b) evidenced by securities, debentures, bonds or other similar instruments;

     (2) all CheckFree Holdings' capital lease obligations;

     (3) all CheckFree Holdings' obligations issued or assumed as the deferred purchase price of property, all our conditional sale obligations and all CheckFree Holdings' obligations under any title retention agreement;

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     (4) all CheckFree Holdings' obligations for the reimbursement of any letter of credit, banker's acceptance, security purchase facility or similar credit transaction;

     (5) all obligations of the type referred to in clauses (1) through (4) above of other persons for the payment of which CheckFree Holdings is responsible or liable as obligor, guarantor or otherwise; and

     (6) all obligations of the type referred to in clauses (1) through (5) above of other persons secured by any lien on any property or asset of CheckFree Holdings, whether or not this obligation is assumed by CheckFree Holdings, except for:

        (a) any indebtedness that is by its terms subordinated to or pari passu with the notes; and

        (b) any indebtedness between or among CheckFree Holdings or its affiliates, including all other debt securities and guarantees in respect of those debt securities issued to any trust, or trustee of a trust, partnership or other entity affiliated with CheckFree Holdings that is, directly or indirectly, a financing vehicle of CheckFree Holdings in connection with the issuance by a similar financing vehicle of preferred securities or other securities that rank pari passu with, or junior to, the notes or the subsidiary guarantee.

     The senior indebtedness shall continue to be senior indebtedness and entitled to the benefits of the subordination provisions irrespective of any amendment, modification or waiver of any term of that senior indebtedness.

     By reason of this subordination, in the event of dissolution, insolvency, bankruptcy or other similar proceedings, upon any distribution of CheckFree Holdings' assets:

     - the holders of the notes are required to pay over their share of that distribution to the trustee in bankruptcy, receiver or other person distributing our assets for application to the payment of all senior indebtedness remaining unpaid, to the extent necessary to pay all holders of senior indebtedness in full in cash or other payment satisfactory to the holders of senior indebtedness; and

     - unsecured creditors of CheckFree Holdings who are not holders of the notes or holders of senior indebtedness of CheckFree Holdings may recover less, ratably, than holders of senior indebtedness of CheckFree Holdings and may recover more, ratably, than the holders of the notes.

     In addition, no payment of the principal amount, redemption price, change in control purchase price or interest with respect to any of the notes may be made by CheckFree Holdings, nor may we acquire any of the notes for cash or property, except as set forth in the indenture, if:

     - any payment default on any senior indebtedness has occurred and is continuing beyond any applicable grace period; or

     - any default, other than a payment default, with respect to senior indebtedness occurs and is continuing that permits the acceleration of the maturity thereof and the default is either the subject of judicial proceedings or CheckFree Holdings receives a written senior indebtedness default notice.

     Notwithstanding the foregoing, payments with respect to the notes may resume and CheckFree Holdings may acquire the notes for cash when:

     - the default with respect to the senior indebtedness is cured or waived or ceases to exist; or

     - CheckFree Holdings receive a senior indebtedness default notice and 179 or more days pass after notice of the default is received by CheckFree Holdings, provided that the terms of the Indenture otherwise permit the payment or acquisition of the notes at that time.

     If CheckFree Holdings receives a senior indebtedness default notice, then a similar notice received within nine months thereafter relating to the same default on the same issue of senior indebtedness shall not be effective to prevent the payment or acquisition of the notes as provided above. In addition, no payment may

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be made on the notes if any notes are declared due and payable prior to their stated maturity by reason of the occurrence of an event of default until the earlier of:

     - 120 days after the date of the acceleration; or

     - the payment in full of all senior indebtedness, but only if the payment is then otherwise permitted under the terms of the indenture.

     Upon any payment or distribution of CheckFree Holdings' assets or those of CheckFree Holdings' subsidiaries to creditors upon any dissolution, winding up, liquidation or reorganization of CheckFree Holdings, whether voluntary or involuntary, or in bankruptcy, insolvency, receivership or other similar proceedings, the holders of all senior indebtedness shall first be entitled to receive payment in full, in cash or other payment satisfactory to the holders of senior indebtedness, of all amounts due or to become due thereon, or payment of the amounts shall have been provided for, before the holders of the notes shall be entitled to receive any payment or distribution with respect to any of the notes or the subsidiary guarantee.

  Conversion Rights

     A holder of a note is entitled to convert the note into shares of our common stock at any time before the close of business on November 30, 2006; provided, however, that if a note is called for redemption, the holder is entitled to convert it at any time before the close of business on the redemption date. A note in respect of which a holder has delivered a change in control purchase notice exercising the holder's option to require us to purchase the holder's note may be converted only if that notice is withdrawn by a written notice of withdrawal delivered by the holder to the paying agent prior to the close of business on the change in control purchase date, in accordance with the terms of the indenture.

     The initial conversion rate for the notes is 13.6612 shares of our common stock per $1,000 principal amount, or $73.20 per share of our common stock, subject to adjustment upon the occurrence of specific events described below. A holder otherwise entitled to a fractional share of our common stock will receive cash in an amount equal to the market value of the fractional share based on the closing sale price on the trading day immediately preceding the conversion date. A holder may convert a portion of its notes so long as the portion is $1,000 principal amount or an integral multiple thereof.

     To convert a note, a holder must:

     - complete and manually sign the conversion notice on the back of the note and deliver the notice to the conversion agent, which initially will be the trustee, at the office maintained by the conversion agent for that purpose;

     - surrender the note to the conversion agent;

     - if required, furnish appropriate endorsements and transfer documents; and

     - if required, pay all transfer or similar taxes.

     Pursuant to the indenture, the date on which all of the foregoing requirements have been satisfied is the conversion date.

     Upon conversion of a note, a holder will not receive, except as provided below, any cash payment representing accrued interest thereon. CheckFree Holdings' delivery to the holder of the fixed number of shares of its common stock into which the note is convertible, together with the cash payment, if any, in lieu of any fractional shares, will satisfy CheckFree Holdings' obligation to pay the principal amount of the note, and the accrued and unpaid interest to the conversion date. Thus, the accrued interest will be deemed to be paid in full rather than cancelled, extinguished or forfeited. Notwithstanding the foregoing, accrued but unpaid cash interest will be payable upon any conversion of the notes at the option of the holder made concurrently with or after acceleration of the notes following an event of default. The notes surrendered for conversion during the period from the close of business on any regular record date next preceding any interest payment date to the opening of business on the interest payment date, except the notes to be redeemed on a date within that period, must be accompanied by payment of an amount equal to the interest thereon that the

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registered holder is to receive. Except where the notes surrendered for conversion must be accompanied by payment as described above, no interest on the converted notes will be payable by CheckFree Holdings on any interest payment date subsequent to the date of conversion. The conversion rate will not be adjusted at any time during the term of the notes for accrued interest.

     A certificate for the number of full shares of our common stock into which any note is converted, and cash in lieu of any fractional shares, will be delivered as soon as practicable, but in any event no later than the seventh business day following the conversion date.

     The conversion rate is subject to adjustment in some events, including:

     - the issuance of shares of our common stock as a dividend or a distribution with respect to our common stock;

     - subdivisions, combinations and reclassification of our common stock;

     - the issuance to all holders of our common stock of rights or warrants entitling them to subscribe for shares of our common stock at less than the then market price of our common stock;

     - the distribution to holders of our common stock of evidences of our indebtedness, securities or capital stock, cash or assets;

     - the payment of dividends and other distributions on our common stock paid exclusively in cash, excluding cash dividends if the aggregate amount thereof, when taken together with:

        (a) other all-cash distributions made within the preceding 12 months not triggering a conversion rate adjustment and

        (b) any cash and the fair market value, as of the expiration of the tender or exchange offer referred to below, of consideration payable in respect of any tender or exchange offer by CheckFree Holdings or one of its subsidiaries for its common stock concluded within the preceding 12 months not triggering a conversion rate adjustment, does not exceed 10% of CheckFree Holdings' aggregate market capitalization, the aggregate market capitalization being the product of the current market price of our common stock as of the trading day immediately preceding the date of declaration of the dividend multiplied by the number of shares of our common stock then outstanding, on the date of the distribution; and

     - payment to holders of its common stock in respect of a tender or exchange offer, other than an odd-lot offer, by CheckFree Holdings or one of its subsidiaries for its common stock as of the trading day next succeeding the last date tenders or exchanges may be made pursuant to the tender or exchange offer which involves an aggregate consideration that, together with

        (a) any cash and the fair market value of other consideration payable in respect of any tender or exchange offer by CheckFree Holdings or one of its subsidiaries for its common stock concluded within the preceding 12 months and

        (b) the aggregate amount of any all-cash distributions to all holders of our common stock made within the preceding 12 months, exceeds 10% of our aggregate market capitalization.

     No adjustment, however, need be made if holders may participate in the transactions otherwise giving rise to an adjustment on a basis and with notice that our board of directors determines to be fair and appropriate, or in some other cases specified in the indenture. In cases where the fair market value of the portion of assets, debt securities or rights, warrants or options to purchase CheckFree Holdings' securities applicable to one share of its common stock distributed to stockholders exceeds the average sale price, as defined, in the indenture per share of its common stock, or the average sale price exceeds the fair market value of the portion of assets, debt securities or rights, warrants or options so distributed by less than $1.00, rather than being entitled to an adjustment in the conversion rate, the holder of a note upon conversion thereof will be entitled to receive, in addition to the shares of its common stock into which the note is convertible, the kind and amounts of assets, debt securities or rights, options or warrants comprising the

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distribution that the holder would have received if the holder had converted the note immediately prior to the record date for determining the stockholders entitled to receive the distribution. The indenture permits us to increase the conversion rate from time to time.

     In the event that we become a party to any transaction, including, and with some exceptions:

     - any recapitalization or reclassification of our common stock;

     - any consolidation of us with, or merger of us into, any other person, or any merger of another person into us;

     - any sale, transfer or lease of all or substantially all of our assets; or

     - any compulsory share exchange,

pursuant to which our common stock is converted into the right to receive other securities, cash or other property, then the holders of the notes then outstanding will have the right to convert the notes into the kind and amount of securities, cash or other property receivable upon the consummation of any transaction by a holder of the number of shares of our common stock issuable upon conversion of the notes immediately prior to the transaction.

     In the case of a transaction, each note will become convertible into the securities, cash or property receivable by a holder of the number of shares of our common stock into which the note was convertible immediately prior to the transaction. This change could substantially lessen or eliminate the value of the conversion privilege associated with the notes in the future. For example, if CheckFree Holdings was acquired in a cash merger, each note would become convertible solely into cash and would no longer be convertible into securities whose value would vary depending on CheckFree Holdings' future prospects and other factors.

     In the event of a taxable distribution to holders of CheckFree Holdings' common stock which results in an adjustment of the conversion rate or in the event the conversion rate is increased at CheckFree Holdings' discretion, the holders of the notes may, in some circumstances, be deemed to have received a distribution subject to United States Federal income tax as a dividend. Moreover, in some other circumstances, the absence of an adjustment to the conversion rate may result in a taxable dividend to holders of CheckFree Holdings' common stock.

  Redemption of the Notes at CheckFree Holdings' Option

     No sinking fund is provided for the notes. Prior to December 1, 2002, CheckFree Holdings will not be entitled at its option to redeem the notes. On and after that date, CheckFree Holdings will be entitled to redeem the notes for cash as a whole at any time, or from time to time in part, upon not less than 30 days' nor more than 60 days' notice of redemption given by mail to holders of the notes, unless a shorter notice shall be satisfactory to the trustee, at the redemption prices set forth below plus accrued cash interest to the redemption date. Any redemption must be in integral multiples of $1,000 principal amount.

     The table below shows redemption prices of a note per $1,000 principal amount if redeemed during the twelve-month periods set forth below.

PERIOD                                                          REDEMPTION PRICE
------                                                          ----------------
December 1, 2002 through November 30, 2003..................         103.71%
December 1, 2003 through November 30, 2004..................         102.79%
December 1, 2004 through November 30, 2005..................         101.86%
Thereafter..................................................         100.93%

     If fewer than all of the notes are to be redeemed, the trustee will select the notes to be redeemed in principal amounts at maturity of $1,000 or integral multiples thereof by lot, pro rata or by another method the trustee considers fair and appropriate. If a portion of a holder's notes is selected for partial redemption and that holder converts a portion of those notes prior to the redemption, the converted portion shall be deemed, solely for purposes of determining the aggregate principal amount of the notes to be redeemed by CheckFree Holdings, to be of the portion selected for redemption.

Change in Control Permits Purchase of the Notes at the Option of the Holder

     In the event of any change in control of CheckFree Holdings, each holder of the notes will have the right, at the holder's option, subject to the terms and conditions of the indenture, to require CheckFree Holdings to purchase all or any part of the holder's notes on the change in control purchase date that is 30 business days after the occurrence of the change in control at a cash price equal to 100% of the principal amount of the holder's notes plus accrued cash interest to the change in control purchase date. This amount is called the change in control purchase price.

     Within 15 business days after the change in control, CheckFree Holdings will mail to the trustee and to each holder a notice regarding the change in control, which notice shall state, among other things:

     - the date of the change in control and, briefly, the events causing the change in control;

     - the date of which the change in control purchase notice must be given;

     - the change in control purchase date;

     - the change in control purchase price;

     - the name and address of the paying agent and the conversion agent;

     - The conversion rate and any adjustments thereto;

     - the procedures that holders must follow to exercise these rights;

     - the procedures for withdrawing a change in control purchase notice;

     - that holders who want to convert notes must satisfy the requirements set forth in the notes; and

     - briefly, the conversion rights of the holders of the notes.

     CheckFree Holdings will cause a copy of this notice to be published in The Wall Street Journal or another daily newspaper of national circulation.

     To exercise the purchase right, the holder must deliver a written change in control purchase notice of the exercise of the right to the paying agent in the Borough of Manhattan, New York, New York, prior to the close of business, on the change in control purchase date. Any change in control purchase notice must provide:

     - the certificate numbers of the notes to be delivered by the holder thereof for purchase by CheckFree Holdings;

     - the portion of the principal amount of the notes to be purchased, which portion must be $1,000 or an integral multiple thereof; and

     - that the notes are to be purchased by us pursuant to the applicable provisions of the notes.

     Any change in control purchase notice may be withdrawn by the holder by a written notice of withdrawal delivered to the paying agent prior to the close of business on the change in control purchase date. The notice of withdrawal shall state the principal amount and the certificate numbers of the notes as to which the withdrawal notice relates and the principal amount, if any, which remains subject to a change in control purchase notice.

     Payment of the change in control purchase price for a note for which a change in control purchase notice has been delivered and not withdrawn is conditioned upon delivery of the note to the paying agent or an office or agency maintained by CheckFree Holdings for that purpose in the Borough of Manhattan, New York, New York, at anytime after the delivery of a change in control purchase notice. Payment of the change in control purchase price for the note will be made promptly following the later of the business day following the change in control purchase date and the time of delivery of the note. If the paying agent holds, in accordance with the terms of the indenture, money sufficient to pay the change in control purchase price of the note on the business day following the change in control purchase date, then, immediately after the change in control purchase date, the note will cease to be outstanding and interest on the note will cease to accrue and will be deemed paid, whether or not the note is delivered to the paying agent, and all other rights of the holder shall terminate, other than the right to receive the change in control purchase price upon delivery of the note.

     Under the indenture, a "change in control" is deemed to have occurred upon the occurrence of any of the following events:

     - any "person" or "group," other than permitted holder, is or becomes the beneficial owner, directly or indirectly, of more than 40% of CheckFree Holdings' total outstanding voting stock;

     - CheckFree Holdings consolidates with, or merges with or into another person or conveys, transfers, leases or otherwise disposes of all or substantially all of its assets to any person, or any person consolidates with or merges with or into CheckFree Holdings, in any event pursuant to a transaction in which our outstanding voting stock is converted into or exchanged for cash, securities or other property, other than any transaction where:

        (1) CheckFree Holdings' voting stock is not converted or exchanged at all, except to the extent necessary to reflect a change in its jurisdiction of incorporation, or in converted into or exchanged for:

           (a) voting stock, other than redeemable capital stock, of the surviving or transferee corporation or

           (b) voting stock, other than redeemable capital stock, of the surviving or transferee corporation, and

        (2) immediately after the transaction, no "person" or "group" is the beneficial owner, directly or indirectly, of more than 40% of CheckFree Holdings' total outstanding voting stock of the surviving or transferee corporation;

     - during any consecutive two-year period, individuals who at the beginning of that period constituted CheckFree Holdings' board of directors, together with any new directors whose election to its board of directors, or whose nomination for election by its stockholders, was approved by a vote of 66 2/3% of the directors then still in office who were either directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of CheckFree Holdings' board of directors then in office; or

     - CheckFree Holdings is liquidated or dissolved or a special resolution is passed by its stockholders approving the plan of liquidation or dissolution other than in a transaction that complies with the provisions described in the indenture.

     "Redeemable capital stock" means any class or series of capital stock that, either by its terms, by the terms of any security into which it is convertible or exchangeable or by contract or otherwise, is, or upon the happening of an event or passage of time would be, required to be redeemed prior to the final stated maturity of the notes or is redeemable at the option of the holder thereof at any time prior to the final stated maturity, or is convertible into or exchangeable for debt securities at anytime prior to the final stated maturity; provided, however, that redeemable capital stock shall not include any of CheckFree Holdings' common stock the holder of which has a right to put to CheckFree Holdings upon terminations of employment.

     The indenture does not permit CheckFree Holdings' board of directors to waive its obligation to purchase the notes at the option of a holder in the event of a change in control.

     CheckFree Holdings will comply with the tender offer rules under the Securities Exchange Act of 1934 which may then be applicable, and will file a
Schedule 13E-4 or any other schedule required thereunder in connection with any offer by CheckFree Holdings to purchase the notes at the option of the holders thereof upon a change in control. In some circumstances, the change in control purchase feature of the notes may make more difficult or discourage a takeover of CheckFree Holdings and, thus, the removal of incumbent management. The change in control purchase feature, however, is not the result of CheckFree Holdings' knowledge of any specific effort to accumulate shares of its common stock or to obtain control of CheckFree Holdings by means of a merger, tender offer, solicitation or otherwise, or part of a plan by management to adopt a series of anti-takeover provisions. Instead, the change in control purchase feature is the result from negotiations between CheckFree Holdings and the initial purchasers.

     If a change in control were to occur, there can be no assurance that CheckFree Holdings would have funds sufficient to pay the change in control purchase price for all of the notes that might be delivered by holders seeking to exercise the purchase right, because CheckFree Holdings or its subsidiaries might also be required to prepay indebtedness or obligations having financial covenants with change of control provisions in favor of the holders thereof. In addition, CheckFree Holdings' other indebtedness may have cross-default provisions that could be triggered by a default under the change in control provisions thereby possibly accelerating the maturity of the indebtedness. In that case, the holders of the notes would be subordinated to the prior claims of the holders of the indebtedness. In addition, CheckFree Holdings' ability to purchase the notes with cash may be limited by the terms of its then-existing borrowing agreements. None of the notes may be purchased pursuant to the provisions described above if there has occurred and is continuing an event of default.

  Consolidation, Merger and Sale or Lease of Assets

     CheckFree Holdings, without the consent of any holders of the outstanding notes, are entitled to consolidate with or merge into or transfer or lease its assets substantially as an entirety to, any individual, corporation, partnership, limited liability company, joint venture, association joint-stock company, trust, unincorporated organization or government or any agency or political subdivision thereof, each a person, and any person is entitled to consolidate with or merge into, or transfer or lease its assets substantially as an entirety to us, provided that:

     - the person formed by the consolidation or into which we are merged or the person which acquires or leases our assets substantially as an entirety is a corporation, partnership, limited liability company or trust organized and existing under the laws of any United States jurisdiction and expressly assumes our obligations on the notes and under the indenture;

     - immediately after giving effect to the transaction, no event of default, and no event which, after notice or lapse of time or both, would become an event of default, happened and is continuing; and

     - other conditions described in the indenture are met.

  Events of Default; Notice and Waiver

     The indenture provides that, if an event of default specified in the indenture occurs and is continuing, either the trustee or the holders of not less than 25% in aggregate principal amount of the notes then outstanding may declare the principal amount of and accrued interest to the date of the declaration of all the notes to be immediately due and payable. In the case of some events of bankruptcy or insolvency, the principal amount of and accrued interest on all the notes to the date of the occurrence of the event shall automatically become and be immediately due and payable. Upon any acceleration, the subordination provisions of the Indenture preclude any payment being made to holders of the notes until the earlier of:

     - 120 days or more after the date of the acceleration; and

     - the payment in full of all senior indebtedness, but only if the payment is then otherwise permitted under the terms of the indenture.

     Under some circumstances, the holders of a majority in aggregate principal amount of the outstanding notes may rescind any acceleration with respect to the notes and its consequences. Interest shall accrue and be payable on demand upon a default in the payment of principal interest when due, redemption price, change in control purchase price or shares of CheckFree Holdings' common stock, or cash in lieu of fractional shares to be delivered on conversion of the notes, in each case to the extent that the payment of the interest shall be legally enforceable.

     Under the indenture, events of default include:

     - default in payment of the principal amount, interest when due, if the default in payment of interest shall continue for 31 days, redemption price, or change in control purchase price with respect to any note, when the same becomes due and payable;

     - failure by CheckFree Holdings to deliver shares of its common stock when our common stock is required to be delivered following the conversion of a note and continuation of the default for 10 days;

     - failure by CheckFree Holdings to comply with any of its other agreements in the notes or the indenture upon CheckFree Holdings' receipt of notice of its default from the trustee or from holders of not less than 25% in aggregate principal amount of the notes then outstanding and CheckFree Holdings' failure to cure the default within 90 days after its receipt of the notice;

     - default under any bond, note or other evidence of indebtedness for money borrowed by CheckFree Holdings having an aggregate outstanding principal amount in excess of $10 million, which default shall have resulted in the indebtedness being accelerated, without the indebtedness being discharged or the acceleration having been rescinded or annulled within 20 days after receipt of notice thereof by CheckFree Holdings from the trustee or CheckFree Holdings and the trustee from the holders of not less than 25% in aggregate principal amount of the notes then outstanding; or

     - some events of bankruptcy or insolvency.

     The trustee will, within 90 days after the occurrence of any default, mail to all holders of the notes notice of all defaults of which the trustee is aware, unless the defaults have been cured or waived before the giving of the notice; provided that the trustee may withhold the notice as to any default other than the payment default, if it determines in good faith that withholding the notice is in the interests of the holders.

     The holders of a majority in aggregate principal amount of the outstanding notes may direct the time, method and place of conducting any proceeding for any remedy available to the trustee or exercising any trust or power conferred on the trustee, provided that the direction shall not be in conflict with any law or the indenture and subject to some other limitations. The trustee may refuse to perform any duty or exercise any right of power or extend or risk its own funds or otherwise incur any financial liability unless it receives indemnity satisfactory to it against any loss, liability or expense. No holder of any note will have any right to pursue any remedy with respect to the Indenture or the notes, unless:

     - the holder shall have previously given the trustee written notice of a continuing event of default;

     - the holders of at least 25% in aggregate principal amount of the outstanding notes shall have made written request to the trustee to pursue the remedy;

     - the holder or holders shall have offered to the trustee reasonable security or indemnity against any loss, liability or expense satisfactory to it;

     - the trustee shall have failed to comply with the request within 60 days after receipt of the notice, request and offer of security or indemnity; and

     - the holders of a majority in aggregate principal amount of the outstanding notes shall not have given the trustee a direction inconsistent with the request within 60 days after receipt of the request.

     The right of any holder:

     - to receive payment of principal, the redemption price, change in control purchase price or interest in respect of the notes held by the holder on or after the respective due dates expressed in the notes,

     - to convert the notes, or

     - to bring suit for the enforcement of any payment on or after the respective dates or the right to convert, shall not be impaired or adversely affected without the holder's consent.

     The holders of a majority in aggregate principal amount of the notes at the time outstanding may waive any existing default and its consequences except:

     - any default in any payment on the notes;

     - any default with respect to the conversion of the notes; or

     - any default in respect of some covenants or provisions in the indenture that may not be modified without the consent of the holder of each note.

     When a default is waived, it is deemed cured and will cease to exist, but no waiver shall extend to any subsequent or other default or impair any consequent right.

     CheckFree Holdings will be required to furnish to the trustee annually a statement as to any default by CheckFree Holdings in the performance and observance of its obligations under the Indenture. In addition, CheckFree Holdings will be required to file with the trustee written notice of the occurrence of any default or event of default within five business days of its becoming aware of the default or event of default.

  Modification

     The indenture or the notes may be modified or amended by CheckFree Holdings and the trustee with the consent of the holders of not less than a majority in aggregate principal amount of the notes then outstanding. Without the consent of each holder affected thereby, however, no amendment may, among other things:

     - reduce the principal amount, change in control purchase price or redemption price with respect to any note, or extend the stated maturity of any note or alter the manner of payment or rate of interest or any note or make any note payable in money or securities other than that stated in the note;

     - make any reduction in the principal amount of notes whose holders must consent to an amendment or any waiver under the indenture or modify the indenture provisions relating to the amendments or waivers;

     - make any change that adversely affects the right of a holder to convert any note;

     - modify the provisions of the indenture relating to the ranking of the notes in a manner adverse to the holders of the notes; or

     - impair the right to institute suit for enforcement of any payment with respect to, or conversion of, the notes.

     Without the consent of any holder of notes, CheckFree Holdings and the trustee may amend the indenture to:

     - cure any ambiguity, defect or inconsistency; provided, however, that the amendment does not materially adversely affect the rights of any holder of the notes;

     - provide for the assumption by a successor to CheckFree Holdings of its obligations under the indenture;

     - provide for uncertificated notes in addition to certificated notes, as long as these uncertificated notes are in registered form for United States Federal income tax purposes;

     - make any change that does not adversely affect the rights of any holder of the notes;

     - make any change to comply with any requirement of the Commission in connection with the qualification of the indenture under the Trust Indenture Act of 1939; or

     - add to CheckFree Holdings' covenants or obligations under the indenture for the protection of the holders of the notes or surrender any right, power or option conferred by the indenture on it.

  Discharge of the Indenture

     CheckFree Holdings may satisfy and discharge its obligations under the indenture by delivering to the trustee for cancellation all of the outstanding notes or by depositing with the trustee, the paying agent or the conversion agent, if applicable, after the notes have become due and payable, whether at stated maturity, or any redemption date, or any purchase date, or a change in control purchase date, or upon conversion or otherwise, cash sufficient to pay all of the outstanding notes and paying all other sums payable under the indenture by CheckFree Holdings.

  No Recourse Against Others

     The indenture provides that CheckFree Holdings' directors, officers, employees, representatives, advisors or stockholders shall not have any liability for any of its obligations under the notes or the indenture or for any claim based on, in respect of or by reason of the obligations or their creation.

  Registration Rights

     CheckFree Holdings and its subsidiaries have entered into a registration rights agreement with the initial purchasers for the benefit of the holders of the notes and our common stock issuable upon their conversion. The registration rights agreement obligates CheckFree Holdings, at its sole expense, as follows:

     - to file a shelf registration statement as soon as practicable, but in no event more than 60 days after the closing of the issue of the notes, covering resales of CheckFree Holdings' registerable securities. We use the term "registerable securities" to refer to all outstanding notes, and CheckFree Holdings' common stock issuable upon conversion of the notes, that have not been registered and sold pursuant to the shelf registration statement, that have not been distributed to the public pursuant to Rule 144 under the Securities Act of 1933 or that are not saleable pursuant to Rule 144(k) under the Securities Act of 1933 or successor provisions;

     - to use its reasonable best efforts to cause the shelf registration statement to be declared effective under the Securities Act of 1933 within 120 days after the closing; and

     - to use its reasonable best efforts to keep the shelf registration statement effective and usable until the time that all the notes, and CheckFree Holdings' common stock issuable upon conversion of the notes, shall no longer qualify as registerable securities. CheckFree Holdings will be permitted to suspend the use of the shelf registration statement for limited periods of time under some circumstances if it provides the holders of the registerable securities with written notice of the suspension.

     CheckFree Holdings will, when the shelf registration is filed:

     - provide each holder of registerable securities with copies of the prospectus that is part of the shelf registration statement;

     - notify each holder when the shelf registration statement for the registerable securities has become effective; and

     - take other actions as are required to permit unrestricted resales of the registerable securities.

     A holder that sells registerable securities pursuant to a shelf registration statement:

     - will usually be required to be named as a selling security holder in the related prospectus and to deliver the prospectus to the purchasers;

     - will be subject to some of the civil liability provisions of the Securities Act of 1933 in connection with those sales; and

     - will be bound by the provisions of the registration rights agreement that are applicable to a holder, including indemnification rights and obligations.

Holders who wish to sell registerable securities will be required to make representations and to provide some information to CheckFree Holdings, as described in the registration rights agreement.

     If a registration default occurs, then additional cash interest will accrue and become payable on the notes at a rate equal to 0.50% per annum, which rate will be increased by an additional 0.25% per annum for each 90-day period that the registration default has not been cured. The aggregate additional cash interest shall in no event exceed one percent per annum. All additional interest payments shall be paid to the holders of the registerable securities in the same manner as regular interest payments on the notes on semi-annual payment dates which correspond to interest payment dates on the notes. Following the cure of a registration default, additional interest will no longer accrue in connection with that registration default. We use the term "registration default" to mean if:

     - the Commission has not declared the shelf registration statement effective within 120 days of closing; or

     - during the specified period, we fail to keep the shelf registration statement that has been declared effective continuously effective and usable, for more than 30 days during any three-month period or 60 days during any twelve-month period.

     Each registerable security will contain a legend to the effect that the holder will be deemed to have agreed to be bound by the provisions of the registration rights agreement.

CHECKFREE ACQUISITION

     CheckFree Acquisition was incorporated in Delaware in December 1999 and is a wholly owned subsidiary of CheckFree formed for the purpose of facilitating the merger. Immediately after the merger is completed and effective as of the effective time, CheckFree Acquisition will be merged with and into BlueGill, BlueGill will survive the merger, and the separate existence of CheckFree Acquisition will cease.

     Currently the sole director of CheckFree Acquisition is Peter J. Kight. Mr. Kight is also chairman of the board of directors and chief executive officer of CheckFree.

     The current executive officers of CheckFree Acquisition are as follows:

Peter J. Kight....................................  Chairman
Peter F. Sinisgalli...............................  President
Mark A. Johnson...................................  Vice President
Allen L. Shulman..................................  Vice President
Keven M. Madsen...................................  Treasurer
Curtis A. Loveland................................  Secretary
Robert J. Tannous.................................  Assistant Secretary

                          BLUEGILL TECHNOLOGIES, INC.

GENERAL

     BlueGill provides software used for Internet billing and statement delivery. BlueGill's products and services allow customers to:

     - install and launch an electronic bill presentment product;

     - send e-mail notifications and present electronic bills through the Internet;

     - connect to a variety of bill aggregators and payment methods; and

     - establish an interactive on-line relationship with customers.

     BlueGill currently has in excess of 50 entities that have chosen to rely on Internet billing and statement services powered by BlueGill software. Its products are available from the following resellers:

     - IBM

     - Xerox

     - Lasercom

     - Check Solutions, Inc.

     - Ultradocs

     - AST Group

     - M&I Data Services

     - BroadVision

     - EDS

     BlueGill currently markets its software products directly to individual bill and statement providers, as well as to outsourcing companies that operate its software to provide billing services for other institutions. These outsourcing companies include traditional print and mail service bureaus, Internet billing services and banks.

     With respect to the individual billers, BlueGill's products are targeted primarily at large corporate billers, including telephone companies, utilities, and financial services institutions. BlueGill has in excess of 25 of these customers.

     BlueGill also has in excess of 10 customers that in turn provide Internet billing and other document delivery services to over 30 of their own customers.

ELECTRONIC COMMERCE INDUSTRY BACKGROUND

     The majority of today's financial transactions are completed using traditional paper-based methods. Many traditional financial transactions, however, can now be completed electronically due to the emergence of new communications, computing and security technologies. Many financial institutions and businesses have invested in these technologies and are creating the infrastructure for recording, reporting and executing electronic transactions. BlueGill believes the broad impact of the Internet will increase the use of electronic methods to execute financial transactions.

  Persistence of Traditional Financial Transaction Processes

     Many traditional methods of completing financial transactions still persist, including:

     - Paper Checks.

     It is estimated that 65 billion checks were written in the U.S. in 1998. The use of checks imposes significant costs on financial institutions, businesses and their customers. These costs include the writing, mailing, recording and manual processing of checks.

     - Paper Billing.

     It is estimated that over 18 billion paper bills are produced each year, with the cost of submitting a paper bill, including printing, postage and billing inserts, as high as $3.00 per bill.

     - Conventional Banking.

     Many financial transactions are conducted in person at banks. Banks incur substantial expenses in providing personnel and physical locations, while bank customers incur transportation costs and personal inconvenience when traveling to a bank facility. Over 90% of the 80 million banking households in the United States are still conducting most of their financial transactions using conventional banking methods.

     - Business-to-Business Payments.

     While consumers bear costs and inconvenience receiving and paying paper bills, businesses experience an even higher level of cost and inefficiency when receiving and paying paper bills. For businesses, issues like discounts for prompt payment, returns, allowances, disputed charges and other adjustments, as well as reconciliation to the business' own records, increase the costs of payment.

  The Internet's Role in Driving Electronic Commerce

     BlueGill believes the broad impact of the Internet is driving financial institutions, businesses and consumers to adopt practices of electronic billing and payment, banking and business-to-business payments. BlueGill expects that the growth in these electronic commerce activities will increase the need for services that support secure, reliable and cost-effective financial transactions between and among these market participants. BlueGill believes the combination of the following trends is driving adoption of electronic commerce:

     - Expanding Personal Computer Ownership

     Declining prices for personal computers and rapid growth in the number of computer-literate consumers are driving increased penetration of personal computers in United States homes;

     - Increasing Internet Accessibility.

     Reduced communications costs, improved web browsers and faster connection speeds have made the Internet increasingly accessible to consumers and to businesses offering products and services on-line. International Data Corporation estimates that there were 52 million Internet users in the U.S. at the end of 1998 and that this figure will grow to 136 million by the end of 2002;

     - Increasing Acceptance of Electronic Commerce.

     Consumers have grown increasingly comfortable with the security of electronic commerce and are willing to conduct large transactions on-line. International Data Corporation estimates that the total value of goods and services purchased over the Internet in the United States will increase from approximately $26 billion in 1998 to over $269 billion in 2002; and

     - Emergence of New Industry Participants.

     New businesses have emerged which use the broad adoption of the Internet to compete with traditional businesses. Traditional financial institutions now compete with Internet-based banks, brokerages and other financial services companies. These companies do not offer consumers the possibility of traditional, manual financial transactions and are driving further adoption of electronic commerce.

THE ELECTRONIC SOLUTION

     BlueGill believes that consumers and businesses will move their financial transactions from traditional paper-based to electronic transactions if they have an easy-to-access, easy-to-use, compelling, secure and cost-effective product for receiving and paying their bills electronically. BlueGill also believes that, compared with conventional paper-based transactions, electronic transactions cost much less to complete, give rise to far fewer errors and generate far fewer subscriber inquires. BlueGill believes that an electronic solution should allow consumers and businesses at their access point of choice to:

     - receive electronic bills through the Internet; and

     - pay any bill -- electronic or paper -- to anyone.

     BlueGill also believes that these functionalities must be delivered by a product that:

     - is scalable to accommodate future growth;

     - is flexible to accommodate future functionality; and

     - provides the highest level of security, availability and privacy.

     Over the past three years, BlueGill has developed software that enables electronic commerce solutions with these functionalities.

PRODUCTS

     BlueGill customers have made investments in mainframe computers used to print bills and other paper documents that are mailed to their customers. These computers generate billing data in formats required by printing systems. BlueGill software transforms this data into formats that allow the billing information to be presented electronically. As a result, BlueGill customers are able to deliver bills and other documents to their customers over the Internet without having to replace their existing mainframe computer systems.

     The BlueGill i-Series is a set of software products developed for various industry segments. This product set includes i-Banker, i-Broker, i-Biller, i-Telco, and i-Insurance. Each product includes an electronic billing web site template that is unique to the specific industry segments. Using the template as a sample design of their Internet billing site, BlueGill customers spend less time developing and designing the look and feel of their Internet billing sites, speeding the implementation process.

     Each of the i-Series products may be used in conjunction with other software modules and products that enhance the functionality of the i-Series product. In addition, BlueGill and/or its value added resellers typically provide implementation and customization services along with the licensing of BlueGill software.

TECHNOLOGY

     The strength of BlueGill's product derives from a powerful "Smart Object" architecture that manages complex customer data using XML and an object oriented database model. XML allows very complex data to be portable; object architecture means that BlueGill's solution is inherently scalable with high performance.

     BlueGill's product includes a robust application programming interface set that exposes the customer data to web development environments, data-mining applications, payment methods, billing systems, customer service applications, document archiving systems, and other critical business applications. These application programming interfaces allow for rapid implementation in complex environments.

     The "alpha" version of BlueGill's software was tested in the fourth quarter of 1996. "Beta" software was rolled out in March 1997 and tested by several customers. The first commercial release was shipped in October 1997. Version 2.0 was released April 20, 1999. Most customers are currently running Version 2.0.

     BlueGill software products are available on NT, AIX, HP-UX, and Solaris operating systems.

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

COMPETITION

     BlueGill competes in the market of providers of electronic bills and statements.

     BlueGill's principal competitors consist of edocs, Just In Time Solutions, Novazen, Oracle, Interface Systems, Netscape and @Works Technologies.

     BlueGill is expanding into international markets where it may discover new local competitors that have the advantage of existing relationship with customers, local technical support staff, and local language support.

SALES, MARKETING AND DISTRIBUTION

     BlueGill's sales, marketing and distribution efforts are designed to maximize access to potential customers. BlueGill markets and supports its products both directly and indirectly through a direct sales and technical sales support force and, to achieve deeper market penetration, through select distribution alliances with companies which provide value added services. In order to foster a better understanding of the needs of its customers, and to help respond to identified needs, BlueGill employs a number of account managers assigned to specific customers and has organized its product marketing organization with specialists in telecommunications, insurance, and banking vertical segments.

RESEARCH AND DEVELOPMENT

     BlueGill maintains a strong research and development group with a long-term perspective of planning and developing new products and enhancements for electronic document presentment applications. BlueGill Technologies Corp., an Ontario corporation that is wholly owned by BlueGill, is responsible for BlueGill's research and development. BlueGill has established the following guidelines for pursuing the development of new services:

     - distinctive benefits to customers;

     - ability to establish a leadership position in the market served;

     - sustainable technological advantages; and

     - first to market.

     BlueGill spent approximately $480,000 in 1997, $895,000 in 1998 and $2,123,000 in 1999 on research and development activities.

EMPLOYEES

     BlueGill has approximately 125 employees principally located at its Ann Arbor, Michigan headquarters and its development offices in Waterloo, Ontario. BlueGill has recently commenced operations in Europe through a United Kingdom branch office of its BlueGill Technologies International, Inc. subsidiary and is in the process of establishing operations in the Far East.

TRADING OF BLUEGILL SECURITIES

     There is no established public trading market for any BlueGill securities. BlueGill has never paid dividends on any class or series of its stock.

STOCK OWNERSHIP

     As of January 31, 2000, there were 29 holders of record of the 12,503,301 outstanding shares of BlueGill Series A preferred stock, 15 holders of record of the 12,825,651 outstanding shares of BlueGill Series B preferred stock and 26 holders of record of the 6,207,834 outstanding shares of BlueGill common stock.

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

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                     AND RESULTS OF OPERATIONS OF BLUEGILL

     The following discussion and analysis should be read in conjunction with the BlueGill Consolidated Financial Statements and notes.

General

     BlueGill Technologies, Inc. was incorporated in Delaware on September 20, 1996. BlueGill is a provider of Internet bill and statement creation software applications. BlueGill software transforms a customer's billing data into XML and other formats appropriate for Internet applications.

     BlueGill currently markets its software products directly to individual bill and statement providers as well as to companies that deliver Internet billing and other documents services for other institutions. BlueGill's software products are targeted primarily at large corporate billers, including telephone companies, utilities, and financial services institutions. BlueGill has in excess of 25 customers delivering Internet bills and other documents to their own customers and has in excess of 10 customers who deliver Internet bills and other documents to over 30 customers of their own. BlueGill sells software products through a combination of direct sales efforts and a network of resellers, including IBM, Xerox, Lasercom, M&I Data Services, and Check Solutions.

Pricing Strategy

     List prices for BlueGill software licenses to customers range from approximately $140,000 to $500,000 depending on the number of servers on the customer site. A variety of add-on modules are available at additional cost. Over the lifetime of a typical system, BlueGill will have the opportunity to sell an additional 5 to 10 new modules. An annual maintenance fee applies to all software.

     List prices for BlueGill software licenses to customers who in turn provide internet billing service for their own customers range from approximately $75,000 to $250,000 depending on the number of servers at the customer site. In addition, list prices also include additional fees for each outsourcing partner's customer added to the system and incremental recurring fees per statement viewed over the Internet.

     Enterprise licenses are priced on a case-by-case basis.

     BlueGill offers significant discounts to resellers off BlueGill's list price.

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RESULTS OF OPERATIONS

TWELVE MONTHS ENDED DECEMBER 31, 1999 AND DECEMBER 31, 1998

     The following table sets forth in thousands of dollars and as a percentage of revenue, consolidated statements of operating data:

                                                         TWELVE MONTHS        TWELVE MONTHS
                                                             ENDING               ENDING
                                                          DECEMBER 31,         DECEMBER 31,
                                                       ------------------    ----------------
                                                        1998       1999       1998      1999
                                                       -------    -------    ------    ------
                                                         (IN THOUSANDS)
Revenue
Software...........................................    $   816    $ 4,140      55.3%     76.7%
Services & Other...................................        659      1,257      44.7%     23.3%
                                                       -------    -------    ------    ------
          Total Revenue............................      1,475      5,397     100.0%    100.0%
Cost of Sales......................................        218        534      14.8%      9.9%
                                                       -------    -------    ------    ------
Gross Profit.......................................      1,257      4,863      85.2%     90.1%
Expenses
Research & Development.............................        895      2,124      60.7%     39.3%
Sales & Marketing..................................        850      4,550      57.6%     84.3%
Service & Support..................................        324        939      22.0%     17.4%
General & Administrative...........................      1,212      4,599      82.2%     85.2%
Depreciation.......................................         31        201       2.1%      3.7%
                                                       -------    -------    ------    ------
          Total Expenses...........................      3,312     12,413     224.5%    230.0%
Net Interest (Expense)/Income......................        112        453       7.6%      8.4%
                                                       -------    -------    ------    ------
Loss Before Benefit for Income Taxes...............     (1,943)    (7,097)   -131.7%   -131.5%
Income Tax Expense/(Benefit).......................         --         --       0.0%      0.0%
                                                       -------    -------    ------    ------
Net Loss...........................................    $(1,943)   $(7,097)   -131.7%   -131.5%

     Total Revenues increased by 266% from $1.5 million to $5.4 million for the years ended December 31, 1998 and 1999 respectively. The increase in revenue is primarily due to an increase in the number of customers that have purchased software licenses, and the services associated with implementing the software products. For the year ended December 31, 1998, 58.9% of software revenues came from resellers compared to 75.6% in 1999. The increased percentage of revenues from resellers was primarily because of the increased activity from IBM. New customers that BlueGill added in the years 1998 and 1999 were 10 and 29, respectively.

     Services and other revenue is composed primarily of implementation, maintenance, and training. Implementation revenue increased by 84% from $399,000 to $733,000 for the years ended December 31, 1998 and 1999, respectively. Implementation revenue is generated from each customer after the sale of the software license. Maintenance revenue increased by 3200% from $8,000 to $264,000 for the years ended December 31, 1998 and 1999 respectively. Maintenance revenue is generated from each customer 3 months after the sale of the software license and recognized in equal monthly amounts over the life of the maintenance agreement. As BlueGill had very few customers before December 1998, the maintenance revenue in 1999 was very small. The increased implementation and maintenance revenue is entirely due to increased software sales. Training revenue increased by 192% from $62,000 to $181,000 for the years ended December 31, 1998 and 1999 respectively. The increase in training revenue is primarily due to the increase in customers during the same period.

     Total Cost of Sales increased by 145% from $218,000 to $534,000 for the years ended December 31, 1998 and 1999, respectively. Cost of sales is primarily composed of different royalty payments for software

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

licenses. The increase in cost of sales is primarily due to the increase in software licenses during that same period.

     Research and Development expenses were $895,000 and $2.1 million or 60.7% and 39.3% of revenue for the years ended December 31, 1998 and 1999, respectively. Total research and development headcount increased from 12 as of December 31,1998 to 32 as of December 31, 1999, primarily to develop new products. BlueGill also licensed parts of software code from two different companies in 1999 in order to bring products to market quicker. This licensing of software code cost $426,000 in the year ended December 31, 1999. BlueGill is continuing to invest significantly in research and development in anticipation and support of revenue growth.

     Sales and Marketing expenses were $850,000 and $4.6 million, or 57.6% and 84.3% of total revenue for the years ended December 31, 1998 and 1999, respectively. Total sales and marketing headcount increased from 10 to 36 as of December 31, 1998 and December 31, 1999, respectively. BlueGill hired a new public relations agency in early 1999 to increase awareness in the market. BlueGill also hired a telemarketing and pre-sales organization in 1999 to generate increased revenues.

     Service and support expenses were $324,000 and $939,000, or 22.0% and 17.4% of total revenue for the years ended December 31, 1998 and 1999, respectively. Total service and support headcount increased from eight to 16 as of December 31, 1998 and December 31, 1999, respectively. This year over year increase in headcount and expenses was primarily to support the increase in implementation and maintenance revenue.

     General and Administrative expenses were $1.2 million and $4.6 million, or 82.2% and 85.2% of total revenue for the years ended December 31, 1998 and 1999, respectively. Total general and administrative headcount increased from five to 17 as of December 31, 1998 and December 31, 1999, respectively. BlueGill's office space increased from about four thousand square feet to about twenty three thousand square feet during the same period. Also, Human Resource and Information Technology organizations were added in 1999. Legal and professional expenses increased from $178,000 to $614,000 during the same period as a consequence of a variety of legal and accounting matters. Recruiting expenses increased from $176,000 to $490,000 for the years ended December 31, 1998 and 1999, respectively.

     Depreciation expense was $31,000 and $201,000, or 2.1% and 3.7% of total revenue for the years ended December 31, 1998 and 1999, respectively. The increase in depreciation expenses is primarily attributable to an increase in fixed assets from $309,000 to $1.5 million as of December 31, 1998 and December 31, 1999, respectively. The increase in assets was primarily to provide equipment for the increase in headcount during this period.

     Interest income increased from $112,000 to $453,000 for the years ended December 31, 1998 and 1999, respectively. BlueGill raised $5.4 million in 1998 and $19.5 million in 1999 through the sale of preferred stock. The increase in interest income is a result of the investment of funds raised by the sale of BlueGill preferred stock, as well as the elimination of interest expense as a result of the conversion of $539,000 in debt to preferred stock in 1998.

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

TWELVE MONTHS ENDED DECEMBER 31, 1998 AND DECEMBER 31, 1997

     The following table sets forth in thousands of dollars and as a percentage of revenue, consolidated statements of operating data:

                                                      TWELVE MONTHS          TWELVE MONTHS
                                                          ENDING                ENDING
                                                       DECEMBER 31,          DECEMBER 31,
                                                    ------------------    -------------------
                                                     1997       1998        1997       1998
                                                    -------    -------    --------    -------
                                                      (IN THOUSANDS)
Revenue
Software..........................................  $   265    $   816       62.6%      55.3%
Services & Other..................................      158        659       37.4%      44.7%
                                                    -------    -------    --------    -------
          Total Revenue...........................      423      1,475      100.0%     100.0%
Cost of Revenues..................................       74        218       17.5%      14.8%
                                                    -------    -------    --------    -------
Gross Profit......................................      349      1,257       82.5%      85.2%
Expenses Research & Development...................      480        895      113.5%      60.7%
Sales & Marketing.................................      295        850       69.7%      57.6%
Service & Support.................................      247        324       58.4%      22.0%
General & Administrative..........................      284      1,212       67.1%      82.2%
Depreciation......................................       19         31        4.5%       2.1%
                                                    -------    -------    --------    -------
          Total Expenses..........................    1,325      3,312      313.2%     224.5%
Net Interest (Expense)/Income.....................      (11)       112       -2.5%       7.6%
                                                    -------    -------    --------    -------
Loss Before Benefit for Income Taxes..............     (987)    (1,943)    -233.3%    -131.7%
Income Tax Expense/(Benefit)......................       --         --        0.0%       0.0%
                                                    -------    -------    --------    -------
Net Loss..........................................  $  (987)   $(1,943)    -233.3%    -131.7%

     Total Revenues increased by 249% from $423,000 to $1.5 million for the years ended December 31, 1997 and December 31, 1998, respectively. The increase in revenue is primarily due to an increase in the number of customers that have purchased software licenses, and the services associated with implementing the software solution. For the year ended December 31, 1997, none of software revenues came from resellers compared to 59% for the year ended December 31, 1998. BlueGill started signing agreements with resellers in late 1997, which generated revenue commencing in 1998. For the years ended December 31, 1997 and 1998, BlueGill added 2 and 10 new customers, respectively.

     Services and other revenue is composed primarily of implementation, maintenance, and training revenue. Implementation revenue increased by 698% from $50,000 to $399,000 for the years ended December 31, 1997 and 1998, respectively. Implementation revenue is generated from each customer after the sale of the software license. Maintenance revenue is generated from each customer commencing three months after the sale of the software license and recognized in equal monthly amounts over the life of the maintenance agreement. Since BlueGill had very few customers before 1998, there was no maintenance revenue in 1997. Maintenance revenue was $8,000 in 1998. The increased implementation and maintenance revenue is entirely due to increased software sales. Training revenue increased by 170% from $23,000 to $62,000 for the years ended December 31, 1997 and 1998 respectively. The increase in training revenue is primarily due to the increase in customers during the same period.

     Total Cost of Sales increased by 195% from $74,000 to $218,000 for the years ended December 31, 1997 and 1998, respectively. Cost of sales is primarily composed of different royalty payments for software licenses. The increase in cost of sales is primarily due to the increase in software licenses sold during that same period.

     Research and Development expenses were $480,000 and $895,000 or 113.5% and 60.7% of revenue for the years ended December 31, 1997 and 1998, respectively. Total research and development headcount

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

increased from six as of December 31, 1997 to 12 as of December 31, 1998, primarily to fill out the software product line. BlueGill is continuing to invest significantly in research and development in anticipation and support of revenue growth.

     Sales and Marketing expenses were $295,000 and $850,000, or 69.7% and 57.6% of total revenue for the years ended December 31, 1997 and 1998, respectively. Total sales and marketing headcount increased from two to 10 as of December 31, 1997 and December 31, 1998, respectively. BlueGill hired a new Vice President of Marketing in 1999 to generate increased revenues.

     Service and support expenses were $247,000 and $324,000, or 58.4% and 22.0% of total revenue, for the years ended December 31, 1997 and 1998, respectively. Total service and support headcount increased from two to eight as of December 31, 1997 and December 31, 1998, respectively. These increases in headcount and expenses were primarily to support the increase in services revenue.

     General and Administrative expenses were $284,000 and $1.2 million, or 67.1% and 82.2% of total revenues for the years ended December 31, 1997 and 1998, respectively. Total general and administrative headcount increased from three to five as of December 31, 1997 and 1998, respectively. BlueGill's office space increased from approximately two thousand square feet at December 31, 1997 to approximately four thousand square feet at December 31, 1998. Legal expenses increased from $10,000 to $178,000 for the years ended December 31, 1997 and 1998, respectively, as a consequence of a variety of legal matters. Recruiting expenses increased from $0 to $156,000 for the years ended December 31, 1997 and 1998, respectively.

     Depreciation expenses were $19,000 and $31,000, or 4.5% and 2.1% of total revenues for the years ended December 31, 1997 and 1998, respectively. The increase in depreciation expense is primarily attributable to an increase in fixed assets from $35,000 at December 31, 1997 to $309,000 at December 31, 1998. The increase in assets was primarily to provide equipment for the increase in headcount during this period and to furnish the new office space in Ann Arbor.

     BlueGill incurred net interest expense of $11,000 in 1997 and generated net interest income of $112,000 in 1998. BlueGill raised $5.4 million in 1998 through the sale of preferred stock and converted $539,000 of long-term debt to preferred stock. The increase in interest income is a result of the investment of the funds raised by the sale of BlueGill redeemable preferred stock, as well as the elimination of interest expense as a result of the debt conversion.

LIQUIDITY AND CAPITAL RESOURCES

     BlueGill has financed its operations and growth primarily through proceeds received from the issuance of redeemable preferred stock and bank borrowing.

     Cash flow used in investing activities was $240,000 and $1.2 million for the years ended December 31, 1998 and 1999 respectively. The cash used in investing activities was primarily used to purchase equipment for new employees and to continue to fund growth.

     Cash provided by financing activities was $6.1 million and $19.9 million for the years ended December 31, 1998 and December 31, 1999, respectively. Cash provided from financing activities resulted primarily from the sale of preferred stock. BlueGill received $5.4 million from the sale of preferred stock and converted $500,000 of debt to preferred stock in the year ended December 31, 1998. BlueGill received $19.5 million from the sale of preferred stock in the year ended December 31, 1999.

     On October 28, 1998, BlueGill entered into a credit agreement with Imperial Bank that provides for a $750,000 line of credit. As of December 31, 1999 $596,000 had been borrowed against this line. BlueGill is charged interest of
 .25% over prime on the total amount borrowed against this line of credit.

     BlueGill believes that its existing cash balance will be sufficient to meet its requirements to fund its operations for the next six months. Prior to its merger discussions with CheckFree, BlueGill had planned to raise additional funds either through a private placement of its stock or through an initial public offering of its common stock.

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

INFLATION

     BlueGill believes the effects of inflation have not had a significant impact on BlueGill's results of operations.

IMPACT OF YEAR 2000

     BlueGill has followed a program to ensure that all systems and products are ready for any date-based processing related to the millennium. All critical products in use by BlueGill have been purchased since 1997. Purchases were made only after getting confirmation from the vendor that their products were ready for the Year 2000.

     BlueGill has not experienced any adverse impact from any disruptions caused by the Year 2000 date change. There have been no calls to BlueGill's technical support center to report any problems caused by the Year 2000 date change.

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

     Except for the historical information contained in this information statement/prospectus, the matters discussed in this Statement include certain forward looking statements within the meaning of Section 27A of the Securities Act and Section 21E of the Securities Exchange Act of 1934, which are intended to be covered by the safe harbors created thereby. Those statements include, but may not be limited to, all statements regarding the intent, belief and expectations of BlueGill and its management, like the statements concerning BlueGill's future profitability. Investors are cautioned that all forward-looking statements involve risks and uncertainties including, without limitation, factors detailed in this statement. Although BlueGill believes that the assumptions underlying the forward-looking statements contained in this information statement/prospectus are reasonable, any of the assumptions could be inaccurate. Therefore, there can be no assurance that the forward-looking statements included in this statement will prove to be accurate. In light of the significant uncertainties inherent in the forward-looking statements included in this information statement/prospectus, the inclusion of this information should not be regarded as a representation by BlueGill or any other person that the objectives and plans of BlueGill will be achieved.

         COMPARISON OF RIGHTS OF STOCKHOLDERS OF CHECKFREE AND BLUEGILL

     When the merger is completed, BlueGill's stockholders will become stockholders of CheckFree. Therefore, their rights will no longer be governed and defined by the BlueGill amended and restated certificate of incorporation and by-laws. Rather, their rights will be defined and governed by our restated certificate of incorporation and amended and restated by-laws, which provide stockholders with different rights than those that BlueGill currently provides. The discussion below summarizes these differences.

INTRODUCTION

     When the merger is completed, holders of BlueGill stock will receive shares of our common stock. Because both corporations are organized under Delaware law, the statutory rights of the BlueGill stockholders will not change. The rights of the BlueGill stockholders as established within the BlueGill certificate of incorporation and the BlueGill by-laws will, however, be affected by the merger. The following is a summary of the differences between your rights as a BlueGill stockholder and your rights as a CheckFree stockholder following the merger. This is not intended to be a comprehensive comparison of all rights held by the stockholders. BlueGill currently has two series of preferred stock outstanding. As shares of these two series of preferred stock will be exchanged in the merger for our common stock, the rights, preferences and privileges of these two series are not discussed in the comparison that follows.

VOTING RIGHTS GENERALLY

     The BlueGill by-laws provide that each holder of BlueGill common stock is entitled to one vote per share of common stock held and directors are elected by a plurality of the vote cast at any election. When an

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

action, other than election of directors, is to be taken by a vote of the BlueGill stockholders, the action shall be authorized by a majority of the votes cast by holders of shares entitled to vote on the action, unless a greater plurality is required by BlueGill's certificate of incorporation or Delaware law. BlueGill common stockholders and preferred stockholders, voting on an as converted basis, vote as a single class, except as otherwise provided in the BlueGill certificate of incorporation or under Delaware law.

     Our certificate of incorporation provides that each holder of common stock shall be entitled to one vote per share of common stock and that the holders of Series A Junior Participating Cumulative Preferred stock shall be entitled to 100 votes per share of Series A Junior Preferred Stock and the special voting rights as discussed below.

STOCKHOLDER MEETINGS

     Delaware law states that annual meetings of stockholders shall be held for the election of directors on a date and time and in the manner provided for in the by-laws of the corporation. Delaware law also states that special meetings of the stockholders may be called by the board of directors or by any persons as authorized by the corporation's certificate of incorporation or by-laws. The BlueGill by-laws provide that an annual meeting of stockholders is to be held within 120 days after the end of BlueGill's preceding fiscal year. The BlueGill by-laws also provide that special meetings of stockholders may be called by the board of directors, the chairman of the board or the president and shall be called by the president or secretary upon the written request of the holders of a majority of the shares of BlueGill stock entitled to vote. The notices for the annual and special meetings of stockholders shall be given no less than 10 or more than 60 days before the date of the meeting. A quorum for a meeting is a majority of the outstanding shares entitled to vote at the meeting, unless the BlueGill certificate of incorporation or Delaware law requires a greater or lesser number.

     Our by-laws provide that annual meeting of the stockholders will be held on the date and time as designated by our board of directors. Our by-laws provide that the president may call for a special meeting of the stockholders and require the president or secretary to call a special meeting at the written request of two-thirds of our board of directors. The notice of any regular or special meeting of the stockholders must be provided no less than 10 or more than 60 days before the date of the meeting.

BOARD OF DIRECTORS

     The BlueGill certificate of incorporation provides that the board of directors shall consist of six members. The BlueGill by-laws state that the board of directors will consist of not less than 3 nor more than 7 directors as determined from time to time by the board of directors. The BlueGill certificate of incorporation provides that holders of common stock are entitled to elect two directors to the board of directors, but only one of those directors may be an employee of BlueGill. The holders of BlueGill common stock are also entitled, voting together as a single class with the holders of preferred stock, voting on an as converted basis, to elect an additional director. A director may be removed, with or without cause, upon the affirmative vote of a majority of the stockholders entitled to vote for the election of that director. A vacancy on the board of directors occurring for any reason may be filled only by the vote of the holders of a majority of the shares of the specified group of holders who are entitled to elect the director to fill that vacancy.

     Our by-laws provide that our board of directors shall consist of 3 to 15 members, as determined from time to time in our by-laws. The current number of directors established in the CheckFree by-laws is 7. Each director must be nominated in accordance with the procedures set forth in our by-laws before he or she can be elected as a director, unless the person can be nominated by the holders of our preferred stock.

     Our certificate of incorporation provides for a staggered board that means that only a portion of the directors are elected each year. Pursuant to our certificate of incorporation, approximately one third of the directors are elected each year to serve three-year terms. One or all of the member of the board of directors may be removed for cause upon the affirmative vote of at least 80% of the stockholders entitled to vote on the election of the directors or upon the affirmative vote of a majority of the stockholders entitled to vote on the election of the directors if at least 66 2/3% of the board of directors recommend the removal of the directors to the stockholders.

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LIMITATION OF DIRECTORS' LIABILITY

     Pursuant to the BlueGill certificate of incorporation, a BlueGill director shall not be personally liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director to the fullest extent provided by Delaware law. Similarly, our certificate of incorporation provides that a director shall not be liable to the corporation or its stockholders for monetary damages for breach of fiduciary duty. This provision does not eliminate or limit a director's liability for a breach of the director's duty of loyalty, for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, for any transaction from which the director derived an improper personal benefit, or for the payment of a dividend or payment for the purchase or redemption of stock in violation of Delaware law.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     BlueGill's certificate of incorporation provides that BlueGill may indemnify any person to the fullest extent permitted by law by reason of the person serving or having served as a director, officer or employee of BlueGill or at the request of BlueGill any other corporation. BlueGill's by-laws provide that BlueGill will indemnify its directors, officers, employees, or agents against expenses, judgements, fines, or fees paid in settlement if the person is a party or is threatened to be named as a party to any threatened, pending or completed civil or criminal action, suit, or proceeding by reason of the fact that the person is or was a director, officer, employee, or agent of BlueGill or, at the request of BlueGill, of any other corporation or other entity, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding had no reasonable cause to believe his or her conduct was lawful. In addition, BlueGill will indemnify its directors, officers, employees or agents against expenses if the person is a party or threatened to be named a party to any threatened, pending or completed action or suit by or in the right of BlueGill to procure a judgment in its favor by reason of the fact that the person is or was serving as a director, officer, agent or employee of BlueGill or, at the request of BlueGill, of any other corporation or other entity, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of BlueGill or its stockholders; however, no indemnification shall be made if the person shall be adjudged liable for negligence or misconduct in the performance of his duty to BlueGill, except if the court where the action or suit was brought determines that, despite the adjudication of liability but in light of all the circumstances, the person is fairly and reasonably entitled to indemnity for these expenses. A determination that indemnification of a person is proper in the circumstances because the applicable standard of conduct was met shall be made either by the board of directors by a majority vote of a quorum consisting of directors who were not a party to the action, suit or proceeding, or if a quorum is not obtainable or even if obtainable a quorum of disinterested directors so directs by independent legal counsel in a written opinion or by the stockholders. BlueGill may advance expenses incurred in defending any of this type of action, suit or proceeding upon receipt of an undertaking by or on behalf of the person involved to repay the amount unless it shall ultimately be determined that the person is entitled to indemnification.

     Our by-laws state that the corporation shall indemnify a person who is a party to an action by reason of the fact that the person is or was a director of CheckFree or was serving as a director or officer of another company at our request. Indemnification may be provided to our officers, employees, agents, representative, or attorneys upon the approval of the board of directors.

ACTION WITHOUT A MEETING

     Under Delaware law, any action that may be taken by the stockholders of a corporation may be taken without a meeting or prior notice if a written consent to the action is signed by the holders of the minimum number of votes required to take similar action. Additionally, Delaware law provides that any action that may be taken by the board of directors may be taken without a meeting if all members of the board consent to the action in writing and the consent if filed with the corporate minutes.

     The BlueGill by-laws provide that stockholders may take any stockholder action without a meeting or prior notice if a written consent is signed by stockholders holding the minimum number of votes that is required to take the action at a meeting at which all shares entitled to vote were present and voted. The BlueGill by-laws also provide that directors may take any director action without a meeting or prior notice if all of the directors entitled to vote on the matter sign a written consent to take this action.

     Our by-laws allow the stockholders to take stockholder action without a meeting if all of the holders of stock entitled to notice of the meeting sign a written consent authorizing the action. Our by-laws also permit directors to take action by written consent if all of the directors consent and the consent is filed with the corporate minutes.

AMENDMENT OF CERTIFICATE OF INCORPORATION

     Delaware law provides that a certificate of incorporation may be amended upon the resolution the corporation's directors and the approval by the holders of the majority of the corporation's stock and the holders of the majority of the outstanding stock of each class entitled to vote on the amendment as a class.

     An amendment of the BlueGill certificate of incorporation requires the vote set forth in the subsection entitled "Voting Rights Generally" above. In addition, the BlueGill certificate of incorporation may require separate class votes by holders of two-thirds of the outstanding shares of BlueGill Series A Preferred Stock and by holders of up to three-quarters of the outstanding shares of Series B Preferred Stock.

     Our certificate of incorporation provides for amendments, alterations, or repeals of the provisions regarding amendment of the certificate, nominations of directors, amendment of our by-laws by our board of directors, the board of director's response to an acquisition proposal, personal liability of a director, or action taken by written consent may not be adopted without the approval of the holders of at least 80% of our outstanding stock or the holders of a majority of our outstanding stock if at least 66 2/3% of our board of directors recommends the amendment.

AMENDMENT OF BY-LAWS

     Under Delaware law, the by-laws of a corporation may not be amended, altered, or repealed without stockholder approval unless the corporation's certificate of incorporation provides that the directors of the corporation may also amend the by-laws. The BlueGill certificate of incorporation does not confer upon our board of directors the right to amend, alter, or repeal the BlueGill by-laws. The BlueGill by-laws provide that the by-laws may be amended by the stockholders or the board of directors at any properly held meeting provided that the notice of the meeting contains the proposed amendment, alteration, or repeal and provided that the proposed amendment, alteration, or repeal does not affect the holders of preferred stock. Any amendment of BlueGill's by-laws relative to BlueGill's Series A Preferred Stock or relative to BlueGill's Series B Preferred Stock may require a separate vote by each series.

     Our certificate of incorporation expressly confers upon our board of directors the right to amend the by-laws. Our by-laws provide that the by-laws may generally be amended or repealed or new provisions adopted upon the vote by the majority of the holders of record, however, amendments, alterations, or repeals to some provisions regarding amendment to by-laws, meetings of stockholders, nomination and number of directors, or the indemnification of directors require the approval of holders of 80% of the outstanding stock entitled to vote on the matter or the approval of the holders of a majority of the outstanding stock entitled to vote on the matter if 66 2/3% of our board of directors recommend to the stockholders the amendment.

BLANK CHECK PREFERRED STOCK

     The BlueGill board of directors is not vested by the BlueGill certificate of incorporation with the right to establish by resolution and without stockholder approval a series of preferred stock, the number of shares in that series, or the rights, preferences and privileges of that series.

     We have 13,500,000 shares of authorized and undesignated preferred stock. Our board of directors may by resolution, without the approval or consent of any stockholders, establish one or more additional series from these undesignated preferred shares and fix the designation, powers, preferences and other rights or restrictions of each series.

DIVIDENDS AND RELATED RIGHTS

     The holders of CheckFree Class A preferred stock shall be entitled to receive dividends four times a year. If dividends on the Class A preferred stock are not paid or declared in an amount equal to six quarterly dividends, the Class A preferred stockholders shall have the right, voting as a class, to elect one special director to our board of directors. The special voting for directors by the Class A preferred stockholders shall continue until all dividends in default shall be paid.

                                    EXPERTS

     The consolidated financial statements of CheckFree and TransPoint included in this information statement/ prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports appearing in this information statement/prospectus, and are included in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

     The consolidated financial statements of BlueGill included in this information statement/prospectus have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their report with respect thereto, and are included in this information statement/prospectus in reliance upon the authority of said firm as experts in accounting and auditing in giving said report.

                                 LEGAL MATTERS

     We have engaged Porter, Wright, Morris & Arthur LLP to assist us with legal matters concerning the merger. Partners of Porter, Wright, Morris & Arthur LLP who participated in the preparation of this information statement/prospectus beneficially own an aggregate of 26,507 shares of our common stock consisting of a combination of stock and options exercisable within 60 days after the date of this information statement/prospectus

                  CHECKFREE HOLDINGS COMPANY AND SUBSIDIARIES

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

Audited Consolidated Financial Statements
  Independent Auditors' Report..............................   F-2
  Consolidated Balance Sheets...............................   F-3
  Consolidated Statements of Operations.....................   F-4
  Consolidated Statements of Stockholders' Equity...........   F-5
  Consolidated Statements of Cash Flows.....................   F-6
  Notes to Consolidated Financial Statements................   F-7
Unaudited Consolidated Financial Statements
  Unaudited Condensed Consolidated Balance Sheets...........  F-30
  Unaudited Condensed Consolidated Statements of
     Operations.............................................  F-31
  Unaudited Condensed Consolidated Statements of Cash
     Flows..................................................  F-32
  Notes to Interim Condensed Consolidated Unaudited
     Financial Statements...................................  F-33

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of CheckFree Holdings Corporation and Subsidiaries:

     We have audited the accompanying consolidated balance sheets of CheckFree Holdings Corporation (the "Company") and its subsidiaries as of June 30, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity and cash flows for the years ended June 30, 1997, 1998 and 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company and its subsidiaries at June 30, 1998 and 1999, and the results of their operations and their cash flows for the years ended June 30, 1997, 1998 and 1999 in conformity with generally accepted accounting principles.

                                                /s/ DELOITTE & TOUCHE LLP
                                          --------------------------------------
                                                  Deloitte & Touche LLP

Atlanta, Georgia
August 9, 1999

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                             JUNE 30, 1998 AND 1999

                                                                1998         1999
                                                              ---------    ---------
                                                                  (IN THOUSANDS,
                                                                EXCEPT SHARE DATA)
                                       ASSETS
Current assets:
  Cash and cash equivalents.................................  $  36,535    $  12,446
  Investments...............................................     24,533       10,266
  Accounts receivable, net..................................     32,960       45,660
  Assets held for sale......................................     15,881           --
  Note receivable...........................................     14,882           --
  Prepaid expenses and other assets.........................      4,678        7,800
  Deferred income taxes.....................................      7,231        6,513
                                                              ---------    ---------
          Total current assets..............................    136,700       82,685
Property and equipment, net.................................     50,920       69,823
Other assets:
  Capitalized software, net.................................     11,387       20,059
  Goodwill, net.............................................     25,138       32,280
  Other intangible assets, net..............................      5,336       13,595
  Investments...............................................      1,006        1,875
  Deferred income taxes.....................................     12,889       21,920
  Other noncurrent assets...................................      6,736       10,524
                                                              ---------    ---------
          Total other assets................................     62,492      100,253
                                                              ---------    ---------
                                                              $ 250,112    $ 252,761
                                                              =========    =========
                        LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................  $   8,536    $   9,634
  Accrued liabilities.......................................     25,160       26,971
  Current portion of long-term obligations..................      1,180        1,640
  Deferred revenue..........................................     19,710       20,195
  Income taxes payable......................................      3,876           --
                                                              ---------    ---------
          Total current liabilities.........................     58,462       58,440
Accrued rent and other......................................      1,329        3,536
Obligations under capital leases -- less current portion....      6,467        3,882
Commitments (Note 21)
Stockholders' equity:
  Preferred stock -- 15,000,000 authorized shares, $.01 par
     value; no amounts issued or outstanding................         --           --
  Common stock -- 150,000,000 authorized shares, $.01 par
     value; issued 56,364,839 and 57,305,659 shares,
     respectively; outstanding 56,364,839 and 51,756,278
     shares, respectively...................................        564          518
  Additional paid-in-capital................................    492,109      480,385
  Less:
     Treasury stock -- at cost; 963,295 shares, no shares,
      respectively..........................................     (4,362)          --
     Accumulated deficit....................................   (304,457)    (294,000)
                                                              ---------    ---------
          Total stockholders' equity........................    183,854      186,903
                                                              ---------    ---------
                                                              $ 250,112    $ 252,761
                                                              =========    =========

                See notes to consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                 YEAR ENDED JUNE 30,
                                                      -----------------------------------------
                                                         1997           1998           1999
                                                      -----------    -----------    -----------
                                                          (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues:
  Processing and servicing..........................  $    94,528    $   159,255    $   201,059
  Merchant discount.................................        9,994             --             --
  License fees......................................       33,088         28,952         15,975
  Maintenance fees..................................       22,567         25,848         17,746
  Other.............................................       16,268         19,809         15,351
                                                      -----------    -----------    -----------
          Total revenues............................      176,445        233,864        250,131
Expenses:
  Cost of processing, servicing and support.........      102,721        129,924        146,704
  Research and development..........................       32,869         36,265         21,085
  Sales and marketing...............................       32,670         28,839         32,354
  General and administrative........................       18,707         20,677         31,466
  Depreciation and amortization.....................       24,919         24,999         24,630
  In-process research and development...............      140,000            719          2,201
  Charge for stock warrants.........................           --         32,827             --
  Exclusivity amortization..........................        5,958          2,963             --
                                                      -----------    -----------    -----------
          Total expenses............................      357,844        277,213        258,440
  Net gain on dispositions of assets................        6,250         36,173          4,576
                                                      -----------    -----------    -----------
Loss from operations................................     (175,149)        (7,176)        (3,733)
Other:
  Interest income...................................        2,153          3,464          2,799
  Interest expense..................................         (834)          (632)          (618)
                                                      -----------    -----------    -----------
Loss before income taxes............................     (173,830)        (4,344)        (1,552)
Income tax benefit..................................      (12,017)          (641)       (12,009)
                                                      -----------    -----------    -----------
Net income (loss)...................................  $  (161,813)   $    (3,703)   $    10,457
                                                      ===========    ===========    ===========
Basic earnings (loss) per share:
  Net income (loss) per common share................  $     (3.44)   $     (0.07)   $      0.20
                                                      ===========    ===========    ===========
  Equivalent number of shares.......................   46,988,225     55,086,742     52,444,375
                                                      ===========    ===========    ===========
Diluted earnings (loss) per share:
  Net income (loss) per common share................  $     (3.44)   $     (0.07)   $      0.18
                                                      ===========    ===========    ===========
  Equivalent number of shares.......................   46,988,225     55,086,742     56,529,165
                                                      ===========    ===========    ===========

                See notes to consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                                NUMBER OF     COMMON   ADDITIONAL     NUMBER OF      TREASURY                     TOTAL
                                SHARES OF     STOCK     PAID-IN       SHARES OF       STOCK     ACCUMULATED   STOCKHOLDERS'
                               COMMON STOCK   AT PAR    CAPITAL     TREASURY STOCK   AT COST      DEFICIT        EQUITY
                               ------------   ------   ----------   --------------   --------   -----------   -------------
                                                            (IN THOUSANDS, EXCEPT SHARE DATA)
Balance -- June 30, 1996.....   42,274,800     $423     $276,822        (757,536)    $   (629)   $(138,941)     $ 137,675
  Net loss...................           --       --           --              --           --     (161,813)      (161,813)
  Stock options exercised....      636,309        6          591              --           --           --            597
  Tax benefit associated with
    exercise of stock
    options..................           --       --          887              --           --           --            887
  Issuance of common stock
    and stock options
    pursuant to
    acquisitions.............   12,635,212      126      176,550              --           --           --        176,676
  Treasury stock acquired....           --       --           --        (284,016)      (5,378)          --         (5,378)
                                ----------     ----     --------      ----------     --------    ---------      ---------
Balance -- June 30, 1997.....   55,546,321      555      454,850      (1,041,552)      (6,007)    (300,754)       148,644
  Net loss...................           --       --           --              --           --       (3,703)        (3,703)
  Stock options exercised....      708,661        8        2,204              --          (47)          --          2,165
  Employee stock purchases...      109,857        1        1,572              --           --           --          1,573
  401(k) match...............           --       --           --          78,257        1,692           --          1,692
  Warrants issued............           --       --       32,827              --           --           --         32,827
  Tax benefit associated with
    exercise of stock
    options..................           --       --          656              --           --           --            656
                                ----------     ----     --------      ----------     --------    ---------      ---------
Balance -- June 30, 1998.....   56,364,839      564      492,109        (963,295)      (4,362)    (304,457)       183,854
  Net income.................           --       --           --              --           --       10,457         10,457
  Stock options exercised....      354,758        3        1,605              --           --           --          1,608
  Employee stock purchases...       48,748        1          968          48,631        1,070           --          2,039
  401(k) match...............           --       --           --          74,981          963           --            963
  Treasury stock acquired....           --       --           --      (4,709,698)     (31,336)          --        (31,336)
  Treasury stock retired.....   (5,549,381)     (55)     (33,610)      5,549,381       33,665           --             --
  Issuance of common stock
    pursuant to
    acquisition..............      537,314        5       17,995              --           --           --         18,000
  Tax benefit associated with
    exercise of stock
    options..................           --       --        1,318              --           --           --          1,318
                                ----------     ----     --------      ----------     --------    ---------      ---------
Balance -- June 30, 1999.....   51,756,278     $518     $480,385              --     $     --    $(294,000)     $ 186,903
                                ==========     ====     ========      ==========     ========    =========      =========

                See notes to consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                    YEAR ENDED JUNE 30,
                                                              -------------------------------
                                                                1997        1998       1999
                                                              ---------   --------   --------
                                                                      (IN THOUSANDS)
Operating Activities:
  Net income (loss).........................................  $(161,813)  $ (3,703)  $ 10,457
  Adjustments to reconcile net income (loss) to net cash
    provided by (used in) operating activities:
    Write off of in-process research and development........    140,000        719      2,201
    Write off of capitalized software.......................      3,619         --         --
    Issuance of warrants....................................         --     32,827         --
    Exclusivity amortization................................      4,938      2,963         --
    Depreciation and amortization...........................     24,919     24,999     24,630
    Deferred income tax provision...........................    (13,101)    (5,499)       854
    Net gain on dispositions of assets......................     (6,250)   (36,173)    (4,576)
    Purchases of investments -- Trading.....................         --    (28,799)   (10,416)
    Proceeds from maturities and sales of investments,
       net -- Trading.......................................         --      4,267     24,683
    Change in certain assets and liabilities (net of
       acquisitions and dispositions):
       Accounts receivable..................................    (10,952)    (5,095)    (6,976)
       Prepaid expenses and other...........................     (2,976)    (1,834)     1,434
       Accounts payable.....................................      1,249      1,492        988
       Accrued liabilities..................................      4,203       (568)    (2,194)
       Deferred revenue.....................................      7,509        239      1,739
       Income tax accounts..................................        183      2,492    (17,253)
                                                              ---------   --------   --------
         Net cash provided by (used in) operating
           activities.......................................     (8,472)   (11,673)    25,571
Investing Activities:
  Purchase of property and software.........................     (9,114)   (27,939)   (40,444)
  Proceeds from sale of assets..............................     29,488     54,990     18,435
  Purchase of note receivable...............................         --    (14,882)        --
  Proceeds from repayment of note receivable................         --         --     14,882
  Proceeds from purchase price adjustment...................         --      8,889         --
  Capitalization of software development costs..............         --       (731)    (8,031)
  Purchase of business, net of cash acquired................    (11,363)   (11,000)      (190)
  Purchases of investments -- held to maturity..............     (3,000)    (1,006)    (1,875)
  Proceeds from maturities and sales of investments -- held
    to maturity.............................................         --         --      1,006
  Purchases of investments -- available for sale............         --    (19,311)        --
  Proceeds from maturities and sales of
    investments -- available for sale.......................     19,542     23,757         --
                                                              ---------   --------   --------
         Net cash provided by (used in) investing
           activities.......................................     25,553     12,767    (16,217)
Financing Activities:
  Repayment of notes payable and other debt
    extinguishment..........................................        (69)    (1,144)        --
  Principal payments under capital lease obligations........     (1,082)      (931)    (3,327)
  Escrow deposit associated with capital lease obligation...         --         --     (3,637)
  Proceeds from stock options exercised, including related
    tax benefits............................................        597      2,165      2,926
  Proceeds from employee stock purchase plan................         --      1,573      1,931
  Proceeds from employee 401(k) plan........................         --      1,692         --
  Purchase of treasury stock................................     (5,378)        --    (31,336)
  Payments on stockholder notes.............................        (50)        --         --
                                                              ---------   --------   --------
         Net cash provided by (used in) financing
           activities.......................................     (5,982)     3,355    (33,443)
                                                              ---------   --------   --------
Net increase (decrease) in cash and cash equivalents........     11,099      4,449    (24,089)
Cash and cash equivalents:
  Beginning of period.......................................     20,987     32,086     36,535
                                                              ---------   --------   --------
  End of period.............................................  $  32,086   $ 36,535   $ 12,446
                                                              =========   ========   ========

                See notes to consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
           AS OF AND FOR THE YEARS ENDED JUNE 30, 1997, 1998 AND 1999

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Organization -- CheckFree Holdings Corporation (the "Company") is the parent company of CheckFree Corporation ("CFC"), the principal operating company of the business. CFC was organized in 1981 and is a leading provider of transaction processing services, software and related products to financial institutions and businesses and their customers throughout the United States. See Note 19 for a description of the Company's business segments. Following a number of acquisitions and divestitures, CFC reorganized its corporate structure on December 22, 1997. In connection with the reorganization, holders of common stock ("Common Stock") of CFC became holders of an identical number of shares of Common Stock of the Company. The restructuring was effected by a merger conducted pursuant to Section 251(g) of the Delaware General Corporation Law, which provides for the formation of a holding company structure without a vote of the stockholders of the Company.

     Principles of Consolidation -- The accompanying consolidated financial statements include the results of operations of the Company, its wholly-owned subsidiaries, and CheckFree Management Corporation, of which the Company is the majority owner. All significant intercompany transactions have been eliminated.

     The accompanying consolidated financial statements have been prepared in accordance with generally accepted accounting principles ("GAAP"). The preparation of financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Processing Agreements -- The Company has agreements with transaction processors to provide origination and settlement services for the Company. Under the agreements, the Company must fund service fees and returned transactions when presented. These agreements expire at various dates.

     Transaction Processing -- In connection with the timing of the Company's financial transaction processing, the Company is exposed to credit risk in the event of nonperformance by other parties, such as returns and chargebacks. The Company utilizes credit analysis and other controls to manage its credit risk exposure. The Company also maintains a reserve for future returns and chargebacks.

     Cash and Cash Equivalents -- The Company considers all highly liquid debt instruments (primarily United States government agency obligations and commercial paper) purchased with maturities of three months or less to be cash equivalents. Substantially all cash and cash equivalents are on deposit with six financial institutions.

     Investments -- The Company's investments consist primarily of United States government, government agency or state obligations. The Company classifies these investments as available-for-sale, trading or held-to-maturity securities in accordance with Statement of Financial Accounting Standards ("SFAS") 115, "Accounting for Certain Investments in Debt and Equity Securities." Investments classified as available-for-sale are carried at fair value, with unrealized holding gains and losses reported as a separate component of stockholders' equity. Trading securities are carried at market value and unrealized holding gains and losses are included in income. Held-to-maturity securities are carried at amortized cost.

     Property and Equipment -- Property and equipment are stated at cost. Property and equipment are depreciated using the straight-line method over the estimated useful lives as follows: land improvements, building and building improvements, 15 to 30 years; computer equipment, software, and furniture, 3 to 7 years. Equipment under capital leases are amortized using the straight-line method over the lesser of their estimated useful lives or the terms of the leases. Leasehold improvements are amortized over the lesser of the estimated useful lives or remaining lease periods.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

     Capitalized Software Costs -- Software development costs incurred prior to the establishment of technological feasibility are expensed as incurred. Software development costs incurred after the technological feasibility of the subject software product has been established are capitalized in accordance with SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." Capitalized software development costs are amortized on a product-by-product basis using either the estimated economic life of the product on a straight-line method over three to five years, or the ratio of current year gross product revenue to current and anticipated future gross product revenue, whichever is greater. Unamortized software development costs in excess of estimated future net revenues from a particular product are written down to estimated net realizable value.

     Amortization of software costs totaled $7,687,000, $5,198,000 and $2,567,000, for the years ended June 30, 1997, 1998 and 1999, respectively.

     Intangible Assets -- The costs of identified intangible assets are generally amortized on a straight-line basis over periods from 8 months to 15 years. Goodwill is amortized on a straight-line basis over 10 to 15 years. The company periodically reviews goodwill to evaluate whether changes have occurred that would suggest that goodwill may be impaired based on the estimated undiscounted cash flows of the assets to which goodwill relates over the remaining amortization period. If this review indicates that the remaining useful life of goodwill requires revision or that the goodwill is not recoverable, the carrying amount of the goodwill is reduced by the estimated shortfall of cash flows on a discounted basis. Other intangible assets are also evaluated periodically for impairment using undiscounted cash flows over the remaining useful life of the respective asset. If this review indicates that the remaining useful life of the respective intangible asset requires revision, the carrying amount of the asset is reduced by the estimated shortfall of cash flows on a discounted basis.

     Capital Stock -- The Company is authorized to issue up to 150,000,000 shares of $.01 par value Common Stock. In addition, the Company is authorized to issue up to 15,000,000 shares of $.01 par value preferred stock in one or more series and to establish such relative voting, dividend, redemption, liquidation, conversion and other powers, preferences, rights, qualifications, limitations and restrictions as the Board of Directors may determine without further stockholder approval. No preferred shares have been issued.

     Basic and Diluted Earnings (Loss) Per Share -- The Company reports Basic and Diluted Earnings (Loss) Per Share in accordance with the provisions of SFAS 128 "Earnings Per Share." Basic earnings (loss) per common share is determined by dividing income (loss) available to common stockholders by the weighted average number of common shares outstanding. Diluted per-common-share amounts assume the issuance of common stock for all potentially dilutive equivalent shares outstanding.

     Impairment of Long-Lived Assets -- In accordance with SFAS 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," the Company periodically assesses the likelihood of recovering the cost of long-lived assets based on its expectations of future profitability and undiscounted cash flows of the related business operations. If such assets are considered to be impaired, the carrying amount is reduced by the estimated shortfall of cash flows on a discounted basis. During 1998, in conjunction with the Company's platform integration efforts referred to as project Genesis, the Company consolidated three processing centers from Chicago, Illinois, Austin, Texas, and Columbus, Ohio, into one processing center located in Norcross, Georgia. As a result of this consolidation and a physical inventory of fixed assets at the related business units, all identified assets which were determined to have no alternative use or value were written off. Of the total write-off of $4.0 million, $3.0 million was recorded in the quarter ended September 30, 1997 and the remaining $1.0 million in the quarter ended June 30, 1998.

     Comprehensive Income -- On July 1, 1998, the Company adopted SFAS 130, "Reporting Comprehensive Income." The Statement requires disclosure of total non-shareowner changes in equity and its components. Total non-shareowner changes in equity includes all changes in equity during a period except those resulting

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           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

from investments by and distributions to shareowners. The only component of other comprehensive income applicable to the Company would be unrealized holding gains or losses on the Company's available-for-sale securities. There were no available-for-sale securities held during the year ended June 30, 1999 and the carrying value of available-for-sale securities held during the years ended June 30, 1998 and 1997 approximated market value. As a result, there were no reported unrealized gains or losses on available-for-sale securities during the years ending June 30, 1997, 1998 and 1999.

     Business Segments -- On July 1, 1998, the Company adopted SFAS 131, "Disclosures about Segments of an Enterprise and Related Information." The Statement defines how operating segments are determined and requires disclosure of certain financial and descriptive information about a company's operating segments. The adoption of SFAS 131 did not have a material impact on the Company's financial statement disclosures.

     Recent Accounting Pronouncements -- In March 1998, the Accounting Standards Executive Committee ("AcSEC") issued Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use," which is effective for fiscal years beginning after December 15, 1998. The Statement distinguishes accounting for the costs of computer software developed or obtained for internal use from guidance under SFAS 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The adoption of SOP 98-1 is not expected to have a material impact on the Company's software capitalization policies or financial statement disclosures.

     In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133 will be effective for the Company's first quarter of fiscal 2001. The Company is in the process of evaluating the effects of this new statement.

     Reclassifications -- Certain amounts in the prior years' financial statements have been reclassified to conform to the 1999 presentation.

REVENUE RECOGNITION

- Processing and Servicing -- Processing and servicing revenues include revenues from transaction processing, electronic funds transfer and monthly service fees on consumer funds transfer services. The Company recognizes revenue when the services are performed.

  As part of processing certain types of transactions, the Company earns interest from the time money is collected from its customers until the time payment is made to the applicable merchants. These revenues, which are generated from trust account balances not included on the Company's balance sheet, are included in processing and servicing and totaled $3,228,000, $9,676,000 and $11,846,000, for the years ended June 30, 1997, 1998 and 1999, respectively.

- Merchant Discount -- Merchant discount revenues are recognized when the services are performed. Interchange fees incurred in the settlement of merchant credit card transactions are included in processing and servicing expenses.

- License Fees -- On July 1, 1998, the Company adopted SOP 97-2, "Software Revenue Recognition." The Statement provides guidance for recognizing revenue on software transactions and supersedes SOP 91-1, "Software Revenue Recognition." In accordance with the provisions of SOP 97-2, the Company recognizes revenue from software license agreements when there is persuasive evidence that an arrangement exists, the fee is fixed and determinable, collectibility is probable and the software has been shipped, provided that no significant obligation remains under the contract.

- Maintenance Fees -- Maintenance fee revenue is recognized ratably over the term of the related contractual support period, generally 12 months.

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           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

- Other -- Other revenue consists primarily of consulting and training services. Consulting revenue is recognized principally on a percentage-of-completion basis and training revenue is recognized upon delivery of the related service.

     Estimated losses, if any, on contracts are provided for when probable. Estimated loss provisions are based on excess costs over the revenues earned from the contract. Credit losses, if any, are contemplated in the establishment of our allowance for doubtful accounts.

EXPENSE CLASSIFICATION

- Processing, Servicing and Support -- Processing, servicing and support costs consist primarily of data processing costs, customer care and technical support, and third party transaction fees, which consist primarily of ACH transaction fees.

- Research and Development -- Research and development expenses consist primarily of salaries and consulting fees paid to software engineers and business development personnel, and are reported net of applicable capitalized development costs.

- Sales and Marketing -- Sales and marketing expenses consist primarily of salaries and commissions of sales employees, public relations and advertising costs, customer acquisition fees and royalties paid to distribution partners.

- General and Administrative -- General and administrative expenses consist primarily of salaries for administrative, executive, finance, and human resource employees.

- Depreciation and Amortization -- Depreciation and amortization on capitalized assets is recorded on a straight-line basis over the appropriate useful lives.

- In-process Research and Development -- In-process research and development consists of charges resulting from acquisitions whereby the purchase price allocated to in-process software development was based on the determination that in-process research and development had no alternative future use after taking into consideration the potential for usage of the software in different products, resale of the software, or other internal use.

- Charge for Stock Warrants -- Charge for stock warrants consists of noncash charges for vested warrants issued to third parties under agreements whereby issued warrants vest upon achievement of certain strategic objectives.

- Exclusivity Amortization -- Exclusivity amortization consists of the amortization of an intangible asset established in conjunction with a marketing agreement with a strategic partner whereby the Company retains certain exclusive rights to bill payment processing through the partner's financial management software over a specific period of time.

2. ACQUISITIONS AND DISPOSITIONS

     On March 8, 1999, the Company acquired Mobius Group, Inc. ("Mobius Group") for a total of $19.1 million, consisting of 537,314 shares of common stock valued at $18 million, $0.2 million of acquisition costs, and $0.9 million of assumed debt. The acquisition was treated as a purchase for accounting purposes,

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           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

and, accordingly, the assets and liabilities were recorded based on their fair values at the date of the acquisition. The values ascribed to acquired intangible assets and their respective useful lives are as follows:

                                                             INTANGIBLE ASSET    USEFUL LIFE
                                                             ----------------    -----------
                                                              (IN THOUSANDS)
Goodwill...................................................      $10,392             15
Customer base..............................................        4,429             15
Tradenames.................................................        3,709             10
Existing product technology................................        1,864              5
Workforce..................................................          940              5

     Amortization of intangible assets is on a straight line basis over the assets' respective useful life. Mobius Group's operations are included in the consolidated statements of operations from the date of acquisition.

     At the acquisition date, Mobius Group had four products under development that had not demonstrated technological or commercial feasibility. These products included M-Plan Retirement & Estate Planning Modules, M-Plan Cash Flow, Tax and Education Planning Modules, a new version of M-Search and a new version of M-Vest. The in-process technology has no alternative use in the event that the proposed products do not prove to be feasible. These development efforts fall within the definition of In-Process Research and Development ("IPR&D") contained in SFAS 2.

     M-Plan Integrated Financial Planning System -- M-Plan will be a Windows based integrated financial planning system for retirement and estate planning, cash flow, tax and educational planning and capital needs analysis. It will produce over 100 reports for retirement, new investments, estate planning, and other analysis, as well as provide historical returns and standard deviations for various asset allocations integrated with extensive modeling to provide detailed and usable analysis. M-Plan's wizards will give users the ability to produce and to analyze alternative scenarios quickly. M-Plan will consist of five main disciplines: Retirement and Estate Planning, Cash Flow, Tax and Education modules. M-Plan Retirement and Estate Planning are the core disciplines; a user must own one of these two in order to add future disciplines.

     - M-Plan Retirement & Estate Planning Modules. Significant development is required to convert trust and gift tax calculations from formulas to C++ programming language. Additionally, work must be performed to create necessary database fields to capture a variety of user scenario analyses. These modules will be used by sophisticated financial planners that will be expected to produce reports for a variety of individuals with specific circumstances and therefore, calculations must produce results under all possible scenarios. In addition, there are over 100 reports to be programmed and customized into usable and readable format and Mobius Group does not currently have the ability to insert data into all of the reports. Finally, developed technology is not in a modular format and, as M-Plan will be sold in modules, additional work must be performed to divide code into modules.

     - Cash Flow, Tax and Education Planning Modules. Reports for the Cash Flow Planning module have not yet been developed. Mobius Group had not yet determined how it would integrate tax tables into its tax calculations, as only tax rate calculations are currently available in the Tax Planning module and significant work remains to complete reports and database fields. There has been no significant data gathering for the Education Planning module and therefore the code had not yet been written for the calculations, the database fields and the reports.

     The technology utilized in the M-Plan is based entirely on new technology. Although the Company has been selling another comprehensive financial planning program, it operated on a DOS platform and the new programs are being developed in C++ for Windows.

     M-Search Revision -- M-Search is Mobius Group's Investment Manager Database System, containing comprehensive qualitative and quantitative data on over 1,300 investment management firms and 5,000

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                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

composites. In-process development is designed to allow the user to customize reports based on selection criteria, which the current version does not offer. This effort requires a rewrite of a significant portion of the source code. Based on software engineers' estimates of the percentage of reuse of developed technology within particular components of the product, 25% of its value is attributable to core technology.

     M-Vest Revision -- M-Vest is Mobius Group's 16-bit asset allocation system that is under development to port the entire program over to 32-bit. This development effort requires significant changes to the user interface, a revision of most of the reports and changes to core algorithms. Management estimates that it would have taken six man months to recreate the code from the beginning and the entire porting would take 12 man months and as a result, 30% of its value is attributable to core technology.

     The following table presents information regarding the status of various in-process research and development projects acquired in connection with the Mobius Group acquisition:

                                  ESTIMATED STAGE       EXPECTED       EXPECTED COST
                                   OF COMPLETION        RELEASE         TO COMPLETE        VALUATION
                                  ---------------    --------------    --------------    --------------
                                                                       (IN THOUSANDS)    (IN THOUSANDS)
M-Plan:
  Retirement and Estate Planning
     Module.....................        92%                May 1999         $ 49             $  693
  Cash Flow, Tax and Education
     Module.....................        64%           December 1999          208                183
M-Search Revision...............        56%          September 1999          176              1,218
M-Vest Revision.................        20%          September 1999          220                107
                                                                            ----             ------
          Total.................                                            $653             $2,201
                                                                            ====             ======

     The method used to allocate the purchase consideration to IPR&D was the modified income approach. Under the income approach, fair value reflects the present value of the projected free cash flows that will be generated by the IPR&D projects and that is attributable to the acquired technology, if successfully completed. The modified income approach takes the income approach, modified to include the following factors:

     - Analysis of the stage of completion of each project;

     - Exclusion of value related to research and development yet-to-be completed as part of the on-going IPR&D projects; and

     - The contribution of existing products/technologies.

     The projected revenues used in the income approach are based upon the incremental revenues associated with a portion of the project related to Mobius Group's technology likely to be generated upon completion of the project and the beginning of commercial sales, as estimated by the Company's management. The projections assume that the product will be successful and the products' development and commercialization are as set forth by management. The discount rate used in this analysis is an after-tax rate of 20%.

     Certain risks and uncertainties are associated with the completion of the development with a reasonable projected period of time. These risks include:

     - The Retirement and Estate Planning module has been sent to a development partner for testing and identification of errors. Due to the nature of the product and the necessity that all calculations work correctly in order for the product to be commercially viable and to function as designed, this testing is considered a significant part of the development effort.

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                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     - The cash flow module reports have not been developed. As the reports are the only output seen by the end user, this represents a major development effort.

     - The Company has not yet determined how it will integrate tax tables into its tax calculation in the tax module. Significant work remains to complete reports and database fields.

     - For the education module, significant data gathering had not occurred and, therefore, the code had not yet been written for the calculations, the database fields, and the reports.

     - Significant risks still exist related to the completion and reintegration of the M-Plan Modules (Retirement and Estate Planning and Cash Flow, Tax, and Education Modules). For example, a user who borrows for education purposes from his retirement fund should see his retirement decrease (in the Retirement Module) and education investment increase (in the Education Module).

     - The M-Plan Modules are based entirely on new technology, since they are written in C++ for a windows platform and utilize no existing technology.

     - M-Vest is Mobius Group's current asset allocation system. There is an on-going development program to migrate this program to run on 32-bit hardware. This effort requires significant changes to interfaces, to reports and some core algorithms.

     - Each of the acquired IPR&D projects have not demonstrated their technological or commercial feasibility as of the valuation date. Significant risks exist because of uncertainties the Company may face in the form of time and costs necessary to produce technologically feasible products.

     - If the proposed products fail to become viable, there is uncertainty that the Company would be able to realize any value from the sale of the technology to another party.

     On October 3, 1997, the Company acquired certain assets of Advanced Mortgage Technologies, Inc. ("AMTI") for cash of $1.0 million. The acquisition was treated as a purchase for accounting purposes, and accordingly, the assets and liabilities were recorded based on their fair values at the date of the acquisition. Of the total purchase price, $0.2 million was allocated to goodwill and $0.1 million to other identifiable intangible assets. Additionally, $0.7 million was allocated to in-process research and development, which was charged to operations at the time of the acquisition.

     On January 27, 1997, the Company acquired Intuit Services Corporation ("ISC") for a total of $199.0 million, including 12.6 million shares of common stock valued at $177.2 million, the present value of cash payments due to Intuit Inc. under the Services and License Agreement of $19.6 million and acquisition costs of $2.2 million. The acquisition was treated as a purchase for accounting purposes, and, accordingly, the assets and liabilities were recorded based on their fair values at the date of the acquisition. Of the total purchase price, $28.9 million was allocated to goodwill. In addition, $140.0 million was allocated to in-process research and development, which was charged to operations at the time of the acquisition. $7.9 million was allocated to an exclusivity agreement with Intuit, Inc. and was amortized on a straight-line basis over the contractual life of eight months. A further $3.5 million was allocated to other identifiable intangible assets and $20.3 million allocated to tangible assets. ISC's operations are included in the consolidated results of operations from the date of the acquisition.

     Consistent with the Company's policy for internally developed software, the Company determined the amounts to be allocated to in-process research and development based on whether technological feasibility had been achieved and whether there was any alternative future use for the technology. As of the date of the acquisitions, the Company concluded that the in-process research and development had no alternative future use after taking into consideration the potential for usage of the software in different products, resale of the software and internal usage.

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                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     The unaudited pro forma results of operations of the Company for the years ended June 30, 1998 and 1999, assuming the acquisitions occurred at the beginning of each period are as follows (in thousands, except per share data):

                                                              YEAR ENDED JUNE 30,
                                                              --------------------
                                                                1998        1999
                                                              --------    --------
Total revenues..............................................  $239,701    $255,427
Net income (loss)...........................................  $ (3,417)   $ 13,462
Basic earnings per share:
  Net income (loss) per common share........................  $  (0.06)   $   0.25
                                                              ========    ========
  Equivalent number of shares...............................    55,624      52,815
                                                              ========    ========
Diluted earnings per share:
  Net income (loss) per common share........................  $  (0.06)   $   0.24
                                                              ========    ========
  Equivalent number of shares...............................    55,624      56,900
                                                              ========    ========

     This information is presented to facilitate meaningful comparisons to on-going operations and to other companies. The unaudited pro forma amounts above do not include a charge for in-process research and development of $2.2 million arising from the Mobius acquisition in 1999. Previous operations of AMTI were insignificant and therefore, require no pro forma considerations. The unaudited pro forma information is not necessarily indicative of the actual results of operations had the transactions occurred at the beginning of the periods presented, nor should it be used to project the Company's results of operations for any future periods.

     On October 1, 1998, the Company sold certain software and other assets related to its imaging line of business for $0.8 million consisting of a note receivable of $0.5 million and future services of $0.3 million. Loss on the sale amounted to $2.9 million.

     On September 11, 1998, the Company sold certain software and other assets related to its mortgage line of business for $19.1 million, net of a working capital adjustment. As part of the sales agreement, the Company retained responsibility for certain customer obligations and agreed to subcontract with the acquiring company to perform consulting services at retail hourly rates for these retained obligations. The Company received cash of $15 million, net of $4.0 million of prepaid subcontract services due the acquiring company. Net gain on the sale amounted to $6.4 million.

     On July 6, 1998, the Company divested itself of certain software related to its leasing line of business. The Company paid the acquiring party $639,000 in cash and agreed to five additional quarterly installments of $60,000 each. Additionally, in conjunction with this transaction, the Company agreed to pay $3.0 million to a customer to relieve the Company and acquiring party of further obligations relating to a product related consulting agreement. The loss of $4.7 million was recorded in the fourth quarter of the year ended June 30, 1998.

     On April 20, 1998, the Company sold certain software and related assets of its wire transfer and cash management businesses for cash of $18.25 million resulting in a net gain on the sale of $14.7 million.

     On March 24, 1998, the Company sold certain software and related assets of its item processing business for cash of $3.4 million resulting in a net gain on the sale of $3.2 million.

     On August 29, 1997, the Company sold certain software and related assets of its recovery management business for cash of $33.5 million resulting in a net gain on the sale of $28.2 million.

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                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

     On March 26, 1997, the Company sold certain assets and certain contracts and licensed certain proprietary software for processing automatic accounts receivable through credit cards or the Automated Clearing House resulting in a net gain on the sale of $6.3 million.

     The gain or loss on sale of assets described above is included in Net Gain on Dispositions of Assets in the Company's Consolidated Statements of Operations.

3. INVESTMENTS

     Investments consist of the following (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Held-to-Maturity-State Obligations..........................  $ 1,006    $    --
Held-to-Maturity-U.S. Government Agency Obligations.........       --      1,875
Trading.....................................................   24,533     10,266
                                                              -------    -------
          Total.............................................  $25,539    $12,141
                                                              =======    =======

     Held-to-Maturity -- The difference between the amortized cost and the aggregate fair value of held-to-maturity investments at June 30, 1998 and 1999 was insignificant. The held-to-maturity investment at June 30, 1998 was sold to provide funding for treasury stock purchases. The realized gain on the sale of this investment was insignificant.

     Trading -- Trading investments are classified as current assets and are recorded at fair value.

     Contractual maturities of debt securities classified as held-to-maturity at June 30, 1999 are as follows:

Due after one year through five years.......................    $1,875
                                                                ======

     Expected maturities may differ from contractual maturities because debt issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

4. ACCOUNTS RECEIVABLE

     Accounts receivable consist of the following (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Trade accounts receivable...................................  $22,739    $31,366
Unbilled trade accounts receivable..........................   10,654     16,334
Other receivables...........................................    3,037      2,390
                                                              -------    -------
          Total.............................................   36,430     50,090
Less allowance for doubtful accounts........................    3,470      4,430
                                                              -------    -------
          Accounts receivable, net..........................  $32,960    $45,660
                                                              =======    =======

     Trade accounts receivable represents amounts billed to customers. Unbilled trade accounts receivable result from extended payment terms on software license agreements or services agreements and are recorded at the time of contract execution. Unbilled amounts are billed on specified dates according to contractual terms or as services are provided. Other receivables are comprised primarily of amounts due from employees for travel and other advances. The allowance for doubtful accounts represents management's estimate of uncollectible accounts receivable.

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                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

5. ASSETS HELD FOR SALE

     In April 1998, the Company announced plans to divest several of its software businesses through the sale of software and related assets. Assets of the Company's mortgage, leasing, imaging, and safe box accounting businesses totaling $15.9 million at June 30, 1998, were comprised of trade, unbilled, and other accounts receivable (net of an allowance for doubtful accounts), property and equipment dedicated to the businesses, capitalized software, and other purchased intangible assets. Sales of all businesses, with the exception of safe box accounting, were completed during the year ended June 30, 1999. The Company decided not to divest the safe box accounting business and its assets are therefore included with the Company's other operating assets at June 30, 1999.

6. NOTE RECEIVABLE

     In May 1998, in anticipation of a tax-free exchange of property, the Company loaned $14.9 million to a third party to purchase a building on its behalf. Interest of 8% was earned monthly commencing in June 1998. In June 1999, the Company completed its tax-free exchange and the note was paid in full. At June 30, 1998, the estimated fair value of the note receivable approximated the carrying value based on currently available instruments with similar interests rates and remaining maturities.

7. INCOME TAXES

     The Company accounts for income taxes in accordance with SFAS 109, "Accounting for Income Taxes," which requires an asset and liability approach to financial accounting and reporting for income taxes. In accordance with SFAS 109, deferred income tax assets and liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income. Income tax expense (benefit) is the tax payable or refundable for the period plus or minus the change during the period in deferred tax assets and liabilities.

     The Company's income tax benefit consists of the following (in thousands):

                                                             YEAR ENDED JUNE 30,
                                                       -------------------------------
                                                         1997       1998        1999
                                                       --------    -------    --------
Current:
  Federal............................................  $     --    $ 3,795    $(10,555)
  State and local....................................     1,084      1,063      (2,308)
                                                       --------    -------    --------
          Total current..............................     1,084      4,858     (12,863)
Deferred federal and state...........................   (13,101)    (5,499)        854
                                                       --------    -------    --------
          Total income tax benefit...................  $(12,017)   $  (641)   $(12,009)
                                                       ========    =======    ========

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

     Income tax expense differs from the amounts computed by applying the U.S. federal statutory income tax rate of 35 percent to income before income taxes as a result of the following (in thousands):

                                                             YEAR ENDED JUNE 30,
                                                       -------------------------------
                                                         1997       1998        1999
                                                       --------    -------    --------
Computed "expected" tax benefit......................  $(60,844)   $(1,520)   $   (543)
Nondeductible in-process research and development of
  acquired businesses................................    49,000        252         770
Nondeductible intangible amortization................       839      1,189       1,137
State and local taxes, net of federal income tax
  benefits...........................................      (553)        21      (1,741)
Loss from medical benefits subsidiary................        --         --     (10,665)
Other, net...........................................      (459)      (583)       (967)
                                                       --------    -------    --------
          Total income tax benefit...................  $(12,017)   $  (641)   $(12,009)
                                                       ========    =======    ========

     The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at June 30, 1998 and 1999 are as follows (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Deferred tax assets:
  Federal and state net operating loss carryforwards........  $ 1,155    $12,739
  Federal and state tax credit carryforwards................       --      2,145
  Intangible assets.........................................    1,870         --
  Allowance for bad debts and returns.......................    1,699      1,996
  Accrued compensation and related items....................    1,731      2,028
  Stock warrants............................................   12,964     12,964
  Reserve accruals..........................................    3,212      3,410
                                                              -------    -------
          Total deferred tax assets.........................   22,631     35,282
Deferred tax liabilities:
  Capitalized software......................................   (1,926)    (2,246)
  Property and equipment....................................      (19)    (2,327)
  Deferred revenue..........................................       --       (128)
  Intangible assets.........................................       --     (1,354)
  Prepaid expenses..........................................     (566)      (794)
                                                              -------    -------
          Total deferred tax liabilities....................   (2,511)    (6,849)
                                                              -------    -------
          Net deferred tax asset............................  $20,120    $28,433
                                                              =======    =======

     At June 30, 1999, the Company has approximately $3,072,000 of state and $9,667,000 of Federal net operating loss carryforwards available, expiring in 2009 to 2013 and 2009 to 2019, respectively. Additionally, at June 30, 1999, the Company has approximately $306,000 of state and $1,839,000 of federal tax credit carryforwards available, expiring in 2008 to 2009 and 2009 to 2019, respectively. During the year ended June 30, 1999, the Company established a subsidiary to administer the Company's employee medical benefits program. The Company recognized a one-time combined federal and state tax benefit of $12.2 million arising from the creation of this subsidiary.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

8. PROPERTY AND EQUIPMENT

     The components of property and equipment are as follows (in thousands):

                                                                   JUNE 30,
                                                              -------------------
                                                               1998        1999
                                                              -------    --------
Land and land improvements..................................  $ 3,146    $  4,341
Building and building improvements..........................   16,692      31,226
Computer equipment and software licenses....................   55,526      72,138
Furniture and equipment.....................................    9,002      11,404
                                                              -------    --------
          Total.............................................   84,366     119,109
Less accumulated depreciation and amortization..............   33,446      49,286
                                                              -------    --------
          Property and equipment, net.......................  $50,920    $ 69,823
                                                              =======    ========

9. OTHER INTANGIBLE ASSETS

     The components of other intangible assets are as follows (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Workforce...................................................  $ 5,179    $ 6,171
Tradenames..................................................      815      4,568
Customer base...............................................    1,231      5,758
                                                              -------    -------
          Total.............................................    7,225     16,497
Less accumulated amortization...............................    1,889      2,902
                                                              -------    -------
          Other intangible assets, net......................  $ 5,336    $13,595
                                                              =======    =======

10. ACCRUED LIABILITIES

     The components of accrued liabilities are as follows (in thousands):

                                                                   JUNE 30,
                                                              ------------------
                                                               1998       1999
                                                              -------    -------
Salaries and related costs..................................  $ 9,374    $10,307
Liabilities associated with contract and other losses.......    5,655         --
Processing fees.............................................    2,335        908
Reserve for returns and chargebacks.........................    1,944      1,664
Other.......................................................    5,852     14,092
                                                              -------    -------
          Total.............................................  $25,160    $26,971
                                                              =======    =======

The liabilities associated with contract and other losses at June 30, 1998 is comprised of $4.7 million related to an estimated loss from the sale of the leasing business that occurred on July 7, 1998 (see Note 2, "Acquisitions and Dispositions") and $1.0 million for accrued contract losses and related costs which resulted from the decision to exit the Web Investor business.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

11. LINE OF CREDIT

     In May 1997, the Company obtained a working capital line-of-credit, which enables the Company to borrow up to $20 million, based on the collateral of eligible accounts receivable. The line expires in October 1999, and contains certain restrictive covenants, including defined quarterly operating results, minimum tangible net worth requirements, and the prohibition of dividend payments. No amounts were outstanding under the line at June 30, 1998 and 1999.

12. OBLIGATIONS UNDER CAPITAL LEASES

     During 1993, the Company entered into a 20-year lease with the Department of Development of the State of Ohio for land and an office building located in Columbus, Ohio. The Company had the option to purchase the land and building for $1 at the termination of the lease and thus, the Company recorded the transaction as a capital lease. In June 1999, the Company completed a tax-free exchange of property involving the land and building under this capital lease. In order to exercise its purchase option and complete the transaction, the Company paid $2.5 million of principal obligations under the lease, and placed an additional $3.6 million in escrow. The Company and the State of Ohio entered into an escrow agreement whereby the funds deposited will be used to make scheduled principal and interest payments through September 1, 2000, and retire the remaining principal obligation at that date. The net gain resulting from the sale of the property amounted to $1.1 million and is included in the Net Gain on Dispositions of Assets in the Company's Consolidated Statement of Operations. Amounts deposited with the escrow trustee and the related obligations are included in current and noncurrent assets and liabilities, based on the respective principal repayment dates, in the Company's June 30, 1999 Consolidated Balance Sheets.

     The Company also leases certain computer equipment, furniture and telephone equipment under capital leases. The Company is required to pay certain taxes, insurance and other expenses related to the leased property.

     The following is a summary of property under capital leases included in the accompanying balance sheets (in thousands):

                                                                  JUNE 30,
                                                              -----------------
                                                               1998       1999
                                                              -------    ------
Land and land improvements..................................  $ 3,146    $   --
Building and building improvements..........................    4,526        --
Computer equipment and software licenses....................    2,371     3,654
                                                              -------    ------
          Total.............................................   10,043     3,654
Less accumulated depreciation and amortization..............    2,017     2,266
                                                              -------    ------
          Property and equipment, net.......................  $ 8,026    $1,388
                                                              =======    ======

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

     Future minimum lease payments required by the capital leases and the net future minimum lease payments are as follows (in thousands):

FISCAL YEAR
ENDING JUNE 30,
---------------
  2000......................................................  $  944
  2001......................................................   3,253
  2002......................................................     390
  2003......................................................     373
  2004......................................................      62
  Thereafter................................................      --
                                                              ------
          Total future minimum lease payments...............   5,022
  Less amount representing interest.........................     182
                                                              ------
          Net future minimum lease payments.................  $4,840
                                                              ======

13. OPERATING LEASES

     The Company leases certain office space and equipment under operating leases. Certain leases contain renewal options and generally provide that the Company shall pay for insurance, taxes and maintenance. In addition, certain leases include rent escalations throughout the terms of the leases. Total expense under all operating lease agreements for the years ended June 30, 1997, 1998 and 1999, was $5,882,000, $5,800,000 and $8,492,000, respectively.

     Minimum future rental payments under these leases are as follows (in thousands):

FISCAL YEAR
ENDING JUNE 30,
---------------
  2000......................................................  $11,464
  2001......................................................   10,922
  2002......................................................    8,966
  2003......................................................    5,650
  2004......................................................    3,837
  Thereafter................................................   16,271
                                                              -------
          Net future minimum lease payments.................  $57,110
                                                              =======

14. EMPLOYEE BENEFIT PLANS

     Retirement Plan -- The Company has a defined contribution 401(k) retirement plan covering substantially all of its employees. Under the plan eligible employees may contribute a portion of their salary until retirement and the Company, at its discretion, may match a portion of the employee's contribution. Total expense under the plan amounted to $1,862,000, $859,000 and $1,218,000, for the years ended June 30, 1997, 1998 and 1999, respectively.

     Deferred Compensation Plan -- In January 1999, the Company established a deferred compensation plan (the "DCP") covering highly-compensated employees as defined by the DCP. Under the plan, eligible employees may contribute a portion of their salary on a pre-tax basis. The DCP is a non-qualified plan, therefore the associated liabilities are included in the Company's June 30, 1999 Consolidated Balance Sheet. In addition, the Company has established a rabbi trust to finance obligations under the DCP with corporate-owned life insurance policies on participants. The cash surrender value of such policies is also included in the

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

Company's June 30, 1999 Consolidated Balance Sheet. Total expense under the DCP for the period ended June 30, 1999 amounted to $40,000.

     Group Medical Plans -- The Company has a group medical self-insurance plan covering certain of its employees. The Company has employed an administrator to manage this plan. Under terms of this plan, both the Company and eligible employees are required to make contributions to this plan. The administrator reviews all claims filed and authorizes the payment of benefits. The Company has stop-loss insurance coverage on all individual claims exceeding $100,000. In addition, the Company offers medical insurance coverage under managed care health plans. Total expense for medical insurance coverage amounted to $3,458,000, $3,752,000 and $4,430,000, for the years ended June 30, 1997, 1998 and 1999, respectively. Under the self-insurance plan, the Company expenses amounts as claims are incurred and recognizes a liability for incurred but not reported claims. At June 30, 1998 and 1999, the Company accrued $308,000 and $315,000 respectively, as a liability for costs incurred but not paid under this plan.

     In December 1998, a subsidiary, CheckFree Management Corporation, was created to administer the Company's employee medical benefits program. The Company owns a controlling interest in the subsidiary, and therefore, the accompanying consolidated financial statements include the subsidiary's results of operations.

15. COMMON STOCK

     During 1995, the company adopted the 1995 Stock Option Plan (the "1995 Plan"). The 1995 Plan replaces in its entirety the 1993 Stock Option Plan (the "1993 Plan"). The options granted under the 1995 and 1993 Plans may be either incentive stock options or non-statutory stock options. The terms of the options granted under the 1995 and 1993 Plans are at the sole discretion of a committee of members of the Company's Board of Directors, not to exceed ten years. Generally, options vest at either 33% or 20% per year from the dated of grant. The 1995 Plan originally provided that the Company may grant options for not more than 5,000,000 shares of common stock to certain key employees, officers and directors. In November 1998, the 1995 Plan was amended by a vote of the Company's shareholders to extend the maximum option grants to not more than 8,000,000 shares. Options granted under the 1995 and 1993 Plans are exercisable according to the terms of each option, however, in the event of a change in control or merger as defined, the options shall become immediately exercisable. At June 30, 1999, 2,920,684 additional shares are available for grant in the aggregate for all Plans.

     Previously, the Company had adopted the 1983 Incentive Stock Option Plan and the 1983 Non-Statutory Stock Option Plan (collectively, the "1983 Plans"), which provided that the Board of Directors may grant options for shares of common stock to certain employees and directors. Under the terms of the 1983 Plans, options are exercisable over a period up to ten years from the grant date. In the event the Company is sold, options outstanding under the 1983 Plans must be repurchased at a price calculated as if the options had been fully exercised.

     All options granted under the 1983 Plans, the 1993 Plan and the 1995 Plan were granted at exercise prices not less than the fair market value of the underlying common stock at the date of grant. In the event that shares purchased through the exercise of incentive stock options are sold within one year of exercise, the Company is entitled to a tax deduction. The tax benefit of the deduction is not reflected in the consolidated statements of operations but is reflected as an increase in additional paid-in capital.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

     The following table summarizes stock option activity from July 1, 1996 to June 30, 1999:

                                                                  YEAR ENDED
                                      ------------------------------------------------------------------
                                         JUNE 30, 1997          JUNE 30, 1998          JUNE 30, 1999
                                      --------------------   --------------------   --------------------
                                                  WEIGHTED               WEIGHTED               WEIGHTED
                                                  AVERAGE                AVERAGE                AVERAGE
                                      NUMBER OF   EXERCISE   NUMBER OF   EXERCISE   NUMBER OF   EXERCISE
                                       SHARES      PRICE      SHARES      PRICE      SHARES      PRICE
                                      ---------   --------   ---------   --------   ---------   --------
Outstanding -- Beginning of
  period............................  2,908,218    $ 4.58    4,441,461    $ 9.59    4,365,562    $15.23
Granted.............................  2,282,056     14.32    1,377,334     25.60    1,575,057     36.40
Exercised...........................   (636,309)     1.01     (708,661)     3.17     (354,758)     4.56
Cancelled...........................   (112,504)    14.88     (744,572)    12.63     (389,261)    16.12
                                      ---------              ---------              ---------
Outstanding -- End of period........  4,441,461    $ 9.59    4,365,562    $15.23    5,196,600    $18.69
                                      =========    ======    =========    ======    =========    ======
Options exercisable at end of
  period............................  1,218,341    $ 1.17    1,352,516    $ 6.81    1,394,269    $ 9.00
                                      =========    ======    =========    ======    =========    ======
Weighted average per share fair
  value of options granted during
  the year..........................               $ 6.68                 $10.77                 $17.65
                                                   ======                 ======                 ======

     The following table summarizes information about options outstanding at June 30, 1999:

                                                       OPTIONS OUTSTANDING             OPTIONS EXERCISABLE
                                             ---------------------------------------   --------------------
                                                              WEIGHTED AVERAGE           WEIGHTED AVERAGE
                                                         ---------------------------   --------------------
                                                            REMAINING       EXERCISE               EXERCISE
RANGE OF EXERCISE PRICE                       NUMBER     CONTRACTUAL LIFE    PRICE      NUMBER      PRICE
-----------------------                      ---------   ----------------   --------   ---------   --------
 $0.85 - $10.00............................    764,769         4.4           $ 1.17      672,427    $ 1.03
$10.01 - $20.00............................  3,014,916         8.4            13.30      623,955     15.03
$20.01 - $30.00............................    266,815         8.9            25.55       97,887     25.25
$30.01 - $40.00............................    196,300         9.7            34.85           --        --
$40.01 - $50.00............................    953,800         9.8            44.56           --        --
                                             ---------                                 ---------
                                             5,196,600                       $18.69    1,394,269    $ 9.00
                                             =========                       ======    =========    ======

     The fair value of each option grant is estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted-average assumptions used for grants in the years ended June 30, 1997, 1998 and 1999, respectively: dividend yield of 0% in all periods; expected volatility of 47%, 48% and 49%; risk-free interest rates of 6.41%, 5.21%, and 5.87%; and expected lives of 3 to 5 years.

     Under the 1997 Associate Stock Purchase Plan, effective for the six-month period beginning January 1, 1997, the Company is authorized to issue up to 1,000,000 shares of Common Stock to its full-time employees, nearly all of whom are eligible to participate. Under the terms of the Plan, employees can choose, every six months, to have up to 15% of their salary withheld to purchase the Company's Common Stock. The purchase price of the stock is 85% of the lower of its beginning-of-period or end-of-period market price. Approximately 39% of eligible employees participated in the Plan in the second half of the year ended June 30, 1997, approximately 32% in the first half of fiscal 1998, approximately 49% in the second half of fiscal 1998, approximately 30% in the first half of fiscal 1999 and approximately 31% in the second half of fiscal 1999. Under the Plan, 53,013 shares were issued in July 1997, 56,844 in January 1998, 48,631 in July 1998, 48,748 in January 1999 and 46,819 in July 1999 from employees' salary withholdings from the respective previous six-month period. Following is a summary of the weighted average fair market value of

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES this look-back option estimated on the grant date using the Black-Scholes option pricing model, and the related assumptions used:

                                                   SIX MONTH PERIOD ENDED
                               ---------------------------------------------------------------
                               JUNE 30,    DECEMBER 31,   JUNE 30,    DECEMBER 31,   JUNE 30,
                                 1997          1997         1998          1998         1999
                               ---------   ------------   ---------   ------------   ---------
Fair value of options........      $3.93       $14.10         $9.68        $7.18         $5.51
Assumptions:
  Risk-free interest rate....        5.1%         5.0%          5.0%         4.9%          4.9%
  Expected life..............   3 months     3 months      3 months     3 months      3 months
  Volatility.................       47.0%        48.0%         48.0%        49.0%         49.0%
  Dividend yield.............        0.0%         0.0%          0.0%         0.0%          0.0%

     The Company applies APB Opinion 25, "Accounting for Stock Issued to Employees" and related Interpretations in accounting for its stock option plans and employee stock purchase plan. Had compensation cost for the Company's stock-based compensation plans been determined based on the fair value at the grant dates for awards under those plans in accordance with the provisions of SFAS 123, "Accounting for Stock-Based Compensation," the Company's net income
(loss) and net income (loss) per share would have been as follows (in thousands, except per share data):

                                                             YEAR ENDED JUNE 30,
                                                        ------------------------------
                                                          1997        1998       1999
                                                        ---------    -------    ------
Pro forma net income (loss)...........................  $(164,089)   $(9,521)   $1,032
                                                        =========    =======    ======
Pro forma net income (loss) per share;
  Basic and Diluted...................................  $   (3.49)   $ (0.17)   $ 0.02
                                                        =========    =======    ======

     The pro forma amounts are not representative of the effects on reported net income (loss) for future years.

     In September 1998, the Company offered an option repricing program to its employees. Under the terms of the offer, employees had one week to decide whether to return any outstanding option grant in its entirety and replace it on a share-for-share basis with an option grant with an exercise price equal to the fair market value of the Company's Common Stock at the new grant date. Only those exchanges received within one day of the designated grant date were accepted and any vested options in such returned grants were forfeited. The lives of returned historical grants typically ranged from three to five years with straight line vesting beginning one year from the original grant date. All newly issued option grants had a life of five years and vesting occurs at 40% beginning two years from the new grant date and 20% for each year thereafter. A total of 1,418,403 options were returned and had the offer taken place at June 30, 1998, the options exercisable would have decreased by 95,614.

     As described below, the Company has issued certain stock warrants to third parties and has accounted for the issuance of such warrants in accordance with the provisions of EITF 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services."

     In January 1998, the Company entered into a 10-year processing agreement with a strategic partner. Under the terms of the agreement, the partner acquired 10-year warrants exercisable at $20 15/16 for 10 million shares of the Company's Common Stock. Three million warrants vested upon the execution of a related processing outsourcing agreement on March 9, 1998, which resulted in the Company recording a non-cash charge of $32.4 million. The charge was based on a Black-Scholes option pricing model valuation of $10.80 per vested share using the following assumptions: risk-free rate of 5.7%, expected life of 10 years, and

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES volatility rate of 56.4%. The remaining seven million warrants are to vest upon achievement of specific performance targets set forth in the agreement. Any shares acquired by the strategic partner under the terms of this agreement are subject to certain transfer and other restrictions. In March 1997, the Company entered into a consulting agreement with a third party. Under the terms of the agreement the consultant acquired 5-year options exercisable at $13.00 for up to 50,000 shares of the Company's Common Stock. In June 1998, upon the execution of a processing agreement with a key customer, 25,000 of the options vested, which resulted in the Company recording a non-cash charge of $418,000. The charge was based on a Black-Scholes option pricing model valuation of $16.73 per vested share using the following assumptions: risk-free rate of 5.6%, expected life of 4 years, and volatility rate of 56.4%. The remaining 25,000 options are to vest upon achievement of specific performance targets by key customers set forth in the agreement. Any shares acquired by the consultant under the terms of the agreement are subject to certain transfer restrictions. In accordance with the terms of a joint marketing agreement, a strategic partner has warrants to purchase up to 650,000 shares of the Company's Common Stock should the partner attain certain customer acquisition targets.

     In January 1997, the Board of Directors approved an amendment to the Company's 401(k) plan which authorized up to 1,000,000 shares of Common Stock for the Company's matching contribution. The Company issued 78,257 shares in September 1997 and 74,981 shares in August 1998 out of treasury to fund its 401(k) match that had accrued during the years ended June 30, 1997 and 1998, respectively.

     At June 30, 1996, certain stockholders had an option to sell up to 280,565 shares of common stock to the company at $19.00 per share, which expired on September 30, 1996. Of the eligible shares, 276,469 were sold to the Company and were recorded as treasury stock.

16. PREFERRED STOCK

     In January 1997, the Company's Board of Directors declared a dividend distribution of Preferred Share Purchase Rights to protect its stockholders in the event of an unsolicited attempt to acquire the Company. On February 14, 1997, the Rights were issued to the Company's stockholders of record, with an expiration date of 10 years. Until a person or group acquires 15% or more of the Company's Common Stock, the Rights will automatically trade with the shares of Common Stock. Only when a person or group has acquired 15% or more of the Company's Common Stock, will the Rights become exercisable and separate certificates issued. Prior to the acquisition by a person or group of beneficial ownership of 15% or more of the Company's Common Stock, the Rights are redeemable for $.001 per Right at the option of the Board of Directors.

17. EARNINGS PER SHARE

     The following table reconciles the differences in income and shares outstanding between basic and dilutive for the periods indicated (in thousands, except per share data):

                              YEAR ENDED JUNE 30, 1997                  YEAR ENDED JUNE 30, 1998
                       ---------------------------------------   ---------------------------------------
                          LOSS          SHARES       PER-SHARE      LOSS          SHARES       PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT     (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------   -----------   -------------   ---------
Basic EPS............   $(161,813)      46,988        $(3.44)      $(3,703)       55,087        $(0.07)
                                                      ======                                    ======
Effect of dilutive
  securities-options
  and warrants.......          --           --                          --            --
                        ---------       ------                     -------        ------
Diluted EPS..........   $(161,813)      46,988        $(3.44)      $(3,703)       55,087        $(0.07)
                        =========       ======        ======       =======        ======        ======

                              YEAR ENDED JUNE 30, 1999
                       ---------------------------------------
                         INCOME         SHARES       PER-SHARE
                       (NUMERATOR)   (DENOMINATOR)    AMOUNT
                       -----------   -------------   ---------
Basic EPS............    $10,457        52,444         $0.20
                                                       =====
Effect of dilutive
  securities-options
  and warrants.......         --         4,085
                         -------        ------
Diluted EPS..........    $10,457        56,529         $0.18
                         =======        ======         =====

     Anti-dilution provisions of SFAS 128 require consistency between diluted per-common-share amounts and basic per-common-share amounts in loss periods. The number of anti-dilutive equivalent shares excluded from the per share calculations are 1,218,000 and 1,725,000 for the years ended June 30, 1997 and 1998, respectively.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

18. SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

                                                                   YEAR ENDED JUNE 30,
                                                              -----------------------------
                                                                     (IN THOUSANDS)
                                                                1997       1998      1999
                                                              --------    ------    -------
Interest paid...............................................  $    585    $  632    $   618
                                                              ========    ======    =======
Income taxes paid...........................................  $  1,147    $1,434    $ 1,688
                                                              ========    ======    =======
Supplemental disclosure of non-cash investing and financing
  activities:
  Capital lease additions and purchase of other long-term
     assets.................................................  $  1,914    $  650    $ 3,379
                                                              ========    ======    =======
  Stock funding of 401(k) match.............................  $     --    $   --    $   963
                                                              ========    ======    =======
  Purchase price of business acquisitions...................  $200,997    $1,000    $19,100
  Less: Issuance of common stock and stock options pursuant
        to acquisitions.....................................   177,188        --     18,000
        Liabilities assumed.................................     1,619       145        887
        Net present value of future payment due.............     9,610        --         --
        Cash acquired in acquisitions.......................     1,217        --         23
                                                              --------    ------    -------
          Net cash paid.....................................  $ 11,363    $  855    $   190
                                                              ========    ======    =======

19. BUSINESS SEGMENTS

     The Company operates in three business segments -- Electronic Commerce, Software, and Investment Services. These reportable segments are strategic business units that offer different products and services. A further description of each business segment along with the Corporate services area follows:

     - Electronic Commerce -- Electronic commerce includes electronic home banking, electronic billing, electronic bill payment and business payments. These services are primarily directed to financial institutions and businesses and their customers.

     - Software -- Software services includes end-to-end software products for ACH processing, account reconciliation, wire transfer, mortgage loan origination and servicing, lease accounting and debt recovery. These products and services are primarily directed to financial institutions and large corporations.

     - Investment Services -- Investment services includes investment portfolio management services and investment trading and reporting services. These products and services are primarily directed to institutional investment managers.

     - Corporate -- Corporate services include human resources, legal, accounting and various other of the Company's unallocated overhead charges.

     The accounting policies of the segments are the same as those described in
Note 1 "Summary of Significant Accounting Policies." The Company evaluates performance based on revenues and operating income (loss) of the respective segments. No single customer accounted for 10% or more of consolidated revenues for the years ended June 30, 1997, 1998 and 1999. Foreign sales for the periods presented are insignificant. There are no intersegment sales.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

     The following sets forth certain financial information attributable to the Company's business segments for the years ended June 30, 1997, 1998 and 1999 (in thousands):

                                                                    YEAR ENDED JUNE 30,
                                                             ---------------------------------
                                                               1997         1998        1999
                                                             ---------    --------    --------
Revenues:
  Electronic Commerce......................................  $  85,926    $137,972    $169,443
  Software.................................................     68,113      66,143      41,384
  Investment Services......................................     22,406      29,749      39,304
                                                             ---------    --------    --------
          Total............................................  $ 176,445    $233,864    $250,131
                                                             =========    ========    ========
Operating income (loss):
  Electronic Commerce -- including charge for acquired
     in-process research and development of $140,000 in
     1997..................................................  $(160,195)   $(39,423)   $ (5,490)
  Software -- including charge for acquired in-process
     research and development of $719 in 1998..............      4,324      48,854      18,083
  Investment Services -- including charge for acquired
     in-process research and development of $2,201 in
     1999..................................................      2,171       5,040       5,892
  Corporate................................................    (21,449)    (21,647)    (22,218)
                                                             ---------    --------    --------
          Total............................................  $(175,149)   $ (7,176)   $ (3,733)
                                                             =========    ========    ========
Identifiable assets:
  Electronic Commerce......................................  $  59,265    $ 70,192    $ 80,223
  Software.................................................     61,701      39,346      34,194
  Investment Services......................................     23,187      21,187      49,098
  Corporate................................................     79,683     119,387      89,246
                                                             ---------    --------    --------
          Total............................................  $ 223,836    $250,112    $252,761
                                                             =========    ========    ========
Capital expenditures:
  Electronic Commerce......................................  $   3,182    $ 19,532    $  9,258
  Software.................................................      1,171       2,197       1,189
  Investment Services......................................      1,973         895       4,764
  Corporate................................................      2,788       5,315      25,233
                                                             ---------    --------    --------
          Total............................................  $   9,114    $ 27,939    $ 40,444
                                                             =========    ========    ========
Depreciation and amortization:
  Electronic Commerce......................................  $   2,094    $  9,964    $ 14,214
  Software.................................................     10,501       6,051       2,069
  Investment Services......................................      4,379       4,558       5,336
  Corporate................................................      7,945       4,426       3,011
                                                             ---------    --------    --------
          Total............................................  $  24,919    $ 24,999    $ 24,630
                                                             =========    ========    ========

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

20. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

     The following quarterly financial information for the years ended June 30, 1998 and 1999 includes all adjustments necessary for a fair presentation of quarterly results of operations: (In thousands except per share data):

                                                                 QUARTER ENDED
                                               --------------------------------------------------
                                               SEPTEMBER 30    DECEMBER 31    MARCH 31    JUNE 30
                                               ------------    -----------    --------    -------
Fiscal 1998:
Total revenue................................    $52,087         $56,515      $ 61,750    $63,512
Income (loss) from operations................     17,187          (2,771)      (29,223)     7,731
Net income (loss)............................      9,771          (1,692)      (17,540)     5,758
Basic earnings per share:
  Net income (loss) per common share.........    $  0.17         $ (0.03)     $  (0.32)   $  0.10
                                                 =======         =======      ========    =======
  Equivalent number of shares................     56,703          55,028        55,281     55,376
                                                 =======         =======      ========    =======
Diluted earnings per share:
  Net income (loss) per common share.........    $  0.17         $ (0.03)     $  (0.32)   $  0.10
                                                 =======         =======      ========    =======
  Equivalent number of shares................     56,920          55,028        55,281     55,735
                                                 =======         =======      ========    =======
Fiscal 1999:
Total revenue................................    $56,814         $59,605      $ 62,960    $70,752
Income (loss) from operations................     (3,462)         (1,408)          349        788
Net income (loss)............................     (1,468)         11,375          (308)       858
Basic earnings per share:
  Net income (loss) per common share.........    $ (0.03)        $  0.22      $  (0.01)   $  0.02
                                                 =======         =======      ========    =======
  Equivalent number of shares................     55,510          51,326        51,218     51,695
                                                 =======         =======      ========    =======
Diluted earnings per share:
  Net income (loss) per common share.........    $ (0.03)        $  0.22      $  (0.01)   $  0.02
                                                 =======         =======      ========    =======
  Equivalent number of shares................     55,510          52,553        51,218     56,839
                                                 =======         =======      ========    =======

     The sum of the quarterly income (loss) per share does not equal the year-to-date income (loss) per share for the respective fiscal periods, due to changes in the number of shares outstanding at each quarter-end.

     Significant Fourth Quarter Transactions -- During the week of April 26, 1999, the Company experienced a system error that led users of its electronic billing and payment services to experience intermittent problems accessing and using the system. As a result of this situation, the Company incurred charges of $2,681,000, of which $800,000 is reflected as a reduction in processing and servicing revenue and $1,881,000 as sales and marketing expense in the Company's Consolidated Statements of Operations for the year ended June 30, 1999.

     During the fourth quarter of 1999, the Company incurred $890,000 of costs associated with a recalled secondary offering of stock. The costs are reflected in general and administrative expense in the Consolidated Statements of Operations for the year ended June 30, 1999.

     In the fourth quarter of 1998, the Company recorded adjustments to reduce its 401(k) match accrual by $2.4 million and its management incentive bonus accrual by $1.7 million. Both incentive amounts had been provided for ratably over the year in anticipation of achievement of financial results that would have resulted in distribution of the amounts accrued in accordance with related plan provisions.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

21. COMMITMENTS

     In June 1999, the Company entered into a five-year agreement for software to be used in conjunction with its electronic commerce business. The software is to be licensed in incremental units over the term of the agreement to coincide with the growth of the Company's business. Total commitments under the agreement amount to $10 million over the five-year term.

                      [This page left intentionally blank]

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

                UNAUDITED CONDENSED CONSOLIDATED BALANCE SHEETS

                                                               JUNE 30,           DECEMBER 31,
                                                                 1999                 1999
                                                              -----------        ---------------
                                                              (IN THOUSANDS, EXCEPT SHARE DATA)
                                             ASSETS
Current assets:
  Cash and cash equivalents.................................   $  12,446            $ 152,779
  Investments...............................................      10,266               17,015
  Accounts receivable, net..................................      45,660               46,780
  Prepaid expenses and other assets.........................       7,800               11,863
  Deferred income taxes.....................................       6,513                8,324
                                                               ---------            ---------
       Total current assets.................................      82,685              236,761
Property and equipment, net.................................      69,823               80,416
Capitalized software, net...................................      20,059               21,584
Intangible assets, net......................................      45,875               43,354
Investments.................................................       1,875               31,663
Deferred income taxes.......................................      21,920               31,095
Other noncurrent assets.....................................      10,524               12,855
                                                               ---------            ---------
          Total.............................................   $ 252,761            $ 457,728
                                                               =========            =========
                              LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Accounts payable..........................................   $   9,634            $   8,679
  Accrued liabilities.......................................      26,971               37,494
  Current portion of long-term obligations..................       1,640                5,069
  Deferred revenue..........................................      20,195               25,840
                                                               ---------            ---------
       Total current liabilities............................      58,440               77,082
Accrued rent and other......................................       3,536                4,862
Convertible subordinated notes..............................          --              172,500
Obligations under capital leases -- less current portion....       3,882                  906
Commitments and contingencies...............................
Stockholders' equity:
  Preferred stock -- 15,000,000 authorized shares, $.01 par
     value; no amounts issued or outstanding................          --                   --
  Common stock -- 150,000,000 authorized shares, $.01 par
     value; issued 57,305,659 and 57,971,003 shares,
     respectively; outstanding 51,756,278 and 52,420,649
     shares, respectively...................................         518                  524
  Additional paid-in-capital................................     480,385              504,058
  Other.....................................................          --                 (299)
  Accumulated deficit.......................................    (294,000)            (301,905)
                                                               ---------            ---------
       Total stockholders' equity...........................     186,903              202,378
                                                               ---------            ---------
          Total.............................................   $ 252,761            $ 457,728
                                                               =========            =========

  See notes to interim unaudited condensed consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

                                                   THREE MONTHS ENDED       SIX MONTHS ENDED
                                                      DECEMBER 31,            DECEMBER 31,
                                                   -------------------    --------------------
                                                     1998       1999        1998        1999
                                                   --------    -------    --------    --------
                                                        (IN THOUSANDS, EXCEPT SHARE DATA)
Revenues:
  Processing and servicing.......................  $ 48,521    $62,627    $ 93,575    $120,931
  License fees...................................     3,441      3,201       6,412       6,197
  Maintenance fees...............................     4,238      4,518       9,202       8,956
  Other..........................................     3,405      2,623       7,230       5,905
                                                   --------    -------    --------    --------
          Total revenues.........................    59,605     72,969     116,419     141,989
Expenses:
  Cost of processing, servicing and support......    34,368     43,906      71,457      86,899
  Research and development.......................     5,579      8,286      12,157      15,110
  Sales and marketing............................     7,408      9,909      15,232      18,577
  General and administrative.....................     7,625      9,363      14,358      19,287
  Depreciation and amortization..................     6,033      7,780      11,999      14,756
                                                   --------    -------    --------    --------
          Total expenses.........................    61,013     79,244     125,203     154,629
Net gain on dispositions of assets...............        --         --       3,914          --
                                                   --------    -------    --------    --------
Loss from operations.............................    (1,408)    (6,275)     (4,870)    (12,640)
Interest, net....................................       426       (102)      1,219         143
                                                   --------    -------    --------    --------
Loss before income taxes.........................      (982)    (6,377)     (3,651)    (12,497)
Income tax benefit...............................   (12,357)    (2,408)    (13,558)     (4,592)
                                                   --------    -------    --------    --------
Net income (loss)................................  $ 11,375    $(3,969)   $  9,907    $ (7,905)
                                                   ========    =======    ========    ========
Basic earnings (loss) per share:
  Net income (loss) per common share.............  $   0.22    $ (0.08)   $   0.19    $  (0.15)
                                                   ========    =======    ========    ========
  Equivalent number of shares....................    51,326     52,200      53,419      52,023
                                                   ========    =======    ========    ========
Diluted earnings (loss) per share:
  Net income (loss) per common share.............  $   0.22    $ (0.08)   $   0.18    $  (0.15)
                                                   ========    =======    ========    ========
  Equivalent number of shares....................    52,553     52,200      54,664      52,023
                                                   ========    =======    ========    ========

  See notes to interim unaudited condensed consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

           UNAUDITED CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                SIX MONTHS ENDED
                                                                  DECEMBER 30,
                                                              ---------------------
                                                                1998        1999
                                                              --------    ---------
                                                                 (IN THOUSANDS)
Cash flows from operating activities:
  Net loss..................................................  $  9,907    $  (7,905)
  Adjustments to reconcile net loss to net cash provided by
    (used in) operating activities:
    Depreciation and amortization...........................    11,999       14,756
    Deferred income tax provision...........................   (11,554)      (4,592)
    Net gain on dispositions of assets......................    (3,914)          --
    Purchases of investments -- Trading.....................        --      (10,563)
    Proceeds from maturities and sales of investments,
      net -- Trading........................................    17,609       13,594
    Change in certain assets and liabilities (net of
      acquisitions and dispositions):
       Accounts receivable..................................     2,916       (1,120)
       Prepaid expenses and other...........................       207         (831)
       Other noncurrent assets..............................        --         (298)
       Accounts payable.....................................    (2,422)        (955)
       Accrued liabilities..................................    (2,321)       5,027
       Deferred revenue.....................................    (2,549)       5,645
       Income tax accounts..................................    (4,541)           2
       Accrued rent and other...............................      (194)         538
                                                              --------    ---------
         Net cash provided by operating activities..........    15,143       13,298
Cash flows from investing activities:
  Purchase of property and software.........................   (16,750)     (19,336)
  Proceeds from sale of assets..............................    11,421           --
  Capitalization of software development costs..............    (2,776)      (3,195)
  Purchase of investments -- held to maturity...............        --      (39,568)
  Proceeds from maturities and sales of investments -- held
    to maturity.............................................     1,006           --
                                                              --------    ---------
         Net cash used in investing activities..............    (7,099)     (62,099)
Cash flows from financing activities:
  Principal payments under capital lease obligations........      (621)        (312)
  Proceeds from sale of stock and exercise of warrants......        --       19,233
  Proceeds from issuance of convertible subordinated
    notes...................................................        --      166,921
  Proceeds from stock options exercised, including related
    tax benefits............................................       536        1,976
  Proceeds from employee stock purchase plan................     1,070        1,316
  Purchase of treasury stock................................   (31,161)          --
                                                              --------    ---------
         Net cash provided by (used in) financing
           activities.......................................   (30,176)     189,134
                                                              --------    ---------
Net increase (decrease) in cash and cash equivalents........   (22,132)    (140,333)
Cash and cash equivalents:
  Beginning of period.......................................    36,535       12,446
                                                              --------    ---------
  End of period.............................................  $ 14,403    $ 152,779
                                                              ========    =========
Supplemental disclosure of cash flow information:
  Interest paid.............................................  $    349    $      58
                                                              ========    =========
  Income taxes paid.........................................  $  2,353    $     209
                                                              ========    =========
  Capital lease additions and purchase of other long-term
    assets..................................................  $  1,583    $   1,753
                                                              ========    =========
  Stock funding of 401(k) match.............................  $    963    $   1,059
                                                              ========    =========

  See notes to interim unaudited condensed consolidated financial statements.

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

               NOTES TO INTERIM CONDENSED CONSOLIDATED UNAUDITED
                              FINANCIAL STATEMENTS
              FOR THE SIX MONTHS ENDED DECEMBER 31, 1998 AND 1999

     1. The accompanying condensed consolidated financial statements and notes thereto have been prepared in accordance with the rules and regulations of the Securities and Exchange Commission for Form 10-Q and include all of the information and disclosures required by generally accepted accounting principles for interim financial reporting. The results of operations for the six months ended December 31, 1998 and 1999 are not necessarily indicative of the results for the full year.

     These financial statements should be read in conjunction with the financial statements, accounting policies and financial notes thereto included in the Company's Annual Report on Form 10-K filed with the Securities and Exchange Commission. In the opinion of management, the accompanying condensed consolidated unaudited financial statements reflect all adjustments (consisting only of normal recurring adjustments) which are necessary for a fair representation of financial results for the interim periods presented.

     2. The following table reconciles the differences in income and shares outstanding between basic and dilutive for the periods indicated (in thousands except per share data):

                                                          FOR THE SIX MONTHS ENDED
                                 ---------------------------------------------------------------------------
                                          DECEMBER 31, 1998                      DECEMBER 31, 1999
                                 ------------------------------------   ------------------------------------
                                                                PER-                                   PER-
                                   INCOME         SHARES       SHARE      INCOME         SHARES       SHARE
                                 (NUMERATOR)    DENOMINATOR    AMOUNT   (NUMERATOR)    DENOMINATOR    AMOUNT
                                 -----------   -------------   ------   -----------   -------------   ------
Basic EPS......................    $ 9,907         53,419      $0.19      $(7,905)       52,023       $(0.15)
                                                               =====                                  ======
Effect of dilutive securities:
Options and warrants...........         --          1,245                      --            --
                                   -------        -------                 -------        ------
Diluted EPS....................    $ 9,907         54,664      $0.18      $(7,905)       52,023       $(0.15)
                                   =======        =======      =====      =======        ======       ======

                                                          FOR THE SIX MONTHS ENDED
                                 ---------------------------------------------------------------------------
                                          DECEMBER 31, 1998                      DECEMBER 31, 1999
                                 ------------------------------------   ------------------------------------
                                                                PER-                                   PER-
                                   INCOME         SHARES       SHARE      INCOME         SHARES       SHARE
                                 (NUMERATOR)    DENOMINATOR    AMOUNT   (NUMERATOR)    DENOMINATOR    AMOUNT
                                 -----------   -------------   ------   -----------   -------------   ------
Basic EPS......................    $11,375         51,326      $0.22      $(3,969)       52,200       $(0.08)
                                                               =====                                  ======
Effect of dilutive securities:
Options and warrants...........         --          1,227                      --            --
                                   -------        -------                 -------        ------
Diluted EPS....................    $11,375         52,553      $0.22      $(3,969)       52,200       $(0.08)
                                   =======        =======      =====      =======        ======       ======

     Basic earnings (loss) per common share amounts were computed by dividing income (loss) available to shareholders by the weighted average number of shares outstanding. Diluted per-common-share amounts assume the issuance of common stock for all potentially dilutive equivalent shares outstanding except in loss periods when such an adjustment would be anti-dilutive. During the quarter ended December 31, 1999, the Company issued convertible subordinated notes. Statement of Financial Accounting Standards ("SFAS") No. 128, "Earnings per Share", requires that interest charges applicable to the convertible debt be added back to income in computing diluted earnings per share, except in loss periods when such an adjustment would be anti-dilutive. The impact of anti-dilutive interest charges and equivalent shares excluded from the per share calculations were as follows (in thousands):

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

               NOTES TO INTERIM CONDENSED CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

                                                     DECEMBER 31, 1998             DECEMBER 31, 1999
                                                ---------------------------   ---------------------------
                                                  INCOME         SHARES         INCOME         SHARES
                                                (NUMERATOR)    DENOMINATOR    (NUMERATOR)    DENOMINATOR
                                                -----------   -------------   -----------   -------------
Six Month Period Ended........................      $--           4,198          $687           5,108
                                                    ==           ======          ====           =====
Three Month Period Ended......................      $--           3,751          $687           6,381
                                                    ==           ======          ====           =====

     3. In the quarter ended September 30, 1999, the Company adopted Statement of Position ("SOP") 98-1, "Accounting for the Costs of Computer Software Developed or Obtained for Internal Use." The Statement distinguishes accounting for costs of computer software developed or obtained for internal use from guidance under SFAS No. 86, "Accounting for the Costs of Computer Software to Be Sold, Leased, or Otherwise Marketed." The adoption of SOP 98-1 did not result in a material impact on reported results.

     4. In the quarter ended September 30, 1999, the Company issued 36,226 shares of common stock to fund its 401(k) match, the cost of which was accrued during the year ended June 30, 1999.

     5. In the quarter ended September 30, 1999, the Company issued 46,819 shares of common stock in conjunction with the employee stock purchase plan, which was funded through employee payroll deductions accumulated in the immediately preceding six-month period.

     6. In the quarter ended September 30, 1999, the Company issued 13,000 shares of restricted stock to certain key employees. Shares issued were recorded at their fair market value on the date of the grant with a corresponding charge to stockholders' equity. The unearned portion is being amortized as compensation expense on a straight-line basis over the related vesting periods. Sale of these shares is restricted prior to the date of vesting.

     7. In October 1999, the Company announced a new agreement with one of its customers. Under the terms of the agreement, the customer purchased 250,000 shares of the Company's stock was granted unvested warrants on one million shares and has the ability to earn warrants on up to two million additional shares. All warrants are exercisable on September 15, 2002 contingent upon achievement of various annual revenue targets and maintaining the continued existence of the agreement through that date. Upon vesting of the warrants, the Company will record a charge for the fair value of the warrants, based on a Black-Scholes valuation which will take into consideration the market value of our stock, the $39.25 strike price of the warrants, the volatility of our stock and the applicable risk-free interest rate at that time.

     8. On October 25, 1999, the Company executed an amendment to its working capital line-of-credit agreement. The amendment extended the term of the line through December 31, 1999, and changed certain financial covenants contained in the agreement. In January 2000, the Company completed a new line-of-credit agreement, which matures on December 30, 2002. The new agreement enables the Company to borrow up to $30 million and contains certain financial and operating covenants.

     9. On November 29, 1999, the Company issued $172.5 million of 6.5% convertible subordinated notes that are due on December 1, 2006. The Company will pay interest on the notes on June 1 and December 1, of each year, commencing June 1, 2000. The notes may be converted, at the holder's option, into 13.6612 shares of common stock per note and the Company may redeem the notes at any time on or after December 1, 2002. On January 14, 2000, the Company filed a shelf registration statement to register the underlying shares. The Company is using its reasonable best efforts to cause the shelf registration statement to be declared effective by March 28, 2000.

     10. On December 20, 1999, the Company entered into a definitive agreement to purchase BlueGill Technologies, Inc. in exchange for approximately 3.5 million shares of the Company's common stock. The acquisition, which is expected to close during the quarter ending March 31, 2000, will be accounted for under

                CHECKFREE HOLDINGS CORPORATION AND SUBSIDIARIES

               NOTES TO INTERIM CONDENSED CONSOLIDATED UNAUDITED
                      FINANCIAL STATEMENTS -- (CONTINUED)

the purchase method of accounting and is expected to include a charge for in-process research and development which is currently estimated at approximately $7.6 million. BlueGill provides software that facilitates Web based electronic billing and bill payment.

     11. During the quarter ended December 31, 1999, the Company received notification and payment for the exercise of warrants for 300,000 shares of the Company's common stock at an exercise price of $20.9375. Of the 300,000 total shares, 150,000 shares were not issued until February 2000, therefore, the amount received is included in accrued liabilities in the Company's December 31, 1999 Condensed Consolidated Balance Sheets. The exercise of these warrants resulted in an increase in deferred tax benefit and additional paid-in capital as a result of the differences in the book versus tax accounting treatment of these transactions.

     12. In June 1998, the Financial Accounting Standards Board issued SFAS 133, "Accounting for Derivative Instruments and Hedging Activities," which will require that all derivative financial instruments be recognized as either assets or liabilities in the balance sheet. SFAS 133 will be effective for the Company's first quarter of fiscal 2001. The Company is in the process of evaluating the effects of this new statement.

     13. On February 15, 2000, the Company entered into a definitive agreement to purchase MSFDC L.L.C. (TransPoint) in exchange for 17 million shares of the Company's common stock. TransPoint is a joint venture between Microsoft, First Data Corporation and Citibank. The acquisition, which is expected to close within four to six months, will be accounted for under the purchase method of accounting and is expected to include a charge for in-process research and development. As part of the agreement, the selling parties will fund the joint venture with $100 million of cash immediately prior to closing. Additionally, a related commercial agreement with Microsoft provides for a revenue guarantee of $120 million over the next five years and a related marketing agreement with First Data Corporation provides for a revenue and/or expense savings guarantee of $60 million over the next five years. TransPoint provides electronic billing and payment processing services.

     14. Certain amounts in the prior years' financial statements have been reclassified to conform to current year presentation.

                          [BLUEGILL TECHNOLOGIES LOGO]

                       CONSOLIDATED FINANCIAL STATEMENTS
                        AS OF DECEMBER 31, 1999 AND 1998

                            TOGETHER WITH REPORT OF
                         INDEPENDENT PUBLIC ACCOUNTANTS

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

TO THE STOCKHOLDERS OF
BLUEGILL TECHNOLOGIES, INC.:

     We have audited the accompanying consolidated balance sheets of BLUEGILL TECHNOLOGIES, INC. (a Delaware corporation) AND SUBSIDIARIES as of December 31, 1998 and 1999, and the related consolidated statements of operations, stockholders' equity (deficit) and cash flows for each of the three years in the period ended December 31, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of BlueGill Technologies, Inc. and subsidiaries as of December 31, 1998 and 1999, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1999 in conformity with accounting principles generally accepted in the United States.

                                                 /s/ ARTHUR ANDERSEN LLP
                                          --------------------------------------
                                                   Arthur Andersen LLP

Ann Arbor, Michigan,
February 28, 2000.

                          BLUEGILL TECHNOLOGIES, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                              DECEMBER 31,    DECEMBER 31,
                                                                  1998            1999
                                                              ------------    ------------
ASSETS
Current Assets:
  Cash and cash equivalents.................................   $4,111,200     $17,039,531
  Accounts receivable, net of allowance for doubtful
     accounts of $0 and $344,248 as of December 31, 1998 and
     1999, respectively.....................................      484,235       1,804,302
  Prepaid expenses and other................................       23,777         147,688
                                                               ----------     -----------
          Total current assets..............................    4,619,212      18,991,521
Property and Equipment, at cost:
  Computer equipment........................................      260,423       1,020,211
  Office furniture and equipment............................       29,630         244,132
  Vehicles and other........................................       19,080         267,884
                                                               ----------     -----------
                                                                  309,133       1,532,227
  Less-Accumulated depreciation.............................       64,392         267,274
                                                               ----------     -----------
       Net property and equipment...........................      244,741       1,264,953
                                                               ----------     -----------
Other Assets................................................        3,099           2,066
                                                               ----------     -----------
          Total assets......................................   $4,867,052     $20,258,540
                                                               ==========     ===========
LIABILITIES AND STOCKHOLDERS' DEFICIT
Current Liabilities:
  Line of credit............................................   $  189,569     $   555,856
  Accounts payable..........................................      244,363       1,234,325
  Accrued compensation and payroll taxes....................       22,739         396,869
  Other accrued liabilities.................................       61,870         570,781
  Deferred revenue..........................................       21,209         672,467
                                                               ----------     -----------
          Total current liabilities.........................      539,750       3,430,298
                                                               ----------     -----------
Commitments and Contingencies
Redeemable Preferred Stock:
  Series A, convertible preferred stock, 12,503,301 shares
     outstanding............................................    6,468,387       6,468,387
  Series B, convertible preferred stock, 12,825,651 shares
     outstanding............................................           --      19,495,000
                                                               ----------     -----------
          Total redeemable preferred stock..................    6,468,387      25,963,387
                                                               ----------     -----------
Stockholders' Deficit:
  Common stock, $0.001 par value, 41,000,000 shares
     authorized, 4,766,000 and 6,070,833 shares issued and
     outstanding at
     December 31, 1998 and 1999, respectively...............        4,766           6,071
  Additional paid-in capital................................      974,252       1,698,465
  Deferred stock-based compensation.........................      (16,002)       (634,094)
  Accumulated deficit.......................................   (3,109,930)    (10,207,207)
  Accumulated other comprehensive income....................        5,829           1,620
                                                               ----------     -----------
          Total stockholders' deficit.......................   (2,141,085)     (9,135,145)
                                                               ----------     -----------
          Total liabilities and stockholders' deficit.......   $4,867,052     $20,258,540
                                                               ==========     ===========

   The accompanying notes are an integral part of these consolidated balance sheets.

                          BLUEGILL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                               YEARS ENDED DECEMBER 31,
                                                       ----------------------------------------
                                                          1997          1998           1999
                                                       ----------    -----------    -----------
Revenues.............................................  $  422,500    $ 1,474,678    $ 5,396,967
Cost of Revenues.....................................      74,000        218,095        533,965
                                                       ----------    -----------    -----------
     Gross profit....................................     348,500      1,256,583      4,863,002
                                                       ----------    -----------    -----------
Operating Expenses:
  Research and development...........................     479,938        894,944      2,123,192
  Selling, general and administrative................     845,198      2,416,938     10,290,279
                                                       ----------    -----------    -----------
          Total operating expenses...................   1,325,136      3,311,882     12,413,471
                                                       ----------    -----------    -----------
     Loss from operations............................    (976,636)    (2,055,299)    (7,550,469)
Interest Income......................................      11,471        148,167        482,650
Interest Expense.....................................     (22,177)       (36,295)       (29,458)
                                                       ----------    -----------    -----------
     Loss before benefit for income taxes............    (987,342)    (1,943,427)    (7,097,277)
Benefit for Income Taxes.............................          --             --             --
                                                       ----------    -----------    -----------
Net Loss.............................................  $ (987,342)   $(1,943,427)   $(7,097,277)
                                                       ==========    ===========    ===========
Basic and Diluted Net Loss per Share.................  $    (0.22)   $     (0.41)   $     (1.43)
                                                       ==========    ===========    ===========
Weighted Average Common Shares.......................   4,530,340      4,766,000      4,969,736
                                                       ==========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                          BLUEGILL TECHNOLOGIES, INC.

           CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY (DEFICIT)

                                                                                                     ACCUMULATED        TOTAL
                                       COMMON STOCK      ADDITIONAL     DEFERRED                        OTHER       STOCKHOLDERS'
                                    ------------------    PAID-IN     STOCK-BASED    ACCUMULATED    COMPREHENSIVE      EQUITY
                                     SHARES     AMOUNT    CAPITAL     COMPENSATION     DEFICIT          LOSS          (DEFICIT)
                                    ---------   ------   ----------   ------------   ------------   -------------   -------------
Balance -- December 31, 1996......  3,900,000   $3,900   $  398,400    $      --     $   (179,161)     $    42       $   223,181
  Issuance of common stock for
    cash..........................    866,000     866       323,884           --               --           --           324,750
  Compensation expense on stock
    option grants.................         --      --       168,300           --               --           --           168,300
  Proceeds from issuance of common
    stock warrants................         --      --        18,768           --               --           --            18,768
  Net loss........................         --      --            --           --         (987,342)          --          (987,342)
  Foreign currency translation
    adjustment....................         --      --            --           --               --          313               313
                                    ---------   ------   ----------    ---------     ------------      -------       -----------
  Comprehensive loss..............
Balance -- December 31, 1997......  4,766,000   4,766       909,352           --       (1,166,503)         355          (252,030)
  Issuance of common stock for
    cash..........................    823,000     823       492,977           --               --           --           493,800
  Issuance of redeemable preferred
    stock in exchange for common
    stock.........................   (823,000)   (823)     (492,977)          --               --           --          (493,800)
  Compensation related to stock
    option grants.................         --      --        64,900      (16,002)              --           --            48,898
  Net loss........................         --      --            --           --       (1,943,427)          --        (1,943,427)
  Foreign currency translation
    adjustment....................         --      --            --           --               --        5,474             5,474
                                    ---------   ------   ----------    ---------     ------------      -------       -----------
  Comprehensive loss..............
Balance -- December 31, 1998......  4,766,000   4,766       974,252      (16,002)      (3,109,930)       5,829        (2,141,085)
  Issuance of common stock upon
    exercise of stock options.....  1,304,833   1,305        21,926           --               --           --            23,231
  Compensation related to stock
    option grants.................         --      --       702,287     (702,287)              --           --                --
  Amortization of deferred stock
    compensation..................         --      --            --       84,195               --           --            84,195
  Net loss........................         --      --            --           --       (7,097,277)          --        (7,097,277)
  Foreign currency translation
    adjustment....................         --      --            --           --               --       (4,209)           (4,209)
                                    ---------   ------   ----------    ---------     ------------      -------       -----------
  Comprehensive loss..............
Balance -- December 31, 1999......  6,070,833   $6,071   $1,698,465    $(634,094)    $(10,207,207)     $ 1,620       $(9,135,145)
                                    =========   ======   ==========    =========     ============      =======       ===========


                                       LOSS
                                    -----------
Balance -- December 31, 1996......
  Issuance of common stock for
    cash..........................
  Compensation expense on stock
    option grants.................
  Proceeds from issuance of common
    stock warrants................
  Net loss........................  $  (987,342)
  Foreign currency translation
    adjustment....................          313
                                    -----------
  Comprehensive loss..............  $  (987,029)
Balance -- December 31, 1997......
  Issuance of common stock for
    cash..........................
  Issuance of redeemable preferred
    stock in exchange for common
    stock.........................
  Compensation related to stock
    option grants.................
  Net loss........................  $(1,943,427)
  Foreign currency translation
    adjustment....................        5,474
                                    -----------
  Comprehensive loss..............  $(1,937,953)
Balance -- December 31, 1998......
  Issuance of common stock upon
    exercise of stock options.....
  Compensation related to stock
    option grants.................
  Amortization of deferred stock
    compensation..................
  Net loss........................   (7,097,277)
  Foreign currency translation
    adjustment....................       (4,209)
                                    -----------
  Comprehensive loss..............  $(7,101,486)
                                    ===========
Balance -- December 31, 1999......

 The accompanying notes are an integral part of these consolidated statements.

                          BLUEGILL TECHNOLOGIES, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                              YEARS ENDED DECEMBER 31,
                                                       ---------------------------------------
                                                         1997          1998           1999
                                                       ---------    -----------    -----------
Cash Flows from Operating Activities:
  Net loss...........................................  $(987,342)   $(1,943,427)   $(7,097,277)
  Adjustments to reconcile net loss to net cash used
     in operating activities --
     Depreciation and amortization...................     18,711         47,128        202,301
     Provision for losses on accounts receivable.....         --             --        344,248
     Compensation expense on stock options...........    168,300         48,898         84,195
     Amortization of discount on note payable........      4,277         14,491             --
     Interest expense on converted note payable......     17,737             --             --
     Increase (decrease) in cash resulting from
       changes in
       Accounts receivable...........................   (256,000)      (228,235)    (1,664,315)
       Prepaid expenses and other....................         --        (23,777)      (123,911)
       Other assets..................................     (5,635)            --             --
       Accounts payable..............................     32,236        143,684        989,962
       Accrued compensation and payroll taxes........     12,188         (9,184)       374,130
       Other accrued liabilities.....................     61,242         57,238        508,911
       Deferred revenue..............................         --         21,209        651,258
                                                       ---------    -----------    -----------
          Net cash used in operating activities......   (934,286)    (1,871,975)    (5,730,498)
                                                       ---------    -----------    -----------
Cash Flows from Investing Activities --
     Purchase of property and equipment..............    (44,045)      (239,634)    (1,221,480)
                                                       ---------    -----------    -----------
Cash Flows from Financing Activities:
     Proceeds from issuance of convertible preferred
       stock.........................................         --      5,435,045     19,495,000
     Proceeds from issuance of common stock..........    324,750        493,800         23,231
     Borrowings under note payable and line of
       credit........................................    500,000        189,569        366,287
                                                       ---------    -----------    -----------
          Net cash provided by financing
            activities...............................    824,750      6,118,414     19,884,518
                                                       ---------    -----------    -----------
Effect of Exchange Rate Changes on Cash..............        601          5,867         (4,209)
                                                       ---------    -----------    -----------
Increase (Decrease) in Cash and Cash Equivalents.....   (152,980)     4,012,672     12,928,331
Cash and Cash Equivalents:
     Beginning of period.............................    251,508         98,528      4,111,200
                                                       ---------    -----------    -----------
     End of period...................................  $  98,528    $ 4,111,200    $17,039,531
                                                       =========    ===========    ===========
Supplemental Disclosure of Cash Flow Information:
  Cash paid for interest.............................  $     163    $     1,042    $    29,458
                                                       =========    ===========    ===========

 The accompanying notes are an integral part of these consolidated statements.

                          BLUEGILL TECHNOLOGIES, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. DESCRIPTION OF BUSINESS

     BlueGill Technologies, Inc. ("BlueGill") and its wholly-owned subsidiaries (collectively, the "Company") develop, market and support electronic document transmission software technology. In addition, the Company provides consulting, training and maintenance services to customers.

     The Company is in the early phases of implementing its operating strategy. The Company's future success is subject to several technical and business risks including customer acceptance, availability and retention of key employees, competition and technological changes. Since inception, the Company's revenues have been derived from a limited number of customers located primarily in the United States.

     In December 1999, the Company signed an agreement and Plan of Merger with CheckFree Acquisition Corporation III, a publicly held Delaware corporation and a wholly-owned subsidiary of CheckFree Holdings Corporation (the "Parent"). The merger agreement provides for all of the outstanding capital shares of BlueGill Technologies, Inc. to be exchanged for approximately 3,205,000 shares of the Parent's common stock, subject to adjustment, depending on the average trading price of Parent's common stock and the diluted number of shares of BlueGill common stock outstanding.

2. SIGNIFICANT ACCOUNTING POLICIES

     Principles of Consolidation -- The accompanying consolidated financial statements include the accounts of BlueGill and its wholly owned subsidiaries, BlueGill Technologies Corporation (an Ontario, Canada Corporation, "BlueGill Canada")and BlueGill Technologies International, Inc. (a Michigan corporation, "BlueGill International"). BlueGill Canada is a research and development center that conducts development activities solely for BlueGill. Prior to 1998, BlueGill owned a 49% interest in BlueGill Canada. In 1998, the Company purchased the remaining 51% interest in BlueGill Canada for $51. A minority stockholder of BlueGill held the 51% interest. BlueGill International engages in sales and marketing efforts in Europe and Asia. All significant intercompany balances and transactions have been eliminated in the consolidation.

     Foreign Currency Translation -- The assets and liabilities of BlueGill Canada and BlueGill International are translated using exchange rates in effect at the balance sheet date. Revenues and expenses are translated at average exchange rates during the period. The resulting foreign currency translation adjustments are included in accumulated other comprehensive income in the accompanying consolidated financial statements.

     Revenue Recognition -- Revenue consists primarily of license fees for the Company's software products. Revenue is recognized only when a customer contract is fully executed, the software is delivered and no significant remaining obligations to the customer exist.

     Revenue related to advance payments received under software maintenance agreements is deferred and amortized over the terms of the respective agreements. Revenue from other services is recognized upon performance of the service.

     Research and Development -- Research and development expenses include all payroll costs attributable to product development activities and an allocation of overhead expenses incurred by the Company.

     Product Development -- Under the criteria set forth in Statement of Financial Accounting Standards No. 86, "Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed," capitalization of software development costs begins upon the establishment of technological feasibility of the product (defined as a working model). The ongoing assessment of the recoverability of these costs require considerable judgment by management with respect to certain external factors, including, but not limited to, anticipated future gross product revenue, estimated economic product lives and changes in software and hardware technology. Amounts that would have been capitalized under this Statement after consideration of the above factors were immaterial, and therefore no software development costs have been capitalized by the Company.

                          BLUEGILL TECHNOLOGIES, INC.

     Cash and Cash Equivalents -- The Company considers highly liquid investments with a maturity of 90 days or less to be cash equivalents.

     Property and Equipment -- Additions to property and equipment are recorded at cost. Depreciation is provided using the straight-line method over the estimated useful lives of the respective assets generally ranging from three to five years.

     Stock-Based Compensation -- The Company accounts for stock-based compensation using the intrinsic value method prescribed under Accounting Principles Board Opinion No. 25 (APB 25), "Accounting for Stock Issued to Employees." Accordingly, compensation cost for stock options is measured as the excess, if any, of the fair value of the Company's common stock at the date of the grant over the amount the employee must pay to acquire the stock. As supplemental information, the Company has provided pro forma disclosure of the fair value at the date of grant of stock options granted during 1997, 1998 and 1999 in Note 7, in accordance with the requirements of Statement of Financial Accounting Standards No. 123 (SFAS 123), "Accounting for Stock-Based Compensation."

     Comprehensive Loss -- Comprehensive loss is the total of net loss and all other non-owner changes in equity. The difference between net loss, as reported in the accompanying consolidated statements of operations, and comprehensive loss is the foreign currency translation adjustment for the period.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     New Accounting Pronouncements -- In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, "Accounting for Derivative Instruments and Hedging Activities", which establishes accounting and reporting standards for derivative instruments. The Company has not yet quantified the impact of this statement on the Company's financial statements.

     In December 1999, the Securities and Exchange Commission issued Staff Accounting Bulletin No. 101, "Revenue Recognition", which provides guidance on when revenue should be recognized. This bulletin did not have a material impact on the accompanying financial statements.

     Reclassifications -- Certain amounts from the 1997 and 1998 financial statements have been reclassified to conform with the 1999 presentation.

3. LINE OF CREDIT

     In 1998, the Company entered into a line-of-credit agreement with a bank whereby the Company may borrow up to $750,000. Outstanding borrowings bear interest at the bank's prime rate plus 0.25% (effective rate of 8% and 8.75% as of December 31, 1998 and 1999, respectively) which is payable monthly. Outstanding borrowings are collateralized by substantially all assets of the Company. The agreement expires on April 29, 2002.

                          BLUEGILL TECHNOLOGIES, INC.

4. OTHER ACCRUED LIABILITIES

     Other accrued liabilities consist of the following:

                                                      YEAR ENDED
                                                     DECEMBER 31,
                                                  -------------------
                                                   1998        1999
                                                  -------    --------
Accrued Royalties...............................  $34,000    $ 62,300
Accrued Professional fees.......................       --     221,252
Other...........................................   27,870     287,229
                                                  -------    --------
     Total......................................  $61,870    $570,781
                                                  =======    ========

5. INCOME TAXES

     The components of the benefit for income taxes are as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                  -------------------------------------
                                                    1997         1998          1999
                                                  ---------    ---------    -----------
Tax benefit.....................................  $(334,000)   $(656,000)   $(2,419,000)
Change in valuation Allowance...................    334,000      656,000      2,419,000
                                                  ---------    ---------    -----------
Total benefit...................................  $      --    $      --    $        --
                                                  =========    =========    ===========

     The effective tax rate of zero differs from the Federal statutory rate primarily due to providing a valuation allowance on future tax benefits.

     At December 31, 1998 and December 31, 1999, the Company had pre-tax net operating loss carryforwards of approximately $3,100,000 and $10,133,000, respectively, available for tax reporting purposes which may be used to offset future taxable income. The loss carryforwards expire between 2012 and 2019. The Company's ability to utilize these loss carryforwards may be limited under
Section 382 of the Internal Revenue Code. Due to the losses incurred since inception, the deferred income tax asset is fully reserved by a valuation allowance.

     As of December 31, 1997, 1998 and 1999, the Company has a deferred income tax asset prior to the valuation allowance totaling $276,000, $1,054,000 and $3,445,000, respectively, consisting primarily of the tax benefit of net operating loss carryforwards.

6. STOCKHOLDERS' EQUITY AND REDEEMABLE PREFERRED STOCK

     In June 1998, the Company amended its Certificate of Incorporation in order to affect a 1000-to-1 common stock split and increased the authorized shares of common stock to 30,000,000 from 12,000,000 (post-split). All information in the accompanying consolidated financial statements has been restated to reflect the stock split.

     Later in June 1998, the Company amended and restated its Certificate of Incorporation pursuant to which it authorized 12,500,000 shares of Series A convertible preferred stock.

     In December 1998, the Company amended its Certificate of Incorporation pursuant to which the Company increased the authorized shares of Series A convertible preferred stock to 13,250,000 shares from 12,500,000. At various times during the period from June 1, 1998 through December 31, 1998, the Company issued an aggregate of 12,503,301 shares of Series A convertible preferred stock at $0.5174 per share for cash and conversion of a note payable. Certain holders of common stock were permitted to exchange that stock for Series A convertible preferred stock.

                          BLUEGILL TECHNOLOGIES, INC.

     In June 1999, the Company amended and its Certificate of Incorporation pursuant to which the Company authorized 12,000,000 shares of Series B convertible preferred stock, authorized 12,000,000 shares of Series B-1 convertible preferred stock, reduced the number of authorized shares of Series A convertible preferred stock to 12,505,000 and increased the number of authorized shares of common stock to 40,000,000 from 30,000,000.

     In September 1999, the Company amended its Certificate of Incorporation pursuant to which the Company increased the number of authorized shares of Series B convertible preferred stock to 13,000,000 shares from 12,000,000 shares, Series B-1 convertible preferred stock to 13,000,000, from 12,000,000 and common stock to 41,000,000 from 40,000,000.

     At various times during the period from June 1, 1999 through September 30, 1999, the Company issued an aggregate of 12,825,651 shares of Series B convertible preferred stock at $1.52 per share.

     Common Stock -- The Company and its founding stockholders (the "Founders") have entered into agreements generally providing the Company the right of first refusal to repurchase any shares of common stock offered for sale by the Founders or upon termination of a Founder's employment with the Company.

     The holder of each outstanding share of common stock is entitled to one voting right per share.

     Common Stock Warrants -- In June 1997, the Company received $500,000 from the issuance of convertible notes with detachable warrants to purchase 300,000 shares of common stock at $0.375 per share. Accordingly, the proceeds were allocated to the note and warrants based on their relative fair values. The fair value of the warrants was estimated using the Black-Scholes valuation model using the following assumptions: estimated volatility of 0.70, risk-free interest rate of 6.5%, no dividend yield and an expected life of the warrants of three years. Based on the resulting fair value of the warrants and their fair value relative to that of the note, $18,768 of the proceeds was recorded for the warrants as additional paid-in capital in the accompanying consolidated balance sheets.

     The balance of the proceeds of $481,232 was recorded as the initial carrying value of the note. The resulting discount on the note was being amortized using the effective interest method through December 31, 1998. However, in June 1998 the note and accrued interest converted into 1,042,794 shares of Series A preferred stock. Concurrently, the unamortized discount on the note of $8,769 was expensed. Total amortization expense was $4,277 in 1997 and $14,491 in 1998 which is included in interest expense in the accompanying consolidated statements of operations. The note bore interest at a stated rate of 15% and the effective interest rate was 18.19%.

     The common stock warrants are exercisable at any time through the earlier of July 24, 2002, or consummation of an initial public offering. As of December 31, 1999, the warrants had not been exercised.

     Preferred Stock -- The holders of Series A, Series B and Series B-1 convertible preferred stock have certain rights, privileges and preferences which include the following:

          Dividends -- The holders are entitled to receive dividends before any dividend is declared or paid on shares of common stock. Such dividends are payable only when declared by the Board of Directors and are noncumulative. After payment of the preferential dividends, no dividends are paid to common stockholders unless an equivalent dividend is made on the preferred stock.

          Conversion -- At the holder's option, each share of preferred stock is convertible into shares of common stock. Each series of preferred stock is automatically converted into common stock upon a public offering of common stock of a certain size and a specified percentage vote of holders of that series. The preferred stock has antidilution protection for issuances below the specified conversion prices,

                          BLUEGILL TECHNOLOGIES, INC.

     as defined, which is initially equal to $0.5174 per share for the Series A preferred stock and $1.52 for the Series B preferred stock.

          Voting Rights -- Except with respect to the election of the directors, the holders of preferred stock (voting on an as-converted basis) vote with the holders of common stock. Certain actions require separate approvals by the holders of each series of preferred stock, each voting separately as a class.

          Redemption Rights -- The holders of at least 75% of the outstanding shares of the Series A convertible preferred stock and the holders of 75% of the outstanding Series B convertible preferred stock may each require the Company to repurchase such shares of that series at any time after June 15, 2003. The redemption prices for the Series A preferred stock and Series B preferred stock are equal to $0.5174 and $1.52 per share, respectively.

          Liquidation Preference -- In the event of any liquidation, dissolution or winding up of the Company, either voluntarily or involuntarily, the holder of each share of Series A convertible preferred stock and each share of Series B convertible preferred stock are entitled to receive, prior to and in preference to any distributions to the holders of common stock, an amount equal to $0.5174 and $1.52 per share, respectively. The liquidation preference of a particular series will not be applicable if the Series A preferred stock will receive more than $2.33 per share and the Series B preferred stock will receive more than $3.04 per share.

          Registration Rights -- The holders of Series A and Series B convertible preferred stock have demand "piggyback" registration rights.

7. STOCK OPTION PLANS

     1997 Stock Option Plan -- In April 1997, the Company established a stock option plan (the "1997 Plan") to increase its ability to attract and retain key employees, consultants and directors. Options granted are nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. All options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the 1997 Plan is 3,200,000, except that upon establishment of the 1998 Stock Option Plan (see below), the remaining 525,000 ungranted options under the 1997 Plan can no longer be granted. Options granted generally become exercisable over a period of two years from the date of grant except that 450,000 options granted vested immediately. Outstanding options expire ten years after the date of grant.

     In June 1998, the Company cancelled and re-granted 1,125,000 options for which the exercise price of the options being cancelled were significantly in excess of the estimated fair value of the underlying common stock. The replacement options were granted with an exercise price equal to the estimated fair value of the underlying common stock.

     In June 1998, the Company also extended the vesting period for 1,100,000 options that were fully vested with an exercise price of $0.001 per share. Under the new vesting schedule, one-third of the options vested immediately, one-third vested on September 30, 1998, and one-third will vest on June 30, 2000. The Company accounted for this event as a cancellation and re-grant of these options. The Company recorded deferred compensation expense totaling $64,900 for the difference between the exercise price and the estimated fair value of the underlying common stock which is being amortized over the revised vesting period. As a result, the Company recorded compensation expense of approximately $48,898 in 1998 and $10,669 in 1999 related to these options.

     1998 Stock Option Plan -- In June 1998, the Company established a stock option plan (the "1998 Plan") to increase its ability to attract and retain key employees, consultants and directors. Options granted may be either incentive stock options, which are granted at not less than the fair market value of the common

                          BLUEGILL TECHNOLOGIES, INC.

stock on the date of grant (as determined under the plan), or nonqualified stock options, which may be granted at less than the fair market value of the common stock on the date of grant. All options are granted at the discretion of the Board of Directors. The maximum number of shares that may be granted under the 1998 Plan is 6,000,000. Options granted generally become exercisable over a period of five years from the date of grant except that 200,000 options granted vest over two years and 650,000 options granted vest over four years. Outstanding options expire ten years after the date of grant.

     Other information concerning all stock options is as follows:

                                                                   WEIGHTED
                                                                   AVERAGE
                                      NUMBER OF        PRICE       EXERCISE    EXPIRATION
                                        SHARES       PER SHARE      PRICE         DATE
                                      ----------    -----------    --------    ----------
Plan Inception -- April 1997........          --             --     --                --
  Options granted...................   2,450,000    $0.001-0.06     $0.02      2007-2008
  Options exercised.................          --
  Options cancelled.................          --
                                      ----------
Outstanding -- December 31, 1997....   2,450,000    $0.001-0.06     $0.02
  Options granted...................   4,787,000    $0.001-0.06     $0.04      2007-2008
  Options exercised.................          --
  Options cancelled.................  (2,265,000)   $0.001-0.06     $0.16
                                      ----------
Outstanding -- December 31, 1998....   4,972,000    $0.001-0.06     $0.04      2007-2008
  Options granted...................   1,906,500    $0.06 -0.56     $0.24        2009
  Options exercised.................  (1,186,834)   $      0.06     $0.014
  Options cancelled.................    (578,500)   $0.001-0.32     $0.05
                                      ----------
Outstanding -- December 31, 1999....   5,113,166                    $0.12      2007-2009
                                      ==========
Exercisable -- December 31, 1999....   1,946,041
                                      ==========

     Stock-Based Compensation -- Using the intrinsic value method under APB 25, compensation related to stock options granted to employees with exercise prices at less than the deemed fair value for financial reporting purposes totaled $112,200, $64,900 and $344,612 in 1997, 1998 and 1999, respectively.
Compensation expense recognized on these stock options totaled $112,200, $48,898 and $7,952 in 1997, 1998 and 1999, respectively, and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The unamortized balance of compensation related to these stock options totaling $16,002 and $341,993 at December 31, 1998 and 1999, respectively, is included as a separate component of stockholders' equity in the accompanying consolidated balance sheets.

     The Company accounts for stock options granted to non-employees under SFAS No. 123 and Emerging Issues Task Force ("EITF") No. 96-18. In January 1999, the Company granted 50,000 options to an outside consultant in exchange for services to be rendered over a five-year period. The options are exercisable at $0.06 per share and vest 20% on March 31, 1999, 20% on April 26, 2000 and 5% each quarter thereafter. The Company initially measured the estimated fair value of these options at the grant date using the Black-Scholes valuation model with the following assumptions -- risk-free interest rate of 5.25%, estimated volatility of 0.89, no dividend yield and an expected life of five years. Under SFAS No. 123 and EITF 96-18, the Company accounts for these options as a variable award and re-measures the estimated fair value of these stock options at each balance sheet date. Accordingly, compensation expense is adjusted at each balance sheet date for any change in the estimated fair value of the stock options. At December 31, 1999, compensation related to this stock option grant totaled $357,675. Compensation expense recognized on these stock options totaled $65,574 in 1999 and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The unamortized balance of compensation related to these stock

                          BLUEGILL TECHNOLOGIES, INC.

options totaling $292,101 at December 31, 1999, is included as a separate component of stockholders' equity in the accompanying consolidated balance sheets. The estimated fair value of these options at the date of grant was $0.04 per share.

     In June 1997, the Company granted an aggregate of 150,000 stock options to two outside consultants in exchange for past services rendered and for services to be rendered through September 1997. The options are exercisable at $0.001 per share and vested immediately upon issuance. The Company initially measured the estimated fair value of these options at the grant date using the Black-Scholes valuation model with the following assumptions -- risk-free interest rate of 6.52%, estimated volatility of 0.70, no dividend yield and an expected life of three years. Under SFAS No. 123 and EITF 96-18, the Company accounted for these options as a variable award and re-measured the estimated fair value of these stock options upon completion of the services in September 1997. Compensation expense recognized on these stock options totaled $56,100 in 1997 and is included in selling, general and administrative expenses in the accompanying consolidated statements of operations. The estimated fair value of these options at the date of grant was $0.374 per share.

     Had compensation expense for all stock option grants been determined based on the fair value at the date of grant consistent with SFAS 123, the reported net loss would have increased by $122, $7,378 and $35,454 in 1997, 1998 and 1999, respectively. The reported net loss per share would not have changed in 1998 but would have increased to $(1.44) in 1999. This pro forma compensation expense may not be representative of that to be expected in future years.

     The pro forma fair value of options was estimated at the date of grant using the minimum value option valuation method under SFAS 123 with the following assumptions: Weighted average risk-free interest rate of 5.12%; dividend yield of 0%; and expected life of options of five years. Option valuation models require the input of highly subjective assumptions. Because changes in subjective input assumptions can materially affect the fair value estimate, in management's opinion, the existing model does not necessarily provide a reliable single measure of the fair value of the Company's stock options.

8. RELATED PARTY TRANSACTIONS

     The holder of the note payable, who subsequently became a stockholder of the Company in 1998, provided consulting services to the Company in 1998. Payments for these consulting services totaled approximately $35,000 in 1998.

9. COMMITMENTS

     The Company leases its office space under operating lease agreements, which expire at various dates through July 2001. Total rent expense was approximately $12,000, $33,000 and $423,000 in 1997, 1998 and 1999, respectively. Minimum future rental payments under noncancellable operating lease agreements as of December 31, 1999, are as follows:

2000...................................................    $  436,786
2001...................................................       442,198
2002...................................................       430,466
2003...................................................       431,664
Thereafter.............................................       107,916
                                                           ----------
                                                           $1,849,030
                                                           ==========

                          INDEPENDENT AUDITORS' REPORT

MSFDC, L.L.C.
Redmond, Washington

     We have audited the accompanying consolidated balance sheets of MSFDC, L.L.C. and subsidiaries, a development stage company (the Company), as of July 2, 1999, and July 3, 1998, and the related consolidated statements of operations, members' capital deficiency, and cash flows for the year ended July 2, 1999, and the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

     We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of July 2, 1999, and July 3, 1998, and the results of its operations and its cash flows for the year ended July 2, 1999, and for the periods from June 18, 1997 (inception) to July 3, 1998, and from June 18, 1997 (inception) to July 2, 1999, in conformity with generally accepted accounting principles.

                                                /s/ DELOITTE & TOUCHE LLP
                                          --------------------------------------
                                                  Deloitte & Touche LLP

Seattle, Washington
October 22, 1999 (February 15, 2000, as to Note 4)

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                          CONSOLIDATED BALANCE SHEETS

                                                     DECEMBER 31, 1999   JULY 2, 1999   JULY 3, 1998
                                                     -----------------   ------------   ------------
                                                        (UNAUDITED)
                      ASSETS
Cash and Cash Equivalents..........................    $ 19,837,565      $51,113,749    $        --
Property and Equipment:
  Equipment........................................       4,679,620        3,924,418      2,004,261
  Accumulated depreciation.........................      (3,234,582)      (2,213,876)      (343,409)
                                                       ------------      -----------    -----------
          Total property and equipment.............       1,445,038        1,710,542      1,660,852
Capitalized Software...............................       9,438,708               --             --
                                                       ------------      -----------    -----------
            Total..................................    $ 30,721,311      $52,824,291    $ 1,660,852
                                                       ============      ===========    ===========
    LIABILITIES AND MEMBERS' CAPITAL DEFICIENCY
Liabilities:
  Checks drawn in excess of bank balances..........    $         --      $        --    $    57,830
  Accounts payable (See Note 3)....................      12,180,931       16,289,271      6,095,216
  Accrued liabilities..............................       1,246,504          592,192        361,261
  Unearned revenue.................................         250,000               --             --
                                                       ------------      -----------    -----------
                                                         13,677,435       16,881,463      6,514,307
Minority Interest..................................      43,060,952       45,936,458             --
Members' Capital Deficiency:
  Membership interest -- MS member.................     (13,008,538)      (4,996,815)    (2,426,694)
  Membership interest -- FDC member................     (13,008,538)      (4,996,815)    (2,426,761)
                                                       ------------      -----------    -----------
          Total members' capital deficiency........     (26,017,076)      (9,993,630)    (4,853,455)
                                                       ------------      -----------    -----------
            Total..................................    $ 30,721,311      $52,824,291    $ 1,660,852
                                                       ============      ===========    ===========

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                                                                                SIX MONTHS     SIX MONTHS
                                   YEAR ENDED    INCEPTION TO   INCEPTION TO      ENDED          ENDED       INCEPTION TO
                                     JULY 2,       JULY 3,        JULY 2,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                      1999           1998           1999           1999           1998           1999
                                   -----------   ------------   ------------   ------------   ------------   ------------
                                                                               (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Revenues.........................  $        --   $        --    $        --    $     3,060    $        --    $     3,060
Operating Expenses:
  Product development (See Note
    3)...........................   26,559,520    10,032,522     36,592,042      1,520,976     11,901,143     38,113,018
  Selling, general, and
    administrative (See Note
    3)...........................   18,637,762     5,839,118     24,476,880     18,292,485      7,282,878     42,769,365
                                   -----------   -----------    -----------    -----------    -----------    -----------
         Total operating
           expenses..............   45,197,282    15,871,640     61,068,922     19,813,461     19,184,021     80,882,383
Other Expense....................     (463,632)      (18,118)      (481,750)      (911,449)       (22,832)    (1,393,199)
                                   -----------   -----------    -----------    -----------    -----------    -----------
      Loss before minority
         interest................   44,733,650    15,853,522     60,587,172     18,898,952     19,161,189     79,486,124
Minority Interest................   (2,063,542)           --     (2,063,542)    (2,875,506)            --     (4,939,048)
                                   -----------   -----------    -----------    -----------    -----------    -----------
Net Loss.........................  $42,670,108   $15,853,522    $58,523,630    $16,023,446    $19,161,189    $74,547,076
                                   ===========   ===========    ===========    ===========    ===========    ===========

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

             CONSOLIDATED STATEMENTS OF MEMBERS' CAPITAL DEFICIENCY

                                                    MS MEMBER       FDC MEMBER        TOTAL
                                                   ------------    ------------    ------------
  Capital contributions..........................  $  5,500,067    $  5,500,000    $ 11,000,067
  Net loss.......................................    (7,926,761)     (7,926,761)    (15,853,522)
                                                   ------------    ------------    ------------
Balance -- July 3, 1998..........................    (2,426,694)     (2,426,761)     (4,853,455)
  Capital contributions..........................    18,764,933      18,765,000      37,529,933
  Net loss.......................................   (21,335,054)    (21,335,054)    (42,670,108)
                                                   ------------    ------------    ------------
Balance -- July 2, 1999..........................    (4,996,815)     (4,996,815)     (9,993,630)
  Capital contributions (unaudited)..............            --              --              --
  Net loss (unaudited)...........................    (8,011,723)     (8,011,723)    (16,023,446)
                                                   ------------    ------------    ------------
Balance -- December 31, 1999 (unaudited).........  $(13,008,538)   $(13,008,538)   $(26,017,076)
                                                   ============    ============    ============
INCEPTION TO JULY 2, 1999
  Capital contributions..........................  $ 24,265,000    $ 24,265,000    $ 48,530,000
  Net loss.......................................   (29,261,815)    (29,261,815)    (58,523,630)
                                                   ------------    ------------    ------------
Balance -- July 2, 1999..........................  $ (4,996,815)   $ (4,996,815)   $ (9,993,630)
                                                   ============    ============    ============
INCEPTION TO DECEMBER 31, 1999
  Capital contributions (unaudited)..............  $ 24,265,000    $ 24,265,000    $ 48,530,000
  Net loss (unaudited)...........................   (37,273,538)    (37,273,538)    (74,547,076)
                                                   ------------    ------------    ------------
Balance -- December 31, 1999 (unaudited).........  $(13,008,538)   $(13,008,538)   $(26,017,076)
                                                   ============    ============    ============

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                    SIX MONTHS     SIX MONTHS     INCEPTION
                                       YEAR ENDED    INCEPTION TO   INCEPTION TO      ENDED          ENDED            TO
                                        JULY 2,        JULY 3,        JULY 2,      DECEMBER 31,   DECEMBER 31,   DECEMBER 31,
                                          1999           1998           1999           1999           1998           1999
                                      ------------   ------------   ------------   ------------   ------------   ------------
                                                                                   (UNAUDITED)    (UNAUDITED)    (UNAUDITED)
Operating Activities:
  Net loss..........................  $(42,670,108)  $(15,853,522)  $(58,523,630)  $(16,023,446)  $(19,161,189)  $(74,547,076)
  Adjustments to reconcile net loss
    to net cash used by operating
    activities:
    Depreciation....................     1,870,467        343,409      2,213,876      1,020,706        785,507      3,234,582
    Minority interest share of
      loss..........................    (2,063,542)            --     (2,063,542)    (2,875,506)            --     (4,939,048)
    Cash provided (used) by changes
      in operating assets and
      liabilities:
      Checks drawn in excess of bank
         balance....................       (57,830)        57,830             --             --        (57,830)            --
      Accounts payable and accrued
         liabilities................    10,424,986      6,456,477     16,881,463     (3,454,028)     3,065,303     13,427,435
      Unearned revenue..............            --             --             --        250,000             --        250,000
                                      ------------   ------------   ------------   ------------   ------------   ------------
         Net cash used by operating
           activities...............   (32,496,027)    (8,995,806)   (41,491,833)   (21,082,274)   (15,368,209)   (62,574,107)
Investing Activities:
  Acquisition of equipment..........    (1,920,157)    (2,004,261)    (3,924,418)      (755,202)      (639,964)    (4,679,620)
  Capitalized software..............            --             --             --     (9,438,708)            --     (9,438,708)
                                      ------------   ------------   ------------   ------------   ------------   ------------
         Net cash used by investing
           activities...............    (1,920,157)    (2,004,261)    (3,924,418)   (10,193,910)      (639,964)   (14,118,328)
Financing Activities:
  Member capital contributions......    37,529,933     11,000,067     48,530,000             --     16,579,933     48,530,000
  Capital contribution from minority
    interest........................    48,000,000             --     48,000,000             --             --     48,000,000
                                      ------------   ------------   ------------   ------------   ------------   ------------
         Net cash provided by
           financing activities.....    85,529,933     11,000,067     96,530,000             --     16,579,933     96,530,000
                                      ------------   ------------   ------------   ------------   ------------   ------------
Net Increase (Decrease) in Cash and
  Cash Equivalents..................    51,113,749             --     51,113,749    (31,276,184)       571,760     19,837,565
Cash and Cash Equivalents:
  Beginning of period...............            --             --             --     51,113,749             --             --
                                      ------------   ------------   ------------   ------------   ------------   ------------
  End of period.....................  $ 51,113,749   $         --   $ 51,113,749   $ 19,837,565   $    571,760   $ 19,837,565
                                      ============   ============   ============   ============   ============   ============

                See notes to consolidated financial statements.

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

1. ORGANIZATION AND DESCRIPTION OF BUSINESS

     Description Of Business -- The purpose of the business is to provide electronic statement presentment and electronic remittance services to consumers and businesses using the Internet. The business has been in the development stage and commenced commercial operations in July 1999.

     Organization -- MSFDC, L.L.C. is a Delaware limited liability company and was formed pursuant to the Limited Liability Company Agreement of MSFDC, L.L.C. dated as of June 18, 1997 (inception) (the LLC Agreement). The members of MSFDC, L.L.C. are MS II, L.L.C., a Delaware limited liability company (the MS member), and First Data L.L.C., a Delaware limited liability company (the FDC member). The MS member is a wholly owned subsidiary of Microsoft Corporation (MS). The FDC member is a wholly owned subsidiary of First Data Corporation (FDC).

     In September 1998, MSFDC, L.L.C. entered into an arrangement whereby the electronic bill presentment and payment service business in the United States previously under development by MSFDC, L.L.C. was contributed to a newly formed entity, Newco L.L.C. (TransPoint). The members of TransPoint are MSFDC, L.L.C. and Citicorp Electronic Commerce Inc. (the Citicorp member). The Citicorp member of TransPoint is a wholly owned subsidiary of Citicorp. In connection with this new arrangement, two additional entities were formed: New MSFDC, L.L.C. (TransPoint Technologies and Services) and Jointco L.L.C. (TransPoint Accounting). The Citicorp member interest in TransPoint Technologies and Services and TransPoint is 25% and 5%, respectively, with MSFDC, L.L.C. holding the remaining interests. TransPoint Technologies and Services and TransPoint each hold 50% capital interests in TransPoint Accounting. These three new entities are collectively referred to as the TransPoint limited liability companies.

     The TransPoint limited liability companies collectively have rights to all future domestic revenues generated by the electronic bill presentment and payment service previously under development by MSFDC, L.L.C. The MS and FDC members have established a new limited partnership, MSFDC International L.P., to account for the future international revenues and related costs.

     Contributions -- Upon formation of MSFDC, L.L.C. in 1997, the MS member contributed $50,000 in cash. First Data Resources, Inc. contributed $40,000 in cash, and Integrated Payment Systems, Inc. contributed $10,000 as initial capital contributions. Immediately following the initial capital contribution, Integrated Payment Systems, Inc. transferred its membership interest to First Data Resources, Inc. These interests were then transferred to First Data L.L.C.

     In connection with the formation of the new TransPoint limited liability companies, Citicorp contributed $48,000,000 in cash as its initial contribution and MSFDC, L.L.C. contributed $37,529,933. MSFDC, L.L.C. and the Citicorp member also made nonmonetary contributions to the TransPoint limited liability companies with a stated value of $446,250,000 and $30,750,000, respectively. The MSFDC, L.L.C. nonmonetary contribution was in the form of software development, goodwill, and tangible and intangible assets. The Citicorp member nonmonetary contribution represented an option to obtain a license of software and intangible assets and no value has been ascribed to this contribution in the accompanying consolidated financial statements.

     Loss and Cash Flow Allocations -- The allocation of profit and loss and cash flow of MSFDC, L.L.C. and the TransPoint limited liability companies is defined in the respective limited liability company agreements. These agreements generally result in a sharing of ongoing capital contribution requirements and profit and loss based on initial membership interests. Cash distributions are to be made annually in an amount equal to the assumed tax liability of the entities, or if greater, excess cash flow. For financial reporting purposes, losses from the TransPoint limited liability companies have been allocated to MSFDC, L.L.C. and

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

the Citicorp member based on their respective capital account interests of 85% and 15%, respectively. Citicorp loss allocations commenced upon the date of their capital contribution in April 1999.

     Unaudited Interim Financial Statements -- The interim financial information contained herein is unaudited but, in the opinion of management, reflects all adjustments which are necessary for a fair presentation of the financial position, results of operations, and cash flows for the periods presented. All such adjustments are of a normal, recurring nature. Results of operations for interim periods presented herein are not necessarily indicative of results of operations for the entire year.

     The unaudited interim financial statements of MSFDC L.L.C. include the accounts of MSFDC International, L.P., which was formed in April 1999. The accounts of MSFDC International, L.P. have been combined with those of MSFDC L.L.C. due to common ownership, and because the entity is being acquired under the same transaction as MSFDC L.L.C. (See Note 4).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

     Consolidation -- The financial statements include all majority and wholly owned subsidiaries (collectively, the Company). Intercompany balances and transactions have been eliminated in consolidation.

     Minority Interest -- Citicorp's capital contributions and share of losses in the TransPoint limited liability companies has been recorded as a minority interest.

     Use of Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and related disclosures. Actual results could differ from those estimates.

     Property and Equipment -- Property and equipment is carried at cost, less accumulated depreciation, and consists primarily of computers and related technical equipment. Depreciation is provided utilizing the straight-line method over the estimated useful lives of the assets, which range from one year to 3 years.

     The carrying value of equipment is reviewed periodically for impairment. If the carrying amount of the asset is not recoverable, the asset is considered to be impaired and the value is adjusted to the estimated fair value.

     Income Taxes -- As a limited liability company, the Company is treated as a partnership for federal and state income tax purposes and its income or loss is taxable directly to its members. Accordingly, the accompanying financial statements do not include any income tax provisions.

     Product Development -- Product development costs are expensed as incurred. Statement of Financial Accounting Standards (SFAS) No. 86, Accounting for the Costs of Computer Software to be Sold, Leased or Otherwise Marketed, does not materially affect the Company.

     Recent Accounting Pronouncement -- In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed of Obtained for Internal Use. SOP 98-1 requires capitalization and amortization of costs relating to internal-use software, and was adopted by the Company beginning July 3, 1999. The adoption of SOP 98-1 resulted in the capitalization of approximately $9.4 million in costs through December 31, 2000 (unaudited). Capitalized costs include direct labor and related overhead for software developed by the Company and the cost of software purchased from third parties.

     As of December 31, 2000, the Company has not yet commenced amortization of any of its capitalized software costs as the software is not ready for its intended use. Amortization of capitalized software costs

                         MSFDC, L.L.C. AND SUBSIDIARIES
                         (A DEVELOPMENT STAGE COMPANY)

           NOTES TO CONSOLIDATED FINANCIAL STATEMENTS -- (CONTINUED)

will be calculated using the straight-line method commencing when the software is ready for its intended use. Quarterly, the Company reviews and measures any impairment in accordance with the provisions of SFAS No. 121, Accounting for the impairment of long-lived assets and for long-lived assets to be disposed of.

3. RELATED PARTY TRANSACTIONS AND COMMITMENTS

     Operating Costs and Reimbursements -- The MS member and the FDC member provide certain operational services, some of which are reimbursed by the Company. Selling, general, and administrative expenses related to these services provided by the MS member and the FDC member for the year ended July 2, 1999, totaled $2,248,000 and $11,601,000, respectively, and $7,338,000 and $7,080,000, respectively, for the period from June 18, 1997 (inception) to July 3, 1998.

     Services related to selling, general, and administrative expenses for the six-month periods ended December 31, 1999 and 1998 (unaudited) totaled $10,461,000 and $895,000, respectively, for the MS member and $2,798,000 and $5,809,000, respectively, for the FDC member.

     Research and Development Costs and Reimbursements -- The MS member and the FDC member perform certain research and development activities, some of which are reimbursed by the Company. Research and development expenses related to these activities performed by the MS member and the FDC member for the year ended July 2, 1999, and the period from June 18, 1997 (inception) to July 3, 1998, totaled $18,886,000 and $4,279,000, respectively, and $6,502,000 and
$3,155,000, respectively.

     Research and development costs for the six-month periods ended December 31, 1999 and 1998 (unaudited) totaled $10,522,000 and $-0-, respectively, for the MS member and $8,422,000 and $2,022,000, respectively, for the FDC member. Of research and development costs incurred during the six-month period ended December 31, 1999, $9,439,000 (unaudited) was capitalized under SOP 98-1 as software developed for internal use.

     Accounts Payable -- Accounts payable includes $11,722,000 and $4,407,000 to the MS member and the FDC member, respectively, as of July 2, 1999, and $2,569,000 and $2,582,000 to the MS member and the FDC member, respectively, as of July 3, 1998.

     Accounts payable as of December 31, 1999 (unaudited) includes $11,352,000 and $956,000 for the MS member and FDC member, respectively.

4. SUBSEQUENT EVENT

     On February 15, 2000, the Company entered into an agreement to be acquired. Under the terms of the agreement, the members have agreed to fund the Company with $100 million in cash before the closing of the transaction.

                                                                      APPENDIX A

                            ------------------------

                          AGREEMENT AND PLAN OF MERGER

                                     AMONG

                         CHECKFREE HOLDINGS CORPORATION
                      CHECKFREE ACQUISITION CORPORATION IV

                                      AND

                          BLUEGILL TECHNOLOGIES, INC.

                            ------------------------

                         Dated as of December 20, 1999

                               TABLE OF CONTENTS

                                                                              PAGE
                                                                              ----
                                    ARTICLE I
                                    THE MERGER
SECTION 1.01  The Merger..................................................     A-5
SECTION 1.02  Effect of the Merger........................................     A-5
SECTION 1.03  Consummation of the Merger..................................     A-5
SECTION 1.04  Charter; By-Laws; Directors and Officers....................     A-5
SECTION 1.05  Further Assurances..........................................     A-6

                                    ARTICLE II
                             CONVERSION OF SECURITIES
SECTION 2.01  Conversion of Securities of BlueGill........................     A-6
SECTION 2.02  Release of Escrow Shares....................................     A-8
SECTION 2.03  Conversion of Acquisition Common Stock......................     A-8
SECTION 2.04  Assumption of Warrants and Options..........................     A-8
SECTION 2.05  Surrender and Exchange of Shares............................     A-8
SECTION 2.06  Closing of Stock Transfer Books.............................     A-9
SECTION 2.07  Closing.....................................................     A-9
SECTION 2.08  Tax-Free Reorganization.....................................     A-9

                                   ARTICLE III
                          REPRESENTATIONS AND WARRANTIES
SECTION 3.01  Representations and Warranties of BlueGill..................     A-9
SECTION 3.02  Representations and Warranties of Parent....................    A-20
SECTION 3.03  Representations and Warranties of Acquisition...............    A-23

                                    ARTICLE IV
                                    COVENANTS
SECTION 4.01  Conduct of BlueGill's Business..............................    A-24
SECTION 4.02  Registration Statement; Stockholder Approval; Etc...........    A-26
SECTION 4.03  Access to Information.......................................    A-28
SECTION 4.04  Further Assurances..........................................    A-29
SECTION 4.05  Inquiries and Negotiations..................................    A-29
SECTION 4.06  Indemnification; Directors' and Officers' Insurance.........    A-29
SECTION 4.07  Notification of Certain Matters.............................    A-30
SECTION 4.08  Compliance with the Securities Act..........................    A-30
SECTION 4.09  Conversion of Warrants and Stock Options....................    A-30
SECTION 4.10  Parent Indemnity............................................    A-31
SECTION 4.11  Bring-Down of Representations and Warranties................    A-31
SECTION 4.12  Agreements Executed.........................................    A-31

                                                                              PAGE
                                                                              ----
                                    ARTICLE V
                             CONDITIONS TO THE MERGER
              Conditions to Each Party's Obligation to Effect the
SECTION 5.01  Merger......................................................    A-31
              Conditions to the Obligation of BlueGill to Effect the
SECTION 5.02  Merger......................................................    A-32
SECTION       Conditions to the Obligation of Parent and Acquisition to
  5.03......  Effect the Merger...........................................    A-32

                                    ARTICLE VI
                           TERMINATION AND ABANDONMENT
SECTION 6.01  Termination and Abandonment.................................    A-33
SECTION 6.02  Effect of Termination.......................................    A-34

                                   ARTICLE VII
                                 INDEMNIFICATION
SECTION 7.01  Indemnification by BlueGill.................................    A-34
SECTION 7.02  Claims......................................................    A-35
SECTION 7.03  Notice and Defense of Third-Party Claims....................    A-35
SECTION 7.04  Settlement or Compromise....................................    A-35
SECTION 7.05  Limitations on Indemnification..............................    A-35
SECTION 7.06  Remedies for Fraud..........................................    A-36
SECTION 7.07  Changes in Capitalization...................................    A-36

                                   ARTICLE VIII
                                  MISCELLANEOUS
SECTION 8.01  Survival of Representations and Warranties..................    A-36
SECTION 8.02  Interpretation of Representations and Warranties............    A-36
SECTION 8.03  Reliance....................................................    A-36
SECTION 8.04  Expenses, Etc...............................................    A-37
SECTION 8.05  Publicity; Confidentiality..................................    A-37
SECTION 8.06  Execution in Counterparts...................................    A-37
SECTION 8.07  Notices.....................................................    A-37
SECTION 8.08  Waivers.....................................................    A-38
SECTION 8.09  Amendments, Supplements, Etc................................    A-38
SECTION 8.10  Entire Agreement............................................    A-38
SECTION 8.11  Applicable Law..............................................    A-38
SECTION 8.12  Binding Effect, Benefits....................................    A-39
SECTION 8.13  Assignability...............................................    A-39
SECTION 8.14  Parent Stockholder Approval.................................    A-39
SECTION 8.15  Knowledge Qualification.....................................    A-39
SECTION 8.16  Severability................................................    A-39
SECTION 8.15  Variation and Amendment.....................................    A-39

                        INDEX TO SCHEDULES AND EXHIBITS

BLUEGILL SCHEDULES                                              DESCRIPTION
------------------                                              -----------
3.01(b)                                         Subsidiaries
3.01(c)(i)                                      Capitalization - Subscription, Options and
                                                  Warrants
3.01(c)(ii)                                     Capitalization - Redemption
3.01(c)(iii)                                    Capitalization - Stockholders
3.01(e)                                         Non-Contravention
3.01(f)                                         Consents
3.01(g)                                         Financial Statements
3.01(h)                                         Certain Changes or Events
3.01(j)                                         Actions Pending
3.01(k)                                         Liens and Encumbrances
3.01(l)                                         Real Property Interests
3.01(m)                                         Intellectual Property Rights
3.01(n)                                         Labor Matters
3.01(o)                                         Severance Arrangements
3.01(p)                                         Taxes
3.01(q)                                         Permits
3.01(r)                                         Employee Benefit Plans
3.01(s)                                         Environmental Matters
3.01(u)                                         Material Contracts
3.01(v)                                         Insurance
3.01(x)                                         Claims Against Officers and Directors
3.01(y)                                         Customers; Suppliers, etc.
3.01(z)                                         Improper Payments
3.01(aa)                                        Brokers

PARENT SCHEDULES                                                DESCRIPTION
----------------                                                -----------
3.02(b)                                         Subsidiaries
3.02(c)                                         Capitalization
3.02(f)                                         Consents
3.02(j)                                         Registration Rights
3.02(k)                                         Brokers

GENERAL SCHEDULES                                               DESCRIPTION
-----------------                                               -----------
4.01                                            Permitted Agreements Not Requiring Consent
                                                  of Parent
8.04                                            Expenses
8.15                                            Designated Individuals with Knowledge

EXHIBITS                                                        DESCRIPTION
--------                                                        -----------
Exhibit A                                       Parent Tax Representation Certificate
Exhibit B                                       Escrow Agreement
Exhibit C                                       Stock Restriction Agreement

                          AGREEMENT AND PLAN OF MERGER

     AGREEMENT AND PLAN OF MERGER, dated as of December 20, 1999 (the "EFFECTIVE DATE"), among CHECKFREE HOLDINGS CORPORATION, a Delaware corporation ("PARENT"), CHECKFREE ACQUISITION CORPORATION IV , a Delaware corporation and a wholly owned subsidiary of Parent ("ACQUISITION"), and BLUEGILL TECHNOLOGIES, INC., a Delaware corporation ("BLUEGILL"). BlueGill and Acquisition are hereinafter sometimes collectively referred to as the "CONSTITUENT CORPORATIONS" and BlueGill is hereinafter sometimes referred to as the "SURVIVING CORPORATION."

     WHEREAS, Parent, Acquisition and BlueGill desire that Acquisition merge with and into BlueGill (the "MERGER"), upon the terms and conditions set forth herein and in accordance with the General Corporation Law of the State of Delaware (the "DELAWARE GCL") with the result that BlueGill shall continue as the surviving corporation and the separate existence of Acquisition shall cease; and

     WHEREAS, Parent, Acquisition and BlueGill desire that at the Effective Time (as hereinafter defined), all outstanding shares of the capital stock of BlueGill be converted into the right to receive fully paid and nonassessable shares of Common Stock, $.01 par value, of Parent ("PARENT COMMON STOCK"), as hereinafter provided; and

     WHEREAS, Parent, Acquisition and BlueGill desire that, immediately after the Effective Time and solely as a result of the Merger, Parent will own all the issued and outstanding shares of the capital stock of the Surviving Corporation; and

     WHEREAS, for Federal income tax purposes, it is intended that the Merger qualify as a reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended (the "INTERNAL REVENUE CODE"); and

     WHEREAS, the respective Boards of Directors of Parent, Acquisition and BlueGill have approved the Merger;

     NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants, agreements and conditions contained herein, and in order to set forth the terms and conditions of the Merger and the mode of carrying the same into effect, the parties hereto hereby agree as follows:

                                   ARTICLE I

                                   THE MERGER

     SECTION 1.01 THE MERGER. Subject to the terms and conditions of this Agreement, at the Effective Time, in accordance with this Agreement and the Delaware GCL, Acquisition shall be merged with and into BlueGill, the separate existence of Acquisition shall cease, and BlueGill shall continue as the Surviving Corporation under the corporate name of "BLUEGILL TECHNOLOGIES, INC."

     SECTION 1.02 EFFECT OF THE MERGER. Upon the effectiveness of the Merger, the Surviving Corporation shall succeed to, and assume all the rights and obligations of, BlueGill and Acquisition in accordance with the Delaware GCL and the Merger shall otherwise have the effects set forth in Section 251 of the Delaware GCL.

     SECTION 1.03 CONSUMMATION OF THE MERGER. At the Closing (as defined in
Section 2.07 hereof), the parties hereto will cause the Merger to be consummated by filing with the Secretary of State of the State of Delaware a properly executed certificate of merger in accordance with the Delaware GCL (the time of such filing being referred to herein as the "EFFECTIVE TIME").

     SECTION 1.04 CHARTER; BY-LAWS; DIRECTORS AND OFFICERS. The Certificate of Incorporation of the Surviving Corporation from and after the Effective Time shall be the Certificate of Incorporation of Acquisition as in effect immediately prior to the Effective Time, until thereafter amended in accordance with the provisions thereof and as provided by the Delaware GCL, except that, at the Effective Time,

Article I thereof shall be amended to read as follows: "The name of the Corporation is BLUEGILL TECHNOLOGIES, INC." The By-Laws of the Surviving Corporation from and after the Effective Time shall be the By-Laws of Acquisition as in effect immediately prior to the Effective Time, continuing until thereafter amended in accordance with the provisions thereof and the provisions of the Certificate of Incorporation of the Surviving Corporation and as provided by the Delaware GCL. The initial directors and officers of the Surviving Corporation shall be the directors and officers, respectively, of Acquisition immediately prior to the Effective Time, in each case until their removal or until their respective successors are duly elected and qualified.

     SECTION 1.05 FURTHER ASSURANCES. If at any time after the Effective Time the Surviving Corporation shall consider or be advised that any deeds, bills of sale, assignments or assurances or any other acts or things are necessary, desirable or proper (i) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of either of the Constituent Corporations, or (ii) otherwise to carry out the purposes of this Agreement, the Surviving Corporation and its proper officers and directors or their designees shall be authorized to execute and deliver, in the name and on behalf of either of the Constituent Corporations, all such deeds, bills of sale, assignments and assurances and do, in the name and on behalf of such Constituent Corporation, all such other acts and things necessary, desirable or proper to vest, perfect or confirm its right, title or interest in, to or under any of the rights, privileges, powers, franchises, properties or assets of such Constituent Corporation and otherwise to carry out the purposes of this Agreement.

                                   ARTICLE II

                            CONVERSION OF SECURITIES

     Section 2.01 CONVERSION OF SECURITIES OF BLUEGILL.

     (a) At the Effective Time, each share of common stock, $.001 par value, of BlueGill (the "BLUEGILL COMMON STOCK"), each share of Series A Preferred Stock, $.001 par value, of BlueGill (the "BLUEGILL SERIES A PREFERRED STOCK"), and each share of Series B Preferred Stock, $.001 par value, of BlueGill (the "BLUEGILL SERIES B PREFERRED STOCK"), and together with the BlueGill Series A Preferred Stock, the "BLUEGILL PREFERRED STOCK"), issued and outstanding immediately prior to the Effective Time (exclusive of Dissenting Shares (as defined herein) and treasury shares, if any, which shall be cancelled in accordance with Section 2.01(b)) shall be converted into the right to receive the following (the "Merger Consideration"):

     (i) The quotient of the applicable amount of the Parent Consideration determined in accordance with clause (1) below divided by the Diluted Share Number as defined in clause (2) below (such quotient being hereinafter referred to as the "Exchange Ratio"):

        (1) The number of shares of Parent Common Stock (which when issued will be validly issued, fully-paid and non-assessable) determined as follows (the "Parent Consideration"):

           (A) If the Parent Average Trading Price (as defined below) is greater than or equal to $78.00 per share and less than or equal to $101.40 per share, the Parent Consideration shall equal 3,205,128 shares.

           (B) If the Parent Average Trading Price is greater than $101.40 per share, the Parent Consideration shall equal $325,000,000 divided by the Parent Average Trading Price.

           (C) If the Parent Average Trading Price is greater than or equal to $50.00 per share and less than $78.00 per share, the Parent Consideration shall equal $250,000,000 divided by the Parent Average Trading Price.

           (D) If the Parent Average Trading Price is less than $50.00 per share and Parent provides a termination notice to BlueGill under Section 6.01(g) because the Parent Average Closing Price is less than $50.00, and thereafter BlueGill provides to Parent a Reinstatement Notice (as defined in Section 6.01(g)) in accordance with Section 6.01(g), the Parent Consideration shall equal 5,000,000 shares.

           (E) If the Parent Average Trading Price is less than $50.00 per share and Parent does not provide a termination notice to BlueGill under Section 6.01(g), the Parent Consideration shall equal $250,000,000 divided by the Parent Average Trading Price.

           (F) "Parent Average Trading Price" is defined as the weighted average intraday trading price of Parent Common Stock on the Nasdaq National Market ("NASDAQ NM") during the three days immediately preceding the Closing Date (as defined in Section 2.07), as reported by Bloomberg.

        (2) At the Effective Time, the number of diluted shares of BlueGill Common Stock outstanding computed based on the treasury method of accounting, modified, giving effect to the conversion of all BlueGill Preferred Stock and the exercise of all warrants and all vested options, but excluding all Unvested Common Stock (as defined below) and excluding all unvested options (the "DILUTED SHARE NUMBER").

     (ii) 10% of the Merger Consideration issuable to each of the BlueGill Shareholders (as defined in Section 3.01(c) below) (the "ESCROW SHARES") shall be deposited with the escrow agent pursuant to that certain Escrow Agreement (the "Escrow Agreement") to be entered into by and among Parent, the Surviving Corporation and the BlueGill Shareholders in substantially the form attached hereto as EXHIBIT B, and will be held by such escrow agent pursuant to the Escrow Agreement, subject to Section 2.02 below. The parties agree that BlueGill shall have the right, with the consent of Parent which will not be unreasonably withheld, to modify the form of the Escrow Agreement prior to its execution and delivery at the Closing in order to effect changes dealing with the rights and obligations as among the BlueGill Shareholders and the Shareholders' Agent, provided that such changes do not materially impact any rights or obligations of Parent thereunder.

     (iii) DISSENTING SHARES. BlueGill Common Stock and BlueGill Preferred Stock issued and outstanding immediately prior to the Effective Time and held by a BlueGill Shareholder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value for such holder's BlueGill Common Stock or BlueGill Preferred Stock, as the case may be, as determined by appraisal for stock in accordance with the Delaware GCL prior to the Effective Time ("DISSENTING SHARES") shall not be converted into, or be exchangeable for, a right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have withdrawn or otherwise lost such holder's right to appraisal. If after the Effective Time such holder shall have failed to perfect or shall have withdrawn or lost such holder's right to appraisal, such BlueGill Common Stock or BlueGill Preferred Stock, as the case may be, shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration.

     (iv) If any shares of BlueGill Common Stock outstanding immediately prior to the Effective Time are unvested or are subject to a repurchase option, risk of forfeiture or other condition under any applicable restricted stock purchase agreement or other agreement with BlueGill ("UNVESTED COMMON STOCK"), then the shares of Parent Common Stock issued in exchange for such shares of BlueGill Common Stock will also be unvested and subject to the same repurchase option, risk of forfeiture or other condition, and the certificates representing such shares of Parent Common Stock may accordingly be marked with appropriate legends.

     (v) If, prior to the Effective Time, Parent effects a subdivision of its outstanding shares into a greater number of shares, or a combination of its outstanding shares into a lesser number of shares, or reorganizes, reclassifies, recapitalizes or otherwise changes its outstanding shares into the same or a different number of shares of other classes or series, or declares a dividend on its outstanding shares payable in shares of its capital stock or securities convertible into shares of its capital stock, or if Parent declares any cash dividend or other distribution of cash or property payable to its stockholders of record as of any date prior to the Effective Time (each such event being herein referred to as a "CAPITAL CHANGE"), then the Exchange Ratio shall be adjusted to appropriately and equitably reflect each such Capital Change.

     (b) TREASURY STOCK. At the Effective Time, each share of capital stock of BlueGill that is then held in the treasury of BlueGill (if any) shall be canceled and retired and no capital stock of Parent and no cash or other consideration shall be paid or delivered in exchange therefor.

     SECTION 2.02 RELEASE OF ESCROW SHARES. The Escrow Shares shall be released from escrow and delivered to BlueGill Shareholders upon the earlier to occur of:
(a) one (1) year after the Closing Date or (b) the completion of an audit on the merged companies and the filing by Parent of its Annual Report on Form 10-K with the Securities and Exchange Commission ("SEC") relating to the first fiscal year of Parent ending after the Closing, in either event subject to the terms of the Escrow Agreement (such earlier date being hereinafter sometimes referred to as the "ESCROW RELEASE DATE"), subject to any withholding of Escrow Shares beyond the Escrow Release Date by the escrow agent under the Escrow Agreement pending the resolution of any claims made in accordance with the Escrow Agreement.

     SECTION 2.03 CONVERSION OF ACQUISITION COMMON STOCK. At the Effective Time, each share of common stock, $.01 par value, of Acquisition that is issued and outstanding immediately prior to the Effective Time shall remain outstanding and, by virtue of the Merger, automatically and without the need for any action on the part of the holder thereof, shall be converted into and become one (1) validly issued, fully paid and nonassessable share of common stock of the Surviving Corporation.

     SECTION 2.04 ASSUMPTION OF WARRANTS AND OPTIONS. At the Effective Time, all warrants and options to purchase BlueGill Common Stock outstanding as of the date hereof or issued after the date of this Agreement in compliance with
Section 4.01 and the other provisions of this Agreement (the "BLUEGILL OPTIONS AND WARRANTS"), to the extent not exercised or canceled prior to the Effective Time, will be assumed by Parent and will, following the Effective Time, represent warrants or options, respectively, to purchase Parent Common Stock in accordance with Section 4.09 hereof. For purposes of this Agreement, the term "BLUEGILL SECURITYHOLDERS" shall mean the holders of the BlueGill Options and Warrants to the extent vested as of the Effective Date and the BlueGill Shareholders.

     SECTION 2.05 SURRENDER AND EXCHANGE OF SHARES.

     (a) At the Effective Time, each holder of an outstanding certificate or certificates that immediately prior thereto represented shares of the capital stock of BlueGill shall surrender the same to Parent or its agent, and each such holder shall be entitled upon such surrender and upon submission to Parent or its agent of a copy of the Escrow Agreement executed by such holder, to receive in exchange for such shares, without cost to it, a certificate representing 90% of the number of shares of Parent Common Stock into which the shares theretofore represented by the certificate so surrendered shall have been converted as provided in Section 2.01 hereof, 10% of such Parent Common Stock shall be deposited with the escrow agent pursuant to the Escrow Agreement, and the certificate or certificates so surrendered in exchange for such consideration shall forthwith be canceled by Parent. A BlueGill Shareholder who has so surrendered certificates at the Effective Time shall be a record holder of Parent Common Stock at the Effective Time. BlueGill Shareholders who are Affiliates (as defined in Section 4.08) shall be required to execute and deliver to Parent a letter in form and substance customary in stock-for-stock merger transactions, pursuant to which such Affiliates will agree to transfer their shares of Parent Common Stock subject to the limitations of Rule 145 under the Securities Act of 1933, as amended (the "SECURITIES ACT").

     (b) If a certificate representing shares of the capital stock of BlueGill has been lost, stolen or destroyed, the holder of such certificate shall submit an affidavit describing the lost, stolen or destroyed certificate, the number of shares evidenced thereby and affirming the status of that certificate in lieu of surrendering such certificate to Parent, which shall deem such certificate canceled; provided that Parent may require the holder of such certificate to provide Parent with a bond in such amount as Parent may direct as a condition to paying any consideration hereunder. Until so surrendered, the outstanding certificates that, prior to the Effective Time, represented shares of the capital stock of BlueGill that shall have been converted as aforesaid shall be deemed for all corporate purposes, except as hereinafter provided, to evidence the ownership of the Merger Consideration into which such shares have been so converted.

     (c) No certificates or scrip representing fractional shares of Parent Common Stock shall be issued upon the surrender for exchange of certificates held by stockholders of BlueGill (or in the case of a lost, stolen or destroyed certificate, upon delivery of an affidavit (and bond, if required) in the manner provided in paragraph (b) above), and such fractional share interests will not entitle the owner thereof to vote or to any rights of a stockholder of Parent. Each holder of shares of the capital stock of BlueGill who would otherwise have been
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entitled to receive in the Merger a fraction of a share of Parent Common Stock
(after taking into account all certificates surrendered by such holder) shall be entitled to receive from Parent at the Effective Time, in lieu thereof, cash (without interest) in an amount equal to such fractional part of a share of Parent Common Stock multiplied by the Parent Average Closing Price. It is understood (i) that the payment of cash in lieu of fractional shares of Parent Common Stock is solely for the purpose of avoiding the expense and inconvenience to Parent of issuing fractional shares and does not represent separately bargained-for consideration; and (ii) that no holder of shares of BlueGill capital stock will receive cash in lieu of fractional shares of Parent Common Stock in an amount greater than the value of one full share of Parent Common Stock.

     SECTION 2.06 CLOSING OF STOCK TRANSFER BOOKS. On and after the Effective Time, there shall be no transfers on the stock transfer books of BlueGill or Parent of shares of capital stock of BlueGill that were issued and outstanding immediately prior to the Effective Time.

     SECTION 2.07 CLOSING. The closing (the "CLOSING") shall be scheduled to occur at the offices of Parent at 10:00 a.m. local time, on a date as soon as practicable (but in any event not later than the third business day, unless otherwise agreed) after the satisfaction or waiver of the conditions to the obligations of the parties to effect the Merger set forth herein, provided that this Agreement has not previously been terminated in accordance with the provisions of Section 6.01 hereof. The Closing, and all transactions to occur at the Closing, shall be deemed to have taken place at, and shall be effective as of, the close of business on the date of closing (the "CLOSING DATE").

     SECTION 2.08 TAX-FREE REORGANIZATION. The parties intend to adopt this Agreement as a plan of reorganization and to consummate the Merger in accordance with the provisions of Section 368(a)(1)(A) of the Internal Revenue Code by virtue of the provisions of Section 368(a)(2)(E) of the Internal Revenue Code, and the parties will not take a position on any tax returns that is inconsistent with the treatment of the Merger as a reorganization described in such Sections. Concurrently herewith (dated as of the Effective Date), and again at the Closing (dated as of the Closing Date), Parent shall execute and deliver to BlueGill Securityholders a certificate substantially in the form of EXHIBIT A (the "PARENT TAX REPRESENTATION CERTIFICATE").

                                  ARTICLE III

                         REPRESENTATIONS AND WARRANTIES

     SECTION 3.01 REPRESENTATIONS AND WARRANTIES OF BLUEGILL. BlueGill represents and warrants to Parent and Acquisition, except as set forth in: (i) as of the date hereof, the BlueGill Disclosure Letter dated of even date herewith that is being delivered to Parent concurrently herewith (the "BLUEGILL DISCLOSURE LETTER"), or (ii) as of the Closing Date, the Closing BlueGill Disclosure Letter (as defined in Section 4.11), as follows:

     (a) ORGANIZATION AND QUALIFICATION. BlueGill is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. BlueGill is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a BlueGill Material Adverse Effect (as hereinafter defined). As used in this Agreement, the term "BLUEGILL MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the properties, assets, financial condition, operating results or business of BlueGill and its subsidiaries, taken as a whole; PROVIDED, HOWEVER, that the term "BlueGill Material Adverse Effect" shall not include any such material adverse effect to the extent it directly or indirectly relates to or results from:

        (i) changes, developments or circumstances in worldwide or national conditions (political, economic, or regulatory) that adversely affect generally the markets where BlueGill or any of its subsidiaries operates or affect generally industries engaged in the business in which BlueGill or any of its subsidiaries
                                       A-9
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operates (including proposed legislation or regulation by any governmental or regulatory body or the introduction of any technological changes in the industry), or adversely affect a broad group of industries generally;

        (ii) changes, developments or circumstances in U.S. or international securities markets in general; or

        (iii) any matter disclosed in the BlueGill Disclosure Letter or the Closing BlueGill Disclosure Letter.

     (b) SUBSIDIARIES. Except as set forth on Schedule 3.01(b), BlueGill does not have any subsidiaries or ownership of any equity interest in any corporation, partnership, joint venture, or other business entity.

     For purposes of this Agreement, the term "SUBSIDIARY," when used with respect to BlueGill, shall mean any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by BlueGill and/or one or more of its subsidiaries.

     (c) CAPITALIZATION. The authorized capital stock of BlueGill consists of 41,000,000 shares of BlueGill Common Stock, $.001 par value per share and 38,505,000 shares of Preferred Stock, $.001 par value per share, of which 12,505,000 are designated Series A Preferred Stock, 13,000,000 are designated Series B Preferred Stock and 13,000,000 are designated Series B-1 Preferred Stock. A total of 6,094,833 shares of BlueGill Common Stock, 12,503,301 shares of BlueGill A Preferred Stock, 12,825,651 shares of BlueGill Series B Preferred Stock and no shares of BlueGill Series B-1 Preferred Stock are issued and outstanding, all of which issued and outstanding shares were duly authorized and validly issued and are fully paid and nonassessable. Except as disclosed on
Schedule 3.01(c)(i), no subscription, warrant, option, call, commitment, convertible security (other than preferred stock, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of BlueGill is authorized or outstanding and there is not any commitment of BlueGill to issue any shares, warrants, options, or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as set forth on Schedule 3.01(c)(ii), BlueGill does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof. Schedule 3.01(c)(iii) sets forth a complete and correct list of the holders of record of BlueGill Common Stock, BlueGill Series A Preferred Stock and BlueGill Series B Preferred Stock ("BLUEGILL SHAREHOLDERS") and the holders of all options, warrants or other rights, if any, to purchase BlueGill Common Stock, including by name of the holder and the number of shares or the number of shares obtainable on exercise of options or rights held.

     (d) AUTHORITY RELATIVE TO AGREEMENT. BlueGill has all requisite corporate power and authority to execute and deliver this Agreement and to perform its obligations hereunder. The execution, delivery and performance of this Agreement by BlueGill and the consummation by it of the transactions contemplated hereby have been duly authorized by BlueGill's Board of Directors and no other corporate approvals or proceedings on the part of BlueGill are necessary to authorize this Agreement and the transactions contemplated hereby, other than the approval and adoption of this Agreement by the BlueGill Shareholders as required by the Delaware GCL. This Agreement has been duly executed and delivered by BlueGill and, subject to obtaining such stockholder approval, constitutes the legal, valid and binding obligation of BlueGill, enforceable against BlueGill in accordance with its terms, subject to the effect, if any, of
(a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities. BlueGill's Board of Directors has by the requisite vote (i) determined that this Agreement and the Merger is advisable and fair and in the best interests of BlueGill and the BlueGill Shareholders and (ii) resolved to recommend the approval of this Agreement and the Merger by the BlueGill Shareholders and to submit this Agreement and the Merger to the BlueGill Shareholders for their consideration and approval when BlueGill is permitted to do so by applicable law. The affirmative vote of the holders of two-thirds of the outstanding BlueGill Series A Preferred Stock, either holders of three-fourths of the outstanding BlueGill Series B Preferred Stock or holders of a majority of the outstanding BlueGill
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

Series B Preferred Stock (including at least one "Series B Institutional Investor" as that term is defined in the Certificate of Incorporation of BlueGill) and a majority of the outstanding BlueGill Common Stock and BlueGill Preferred Stock (voting on an as if converted to Common Stock basis), voting together as a single class, are the only votes of the holders of any class or series of BlueGill's capital stock necessary to approve this Agreement, the Merger and the transactions contemplated hereby and thereby.

     (e) NON-CONTRAVENTION. The execution and delivery of this Agreement by BlueGill and the consummation by BlueGill of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of BlueGill or (ii) except as set forth on Schedule 3.01(e) hereof, result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument to which BlueGill is a party or by which its assets are bound, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the business conducted by BlueGill (the "BUSINESS") or to BlueGill or their respective properties, or
(iii) result in the creation or imposition of any liens, claims, charges, restrictions, rights of others, security interests, prior assignments or other encumbrances (collectively, "CLAIMS") in favor of any third person or entity upon any of the assets of BlueGill, other than any such violation, conflict, default, loss, termination or acceleration that would not have a BlueGill Material Adverse Effect.

     (f) CONSENTS. Except as set forth on Schedule 3.01(f), no consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by BlueGill in connection with the execution and delivery of this Agreement by BlueGill or the consummation by BlueGill of the transactions contemplated hereby, except for (i) compliance by BlueGill with the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR ACT"), (ii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL and (iii) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a BlueGill Material Adverse Effect or materially adversely affect the ability of BlueGill to consummate the transactions contemplated hereby or the ability of the Surviving Corporation or any of its subsidiaries to conduct the Business after the Effective Time.

     (g) FINANCIAL STATEMENTS, ETC. BlueGill has furnished to Parent the audited consolidated balance sheet of BlueGill as of December 31, 1998 and the related audited consolidated statement of operations for the year then ended and an unaudited consolidated balance sheet as of September 30, 1999 and the related consolidated unaudited statement of operations for the nine month period then ended, with the unaudited balance sheet and unaudited statement of operations certified by the principal financial officer of BlueGill. The foregoing audited and unaudited financial statements of BlueGill, together with any additional financial statements of BlueGill provided by BlueGill pursuant to Section 4.02(a), shall be collectively referred to as the "FINANCIAL STATEMENTS." The Financial Statements for fiscal year 1998 were (and, if delivered pursuant to Section 4.02(a), the Financial Statements for fiscal year 1999 will be) prepared in accordance with GAAP (as hereinafter defined). The Financial Statements (including any related schedules and/or notes, if any) have been prepared in a consistent manner with prior periods, except that the unaudited Financial Statements are subject to year end adjustments (which consist of normal recurring accruals) and do not contain footnote disclosures. The Financial Statements' balance sheets fairly present in all material respects the financial position of BlueGill as of their respective dates, and the Financial Statements' statements of operations fairly present in all material respects the results of operations of BlueGill for the respective periods then ended, subject in the case of the unaudited statement to normal year-end adjustments and the absence of footnote disclosures.

     Except as and to the extent (i) reflected on the audited balance sheet of BlueGill as at December 31, 1998 or the unaudited balance sheet of BlueGill as at September 30, 1999 referred to above (or, if delivered pursuant to Section 4.02(a), the audited balance sheet of BlueGill as at December 31, 1999 (the "1999 BALANCE SHEET")), (ii) incurred from September 30, 1999 through the Effective Date in the ordinary course of business consistent with past practice or subsequent to the Effective Date in accordance with
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

Section 4.01, or (iii) set forth on Schedule 3.01(g) hereto, BlueGill does not have as of the Effective Date (and will not have as of December 31, 1999, if the 1999 Balance Sheet is delivered pursuant to Section 4.02(a)), any material liabilities or obligations of any kind or nature, whether known or unknown or secured or unsecured (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required to be reflected on a balance sheet, or the notes thereto, prepared in accordance with GAAP.

     (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth on Schedule 3.01(h) hereto, or as otherwise disclosed in the Financial Statements of BlueGill since September 30, 1999, BlueGill has not (i) issued any stock, bonds or other corporate securities, (ii) borrowed or refinanced any amount or incurred any liabilities (absolute or contingent) in excess of $10,000, other than trade payables incurred in the ordinary course of business consistent with past practice, (iii) discharged or satisfied any claim in excess of $10,000 or incurred or paid any obligation or liability (absolute or contingent) other than current liabilities shown on the balance sheet of BlueGill as of September 30, 1999 and current liabilities incurred since the date of such balance sheet in the ordinary course of business consistent with past practice, (iv) declared or made any payment or distribution to stockholders or purchased or redeemed any shares of its capital stock or other securities, (v) mortgaged, pledged or subjected to lien any of its assets, tangible or intangible, other than liens for current real property taxes not yet due and payable, (vi) sold, assigned or transferred any of its tangible assets, or canceled any debts or claims, except in the ordinary course of business consistent with past practice or as otherwise contemplated hereby, (vii) sold, assigned or transferred any Intellectual Property Rights or other intangible assets, other than licensing of BlueGill Software (as defined in Section 3.01(m)) in the ordinary course of business,
(viii) waived any rights of substantial value, whether or not in the ordinary course of business, (ix) entered into, adopted, amended or terminated any bonus, profit sharing, compensation, termination, stock option, stock appreciation right, restricted stock, performance unit, pension, retirement, deferred compensation, employment, severance or other employee benefit plan, agreement, trust, fund or other arrangement for the benefit of any director, officer or employee of BlueGill, or increased in any manner the compensation or fringe benefits of any director or officer of BlueGill, or increased the compensation or fringe benefits of any executive officer of BlueGill other than in the ordinary course of business consistent with past practices, or made any payment of a cash bonus to any director or officer or to any employee of, or consultant or agent to, BlueGill or made any other material change in the terms or conditions of employment, (x) announced any plan or legally binding commitment to create any employee benefit plan, program or arrangement or to amend or modify in any material respect any existing employee benefit plan, program or arrangement, (xi) eliminated the vesting conditions or otherwise accelerated the payment of any compensation, (xii) suffered any damage, destruction or loss to any of its assets or properties, (xiii) made any change in its accounting systems, policies, principles or practices, (xiv) made any loans to any person,
(xv) incurred damage, destruction, or loss, whether or not covered by insurance, affecting the properties, assets, or Business of BlueGill, (xvi) made any change with respect to management, supervisory, or other key personnel of BlueGill, or
(xvii) paid or discharged a lien or liability not appearing on the Financial Statements, other than statutory liens or liens arising in the ordinary course of business. Between September 30, 1999 and the Effective Date, there has not been a BlueGill Material Adverse Effect.

     (i) CERTAIN INFORMATION. Provided that Parent allows BlueGill to modify any information regarding the BlueGill contained therein, none of the information supplied by BlueGill specifically for inclusion in the Registration Statement or the Proxy Statement/Prospectus (as hereinafter defined) will, at the respective times such documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except that no representation is made by BlueGill with respect to information other than information regarding the BlueGill Shareholders or BlueGill supplied by BlueGill for inclusion in the Registration Statement or the Proxy Statement/Prospectus. Provided that Parent allows BlueGill to modify any information regarding BlueGill contained therein, none of the information relating to BlueGill included in the Registration Statement or the Proxy Statement/Prospectus that has been supplied by BlueGill for inclusion therein will, at the time the Proxy Statement/Prospectus is distributed to BlueGill's and/or Parent's stockholders, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     (j) ACTIONS PENDING. Except as set forth on Schedule 3.01(j) hereto, (i) there is no action, suit, dispute, to the knowledge of BlueGill any investigation, proceeding or claim pending or, to the knowledge of BlueGill threatened against or affecting BlueGill, or its properties or rights, or the Business, before any court, administrative agency, governmental body, arbitrator, mediator or other dispute resolution body, and BlueGill is not aware of any facts or circumstances which are reasonably likely to give rise to any such action, suit, dispute, investigation, proceeding or claim, (ii) BlueGill is not subject to any order, judgment, decree, injunction, stipulation, or consent order of or with any court or other governmental agency, and (iii) BlueGill has not entered into any agreement to settle or compromise any proceeding pending or threatened against it which has involved any obligation other than the payment of money or for which BlueGill has any continuing obligation, which (in the case of each of clauses (i), (ii) and (iii) of this Section 3.01(j)) would reasonably be expected to have a BlueGill Material Adverse Effect or which would reasonably be expected to materially and adversely affect the ability of BlueGill to consummate the transactions contemplated hereby, or materially and adversely affect the ability of Parent to conduct the Business after the Effective Time.

     (k) TITLE TO PROPERTIES. BlueGill has good and valid title to the properties and assets reflected on the unaudited balance sheet of BlueGill as of September 30, 1999 other than nonmaterial properties and assets disposed of in the ordinary course of business consistent with past practice since the date of such balance sheet, and all such properties and assets are free and clear of Claims, except (i) as described on Schedule 3.01(k) hereto, (ii) liens for current taxes not yet due, and (iii) minor imperfections of title, if any, not material in amount and not materially detracting from the value or impairing the use of the property subject thereto or impairing the operations or proposed operations of BlueGill (collectively, "PERMITTED LIENS"). Such properties and assets constitute all of the assets necessary to conduct the Business substantially in the same manner as it has been conducted prior to the date hereof.

     (l) REAL PROPERTY INTERESTS. Schedule 3.01(l) hereto sets forth a complete and accurate list of (i) the real properties owned by BlueGill (the "FEE PROPERTIES") and (ii) the real properties leased by BlueGill (the "LEASED PROPERTIES"). BlueGill has good and marketable fee simple title to the Fee Properties and good and marketable leasehold title to the Leased Properties, listed on Schedule 3.01(l), free and clear of all Claims, tenants and occupants except for Permitted Liens. Complete and accurate copies of all leases or other agreements relating to the Leased Properties have been delivered to Parent and there have been no material changes or amendments to such leases or agreements since such delivery. BlueGill is the lawful owner of all improvements and fixtures located on the Fee Properties and all moveable fixtures located at the Leased Properties, free and clear of all Claims except for Permitted Liens. Each lease or other agreement relating to the Leased Properties is a valid and subsisting agreement, without any material default of BlueGill thereunder and without any material default thereunder of the other party thereto, and such leases and agreements give BlueGill the right to use or occupy, as the case may be, all real properties as are sufficient and adequate to operate the Business as it is currently being conducted. Except as set forth on Schedule 3.01(l), BlueGill's possession of such property has not been disturbed nor has any claim relating to BlueGill's title to or possession of such property been asserted against BlueGill.

     (m) INTELLECTUAL PROPERTY RIGHTS. For purposes hereof, the term "INTELLECTUAL PROPERTY RIGHTS" shall mean patents, trademarks and trade names, trademark and trade name registrations, service mark, brand mark and brand name registrations, copyrights, inventions, know-how, trade secrets, proprietary processes and information, software source and object code, the applications therefor and the licenses with respect thereto, and the term "BLUEGILL SOFTWARE" shall mean software programs that BlueGill licenses to its customers in the ordinary course of business. Schedule 3.01(m) sets forth a complete and accurate list of all of BlueGill's patent registrations, trademark and trade name registrations, service mark, brand mark and brand name registrations, and copyright registrations. Except for the Embedded Software (as defined on Schedule 3.01(m)) licensed to BlueGill, BlueGill owns exclusively all Intellectual Property Rights (other than patent rights) embodied in (i) the products BlueGill sells to customers, and (ii) BlueGill internally-developed software programs and utilities used by BlueGill to configure the BlueGill Software and convert customer data for use with the BlueGill Software. Except as set forth on
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Schedule 3.01(m), (i) BlueGill conducts the Business without any known infringement or claim of infringement of any Intellectual Property Right of others and the conduct by the Surviving Corporation after the Effective Time of the Business, in substantially the same manner as it is currently conducted, will not constitute a breach or violation of any agreement relating to the Intellectual Property Rights listed on Schedule 3.01(m) (other than as a result of agreements to which Parent or any of its affiliates is a party); (ii) BlueGill is, and after the consummation of the Merger will be, the sole and exclusive owner of each Intellectual Property Right listed on Schedule 3.01(m), free and clear of any Claims (other than Permitted Liens), and, to the knowledge of BlueGill, no person is challenging, infringing, misappropriating or otherwise violating any such Intellectual Property Rights or claiming that the conduct of the Business, infringes, misappropriates or otherwise violates the Intellectual Property Rights of any third party; (iii) BlueGill is not aware of any impediment to the registration of any trademark that is the subject of any application for registration listed on Schedule 3.01(m); (iv) none of the Intellectual Property Rights listed on Schedule 3.01(m) is the subject of any outstanding order, ruling, decree, judgment or stipulation specifically binding on BlueGill; (v) to the knowledge of BlueGill, none of the activities of any employee of BlueGill on behalf thereof violates any obligations of such employee to third parties, including, without limitation, confidentiality or noncompetition obligations under agreements with a former employer; (vi) BlueGill is not aware of any unauthorized use by a third party of any computer software programs or applications that BlueGill considers to be a trade secret belonging to BlueGill; (vii) BlueGill has taken and is taking reasonable precautions to keep confidential all material trade secrets and other confidential information relating to its proprietary computer software programs and applications or included in the Intellectual Property Rights that are material to the conduct of the Business; and (viii) the execution, delivery, and performance of this Agreement and the consummation of the Merger will not constitute a breach or default of any Intellectual Property Rights that are material to the conduct of the Business.

     (n) LABOR MATTERS. BlueGill is not a party to any collective bargaining or union agreement, and no such agreement is applicable to any employees of BlueGill. There are not any controversies between BlueGill and any of such employees that might reasonably be expected to result in a BlueGill Material Adverse Effect, or any unresolved labor union grievances or unfair labor practice or labor arbitration proceedings pending, or to BlueGill's knowledge threatened relating to the Business. There are no labor unions or other organizations representing or purporting to represent any employees of BlueGill and there are not any organizational efforts currently being made, or to BlueGill's knowledge threatened, involving any of such employees. Except as set forth on Schedule 3.01(n) hereto, BlueGill is in compliance in all material respects with all laws and regulations or other legal or contractual requirements regarding the terms and conditions of employment of employees, former employees or other labor related matters, including, without limitation, laws, rules, regulations, orders, rulings, conciliation agreements, decrees, judgments and awards relating to wages, hours, the payment of social security and similar taxes, equal employment opportunity, employment discrimination, fair labor standards and occupational health and safety, wrongful discharge or violation of the personal rights of employees, former employees or prospective employees. BlueGill is not liable for any material amount of arrears of wages or any taxes or penalties for failure to comply with any of the foregoing.

     (o) SEVERANCE ARRANGEMENTS. Except as set forth on Schedule 3.01(o) hereto, BlueGill is not party to any agreement with any employee (i) the benefits of which (including, without limitation, severance benefits) are contingent, or the terms of which are materially altered, upon the occurrence of a transaction involving BlueGill of the nature of any of the transactions contemplated by this Agreement or (ii) providing severance benefits in excess of those generally available under BlueGill's severance policies (which are described on Schedule 3.01(o)), or which are conditioned upon a change of control, after the termination of employment of such employees regardless of the reason for such termination of employment, and BlueGill is not a party to any employment agreement or compensation guarantee extending for a period longer than one year.
Schedule 3.01(o) sets forth all employment agreements and compensation guarantees, regardless of duration, to which BlueGill is a party. Except as a result of actions taken by Parent or the Surviving Corporation, no amounts will be due or payable to any employee of BlueGill under any such severance arrangement or otherwise by virtue of the refusal of such employee to accept the offer of employment of the Surviving Corporation.

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     (p) TAXES.

             (i) Except as set forth on Schedule 3.01(p) hereto, BlueGill or an affiliate on behalf of BlueGill has (A) timely filed all Federal and all material state, local and foreign returns, declarations, reports, estimates, information returns and statements relating to BlueGill's operations ("RETURNS") required to be filed by it in respect of any Taxes (as hereinafter defined), (B) timely paid all Taxes that are due and payable with respect to the periods covered by the Tax Returns referred to in clause (A) without regard to whether such Taxes have been assessed (except for audit adjustments not material in the aggregate or to the extent that liability therefor is reserved for in BlueGill's most recent unaudited financial statements), (C) established reserves that are adequate for the payment of all Taxes not yet due and payable with respect to the results of operations of BlueGill for periods through the Effective Date, and (D) complied in all material respects with all applicable laws, rules and regulations relating to the payment and withholding of Taxes and has in all material respects timely withheld from employee wages and paid over to the proper governmental authorities all amounts required to be so withheld and paid over.

             (ii) BlueGill has no liability for the Taxes of any Person or entity other than BlueGill and BlueGill Technologies International, Inc. under Regulation 1.1502-6 of the Internal Revenue Code.

             (iii) Schedule 3.01(p) sets forth the last taxable period through which the Federal income Tax Returns of BlueGill have been examined by the Internal Revenue Service or otherwise closed. All deficiencies asserted as a result of such examinations and any examination by any applicable state, local or foreign taxing authority which have not been or will not be appealed or contested in a timely manner have been paid, fully settled or adequately provided for in BlueGill's most recent audited financial statements. Except as set forth on Schedule 3.01(p), no Federal, state, local or foreign Tax audits or other administrative proceedings or court proceedings are currently pending with regard to any Federal or material state, local or foreign Taxes for which BlueGill would be liable, and no deficiency for any such Taxes has been proposed, asserted or assessed or threatened pursuant to such examination of BlueGill by such Federal, state, local or foreign taxing authority with respect to any period.

             (iv) Except as set forth on Schedule 3.01(p), BlueGill has not executed or entered into (or prior to the Effective Time will execute or enter into) with the Internal Revenue Service or any taxing authority
        (A) any agreement or other document extending or having the effect of extending the period for assessments or collection of any Federal, state, local or foreign Taxes for which BlueGill would be liable or (B) a closing agreement pursuant to Section 7121 of the Internal Revenue Code, or any predecessor provision thereof or any similar provision of state, local or foreign income tax law that relates to the assets or operations of BlueGill.

             (v) Except as set forth on Schedule 3.01(p), BlueGill is not a party to any agreement providing for the allocation or sharing of liability for any Taxes.

             (vi) BlueGill has made available to Parent complete and accurate copies of all income and franchise Tax Returns pertaining solely to BlueGill and all material other Tax Returns pertaining solely to BlueGill filed by or on behalf of BlueGill for the taxable years ending on or prior to 1998.

             (vii) BlueGill is not a "U.S. real property holding corporation" (as defined in Section 897(c)(2) of the Internal Revenue Code), and, except as set forth on Schedule 3.01(p), neither BlueGill nor any stockholder of BlueGill is a non-resident alien individual, foreign corporation, foreign partnership, or foreign trust.

     For purposes of this Agreement, "TAXES" shall mean all Federal, state, local, foreign or other taxing authority income, franchise, sales, use, ad valorem, property, payroll, social security, unemployment, assets, value added, withholding, excise, severance, transfer, employment, alternative or add-on minimum and other taxes, charges, fees, levies, imposts, duties or other assessments, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority.

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     (q) COMPLIANCE WITH LAW; PERMITS. BlueGill is not in default in any material respect under any order or decree of any court, governmental authority, arbitrator or arbitration board or tribunal that is specifically binding on BlueGill or under any laws, ordinances, governmental rules or regulations to which BlueGill or any of its respective properties or assets is subject.
Schedule 3.01(q) hereto sets forth a list of all material permits, authorizations, approvals, registrations (excluding those relating to corporate organization, qualification to do business, Intellectual Property Rights and securities law filings), variances and licenses ("PERMITS") issued to or used by BlueGill in connection with the conduct of the Business; such Permits constitute all Permits necessary for BlueGill to own, use and maintain its properties and assets or required for the conduct of the Business in substantially the same manner as it is currently conducted. Each Permit listed on Schedule 3.01(q) is in full force and effect and no proceeding is pending or, to BlueGill's knowledge, threatened to modify, suspend, revoke or otherwise limit any of such Permits and no administrative or governmental actions have been taken or, to BlueGill's knowledge, threatened in connection with the expiration or renewal of any of such Permits. Except as set forth on Schedule 3.01(q), neither BlueGill nor Parent or Acquisition will be required, as a result of the consummation of the transactions contemplated hereby, to obtain or renew any Permits.

     (r) EMPLOYEE BENEFIT PLANS.

             (i) Schedule 3.01(r) hereto sets forth a complete and accurate list of each plan, program, arrangement, agreement or commitment that is an employment, consulting or deferred compensation agreement, or an executive compensation, incentive bonus or other bonus, employee pension, profit-sharing, savings, retirement, stock option, stock purchase, severance pay, life, health, disability or accident insurance plan, or vacation or other employee benefit plan, program, arrangement, agreement or commitment, including, without limitation, each employee benefit plan (as defined under Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") in which employees of BlueGill participate that is (i) maintained by BlueGill or any trade or business (whether or not incorporated) which, together with BlueGill, would be treated as a single employer under Title IV of ERISA or Section 414 of the Internal Revenue Code (collectively, the "ERISA AFFILIATES") or (ii) to which any ERISA Affiliate contributes or has any obligation to contribute to, or has or may have any liability (including, without limitation, a liability arising out of an indemnification, guarantee, hold harmless or similar agreement) (collectively, the "PLANS"). Each Plan is identified on Schedule 3.01(r), to the extent applicable, as one or more of the following: an "employee pension plan" (as defined in Section 3(2)(A) of ERISA), an "employee welfare plan" (as defined in
        Section 3(1) of ERISA), or as a plan intended to be qualified under
        Section 401 of the Internal Revenue Code.

             (ii) The Plans have been, and currently are in compliance, in all material respects, with all laws and regulations applicable to the Plans under which noncompliance would have a BlueGill Material Adverse Effect, including, without limitation, ERISA and the Internal Revenue Code.

             (iii) Except as set forth on Schedule 3.01(r), no ERISA Affiliate has maintained, adopted or established, contributed to or been required to contribute to, or otherwise participated in or been required to participate in, any employee benefit plan or other program or arrangement subject to Title IV of ERISA (including, without limitation, a "multi-employer plan" (as defined in Section 3(37) of ERISA), a multiple employer plan (as defined in Section 210 of ERISA) and a defined benefit plan (as defined in Section 3(35) of ERISA)).

             (iv) Except as set forth on Schedule 3.01(r), BlueGill neither provides nor may be required to provide and no Plan, other than a Plan that is an employee pension benefit plan (within the meaning of Section 3(2)(A) of ERISA), provides or may be required to provide benefits, including, without limitation, death, health or medical benefits (whether or not insured), with respect to current or former employees of BlueGill beyond their retirement or other termination of service with BlueGill other than (A) coverage mandated by applicable law, (B) deferred compensation benefits accrued as liabilities on the books of BlueGill, or (C) benefits the full cost of which is borne by the current or former employee (or his or her beneficiary). No ERISA Affiliate maintains any Plan under which

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        any employee or former employee of BlueGill may receive medical benefits which cannot be modified or terminated by the ERISA Affiliates at any time without the consent of any person, and no employees or former employees of BlueGill will have any claim in respect of such benefits as of the Effective Time.

             (v) The transactions contemplated hereby will not result in (i) any portion of any amount paid or payable by BlueGill to a "disqualified individual" (within the meaning of Section 280G(c) of the Internal Revenue Code and the regulations promulgated thereunder), whether paid or payable in cash, securities of BlueGill or otherwise and whether considered alone or in conjunction with any other amount paid or payable to such a "disqualified individual," being an "excess parachute payment" within the meaning of Section 280G(b)(1) of the Internal Revenue Code and the regulations promulgated thereunder, other than possible excess parachute payments set forth on Schedule 3.01(r), (ii) any employee of BlueGill being entitled to severance pay, unemployment compensation (other than payments by state unemployment compensation program), or any other payment, (iii) an acceleration of the time of payment (other than eligibility for a distribution from a defined contribution plan) or vesting or an increase in the amount of compensation due to any such employee or former employee of BlueGill or (iv) any prohibited transaction described in Section 406 of ERISA or Section 4975 of the Internal Revenue Code for which an exemption is not available.

             (vi) No ERISA Affiliates has incurred any material liability with respect to any Plan under ERISA (including, without limitation, Title I or Title IV thereof, other than liability for premiums due to the Pension Benefit Guaranty Corporation which are current if applicable), the Internal Revenue Code or other applicable law for which BlueGill may be held liable, which has not been satisfied in full or been accrued on the balance sheet of BlueGill as of September 30, 1999, pending full satisfaction, and no event has occurred, and there exists no condition or set of circumstances, which could result in the imposition of any material liability on BlueGill not set forth in or reserved in BlueGill's unaudited balance sheet at September 30, 1999, under ERISA, the Internal Revenue Code or other applicable law with respect to any Plan.

             (vii) With respect to each Plan subject to Section 412 of the Internal Revenue Code that is funded wholly or partially through an insurance policy, all premiums required to have been paid to date under the insurance policy have been paid, and, except as set forth on
        Schedule 3.01(r), as of the Effective Time there will be no liability of BlueGill under any such insurance policy or ancillary agreement with respect to such insurance policy in the nature of a retroactive rate adjustment, loss sharing arrangement or other actual or contingent liability arising wholly or partially out of events occurring prior to the Effective Time.

             (viii) None of the ERISA Affiliates has made any contribution to any Plan that may be subject to any excise tax under Section 4972 of the Internal Revenue Code for which BlueGill may be held liable.

     (s) ENVIRONMENTAL MATTERS. To BlueGill's knowledge, BlueGill is in compliance in all material respects with all Federal, state or local statutes, ordinances, orders, judgments, rulings or regulations relating to environmental pollution or to environmental regulation or control ("Environmental Laws"). Except as set forth on Schedule 3.01(s) hereto, neither BlueGill nor any of its respective officers, employees, representatives or agents has treated, stored, processed, discharged, spilled or otherwise disposed of any substance defined as hazardous or toxic by any applicable Environmental Laws, at any real property or any other facility owned, leased or used by BlueGill, in material violation of any applicable Environmental Laws. Except as set forth on Schedule 3.01(s), to BlueGill's knowledge, no employee of BlueGill or other person has ever made a claim or demand against BlueGill based on alleged damage to human health caused by any violation of Environmental Laws. Except as set forth on Schedule 3.01(s), to BlueGill's knowledge, BlueGill has not been charged by any governmental authority with improperly using, handling, storing, discharging or disposing of any such hazardous or toxic substance or waste or by-product thereof or with causing or permitting pollution without a required permit of any body of water. Except as set forth on Schedule 3.01(s), to BlueGill's

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

knowledge, the Fee or Leased Properties and the Business are not subject to any pending or threatened administrative or judicial proceeding under any Environmental Law and there are no facts or circumstances known to BlueGill which are reasonably likely to give rise to any proceeding. Except as set forth on Schedule 3.01(s), to the knowledge of BlueGill, there are no inactive, closed, or abandoned storage or disposal areas or facilities or underground storage tanks on the Fee or Leased Properties.

     (t) PERSONAL PROPERTY. BlueGill has provided Parent lists of (i) all of the tangible personal property used by BlueGill in its business having an original acquisition cost of $50,000 or more, and (ii) all leases of personal property binding upon BlueGill having an annual rental in excess of $25,000. All of such tangible personal property is presently utilized by BlueGill in the ordinary course of its business and is in working order, ordinary wear and tear excepted.

     (u) CONTRACTS. Schedule 3.01(u) lists all contracts and arrangements of the following types to which BlueGill is a party or by which it is bound:

             (i) any contract or arrangement with a sales representative, distributor, dealer, broker, sales agency, advertising agency or other person engaged in sales, distribution or promotional activities, or any contract to act as one of the foregoing on behalf of any person, which is not terminable by BlueGill on 30 or fewer days notice;

             (ii) any contract or arrangement of any nature which involves the payment or receipt of cash or other property, an unperformed commitment, or goods or services, having a value in excess of $20,000;

             (iii) any contract or arrangement pursuant to which BlueGill has made or will make loans or advances, or has or will have incurred indebtedness for borrowed money or become a guarantor or surety or pledged its credit on or otherwise become responsible with respect to any undertaking of another (except for the negotiation or collection of negotiable instruments in transactions in the ordinary course of business or except for advances to employees for business purposes) in excess of $20,000;

             (iv) any indenture, credit agreement, loan agreement, note, mortgage, security agreement, lease of real property or personal property, loan commitment or other contract or arrangement relating to the borrowing of funds, an extension of credit or financing;

             (v) any contract or arrangement involving a partnership, a limited liability company, a joint venture or other cooperative undertaking requiring a sharing of assets or technology of BlueGill;

             (vi) any contract or arrangement involving any restrictions with respect to the geographical area of operations or scope or type of business of BlueGill;

             (vii) any power of attorney or agency agreement or arrangement with any person pursuant to which such person is granted the authority to act for or on behalf of BlueGill, or BlueGill is granted the authority to act for or on behalf of any person;

             (viii) any contract not fully performed and relating to any acquisition or disposition of BlueGill or any predecessor in interest of BlueGill, or any acquisition or disposition of any subsidiary, division, line of business, or real property of BlueGill;

             (ix) any contract or arrangement with a customer or financial institution;

             (x) all contracts and arrangements between BlueGill and BlueGill Shareholders or BlueGill's affiliates that would require BlueGill to pay more than $50,000; and

             (xi) any contract not specified above which the cancellation, breach, or nonperformance of would constitute a BlueGill Material Adverse Effect.

BlueGill has delivered to Parent complete and accurate copies of the contracts and agreements set forth on Schedule 3.01(u), and each such contract or agreement is a valid and subsisting agreement, without any material default of BlueGill thereunder and, to BlueGill's knowledge, without any material default thereunder
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of the other party thereto. Except as set forth on Schedule 3.01(u), BlueGill has not received notice of any cancellation or termination of, or of any threat to cancel or terminate, any of such contracts or agreements required to be listed on Schedule 3.01(u).

     (v) INSURANCE.

             (i) All policies of fire, liability, workers' compensation and other forms of insurance providing insurance coverage to or for BlueGill for events or occurrences arising or taking place in the case of occurrence type insurance, and for claims made and/or suits commenced in the case of claims-made type insurance, between the Effective Date and the Effective Time, are listed on Schedule 3.01(v) hereto, and, except as set forth on Schedule 3.01(v), all premiums with respect thereto have been paid, and no notice of cancellation or termination has been received with respect to any such policy. All such policies are in full force and effect, and, except as set forth on Schedule 3.01(v), provide insurance in such amounts and against such risks as and BlueGill believes is customary for companies engaged in similar businesses to protect the employees, properties, assets, businesses and operations of BlueGill. All such policies will remain in full force and effect and will not be adversely modified or affected by, or terminate or lapse by reason of, any of the transactions contemplated hereby, except by reason of an insurer's assessment of Parent or the conduct of the Business after the Effective Time.

             (ii) BlueGill has provided Parent information concerning all claims, which (including related claims which in the aggregate) exceed $10,000 and which have been made by BlueGill in the last two years under any workers' compensation, general liability, property, directors' and officers' liability or other insurance policy applicable to BlueGill or any of its properties. Except as set forth in written materials provided by BlueGill to Parent, there are no pending or to BlueGill's knowledge threatened claims under any insurance policy, the outcome of which would have a BlueGill Material Adverse Effect.

     (w) PENDING TRANSACTIONS. Except for this Agreement and the transactions contemplated hereby, BlueGill is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an Acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person.

     (x) CLAIMS AGAINST OFFICERS AND DIRECTORS. Except as set forth on Schedule 3.01(x), to the knowledge of BlueGill, there are no pending or threatened claims against any director, officer, employee or agent of BlueGill, in their capacities as such which could give rise to any claim for indemnification against BlueGill.

     (y) CUSTOMERS AND SUPPLIERS. Except to the extent set forth in Schedule 3.01(y), between September 30, 1999 and the Effective Date: (i) there has not been any material dispute between BlueGill and any of its fifteen largest customers ("Major Customers") or ten largest developers/suppliers ("Major Suppliers"); (ii) BlueGill did not receive notice from any Major Customer stating that such Major Customer intends to reduce its purchases from BlueGill; or (iii) BlueGill did not receive notice from any Major Supplier stating that such Major Supplier intends to reduce its sale of goods or services to BlueGill.

     (z) IMPROPER AND OTHER PAYMENTS. Except as set forth on Schedule 3.01(z), neither BlueGill nor, to the knowledge of BlueGill, any director, officer, employee, agent or representative of BlueGill acting in such capacity, nor any person acting on behalf of any of them, has (i) made, paid or received any bribes, kickbacks or other similar payments to or from any person, whether lawful or unlawful, (ii) made any unlawful contributions, directly or indirectly, to a domestic or foreign political party or candidate, or (iii) made any improper foreign payment (as defined in the Foreign Corrupt Practices Act).

     (aa) BROKERS. Except as set forth on Schedule 3.01(aa), BlueGill has not used any broker or finder in connection with the transactions contemplated hereby and BlueGill has not nor will have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other

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commission of any person retained by BlueGill in connection with any of the transactions contemplated by this Agreement.

     (bb) ACCURACY OF STATEMENTS. Neither this Agreement, the Applicable Disclosure Letter (as defined below), nor any schedule, exhibit, statement, list, document, certificate or other information furnished or to be furnished by or on behalf of BlueGill to Parent in connection with this Agreement, when read together, contain any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained herein or therein, in light of the circumstances in which they are made, not misleading. For purposes of this paragraph, the term "APPLICABLE DISCLOSURE LETTER" shall mean the BlueGill Disclosure Letter as of the Effective Date and the Closing BlueGill Disclosure Letter as of the Closing Date.

     (cc) DISCLAIMER OF OTHER REPRESENTATIONS AND WARRANTIES EXCEPT AS EXPRESSLY SET FORTH IN THIS SECTION 3.01 AND IN THE BLUEGILL DISCLOSURE LETTER, BLUEGILL MAKES NO REPRESENTATION OR WARRANTY, EXPRESS OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF ITS BUSINESS, BLUEGILL'S OPERATION OF ITS BUSINESS, OR THE ASSETS INCLUDING, WITHOUT LIMITATION, WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE, AND ANY SUCH REPRESENTATIONS OR WARRANTIES ARE HEREBY EXPRESSLY DISCLAIMED. PARENT AND ACQUISITION HEREBY ACKNOWLEDGE AND AGREE THAT ALL SUCH REPRESENTATIONS AND WARRANTIES ARE HEREBY EXCLUDED AND DISCLAIMED.

     SECTION 3.02 REPRESENTATIONS AND WARRANTIES OF PARENT. Except as set forth in the Parent Disclosure Letter dated of even date herewith, Parent represents and warrants to BlueGill as follows:

     (a) ORGANIZATION AND QUALIFICATION. Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect (as hereinafter defined). As used in this Agreement, the term "PARENT MATERIAL ADVERSE EFFECT" shall mean a material adverse effect on the properties, assets, financial condition, operating results or business of Parent, taken as a whole.

     (b) SUBSIDIARIES. Schedule 3.02(b) includes a complete and accurate list of each subsidiary of the Parent, indicating the jurisdiction of incorporation and the nature and level of ownership in such subsidiary by the Parent, any subsidiary of the Parent and any other person. Complete and correct copies of the certificate of incorporation and by-laws of the Parent and of each subsidiary of the Parent have previously been delivered to BlueGill. Except as set forth on Schedule 3.02(b) hereto, neither the Parent nor any of its subsidiaries owns of record or beneficially, directly or indirectly, (i) any shares of outstanding capital stock or securities convertible into capital stock of any other corporation or (ii) any participating interest in any partnership, joint venture or other noncorporate business enterprise. Each subsidiary of the Parent is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Each subsidiary of the Parent is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a Parent Material Adverse Effect. All the outstanding shares of capital stock of the Parent's subsidiaries are duly authorized, validly issued, fully paid and nonassessable and, except as set forth on Schedule 3.02(b), are owned by the Parent or by a wholly owned subsidiary of the Parent free and clear of any Claims, and there are no proxies or voting or transfer agreements or understandings outstanding with respect to any such shares. Without limiting the foregoing representations and warranties, Parent owns beneficially of record all of the issued and outstanding shares of the capital stock of Acquisition free and clear of all Claims. For purposes of this Agreement, the term

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"subsidiary," when used with respect to the Parent, shall mean any corporation or other business entity a majority of whose outstanding equity securities is at the time owned, directly or indirectly, by the Parent and/or one or more other subsidiaries of the Parent.

     (c) CAPITALIZATION. The authorized capital stock of Parent consists of 150,000,000 shares of Parent Common Stock and 15,000,000 shares of Parent Preferred Stock, and, as of November 10, 1999, 52,211,714 shares of Parent Common Stock were issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and no shares of Parent Preferred Stock were issued and outstanding. As of November 10, 1999, Parent had outstanding options to purchase up to a total of 5,162,098 shares of Parent Common Stock. Except as provided in the immediately preceding sentence or in
Schedule 3.02(c) hereto, Parent has, no subscription, warrant, option, convertible security, stock appreciation or other right (contingent or other) to purchase or acquire any shares of any class of capital stock of Parent that is authorized or outstanding and there is not any commitment of Parent to issue any shares, warrants, options or other such rights or to distribute to holders of any class of its capital stock any evidences of indebtedness or assets. Except as disclosed in Schedule 3.02(c), Parent does not have any obligation (contingent or other) to purchase, redeem or otherwise acquire any shares of its capital stock or any interest therein or to pay any dividend or make any other distribution in respect thereof.

     (d) AUTHORITY RELATIVE TO AGREEMENTS. Parent has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Parent if necessary as provided in Section 8.14 and the consummation by Parent of the transactions contemplated hereby have been duly authorized by the Board of Directors of Parent, and except for approval by the stockholders of Parent, no other corporate approvals or proceedings on the part of Parent are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Parent and constitutes the legal, valid and binding obligation of Parent, enforceable against Parent in accordance with its terms, subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally,
(b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities. The Parent's Board of Directors has by the requisite vote of its Board of Directors present (i) determined that this Agreement and the Merger is advisable and fair and in the best interests of the Parent and its stockholders, and (ii) if necessary as provided in Section 8.14 resolved to recommend the approval of this Agreement and the Merger by the Parent's stockholders and directed that the Merger be submitted for consideration by such stockholders. The affirmative vote of the holders of a majority of the outstanding Parent Common Stock if necessary as provided in
Section 8.14 is the only vote of the holders of any class or series of the Parent's capital stock necessary to approve this Agreement, the Merger, and the transactions contemplated hereby and thereby.

     (e) NON-CONTRAVENTION. The execution and delivery of this Agreement by Parent and the consummation by Parent of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Parent, (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement or other instrument to which Parent is a party or by which its assets are bound, permit, concession, grant, franchise, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Parent or any of its subsidiaries or their respective properties, or (iii) result in the creation or imposition of any Claim in favor of any third person or entity upon any of the assets of Parent or any of its subsidiaries, other than any such violation, conflict, default, loss, termination or acceleration that would not have a Parent Material Adverse Effect or adversely affect the ability of Parent to consummate the Merger or any other transaction contemplated hereby.

     (f) CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Parent in connection with the execution and delivery of this Agreement by Parent or the consummation by Parent of the transactions contemplated hereby, except for (i) compliance by Parent with
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the HSR Act, (ii) filings pursuant to the Securities Act as contemplated by
Section 4.02 hereof, (iii) the filing of a certificate of merger with the Secretary of State of the State of Delaware in accordance with the Delaware GCL,
(iv) any licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby, (v) the consents described in Schedule 3.02(f), and (vi) such consents, approvals, orders or authorizations which if not obtained, or registrations, declarations or filings which if not made, would not have a Parent Material Adverse Effect or materially adversely affect the ability of Parent to consummate the transactions contemplated hereby or to conduct the Business after the Effective Time.

     (g) SEC FILINGS. Parent has filed all forms, reports and documents required to be filed with the SEC since January 1, 1998, and Parent has made available to BlueGill, as filed with the SEC, complete and accurate copies of all reports, statements and registration statements filed by Parent with the SEC since January 1, 1998, in each case including all amendments and supplements (collectively, the "PARENT SEC FILINGS"). The Parent SEC Filings (including, without limitation, any financial statements or schedules included therein) (i) were prepared in compliance with the requirements of the Securities Act or Securities Exchange Act of 1934, as amended (the "EXCHANGE ACT"), as the case may be, and (ii) did not at the time of filing (or if amended, supplemented or superseded by a filing prior to the date hereof, on the date of that filing) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

     The financial statements of Parent included in the Parent SEC Filings have been prepared in accordance with generally accepted accounting principles ("GAAP") consistently applied and consistent with prior periods indicated (except as otherwise noted therein or, in the case of unaudited statements, as permitted by Form 10-Q of the SEC) and fairly present (subject, in the case of unaudited statements, to normal, recurring year-end adjustments and any other adjustments described therein) the consolidated financial position of Parent and its consolidated subsidiaries as at the dates thereof and the consolidated results of operations and cash flows of Parent and its consolidated subsidiaries for the periods then ended. Since September 30, 1999, there has been no change in any of the significant accounting (including tax accounting) policies, practices or procedures of the Parent or any of its subsidiaries. Except for liabilities or obligations that are accrued or reserved against in Parent's financial statements included in the Parent SEC Reports neither of Parent or its subsidiaries has any liabilities or obligations (whether absolute, accrued, contingent or otherwise, and whether due or to become due) that would be required by GAAP to be reflected on a consolidated balance sheet, or the notes thereto, or which would have a Parent Material Adverse Affect.

     (h) ABSENCE OF CERTAIN CHANGES OR EVENTS. Except as set forth in the Parent SEC Filings made through the date hereof or otherwise provided on Schedule 3.02(h), (i) Parent has not conducted its business and operations other than in the ordinary course of business and consistent with past practices and (ii) there has not been any fact, event, circumstance or change affecting or relating to Parent or its subsidiaries that has caused or is reasonably likely to cause a Parent Material Adverse Change.

     (i) CERTAIN INFORMATION. None of the information supplied by Parent or Acquisition for inclusion in the Registration Statement or the Proxy Statement/Prospectus (as defined in Section 4.02 hereof) will, at the respective times such documents or any amendments or supplements thereto are filed with the SEC, contain any untrue statement of a material fact or omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, except no representation is made by Parent or Acquisition with respect to information supplied by BlueGill which relates to BlueGill or any affiliate or associate of BlueGill for inclusion in the Registration Statement or the Proxy Statement/Prospectus. None of the information relating to Parent included in the Registration Statement or the Proxy Statement/Prospectus that has been supplied by Parent will, at the time the Proxy Statement/ Prospectus is distributed to BlueGill Shareholders and/or Parent's stockholders, be false or misleading with respect to any material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.

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     (j) REGISTRATION RIGHTS. Except as set forth on Schedule 3.02(j) and except as otherwise provided for in this Agreement, Parent is not a party to any agreement obligating or requiring it to register under the Securities Act any Parent Common Stock or other security of Parent.

     (k) BROKERS. Except as set forth on Schedule 3.02(k), neither Parent nor any of its subsidiaries has used any broker or finder in connection with the transactions contemplated hereby, and neither Parent nor any of its subsidiaries has or shall have any liability or otherwise suffer or incur any loss as a result of or in connection with any brokerage or finder's fee or other commission of any person retained by Parent or any of its subsidiaries in connection with any of the transactions contemplated by this Agreement.

     (l) PENDING TRANSACTIONS. Except for this Agreement and the transactions contemplated hereby and as otherwise set forth on Schedule 3.02(l), Parent is not a party to or bound by any agreement, negotiation, discussion, commitment or undertaking with respect to a merger or consolidation with, or an acquisition of all or substantially all of the property and assets of, any other corporation or person or the sale, lease or exchange of all or substantially all of its properties and assets to any other person.

     (m) CLAIMS AGAINST OFFICERS AND DIRECTORS. To the knowledge of Parent, there are no pending or threatened claims against any director, officer, employee or agent of Parent which could give rise to any claim for indemnification against BlueGill or Parent.

     (n) TAX-FREE REORGANIZATION. Parent hereby makes the representations set forth on the Parent Tax Representation Certificate, which representations shall survive the Closing until six months after the expiration of the applicable statute of limitations.

     SECTION 3.03 REPRESENTATIONS AND WARRANTIES OF ACQUISITION. Acquisition represents and warrants to BlueGill as follows:

     (a) ORGANIZATION AND QUALIFICATION. Acquisition is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and has all requisite corporate power and authority to own or lease and operate its properties and assets and to carry on its business as it is now being conducted. Acquisition is duly qualified as a foreign corporation to do business, and is in good standing, in each jurisdiction in which the character of its properties owned or leased or the nature of its activities makes such qualification necessary, except where the failure to be so qualified would not have a material adverse effect on the financial condition, operating results or business of Acquisition.

     (b) CAPITALIZATION. The authorized capital stock of Acquisition consists of 1,000 shares of Common Stock. As of the date hereof, 100 shares of Common Stock are issued and outstanding, all of which were duly authorized and validly issued and are fully paid and nonassessable, and all such shares are owned of record and beneficially by Parent free of all Claims, and no shares of Common Stock are held in the treasury of Acquisition. Acquisition has no commitments to issue or sell any shares of its capital stock or any securities or obligations convertible into or exchangeable for, or giving any person any right to subscribe for or acquire from Acquisition, any shares of its capital stock, and no securities or obligations evidencing any such rights are outstanding.

     (c) AUTHORITY RELATIVE TO AGREEMENT. Acquisition has all requisite corporate power and authority to enter into this Agreement and to perform its obligations hereunder. The execution and delivery of this Agreement by Acquisition and the consummation by Acquisition of the transactions contemplated hereby have been duly authorized by the Board of Directors of Acquisition and by Parent as its sole stockholder, and no other corporate approvals or proceedings on the part of Acquisition are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed and delivered by Acquisition and constitutes the legal, valid and binding obligation of Acquisition, enforceable against Acquisition in accordance with its terms subject to the effect, if any, of (a) applicable bankruptcy and other similar laws affecting the rights of creditors generally, (b) rules of law governing specific performance, injunctive relief and other equitable remedies, and (c) the limitations imposed by public policy on the enforceability of provisions requiring indemnification in connection with the offering, issuance or sale of securities.

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     (d) NON-CONTRAVENTION. The execution and delivery of this Agreement by
Acquisition and the consummation by Acquisition of the transactions contemplated hereby will not (i) violate or conflict with any provision of the Certificate of Incorporation or By-Laws of Acquisition or (ii) result in any violation of, conflict with, or default (or an event which with notice or lapse of time or both would constitute a default) or loss of a benefit under, or permit the termination of or the acceleration of any obligation under, any material mortgage, indenture, lease, agreement, license, judgment, order, decree, statute, law, ordinance, rule or regulation applicable to Acquisition or its properties.

     (e) CONSENTS. No consent, approval, order or authorization of, or registration, declaration or filing with, any Federal, state, local or foreign governmental or regulatory authority is required to be made or obtained by Acquisition in connection with the execution and delivery of this Agreement by Acquisition or the consummation by Acquisition of the transactions contemplated hereby, except for (i) compliance by Acquisition with the HSR Act, (ii) the filing of a certificate of merger with the Secretary of State of Delaware in accordance with the Delaware GCL, and (iii) any licenses, permits, franchises or other governmental authorizations pertaining to the Business that are required as a result of the consummation of the transactions contemplated hereby.

     (f) OTHER MATTERS. Acquisition has been formed for the sole purpose of effecting the Merger and, except as contemplated by this Agreement, Acquisition has not conducted any business activities and does not have any material liabilities or obligations.

                                   ARTICLE IV

                                   COVENANTS

     SECTION 4.01 CONDUCT OF BLUEGILL'S BUSINESS. BlueGill covenants and agrees that, prior to the Effective Time, unless Parent shall otherwise consent in writing and except as otherwise expressly contemplated by this Agreement,
Schedule 4.01 or any other contract or agreement that BlueGill may enter into with Parent and/or BlueGill Shareholders:

             (a) the business of BlueGill shall be conducted only in, and BlueGill shall not take any action except in, the ordinary course of business consistent with past practice and BlueGill shall use its best efforts to preserve intact its present business organization, keep available the services of its current officers and employees, maintain its assets (other than those permitted to be disposed of hereunder) in working order, maintain its books of account and records in the usual, regular and ordinary manner and preserve its goodwill and ongoing business, it being understood and agreed that any action requiring prior consultation with Parent pursuant to Section 4.01(c) or 4.01(i) shall not be prohibited by this paragraph (a);

             (b) BlueGill shall not directly or indirectly do any of the following: (i) issue, sell, pledge, dispose of or encumber any property or assets (including Intellectual Property Rights) of BlueGill, except inventory, licensing of software products in the ordinary course of business, assets no longer used in the business and immaterial assets in the ordinary course of business consistent with past practice; (ii) amend or propose to amend its Certificate of Incorporation or By-Laws;
        (iii) split, combine or reclassify any outstanding shares of its capital stock, or declare, set aside or pay any dividend payable in cash, stock, property or otherwise with respect to such shares; (iv) redeem, purchase, acquire or offer to acquire (or permit any of its subsidiaries to redeem, purchase, acquire or offer to acquire) any shares of its capital stock other than in connection with the termination of employment pursuant to written contractual arrangements between BlueGill and the former employee; (v) incorporate or otherwise form or create any subsidiary; (vi) materially change BlueGill's equipment or technology, except upgrades, improvements, replacements and the like; (vii) accelerate the vesting of outstanding options; (viii) terminate BlueGill's purchase or repurchase rights with respect to stock options; or (vii) enter into any contract, agreement, commitment or arrangement with respect to any of the matters set forth in this paragraph (b), other than agreements

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

        connected with stock options granted prior to the Effective Date, and other than agreements which BlueGill is permitted to do under this paragraph (b).

             (c) BlueGill shall not except after notification to and prior consultation with Parent (i) issue, sell, pledge or dispose of, or agree to issue, sell, pledge or dispose of, any additional shares of, or securities convertible or exchangeable for, or any options, warrants or rights of any kind to acquire any shares of, its capital stock of any class or other property or assets; provided that BlueGill may after prior consultation with Parent grant options to purchase shares of BlueGill Common Stock to newly hired employees in accordance with BlueGill's option guidelines which were furnished to Parent on or before the Effective Date at an exercise price at least equal to the then fair market value of BlueGill Common Stock on the date of grant and on such other terms or conditions as are consistent with BlueGill's past practice of option grants; (ii) acquire (by merger, consolidation or acquisition of stock or assets) any corporation, partnership or other business organization or division thereof or any material amount of assets; (iii) incur or guarantee any indebtedness for borrowed money other than in the ordinary course of business and consistent with past practices, or refinance any such indebtedness or issue or sell any debt securities; (iv) enter into or modify any material contract, lease, agreement or commitment, except in the ordinary course of business or as otherwise permitted by this Section 4.01, or permit or perform any act that would cause a material breach of any such contract, lease, agreement or commitment; (v) terminate, modify, assign, waive, release or relinquish any material contract rights or amend any material rights or claims except as otherwise permitted by this Section 4.01; (vi) discharge or satisfy any material claim or settle or compromise any material claim, action, suit or proceeding pending or threatened against BlueGill (or, if BlueGill may be liable or obligated to provide indemnification to its directors or officers), against BlueGill's directors or officers, before any court, governmental agency or arbitrator; (vii) make any loans, advances or capital contributions to or investments in, any other person, except as may be required under agreements in effect as of and identified on Schedule 3.01(u) hereto and except advances to employees in the ordinary course of business; (viii) alter through merger, liquidation, reorganization, restructuring or in any other manner the corporate structure or ownership of BlueGill except as otherwise permitted herein; (ix) knowingly violate or fail to perform, in any material respect, any obligation imposed upon BlueGill by any applicable laws, orders or decrees, ordinances, government rules or regulations or conciliation agreements; or (x) hire any executive level employees.

             (d) BlueGill shall not grant any increase in the salary or other compensation of its directors, officers or employees, except reasonable salary increases for employees or executive officers of BlueGill, in the ordinary course of business consistent with past practice, or grant any bonus to any employee or enter into any employment agreement or make any loan (other than advances in the ordinary course of business consistent with past practices) to or enter into any material transaction of any other nature with any employee of BlueGill;

             (e) BlueGill shall not take any action to institute any new severance or termination pay practices with respect to any directors, officers or employees of BlueGill or to increase the benefits payable under its severance or termination pay practices;

             (f) BlueGill shall not adopt or amend, in any material respect, any plan for the benefit or welfare of any directors, officers or employees of BlueGill, except as contemplated hereby or as may be required by applicable law or regulation;

             (g) BlueGill shall use its best efforts, to the extent not prohibited by the foregoing provisions of this Section 4.01, to maintain its relationships with its suppliers and customers, clients, and others having business dealings with it, and if and as requested by Parent or Acquisition, (i) BlueGill shall use its best efforts to make reasonable arrangements for representatives of Parent or Acquisition to meet with customers and suppliers of BlueGill, and (ii) BlueGill shall schedule, and the management of BlueGill shall participate in, meetings of representatives of Parent or Acquisition with employees of BlueGill for purposes of dealing with the transition issues related to the Merger;

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             (h) BlueGill shall provide to Parent a draft of any federal income
        Tax return pertaining only to BlueGill or material state, local or foreign Tax return (other than state or local sales and use taxes) pertaining only to BlueGill required to be filed on behalf of BlueGill between the Effective Date and the Effective Time at least 15 days prior to the date on which such return is due; and

             (i) BlueGill shall respond to inquiries of and consult with Parent as to the management, Business and affairs of BlueGill. In addition, BlueGill shall consult with Parent concerning actions BlueGill proposes to take with respect to material matters involving the management, Business, and affairs of BlueGill. If BlueGill takes the proposed action after receipt of written confirmation from Parent indicating Parent's opposition to such action and referencing this Section 4.01(i) (a "BLUEGILL ACTION"), then Parent shall be entitled to terminate this Agreement pursuant to Section 6.01(i), if such BlueGill Action results in a BlueGill Material Adverse Effect. Notwithstanding any provision of this Section 4.01(i), until the Effective Time, the final decisions as to the conduct of the management, Business, and affairs of BlueGill shall remain with BlueGill.

             (j) BlueGill shall allow Parent to maintain on site at BlueGill's offices an executive to consult with BlueGill's management on the issues addressed in the foregoing provisions of this Section 4.01, as well as to consult with BlueGill on day-to-day decisions as to the management, Business, and affairs of BlueGill.

             (k) BlueGill shall provide at the Closing a list of all loans by BlueGill outstanding to its employees in excess of $500.

     SECTION 4.02 REGISTRATION STATEMENT; STOCKHOLDER APPROVAL; ETC.

     (a) (i) Parent and BlueGill shall, in consultation with each other, prepare a joint proxy statement pertaining to the Merger and containing the recommendation of the Board of Directors of each of Parent and BlueGill to approve and adopt this Agreement and the Merger as promptly as reasonably practicable after the date hereof and shall initially file it with the SEC, in good faith, on a confidential basis pursuant to Rule 14a-6(e)(2) of the Exchange Act. BlueGill's proxy or information statement shall also constitute the prospectus included in the Registration Statement to be filed by Parent pursuant to Section 4.02(b) hereof (the "PROXY STATEMENT/PROSPECTUS"). Parent and BlueGill shall cooperate fully with each other in the preparation of the Proxy statement/prospectus and any amendments and supplements thereto, and Parent and BlueGill will provide any audited and unaudited financial statements that may be required by the applicable rules of the SEC or otherwise to be included in the Proxy Statement/Prospectus. The Proxy Statement/ Prospectus shall not be distributed, and no amendment or supplement thereto shall be made by Parent or BlueGill, without the prior consent of the other party and its counsel. Each of Parent and BlueGill shall cause a definitive Proxy Statement/Prospectus to be distributed to its stockholders entitled to vote upon the Merger promptly following the effective date of the Registration Statement.

     (ii) As promptly as reasonably practicable after the date hereof (but in any event within 21 days after the Effective Date subject to the conditions set forth below), Parent shall in good faith prepare and initially file with the SEC under the Exchange Act the confidential Proxy Statement/Prospectus; provided, however, that BlueGill has provided Parent within 18 days after the date hereof all information and financial statements (including, but not limited to, cooperating with Parent and Parent's representatives to provide in a timely manner all requested information necessary to prepare any financial information and analysis required so that Parent and Parent's representatives shall have sufficient time to evaluate such information and perform the necessary analysis for inclusion in the Proxy Statement/Prospectus). Failure of BlueGill to comply with the foregoing obligation within the required 18-day period shall act as a waiver of the covenant set forth in this Section 4.02(a)(ii). If Parent fails to initially file the confidential Proxy Statement/Prospectus within 21 days after the Effective Date and BlueGill has fully complied with its foregoing obligations required above within the 18-day period, then, unless BlueGill notifies Parent in writing by the earlier of 4:00 p.m., Eastern Time, on the 28th day after the Effective Date or such time as Parent initially files the confidential Proxy Statement/ Prospectus with the SEC of BlueGill's decision to terminate this Agreement pursuant to Section 6.01(b) for failure of the covenant set forth in this Section 4.02(a)(ii), BlueGill shall have waived the covenant set forth

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in this Section 4.02(a)(ii). The waiver of the covenant set forth in this
Section 4.01(a)(ii) shall not act as a waiver of Parent's obligations for the other covenants set forth in this Section 4.02.

     (b) (i) As promptly as reasonably practicable after the date hereof, Parent shall prepare and file with the SEC under the Exchange Act and the Securities Act, a Registration Statement on Form S-4 (the "REGISTRATION STATEMENT") with respect to the approval of the Merger and the issuance of the shares of Parent Common Stock and stock options and warrants to be issued in the Merger, and shall use its best efforts to have the Proxy Statement/Prospectus and Registration Statement declared effective by the SEC as promptly as practicable. Parent shall also take any action required to be taken under state blue sky or other securities laws in connection with the issuance of shares of Parent Common Stock in the Merger.

     (ii) As soon as reasonably practicable after the effective date of the Registration Statement, Parent shall take all action necessary, subject to
Section 8.14 hereof and subject to and in accordance with the Delaware GCL and its Certificate of Incorporation and By-Laws, to obtain the requisite approval and adoption of this Agreement and the Merger by the Parent's stockholders at a duly called meeting pursuant to the Delaware GCL and shall take such other actions as may be required by applicable law and the applicable rules of the Nasdaq NM. The Board of Directors of Parent has determined that the Merger is advisable and in the best interests of the stockholders of Parent and shall, subject to Section 8.14 hereof, recommend that Parent's stockholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to Parent's stockholders in connection therewith.

     (iii) BlueGill shall cooperate fully with Parent in the preparation of the Proxy Statement/Prospectus and the Registration Statement and any amendments and supplements thereto and shall furnish Parent with all information and shall take such other action as Parent may reasonably request in connection therewith. BlueGill shall provide Parent with all pro forma financial information required by Regulation S-X to be included in the Registration Statement or in any other filing that is required to be made by Parent pursuant to the Securities Act or the Exchange Act in connection with the Merger. All such pro forma financial information shall be prepared in accordance with Regulation S-X and shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (c) As soon as reasonably practicable after the effective date of the Registration Statement, subject to Section 8.14 hereof, BlueGill and Parent shall take all action necessary, subject to and in accordance with the Delaware GCL and their Certificates of Incorporation and By-Laws, to obtain the requisite approval and adoption of this Agreement and the Merger by their respective stockholders at a duly called meeting or by written consents pursuant to Section 228 of the Delaware GCL and shall take such other actions as may be required by applicable law. The Board of Directors of BlueGill and Parent have each determined that the Merger is advisable and in the best interests of their respective stockholders and shall recommend that their respective stockholders vote to approve and adopt this Agreement and the Merger and any other matters to be submitted to such stockholders in connection therewith.

     (d) Parent shall notify BlueGill of the receipt of any comments of the SEC with respect to (and of any requests by the SEC for amendments or supplements to) the Proxy Statement/Prospectus or the Registration Statement, or for additional information within 24 hours after receipt thereof from the SEC, and shall promptly supply BlueGill with copies of all correspondence between Parent (or its representatives) and the SEC (or its staff) with respect thereto within 24 hours after receipt thereof from the SEC. If, at any time prior to the approval of the Merger by Parent's or BlueGill's stockholders, any event should occur relating to or affecting BlueGill, Parent or Acquisition, or to their respective officers or directors, which event should be described in an amendment or supplement to the Proxy Statement/Prospectus or the Registration Statement, the parties shall promptly inform one another and shall cooperate in promptly preparing, filing and clearing with the SEC and, if required by applicable securities laws, distributing to Parent's or BlueGill's stockholders, such amendment or supplement.

     (e) Parent shall cause the Parent Common Stock to be issued in the Merger, to be listed on the Nasdaq NM, subject to official notice of issuance.

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     (f) Parent shall prepare the Proxy Statement/Prospectus and the
Registration Statement without incorporating by reference any information previously filed with the SEC or otherwise.

     SECTION 4.03 ACCESS TO INFORMATION.

     (a) Each of Parent and BlueGill shall, and shall cause its respective subsidiaries, officers, directors and employees to, afford, from the date hereof to the Effective Time, the officers, employees, representatives, advisors and agents of the other party complete access at all reasonable times to its officers, employees, properties, books, records and workpapers, and shall furnish each other party all financial, operating and other information and data as Parent or BlueGill, through its officers, employees or agents, may reasonably request and shall promptly furnish to the other monthly operating and financial reports in such form as Parent or BlueGill shall reasonably request. For each calendar month that ends between the Effective Date through the Closing Date, BlueGill will within thirty days after the end of such month prepare and deliver to Parent unaudited monthly balance sheets and statements of operations for BlueGill, that shall fairly present the financial condition and the results of operations of BlueGill in all material respects.

     (b) BlueGill, at least three business days prior to the Effective Time, shall deliver to Parent a list setting forth the names and locations of each bank or other financial institution at which BlueGill has an account (giving the account numbers) or safe deposit box and the names of all persons authorized to draw thereon or have access thereto, and the names of all persons, if any, now holding powers of attorney or comparable delegation of authority from BlueGill and a summary statement thereof.

     (c) Each of Parent and BlueGill shall, and shall cause its respective officers, directors and employees to, afford the officers, employees, representatives, advisors and agents of the other party with access to such information concerning Parent or BlueGill as may be necessary for each party to ascertain the accuracy and completeness of the information supplied by Parent or BlueGill for inclusion in any pre-merger notification report filed under the HSR Act (and any additional information or documentary material supplied in response to any request pursuant to Section 7A(e) of the HSR Act and the regulations thereunder) or in the Proxy Statement/Prospectus.

     (d) If this Agreement is terminated, each of the parties hereto shall, and shall cause its officers, employees, representatives, advisors and agents to, destroy or return to the other party all confidential documents, work papers and other materials, and all copies thereof, obtained by it or on its behalf from such other party and/or containing or derived from or analyzing such document, work papers and other materials, as a result of this Agreement or in connection herewith, whether so obtained before or after the execution and delivery hereof.

     (e) Each of the parties hereto and its officers and employees shall not disclose or use any information so obtained, except as required by applicable law or legal process or by any applicable rules or regulations of a national securities exchange or the NASD upon the advice of counsel, without the prior written consent of the other party; PROVIDED that any such information may be disclosed to a party's financial advisors, accountants, counsel and other representatives, as may be appropriate or required in connection with the transactions contemplated hereby, but only if such persons shall be specifically informed by such party of the confidential nature of such information and agree to comply with the restrictions contained herein. The agreements contained in this Section 4.03(e) do not apply to information that (i) is or becomes generally available to the public other than as a result of a disclosure by a receiving party or its representatives, (ii) can be demonstrated to have been known to the receiving party on a non-confidential basis prior to its receipt,
(iii) becomes available to a party on a non-confidential basis from a source not bound by any duty of confidentiality to the other party or (iv) is independently developed by a receiving party without reference to any confidential information.

     If any party or any of its respective representatives becomes required by law (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process) or otherwise become required to disclose any confidential information or material the recipient party will provide the disclosing party with prompt prior written notice of such requirement so that the disclosing party may seek a protective order or other remedy, or waive compliance with the terms of this Agreement. If such protective

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order or other remedy is not obtained, or if the disclosing party is required to waive compliance with the provisions hereof, the recipient party will furnish only that portion of the confidential information or material which it reasonably believes after consultation with counsel, is required.

     (f) No investigation pursuant to this Section 4.03 shall affect, add to, or subtract from any representations or warranties of the parties hereto or the conditions to the obligations of the parties hereto to effect the Merger.

     SECTION 4.04 FURTHER ASSURANCES. Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its best efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable to consummate and make effective as promptly as practicable the Merger and all other transactions contemplated by this Agreement, including, without limitation, using all reasonable efforts to obtain all necessary waivers, consents and approvals and to effect all necessary registrations and filings and to cause the conditions to Closing set forth in
Article V hereof to be promptly fulfilled; PROVIDED, that the foregoing shall not require Parent to agree to make, or to require or permit BlueGill to make, any divestiture of a significant asset in order to obtain any waiver, consent or approval.

     SECTION 4.05 INQUIRIES AND NEGOTIATIONS. Neither BlueGill nor any of its affiliates, directors, officers or employees shall, directly or indirectly, encourage, solicit or initiate any discussions, submissions of proposals or offers or negotiations with, or, subject to the fiduciary obligations of the Board of Directors of BlueGill under applicable law as advised by counsel, participate in any negotiations or discussions with, or provide any information or data of any nature whatsoever to, or otherwise cooperate in any other way with, or assist or participate in, facilitate or encourage any effort or attempt by, any person, other than Parent and its affiliates, representatives and agents, concerning any merger, consolidation, sale of substantial assets, sale of shares of capital stock or other equity securities (except as permitted in accordance with Section 4.01), recapitalization, debt restructuring or similar transaction involving BlueGill, or any division of BlueGill (such transactions being hereinafter referred to as "ALTERNATIVE TRANSACTIONS"). BlueGill shall immediately notify Parent if any proposal, offer, inquiry or other contact is received by, any information is requested from, or any discussions or negotiations are sought to be initiated or continued with BlueGill in respect of an Alternative Transaction and shall, in any such notice to Parent, indicate the identity of the offeror and the terms and conditions of any proposals or offers or the nature of any inquiries or contacts, and thereafter shall keep Parent informed of the status and terms of any such proposals or offers and the status of any such discussions or negotiations. BlueGill shall not release any third party from, or waive any provision of, any confidentiality or standstill agreement to which BlueGill is a party, except to the extent required by provisions thereof.

     SECTION 4.06 INDEMNIFICATION; DIRECTORS' AND OFFICERS' INSURANCE.

     (a) BlueGill and, from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of BlueGill and its Subsidiaries (the "INDEMNIFIED PARTIES") against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities ("Indemnified Liabilities") arising out of or related to matters, actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to or after the Effective Time (i) to the full extent permitted by Delaware law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in BlueGill's Certificate of Incorporation, as amended, and Bylaws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the generality of the foregoing, (i) Parent shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

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     (b) Parent agrees that BlueGill, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by BlueGill, if any; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and, provided further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time; and provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by BlueGill prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 4.06(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

     (c) This Section 4.06 shall survive the consummation of the Merger at the Effective Time, is intended to benefit BlueGill, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of Parent and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

     SECTION 4.07 NOTIFICATION OF CERTAIN MATTERS. BlueGill shall give prompt notice to Parent and Acquisition, and Parent and Acquisition shall give prompt notice to BlueGill, of (i) the occurrence, or failure to occur, of any event that such party believes would cause any of its representations or warranties contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time and (ii) any failure of BlueGill, Parent or Acquisition, as the case may be, or any officer, director, employee or agent thereof, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; PROVIDED, HOWEVER, that failure to give such notice shall not constitute a waiver of any defense that may be validly asserted.

     SECTION 4.08 COMPLIANCE WITH THE SECURITIES ACT. Prior to the Effective Time, BlueGill shall deliver to Parent a list identifying all persons who would, in its opinion, be deemed to be "affiliates" of BlueGill for purposes of Rule 145 under the Securities Act (the "AFFILIATES"). BlueGill shall use its best efforts to cause each person who is identified as an Affiliate to deliver to Parent on or prior to the Effective Time a written agreement, in such form as may be agreed to by the parties, that he will not offer to sell, sell or otherwise dispose of any of the shares of Parent Common Stock issued to him in connection with the Merger, except pursuant to an effective registration statement or in compliance with Rule 145 or pursuant to an exemption from the registration requirements of the Securities Act. Parent shall be entitled to place appropriate legends on the certificates evidencing the Parent Common Stock to be received by Affiliates pursuant to the terms of this Agreement, and to issue appropriate stock transfer instructions to the transfer agent for Parent Common Stock, to the effect that the shares received or to be received by such Affiliate pursuant to this Agreement may only be sold, transferred or otherwise conveyed, and the holder thereof may only reduce his interest in or risks relating to such shares, pursuant to an effective registration statement under the Securities Act or in accordance with the provisions of paragraph (d) of Rule 145 or pursuant to an exemption from registration provided under the Securities Act. The foregoing restrictions on the transferability of Parent Common Stock shall apply to all purported sales, transfers and other conveyances of the shares received or to be received by such Affiliate pursuant to this Agreement and to all purported reductions in the interest in or risks relating to such shares, whether or not such Affiliate has exchanged the certificates previously evidencing shares of BlueGill's capital stock, into which such shares were converted.

     SECTION 4.09 CONVERSION OF WARRANTS AND STOCK OPTIONS. At the Effective Time, all outstanding BlueGill Options and Warrants will be assumed by Parent. Each of the BlueGill Options and Warrants so assumed by Parent under this Agreement will continue to have, and be subject to, the same terms and conditions set forth in the applicable warrant or option agreement immediately prior to the Effective Time (including, without limitation, any repurchase rights or vesting provisions), except that (i) the BlueGill Options and Warrants will be exercisable (or will become exercisable in accordance with its terms) for that number of whole shares of Parent Common Stock equal to the product of the number of shares of BlueGill Common Stock that were issuable upon exercise of such BlueGill Options and Warrants immediately prior to the Effective Time multiplied by the Exchange Ratio, rounded to the nearest whole number of shares of Parent Common Stock, and (ii) the per share exercise price for the share of Parent Common Stock issuable upon exercise of such assumed BlueGill Options and Warrants will be equal to the quotient determined by dividing the exercise price per share of BlueGill Common Stock at which such BlueGill Options and Warrants were exercisable immediately prior to the Effective Time by the Exchange Ratio, rounded to the nearest whole cent. On the Closing Date, Parent will have in effect a Form S-8 registration statement covering all Parent Common Stock issuable upon exercise of the BlueGill Options. At the Effective Time, Parent shall have reserved from its authorized but unissued Common Stock a sufficient number of shares of Parent Common Stock to permit exercise in full of the warrants to be issued by Parent in exchange for BlueGill Warrants.

     SECTION 4.10 PARENT INDEMNITY. Subject to the applicable provisions of
Section 7.05, Parent agrees to defend, indemnify and hold BlueGill and the BlueGill Securityholders harmless from and against:

     (a) any and all Losses (as defined in Section 7.01) arising in any manner out of any failure of Parent (and any failure of BlueGill after the Effective
Time), to comply with or perform any contractual or other obligation to which BlueGill is now, or hereafter becomes, bound or obligated, or arising from any misrepresentation or inaccuracy in any representation or warranty made herein by or obligation hereunder of Parent or Acquisition; and

     (b) any Taxes payable by BlueGill or the BlueGill Securityholders as a result of any misrepresentation by Parent under Section 3.02(n) or the Parent Tax Representation Certificate.

     SECTION 4.11 BRING-DOWN OF REPRESENTATIONS AND WARRANTIES.

     (a) On the Closing Date, BlueGill shall prepare and deliver to Parent a revised version of the BlueGill Disclosure Letter, updated to reflect facts as of the Closing Date (the "CLOSING BLUEGILL DISCLOSURE LETTER"), together with a certificate signed by the President and Chief Financial Officer of BlueGill, dated as of the Effective Time, to the effect that the representations and warranties made by BlueGill in Section 3.01 (as qualified by the Closing BlueGill Disclosure Letter), are not, as of the Closing Date, incorrect, untrue or false in any respect (as though made on and as of the Closing Date, except for those representations and warranties which address matters only as of a particular date, which representations shall not be incorrect, untrue or false in any respect as of such particular date) that constitute a BlueGill Material Adverse Effect as of the Closing Date.

     (b) The Closing BlueGill Disclosure Letter, the officers' certificate referred to in the preceding sentence, and any failure of the representations and warranties made by BlueGill in Section 3.01 to be true and correct as of the Closing Date, shall not be taken into account for purposes of determining whether the condition set forth in Section 5.03(b) has been satisfied and shall not give rise to any right of termination under Section 6.01(e).

     (c) The Closing BlueGill Disclosure Letter shall not be taken into account for purposes of determining whether Parent has the right to terminate this Agreement (i) by reason of any noncompliance by BlueGill with the provisions of
Section 4.01, or (ii) under Section 6.01(i).

     SECTION 4.12 AGREEMENTS EXECUTED. Concurrently with their execution of this Agreement, the applicable parties thereto shall execute and deliver to each other a Stock Restriction Agreement, which is attached hereto as EXHIBIT C and incorporated herein by reference.

                                   ARTICLE V

                            CONDITIONS TO THE MERGER

     SECTION 5.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO EFFECT THE MERGER. The respective obligations of each party to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following conditions:

     (a) this Agreement and the Merger shall have been approved and adopted by the requisite action of the BlueGill Shareholders;

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

     (b) subject to Section 8.14, this Agreement and the Merger shall have been approved and adopted by the requisite action of Parent's stockholders;

     (c) the expiration or earlier termination of any waiting period under the HSR Act shall have occurred;

     (d) no preliminary, temporary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction nor any statute, rule, regulation or order entered, promulgated or enacted by any governmental, regulatory or administrative agency or authority shall be in effect that would prevent the consummation of the Merger as contemplated hereby; and

     (e) the Registration Statement shall have been declared effective and no stop order with respect thereto shall be in effect at the Effective Time.

     SECTION 5.02 CONDITIONS TO THE OBLIGATION OF BLUEGILL TO EFFECT THE MERGER. The obligation of BlueGill to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) Parent and Acquisition shall have performed and complied in all material respects with all their obligations, covenants, and agreements required to be performed and complied with by them under this Agreement at or prior to the Effective Time;

     (b) the representations and warranties made by Parent and Acquisition in Sections 3.02 and 3.03 hereof (as qualified by the Parent Disclosure Letter), shall not as of the Effective Date have been, and shall not as of the Closing Date be, incorrect, untrue or false in any respect (as though made on and as of Effective Date and the Closing Date, respectively, except for those representations and warranties which address matters only as of a particular date, which representations shall not be incorrect, untrue or false in any respect as of such particular date) that constituted a Parent Material Adverse Effect as of either such date;

     (c) BlueGill shall have received a certificate from the President and Chief Financial Officer of Parent and Acquisition, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

     (d) the shares of Parent Common Stock to be issued in the Merger shall have been approved for listing on the Nasdaq NM, subject to official notice of issuance;

     (e) Parent shall have executed and delivered to the BlueGill
Securityholders the Parent Tax Representation Certificate in compliance with
Section 2.08;

     (f) BlueGill shall have received the consents described in Schedule
3.01(f);

     (g) the execution and delivery by Parent of the Escrow Agreement; and

     (h) the receipt of an opinion from BlueGill's outside Canadian counsel, in form and substance satisfactory to BlueGill, to the effect that the Merger will not give rise to any requirement for any BlueGill Securityholder to pay tax under Canadian federal, provincial or local law.

     SECTION 5.03 CONDITIONS TO THE OBLIGATION OF PARENT AND ACQUISITION TO EFFECT THE MERGER. The obligation of Parent and Acquisition to effect the Merger shall be subject to the fulfillment at or prior to the Effective Time of the following additional conditions:

     (a) BlueGill shall have performed and complied in all material respects with all their obligations, covenants, and agreements required to be performed and complied with by them under this Agreement at or prior to the Effective Time;

     (b) The representations and warranties made by BlueGill in Section 3.01 (as qualified by the BlueGill Disclosure Letter), shall not as of the Effective Date (subject to Section 7.07) be incorrect, untrue or false in any respect (except for those representations and warranties which address matters only as of a particular date, which representations shall not be incorrect, untrue or false in any respect as of such particular date) that constitute a BlueGill Material Adverse Effect as of the Effective Date;

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

     (c) Parent shall have received a certificate from the President and Chief Financial Officer of BlueGill, dated as of the Effective Time, to the effect that the conditions set forth in paragraphs (a) and (b) above have been satisfied;

     (d) Holders of not more than 10% of the outstanding capital stock of BlueGill shall have notified BlueGill, in accordance with procedures set forth in Section 262 of the Delaware GCL, of their intention to assert appraisal rights pursuant to such section; and

                                   ARTICLE VI

                          TERMINATION AND ABANDONMENT

     SECTION 6.01 TERMINATION AND ABANDONMENT. This Agreement may be terminated and the Merger may be abandoned at any time prior to the Effective Time, whether before or after approval by the stockholders of Parent and BlueGill:

     (a) by mutual written consent approved by the respective Boards of Directors of Parent and BlueGill;

     (b) by BlueGill if the conditions set forth in Section 5.01 or Section 5.02 shall not have been satisfied, waived or performed and such nonsatisfaction or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), by Parent and Acquisition on or before April 30, 2000; provided, however, that BlueGill may not terminate this Agreement pursuant to this Section 6.1(b) if it shall have materially breached this Agreement; or

     (c) by BlueGill, if Parent's Board of Directors fails to recommend approval of this Agreement or the Merger to Parent's stockholders or recommends against approval of this Agreement or the Merger to Parent's stockholders, subject to
Section 8.14; or

     (d) by Parent or Acquisition, if the conditions set forth in Section 5.01 or Section 5.03 shall not have been satisfied, waived or performed and such nonsatisfaction or nonperformance shall not have been cured or eliminated (or by its nature cannot be cured or eliminated), by BlueGill on or before April 30, 2000; provided, however, that neither Parent nor Acquisition may terminate this Agreement pursuant to this Section 6.1(d) if such party shall have materially breached this Agreement; or

     (e) by Parent, if the representations and warranties made by BlueGill in
Section 3.01 hereof (as qualified by the BlueGill Disclosure Letter), shall, as of the Effective Date (subject to Section 7.07), have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date that constituted a BlueGill Material Adverse Effect on the Effective Date; or

     (f) by BlueGill, if the representations and warranties made by Parent and/or Acquisition in Sections 3.02 and 3.03 hereof (as qualified by the Parent Disclosure Letter), shall, as of the Effective Date, have been incorrect, untrue or false in any respect that failed to correctly state facts in existence on the Effective Date that constituted a Parent Material Adverse Effect on the Effective Date.

     (g) by Parent by written notice hand-delivered or telecopied to BlueGill by no later than 6:00 p.m. Eastern Time on the business day immediately preceding the Closing Date, in the event that the Parent Average Closing Price is less than $50.00, provided that Parent pays to BlueGill the Termination Fee pursuant to Section 6.02(a); provided, that notwithstanding the foregoing, BlueGill may, by providing a written notice ("REINSTATEMENT NOTICE") to Parent no later than 11:59 p.m. on same day, reinstate this Agreement, with the same effect as if Parent had not exercised its termination right under this paragraph, in which event the Exchange Ratio will be equal to the Reduced Ratio.

     (h) by BlueGill in the event the Registration Statement is not filed with the SEC on or before the Filing Deadline (as defined below), provided that Parent pays to BlueGill the Termination Fee pursuant to Section 6.02(a). For purposes of this Agreement, the term "FILING DEADLINE" shall be 60 days after the Effective Date, unless (i) the SEC has provided, or has indicated that it will provide, comments on the Proxy Statement/Prospectus, and those comments are not yet cleared with the SEC, (ii) BlueGill has failed to provide all information and financial statements reasonably required in order for the S-4 to be filed, or (iii) no
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

preliminary, temporary or permanent injunction or other order, decree or ruling issued by any court of competent jurisdiction prohibits the filing of the S-4 (each event described in clauses (i), (ii) and (iii) being hereinafter referred to as a "Delay Event"), in which event the Filing Deadline shall be the later of
(1) two business days after such Delay Event no longer exists, or (2) 60 days after the Effective Date.

     (i) by Parent, if a BlueGill Action results in a BlueGill Material Adverse Effect in accordance with the terms set forth in Section 4.01(i).

     SECTION 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement and the abandonment of the Merger pursuant to Section 6.01, this Agreement shall thereafter become void and have no effect, and no party hereto shall have any liability to any other party hereto or its stockholders or directors or officers on account of such termination, and each party shall be responsible for its own expenses, except as follows:

     (a) PARENT PAYMENTS. In the event of termination pursuant to Section 6.01(g) or (h), Parent shall pay to BlueGill a termination fee of $7,500,000 within two business days of termination;

     (b) BLUEGILL PAYMENTS. BlueGill shall pay to Parent a termination fee of $7,500,000 within two business day following demand by Parent, if this Agreement is terminated by Parent pursuant to Section 6.01(d) or by BlueGill pursuant to
Section 6.01(b), in either case because of the failure of the condition set forth in Section 5.01(a) to have been satisfied. Furthermore, BlueGill shall pay to Parent an additional termination fee of $17,500,000 within two business day following demand by Parent if a termination of this Agreement described in the preceding sentence occurs and both of the following events occur: (i) following the date hereof and prior to the termination of this Agreement, a third party has announced, or negotiations have commenced with BlueGill concerning, a Superior Acquisition Proposal (as defined below); and (ii) within 12 months following the termination of this Agreement a Superior Acquisition Proposal a definitive agreement for such Superior Acquisition Proposal is entered into. For purposes of this Agreement, "Superior Acquisition Proposal" shall mean an underwritten initial public offering registered under the Securities Act or any offer or proposal (other than an offer or proposal by Parent) relating to any transaction or series of related transactions other than the transactions contemplated by this Agreement involving: (A) any acquisition or purchase from BlueGill by any person or "group" (as defined under Section 13(d) of the Exchange Act and the rules and regulations thereunder) of more than a 25% interest in the total outstanding voting securities of BlueGill or any merger or consolidation involving BlueGill pursuant to which the BlueGill Securityholders immediately preceding such transaction hold less than 75% of the equity interests in the surviving or resulting entity of such transaction; or (B) any sale or other disposition of more than 50% of the assets of BlueGill, in each case that is more favorable to the BlueGill Shareholders from a financial point of view than the terms of the Merger.

     (c) SURVIVAL. The obligations imposed by Sections 4.03(d) and 4.03(e) hereof shall survive the termination of this Agreement; and

     (d) WILLFUL BREACH. Nothing herein shall relieve any party from liability for any willful breach hereof.

                                  ARTICLE VII

                                INDEMNIFICATION

     SECTION 7.01 INDEMNIFICATION BY BLUEGILL. Subject to the terms, conditions, and limitations set forth herein, if the Merger is consummated, Parent shall be entitled to be indemnified out of the Escrow Shares (except as otherwise provided in Section 7.05(b)) against any and all actions, suits, losses, costs, claims, damages and expenses (including reasonable attorneys' fees) (the "LOSSES"), incurred or suffered by it relating to or arising out of or in connection with any material breach of, or any material misrepresentation or inaccuracy in, any representation or warranty made by BlueGill in Section 3.01 of this Agreement (as qualified by the Closing BlueGill Disclosure Letter) where such material breach or material misrepresentation or inaccuracy existed as of the Closing Date; PROVIDED, HOWEVER, that the amount of Losses

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

recoverable under the indemnity provisions of this Article shall be reduced, dollar-for-dollar, by the amount of any insurance proceeds paid to Parent or BlueGill or the Surviving Corporation and by the amount of tax benefits realized by Parent or BlueGill or Surviving Corporation in respect of such Losses. Except as otherwise provided in Section 7.05(b), the BlueGill Shareholders shall have no liability to Parent or Acquisition pursuant to this Agreement other than solely by means of recourse to the Escrow Shares.

     SECTION 7.02 CLAIMS. Subject to Section 7.03, claims against the Escrow Shares shall be governed by the Escrow Agreement.

     SECTION 7.03 NOTICE AND DEFENSE OF THIRD PARTY CLAIMS. Parent shall give written notice as promptly as is reasonably practicable to the Shareholders' Agent of the assertion of any claim, or the commencement of any suit, action or proceeding, by any person or entity not a party hereto in respect of which indemnity may be sought under Article VII of this Agreement ("THIRD PARTY CLAIM"); PROVIDED that the failure of Parent to promptly give such notice shall not limit Parent's ability to pursue its indemnification claim against the Escrow Shares, except to the extent (if any) that BlueGill Shareholders shall have been prejudiced thereby. If Parent does not promptly elect to defend or contest the Third Party Claim, then, at their sole option (i) the Shareholders' Agent shall be free to assume and control the prosecution or defense of any such Third Party Claim in a reasonable manner, (ii) may take all reasonably necessary steps to contest the Third Party Claim or to prosecute such Third Party Claim to conclusion or settlement satisfactory to the Shareholders' Agent, (iii) shall notify Parent of the progress of any such Third Party Claim, (iv) shall permit Parent, at the sole cost of such Parent, to participate in such prosecution or defense, and (v) shall provide Parent with reasonable access to all relevant information and documentation relating to the Third Party Claim and the Shareholders' Agent's prosecution or defense thereof. In any case, the party not in control of the defense or prosecution of the Third Party Claim shall cooperate with the other party in the conduct of the prosecution or defense of such Third Party Claim. If, however, Parent reasonably determines in its judgment that representation by counsel of both and Parent would present such counsel with a conflict of interest, then Parent may employ separate counsel to represent or defend it in any such claim, action, suit or proceeding and shall pay the fees and disbursements of such separate counsel. Whether or not chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof.

     SECTION 7.04 SETTLEMENT OR COMPROMISE. Neither Parent and Acquisition, on the one hand, nor the Shareholders' Agent, on the other hand, shall compromise or settle any Third Party Claim without the prior written consent of the Shareholders' Agent (if Parent controls and defends such Third Party Claim) or Parent (if the Shareholders' Agent controls and defends such Third Party Claim), such consent not to be unreasonably withheld (provided, that, in the case of Parent, such consent shall be deemed to be unreasonably withheld if Parent will, as part of the terms of such compromise or settlement, be fully released of liability arising from such Third Party Claim). The person controlling the defense of such Third Party Claim will give the other person at least 20 days' notice of any proposed settlement or compromise of any Third Party Claim for which it is controlling the defense.

     SECTION 7.05. LIMITATIONS ON INDEMNIFICATION.

     (a) BASKET.

        (i) Any indemnification pursuant to Section 7.01 of this Agreement shall be subject to the requirement that no claim may be made until the aggregate amount of Losses (other than Capitalization Losses, as defined in Section 7.07) subject to indemnification thereunder exceeds $1,000,000, after which time claims for indemnification may be made to the extent and only to the extent that the aggregate amount of all such Losses (other than Capitalization Losses) exceeds $1,000,000, subject to the terms, conditions and limitations set forth herein.

        (ii) Any indemnification pursuant to Section 4.10(a) of this Agreement shall be subject to the requirement that no claim may be made until the aggregate amount of Losses subject to indemnification thereunder exceeds $1,000,000, after which time claims for indemnification may be made to the extent and

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

only to the extent that the aggregate amount of all such Losses exceeds $1,000,000, subject to the terms, conditions and limitations set forth herein.

     (b) MAXIMUM LIABILITY.

        (i) Except as set forth in paragraph (ii) below, the total and maximum aggregate lifetime liability under this Article VII shall be limited to and shall not exceed the Escrow Shares.

        (ii) The extent that any Losses are determined by the final and non-appealable order of a court of competent jurisdiction to be have resulted primarily from the intentional misrepresentation or fraud of any BlueGill Shareholder who is an officer or employee of BlueGill, the liability of such BlueGill Shareholder shall not be limited to such BlueGill Shareholder's pro rata share of the Escrow Shares but shall, except as otherwise provided in
Section 7.06, be limited to the (i) the fair market value of the Parent Common Stock into which the capital stock of BlueGill held by such shareholder was converted in the Merger, and (ii) the intrinsic value of the BlueGill stock options held by such shareholder at the Effective Time.

     (c) DEADLINE FOR INDEMNITY CLAIMS.

        (i) Parent may not assert a claim for indemnification hereunder unless Parent notifies the Shareholders' Agent in accordance with this Article VII of a claim for indemnification hereunder no later than the Escrow Release Date (without regard to whether the Escrow Shares are actually released from escrow on such date).

        (ii) The BlueGill Securityholders may not assert a claim for indemnification hereunder unless a BlueGill Securityholder notifies Parent of a claim for indemnification hereunder no later than the Escrow Release Date (without regard to whether the Escrow Shares are actually released from escrow on such date).

     SECTION 7.06. REMEDIES FOR FRAUD. Nothing in this Agreement is intended to limit any person's rights under common law arising out of any intentional misrepresentation or fraud. None of the limitations set forth in Section 7.05 shall apply with respect to a claim brought under this Section 7.06.

     SECTION 7.07 CHANGES IN CAPITALIZATION. Any inaccuracy in Schedule 3.01(c)(iii) shall not be taken into account for purposes of determining whether the condition set forth in Section 5.03(b) has been satisfied and shall not give rise to any right of termination under Section 6.01(e). Further, any indemnification claim by Parent for Losses arising out of any such inaccuracy ("CAPITALIZATION LOSSES") shall be subject to indemnification from the first dollar of such Capitalization Losses and shall not be subject to the limitations set forth in Section 7.05(a)(i).

                                  ARTICLE VIII

                                 MISCELLANEOUS

     SECTION 8.01 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. Except as otherwise specified, the representations and warranties of and BlueGill contained herein shall survive the Closing for a period expiring at the close of business on the first (1st) anniversary of the Effective.

     SECTION 8.02 INTERPRETATION OF REPRESENTATIONS AND WARRANTIES. Each representation and warranty made in this Agreement or pursuant hereto is independent of all other representations and warranties made by the same parties, whether or not covering related or similar matters, and must be independently and separately satisfied; however, exceptions or qualifications to any such representation or warranty shall qualify, and shall be exceptions to, any other representation or warranty.

     SECTION 8.03 RELIANCE.

     (a) Notwithstanding the right of Parent and Acquisition to investigate the business, assets, and financial condition of BlueGill, and notwithstanding any knowledge determinable by Parent or Acquisition as a result of such investigation, Parent and Acquisition have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by BlueGill in this Agreement or pursuant hereto, as

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qualified by the BlueGill Disclosure Letter and the Closing BlueGill Disclosure
Letter, except to the extent that Parent or Acquisition had actual knowledge to the contrary at the Effective Date.

     (b) Notwithstanding the right of BlueGill and the BlueGill Securityholders to investigate the business, assets, and financial condition of Parent and Acquisition, and notwithstanding any knowledge determinable by BlueGill and the BlueGill Securityholders as a result of such investigation, BlueGill and the BlueGill Securityholders have the unqualified right to rely upon, and have relied upon, each of the representations and warranties made by Parent and Acquisition in this Agreement or pursuant hereto (including pursuant to the Parent Tax Representation Certificate), as qualified by the Parent Disclosure Letter, except to the extent that BlueGill or any BlueGill Securityholder had actual knowledge to the contrary at the Effective Date.

     SECTION 8.04 EXPENSES, ETC. If the transactions contemplated by this Agreement are not consummated, neither BlueGill, on the one hand, nor Parent and Acquisition, on the other hand, shall have any obligation to pay any of the fees and expenses of the other incident to the negotiation, preparation and execution of this Agreement, including the fees and expenses of counsel, accountants, investment bankers and other experts and Parent shall pay all such fees and expenses incurred by Acquisition. In the event the Merger is consummated, the Surviving Corporation shall, by operation of law, assume the obligation to pay all such fees and expenses of BlueGill. BlueGill represents that, in connection with the transactions contemplated by this Agreement, BlueGill has committed to pay only the fees and expenses to the service providers set forth on SCHEDULE
8.04 hereto, limited to the extent indicated on such Schedule.

     SECTION 8.05 PUBLICITY; CONFIDENTIALITY. BlueGill and Parent, on behalf of themselves and their respective officers, directors, shareholder, representatives, and other affiliates, agree that this Agreement and the exchange of information pursuant thereto is confidential and they will not disclose or issue any press release or make any other public announcement concerning this Agreement or the transactions contemplated hereby without the prior consent of the other party, which will not be unreasonably withheld, except that BlueGill or Parent may make such public disclosure that it believes in good faith to be required by law or any applicable rules and regulations of a national securities exchange or the NASD (in which event such party shall consult with the other prior to making such disclosure).

     SECTION 8.06 EXECUTION IN COUNTERPARTS. For the convenience of the parties, this Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     SECTION 8.07 NOTICES. All notices that are required or may be given pursuant to the terms of this Agreement shall be in writing and shall be sufficient in all respects if given in writing and delivered by hand or national overnight courier service, mailed by registered or certified mail, postage prepaid, or sent via telecopier, and shall be deemed given upon receipt. Other forms of notice shall be effective only if and when acknowledged by the recipient by other than automatic means. Notice shall be directed as follows:

     If to Parent to:

       CheckFree Holdings Corporation
       4411 East Jones Bridge Road
       Norcross, Georgia 30092
       Telecopy number: (678)-375-3010
       Attention: Peter J. Kight
               Chairman

     with copies to:

       CheckFree Holdings Corporation
       4411 East Jones Bridge Road
       Norcross, Georgia 30092
       Telecopy number: (678)-375-3235
       Attention: Allen L. Shulman
               General Counsel
     and

       Porter, Wright, Morris & Arthur LLP
       41 South High Street
       Columbus, Ohio 43215
       Telecopy Number: (614)-227-2100
       Attention: Curtis A. Loveland, Esq.

     If to BlueGill, to:

       935 Technology Drive
       Ann Arbor, MI 48108
       Telecopy Number: (734)-205-4211
       Attention: Vinay Gupta and Scott Bloom, Esq.

     with copies to:

       Pepper Hamilton LLP
       100 Renaissance Center, Suite 3600
       Detroit, MI 48243
       Telecopy Number: (313)-259-7426
       Attention: Hugh D. Camitta

or such other address or addresses as any party hereto shall have designated by notice in writing to the other parties hereto.

     SECTION 8.08 WAIVERS. BlueGill, on the one hand, and Parent and Acquisition, on the other hand, may, by written notice to the other, (i) extend the time for the performance of any of the obligations or other actions of the other under this Agreement; (ii) waive any inaccuracies in the representations or warranties of the other contained in this Agreement or in any document delivered pursuant to this Agreement; (iii) waive compliance with any of the conditions of the other contained in this Agreement; or (iv) waive performance of any of the obligations of the other under this Agreement. Except as provided in the preceding sentence, no action taken pursuant to this Agreement, including, without limitation, any investigation by or on behalf of any party, shall be deemed to constitute a waiver by the party taking such action of compliance with any representations, warranties, covenants or agreements contained in this Agreement. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any subsequent breach.

     SECTION 8.09 AMENDMENTS, SUPPLEMENTS, ETC. At any time, this Agreement may be amended or supplemented by such additional agreements, articles or certificates, as may be determined by the parties hereto to be necessary, desirable or expedient to further the purposes of this Agreement, or to clarify the intention of the parties hereto, or to add to or modify the covenants, terms or conditions hereof or to effect or facilitate any governmental approval or acceptance of this Agreement or to effect or facilitate the filing or recording of this Agreement or the consummation of any of the transactions contemplated hereby. Any such instrument must be in writing and signed by all of the parties hereto.

     SECTION 8.10 ENTIRE AGREEMENT. This Agreement and its schedules, exhibits and Disclosure Letters, and the documents to be executed or delivered at the Effective Time in connection herewith, constitute the entire agreement among the parties hereto with respect to the subject matter hereof and supersede all prior agreements and understandings, oral and written, among the parties hereto with respect to the subject matter hereof. No representation, warranty, promise, inducement or statement of intention has been made by any party that is not embodied in this Agreement or such other documents, and none of the parties shall be bound by, or be liable for, any alleged representation, warranty, promise, inducement or statement of intention not embodied herein or therein.

     SECTION 8.11 APPLICABLE LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without regard to conflict of laws principles.

     SECTION 8.12 BINDING EFFECT, BENEFITS. This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and assigns. Nothing in this Agreement, expressed or implied, is intended to confer on any person other than the parties hereto or their respective successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except for the BlueGill Securityholders and the Shareholders' Agent, who are express third party beneficiaries under this Agreement.

     SECTION 8.13 ASSIGNABILITY. Neither this Agreement nor any of the parties' rights hereunder shall be assignable by any party hereto without the prior written consent of the other parties hereto.

     SECTION 8.14 PARENT STOCKHOLDER APPROVAL. In the event that either (i) Parent determines that approval of the Merger by its stockholders is not required in accordance with the applicable listing requirements of Nasdaq NM, or
(ii) BlueGill notifies Parent that no Parent stockholder approval of the Merger shall be sought, then Parent shall not send the Proxy Statement/Prospectus to its stockholders and shall not seek approval and adoption of this Agreement , and the Merger by Parent's stockholders and the Proxy Statement/Prospectus shall be revised so as not to constitute a joint proxy statement and not to contemplate a Parent stockholders meeting.

     SECTION 8.15 KNOWLEDGE QUALIFICATION. Whenever a representation or warranty contained herein is based on the knowledge of BlueGill, such representation and warranty is made based on the actual knowledge of the individuals listed on
Schedule 8.15 and on the knowledge that the individuals listed on Schedule 8.15 would have if they had conducted a diligent inquiry into the subject matter of the representation or warranty with appropriate BlueGill personnel.

     SECTION 8.16 SEVERABILITY. Any term or provision of this Agreement that is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction.

     SECTION 8.17 VARIATION AND AMENDMENT. This Agreement may be varied or amended at any time before or after the approval and adoption of this Agreement by the stockholders of Parent and BlueGill by action of the respective Boards of Directors of Acquisition, BlueGill, Parent, and Acquisition, without action by the stockholders thereof.

     IN WITNESS WHEREOF, the parties have executed and delivered this Agreement as of the day and year first above written.

                                        CHECKFREE HOLDINGS CORPORATION

                                        By:       /s/ PETER F. SINISGALLI
                                           -------------------------------------

                                        Its:          President and COO
                                          --------------------------------------

                                        CHECKFREE ACQUISITION CORPORATION IV

                                        By:       /s/ PETER F. SINISGALLI
                                           -------------------------------------

                                        Its:         President
                                          --------------------------------------

                                        BLUEGILL TECHNOLOGIES, INC.

                                        By:            /s/ HAL DAVIS
                                           -------------------------------------

                                        Its:          President and CEO
                                          --------------------------------------

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

                                                                       EXHIBIT B

                                ESCROW AGREEMENT

     This Escrow Agreement ("Agreement") is made and entered into as of
            , 2000 by and among CHECKFREE HOLDINGS CORPORATION, a Delaware corporation ("Parent"), the shareholders of BLUEGILL TECHNOLOGIES, INC., a Delaware corporation (the "Company"), identified on EXHIBIT A hereto (the "BlueGill Shareholders"), Shareholders' Agent as defined below, and FIFTH THIRD BANK, a state banking association (the "Escrow Agent").

                                    RECITALS

     A. Parent, CheckFree Acquisition Corporation IV, a Delaware corporation and a wholly-owned subsidiary of Parent ("Merger Sub"), and the Company have entered into an Agreement and Plan of Merger dated as of December 20, 1999 (the "Merger Agreement"), pursuant to which Merger Sub will merge with and into the Company and the BlueGill Shareholders will have the right to receive shares of common stock of Parent.

     B. The Merger Agreement contemplates the establishment of an escrow arrangement to secure the indemnification and other obligations of the BlueGill Shareholders under the Merger Agreement.

                                   AGREEMENT

     The parties, intending to be legally bound, agree as follows:

     1. DEFINED TERMS. Capitalized terms used in this Agreement and not otherwise defined shall have the meanings given to them in the Merger Agreement.

     2. SHAREHOLDERS' AGENT.

     (a) Upon the Effective Time and without further act of any BlueGill Shareholder, Harold N. Davis, Robert D. Pavey, Mark Siegel, John McIlwraith and Thomas C. Kinnear shall be the five members (collectively, the "Members" and individually, a "Member") of an entity known as the Shareholders' Agent. All decisions of the Shareholders' Agent shall require the vote of a majority of the Members.

     (b) Upon the Effective Time, and without further act of any BlueGill Shareholder, the Shareholders' Agent shall be constituted and appointed as agent and attorney-in-fact for each BlueGill Shareholder for and on behalf of each such BlueGill Shareholder, to give and receive notices and communications, to authorize delivery to Parent of Escrow Shares from the Escrow Fund in satisfaction of claims by Parent, to object to such deliveries, to agree to, negotiate, enter into settlements and compromises of, and demand arbitration and comply with orders of courts and awards of arbitrators with respect to such claims, and to take all actions necessary or appropriate in the judgment of the Shareholders' Agent for the accomplishment of the foregoing, including but not limited to hiring attorneys and other professionals and incurring expenses in furtherance of the Shareholders' Agent's responsibilities. No bond shall be required of the Shareholders' Agent or the Members, and neither the Shareholders' Agent nor any Member shall receive any compensation for its services, except as otherwise provided in this Agreement. Notices or communications to or from the Shareholders' Agent shall constitute notice to or from each of the BlueGill Shareholders.

     (c) If any Member shall resign, die, become disabled or otherwise be unable to fulfill his responsibilities as Member or otherwise, then the remainder of the Members constituting the Shareholders' Agent shall, within thirty days after such resignation, death, disability or inability, appoint a successor Member and, promptly thereafter, shall notify Parent of the identity of such successor. Any such successor shall become a "Member" for purposes of this Agreement.

     (d) Neither the Shareholders' Agent nor any Member shall be liable for any act done or omitted hereunder as the Shareholders' Agent or Member while acting in good faith and in the exercise of reasonable judgment. The BlueGill Shareholders shall jointly and severally indemnify the Shareholders' Agent and each

Member and hold the Shareholders' Agent and each Member harmless against any loss, liability or expense incurred without gross negligence or willful misconduct on the part of the Shareholders' Agent or Member and arising out of or in connection with the acceptance or administration of the Shareholders' Agent's duties or Member's duties hereunder, including the reasonable fees and expenses of any legal counsel or other professional retained by the Shareholders' Agent or Member.

     (e) Each BlueGill Shareholder hereby agrees to pay its pro rata share (based upon its Percentage Interest in the Escrow Fund as set forth on EXHIBIT
B) of all costs and expenses, including those of any legal counsel or other professional retained by the BlueGill Shareholders' Agent or Member, in connection with the acceptance or administration of the Shareholders' Agent's or Member's duties hereunder. Such expenses may be assessed as provided in Section 14.

     3. ACTIONS OF THE SHAREHOLDERS' AGENT. A decision, act, consent or instruction (each a "Decision") of the Shareholders' Agent shall constitute a decision of all the BlueGill Shareholders, and shall be final, binding and conclusive upon each of the BlueGill Shareholders, and the Escrow Agent and Parent may rely upon any Decision of the Shareholders' Agent as being the decision, act, consent or instruction of each and all of the BlueGill Shareholders. Prior to effecting a Decision, the Shareholders' Agent shall not be required to either consult with or seek the consent of any of the BlueGill Shareholders to such Decision and such consent will be deemed to have been given by all BlueGill Shareholders. Each Decision will be deemed to have been made and ratified by all BlueGill Shareholders. The Escrow Agent and Parent are hereby relieved from any liability to any person for any acts done by them in accordance with a Decision of the Shareholders' Agent.

     4. ESCROW AND INDEMNIFICATION.

     (a) SHARES AND STOCK POWERS PLACED IN ESCROW. At the Effective Time, the date of which shall be set forth in a notice to the Escrow Agent, Parent shall deliver to the Escrow Agent certificates for 10% of the shares of Parent Common Stock issued to each of the BlueGill Shareholders in the Merger as set forth on EXHIBIT B hereto, evidencing the shares of Parent Common Stock to be held in escrow in accordance with this Agreement. The shares of Parent Common Stock being held in escrow pursuant to this Agreement (the "Escrow Shares") shall constitute an escrow fund (the "Escrow Fund") with respect to the indemnification obligations of the BlueGill Shareholders under the Merger Agreement. The Escrow Fund shall be held as a trust fund which is a grantor trust under Section 671 et seq. of the Internal Revenue Code with the BlueGill Shareholders as grantors, and it is the intention of Parent, the Company, the BlueGill Shareholders and the Shareholders' Agent that the Escrow Fund shall not be subject to any lien, attachment, trustee process or any other judicial process of any creditor of any BlueGill Shareholder or of any party hereto. The Escrow Agent agrees to accept delivery of the Escrow Fund and to hold the Escrow Fund in an escrow account (the "Escrow Account"), subject to the terms and conditions of this Agreement. Upon execution of this Agreement by the BlueGill Shareholders, each such BlueGill Shareholder shall deliver to Parent five original "assignments separate from certificate" ("Stock Powers") endorsed by each such BlueGill Shareholder in blank with signature guaranteed by a commercial bank or by a member firm of the New York Stock Exchange.

     (b) VOTING OF ESCROW SHARES. The record owner of the Escrow Shares shall be entitled to exercise all voting rights with respect to such Escrow Shares.

     (c) DISTRIBUTIONS. Parent and each of the BlueGill Shareholders agree among themselves, for the benefit of Parent and the Escrow Agent, that any cash, securities or other property distributable (whether by way of dividend, stock split or otherwise) in respect of or in exchange for any Escrow Shares shall not be distributed to the record owners of such Escrow Shares, but rather shall be distributed to and held by the Escrow Agent in the Escrow Account. Unless and until the Escrow Agent shall actually receive such cash, securities or other property, it may assume without inquiry that the Escrow Shares currently being held by it in the Escrow Account are all that the Escrow Agent is required to hold. At the time any Escrow Shares are required to be released from the Escrow Account to any Person pursuant to this Escrow Agreement, any cash, securities or other property previously received by the Escrow Agent in respect of or in exchange for such Escrow Shares shall be released from the Escrow to such Person.

     (d) TRANSFERABILITY. The interests of the BlueGill Shareholders in the Escrow Account and in the Escrow Shares shall not be assignable or transferable, other than by operation of law.

     (e) FRACTIONAL SHARES. No fractional shares of Parent Common Stock shall be retained in or released from the Escrow Account pursuant to this Escrow Agreement. In connection with any release of Escrow Shares from the Escrow Account, Parent and the Escrow Agent shall "round down" in order to avoid retaining any fractional share in the Escrow Account and in order to avoid releasing any fractional share from the Escrow Account. When shares are "rounded down", no cash-in-lieu payments need to be made.

     5. ADMINISTRATION OF ESCROW ACCOUNT. Except as otherwise provided herein, the Escrow Agent shall administer the Escrow Account as follows:

     (a) As soon as is reasonably practicable after becoming aware of a claim for indemnification under Article VII of the Merger Agreement, Parent shall promptly give written notice (a "Claim Notice") to the Shareholders' Agent and to the Escrow Agent on or prior to the Termination Date. Each Claim Notice shall state that Parent believes in good faith and after investigation that Parent is entitled to indemnification under Article VII of the Merger Agreement and contain a brief description of the circumstances supporting Parent's belief that Parent is so entitled to indemnification and shall, to the extent possible, contain a non-binding, preliminary estimate of the amount of Damages Parent claims to have so incurred or suffered and that are required to be indemnified under Article VII of the Merger Agreement, giving effect to the limitations set forth in Section 7.05 thereof (the "Claimed Amount").

     (b) Within 20 business days after receipt by the Shareholders' Agent of a Claim Notice, the Shareholders' Agent may deliver to the Parent and to the Escrow Agent a written response (the "Response Notice") in which the Shareholders' Agent: (i) agrees that a whole number of Escrow Shares having a "Stipulated Value" (as defined below) equal to the full Claimed Amount may be released from the Escrow Account to the Parent; (ii) agrees that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount (the "Agreed Amount") may be released from the Escrow Account to the Parent; or (iii) indicates that no part of the Claimed Amount may be released from the Escrow Account to the Parent. Any part of the Claimed Amount that is not to be released to the Parent shall be the "Contested Amount." If a Response Notice is not received by the Escrow Agent within such 20 business-day period, then the Shareholders' Agent shall be deemed to have agreed that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released to the Parent from the Escrow Account.

     (c) If the Shareholders' Agent delivers a Response Notice agreeing that Escrow Shares having a Stipulated Value equal to the full Claimed Amount may be released from the Escrow Account to the Parent, or if the Shareholders' Agent does not deliver a Response Notice in accordance with Section 3(b), the Escrow Agent shall promptly following the receipt of the Response Notice (or, if the Shareholders' Agent has not delivered a Response Notice prior to the expiration of the 20 business-day period referred to in Section 3(b)), deliver (or cause the stock transfer agent of the Escrow Shares to deliver) to Parent such Escrow Shares.

     (d) If the Shareholders' Agent delivers a Response Notice agreeing that Escrow Shares having a Stipulated Value equal to part, but not all, of the Claimed Amount may be released from the Escrow Account to the Parent, the Escrow Agent shall promptly following the receipt of the Response Notice deliver (or cause the stock transfer agent of the Escrow Shares to deliver) to Parent Escrow Shares having a Stipulated Value equal to the Agreed Amount.

     (e) If the Shareholders' Agent delivers a Response Notice indicating that there is a Contested Amount, the Shareholders' Agent and the Parent shall attempt in good faith to resolve the dispute related to the Contested Amount. If the Parent and the Shareholders' Agent shall resolve such dispute, such resolution shall be binding on all BlueGill Shareholders and a settlement agreement containing the terms and conditions of such resolution shall be signed by the Parent and the Shareholders' Agent and sent to the Escrow Agent, who shall, upon receipt thereof, release (or cause the stock transfer agent of the Escrow Shares to release) Escrow Shares from the Escrow Account in accordance with such agreement.

     (f) If the Shareholders' Agent and the Parent are unable to resolve the dispute relating to any Contested Amount within 30 business days after the delivery of the Claim Notice, then the claim described in the Claim

Notice shall be settled by binding arbitration in Wilmington, Delaware in accordance with the Commercial Arbitration Rules then in effect of the American Arbitration Association (the "AAA Rules"). Arbitration will be conducted by three arbitrators; one selected by Parent, one selected by the Shareholders' Agent and the third selected by the first two arbitrators. If either the Shareholders' Agent or Parent fails to select an arbitrator prior to the expiration of the 30-business day period commencing on the expiration of the 30 business-day period referred to in the first sentence of this Section 4(f), then either the Shareholders' Agent or Parent, as the case may be, shall be entitled to select the second arbitrator. The parties agree to use all reasonable efforts to cause the arbitration hearing to be conducted within 60 calendar days after the appointment of the last of the three arbitrators and to use all reasonable efforts in the circumstances to cause the arbitrators' decision to be furnished within 95 calendar days after the appointment of the last of the three arbitrators. The parties further agree that, to the extent practicable, discovery shall be completed at least 20 business days prior to the date of the arbitration hearing. The arbitrators' decision shall relate solely to whether the Parent is entitled to recover the Contested Amount (or a portion thereof), and the portion of such Contested Amount the Parent is entitled to recover. The final decision of the arbitrators shall be furnished to the Shareholders' Agent, the Parent and the Escrow Agent in writing and shall constitute a conclusive determination of the issue in question, binding upon the BlueGill Shareholders, the Shareholders' Agent, the Parent and the Escrow Agent and shall not be contested by any of them. The non-prevailing party in any arbitration shall pay the reasonable expenses (including attorneys' fees) of the prevailing party, any additional reasonable fees and expenses (including reasonable legal fees) of the Escrow Agent, and the fees and expenses associated with the arbitration (including the arbitrators' fees and expenses). For purposes of this Section 4(f), the non-prevailing party shall be deemed to be the Parent if it is entitled to recover less than 50% of the Contested Amount; otherwise it shall be the BlueGill Shareholders.

     (g) The Escrow Agent shall release Escrow Shares from the Escrow Account in connection with any Contested Amount within five business days after the delivery to it of: (i) a copy of a settlement agreement executed by the Parent and the Shareholders' Agent setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount or (ii) a copy of the award of the arbitrators referred to and as provided in Section 4(f) setting forth instructions to the Escrow Agent as to the number of Escrow Shares, if any, to be released from the Escrow Account, with respect to such Contested Amount.

     (h) Any Escrow Shares released from the Escrow Account to Parent shall be deemed to reduce the Escrow Shares pro rata with respect to each Shareholder in accordance with each Shareholder's percentage interest in the Escrow Fund as set forth in EXHIBIT B.

     6. RELEASE OF ESCROW SHARES. For the purposes of this Agreement, the Escrow Agent shall be deemed to have delivered Parent Common Stock to the Person entitled to it when the Escrow Agent has delivered such certificates and Stock Powers to an independent stock transfer agent for the Parent Common Stock with instructions to deliver it to the appropriate Person. Distributions of Parent Common Stock shall be made to Parent or the BlueGill Shareholders, as appropriate, at the addresses described in Section 12(b). Whenever a distribution is to be made to the BlueGill Shareholders, pro rata distributions shall be made to each of them based on the Percentage Interests in the Escrow Fund set forth in EXHIBIT B. Within five business days after the Termination Date, the Escrow Agent shall distribute (or direct the independent stock transfer agent for the Parent Common Stock to distribute) to each of the BlueGill Shareholders such Shareholder's pro-rata portion of the Escrow Shares then held in escrow at their addresses and based on the percentage interests in the Escrow Fund set forth in EXHIBIT B; provided, however, that notwithstanding the foregoing, if, prior to the Termination Date, Parent has given a Claim Notice containing a claim which has not been resolved prior to the Termination Date in accordance with Section 4, the Escrow Agent shall retain in the Escrow Account after the Termination Date Escrow Shares having a Stipulated Value equal to 100% of the Claimed Amount or Contested Amount, as the case may be, with respect to all claims which have not then been resolved.

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

     7. VALUATION OF ESCROW SHARES, ETC.

     (a) STIPULATED VALUE. For purposes of this Agreement, the "Stipulated
Value" of each Escrow Share shall be deemed to be equal to $          [the
Parent Average Closing Price will be inserted in the blank].

     (b) STOCK SPLITS. All numbers contained in, and all calculations required to be made pursuant to, this Agreement shall be adjusted as appropriate to reflect any stock split, reverse stock split, stock dividend or similar transaction effected by Parent after the date hereof; provided, however, that the Escrow Agent shall have received (i) notice of such stock split or other action, (ii) the appropriate number of additional shares of Parent Common Stock or other property pursuant to Section 3(c) hereof, and (iii) a revised version of EXHIBIT B as contemplated by Section 12(n).

     8. FEES AND EXPENSES. Upon the execution of this Agreement by all parties hereto and the initial deposit of the Escrow Fund in the Escrow Account, fees and expenses, in accordance with EXHIBIT C attached hereto, will be payable to the Escrow Agent. This annual Escrow Agent fee will cover the first twelve months of the escrow. In accordance with EXHIBIT C attached hereto, the Escrow Agent will also be entitled to reimbursement for reasonable and documented out-of-pocket expenses incurred by the Escrow Agent in the performance of its duties hereunder. All such fees and expenses shall be paid by Parent.

     9. LIMITATION OF ESCROW AGENT'S LIABILITY.

     (a) The Escrow Agent undertakes to perform such duties as are specifically set forth in this Agreement only and shall have no duty under any other agreement or document notwithstanding their being referred to herein or attached hereto as an exhibit. The Escrow Agent shall not be liable except for the performance of such duties as are specifically set forth in this Agreement, and no implied covenants or obligations shall be read into this Agreement against the Escrow Agent. The Escrow Agent shall incur no liability with respect to any action taken by it or for any inaction on its part in reliance upon any notice, direction, instruction, consent, statement or other document believed by it to be genuine and duly authorized, nor for any other action or inaction except for its own willful misconduct or gross negligence. In no event shall the Escrow Agent be liable for punitive, incidental or consequential damages. The Escrow Agent may rely on and use the Stock Powers and shall not be liable in connection therewith. In all questions arising under this Agreement, the Escrow Agent may rely on the advice of counsel, and for anything done, omitted or suffered in good faith by the Escrow Agent based upon such advice the Escrow Agent shall not be liable to anyone. The Escrow Agent shall not be required to take any action hereunder involving any expense unless the payment of such expense is made or provided for in a manner reasonably satisfactory to it.

     (b) The BlueGill Shareholders from the Escrow Fund and Parent hereby agree to indemnify the Escrow Agent for, and hold it harmless against, any loss, liability or expense incurred without negligence or willful misconduct on the part of Escrow Agent, arising out of or in connection with its carrying out of its duties hereunder. This right of indemnification shall survive the termination of this Agreement, and the resignation of the Escrow Agent.

     10. PERSONAL LIABILITY OF BLUEGILL OFFICERS AND EMPLOYEES. Any BlueGill Shareholder who is also an officer or employee of the Company (an "Employee Shareholder"), hereby acknowledges that such Employee Shareholder's exposure to liability under the indemnification provisions in Article VII of the Merger Agreement is not limited to his or her pro rata portion of the Escrow Shares, and that each such Employee Shareholder may be subject to personal liability in excess of his or her Escrow Shares to the extent that any Employee Shareholder has committed intentional misrepresentation or fraud, subject to the limitations set forth in Section 7.05(b) of the Merger Agreement. Reference is also made to
Section 7.06 of the Merger Agreement, which addresses common law liability for fraud and intentional misrepresentation.

     11. INDEMNIFICATION TERMINATION. The indemnification obligation of the BlueGill Shareholders to Parent with respect to the Escrow Shares shall terminate on the earlier to occur of (a) one (1) year after the Closing Date or
(b) the completion of an audit on the merged companies and the filing by Parent of its Annual Report on Form 10-K with the Securities and Exchange Commission relating to the first fiscal year of

Parent ending after the Closing (the "Escrow Termination Date") or, if earlier, upon the release by the Escrow Agent of the entire Escrow Fund in accordance with this Agreement; provided, however, that if the Escrow Agent has received from Parent a Claim Notice setting forth a claim that has not been resolved by the Escrow Termination Date, then the indemnification obligation of the BlueGill Shareholders to Parent with respect to the Escrow Shares shall continue in full force and effect until the claim has been resolved and the Escrow Shares released in accordance with this Agreement.

     12. ESCROW TERMINATION. On the Escrow Termination Date, the Escrow Agent shall deliver (or cause the stock transfer agent of the Escrow Shares to deliver) all remaining Escrow Shares in the Escrow Account to the BlueGill Shareholders; provided, however, that if the Escrow Agent has received from Parent a Claim Notice setting forth a claim that has not been resolved by the Escrow Termination Date, then the Escrow Agent shall not distribute to the BlueGill Shareholders Escrow Shares having a Stipulated Value equal to the full Claimed Amount of the unresolved claim. Unresolved claims shall be treated as provided in Section 4. Upon resolution of all unresolved claims, all remaining Escrow Shares shall be delivered as provided in this Section 12, but subject to the provisions of Section 14.

     13. SUCCESSOR ESCROW AGENT. In the event the Escrow Agent becomes unavailable or unwilling to continue as escrow agent under this Agreement, the Escrow Agent may resign and be discharged from its duties and obligations hereunder by giving its written resignation to the parties to this Agreement. Such resignation shall take effect not less than 30 calendar days after it is given to all parties hereto. Parent may appoint a successor Escrow Agent only with the consent of the Shareholders' Agent (which consent shall not be unreasonably withheld or delayed). The Escrow Agent shall act in accordance with written instructions from Parent as to the transfer of the Escrow Fund to a successor escrow agent.

     14. EXPENSES. Each BlueGill Shareholder agrees to pay within five days after receipt of notice its pro rata portion of any expenses incurred by the Shareholders' Agent and the Members in connection with this Agreement, which pro rata share shall be the BlueGill Shareholder's Percentage Interests in the Escrow Fund set forth on EXHIBIT B. If, on the date the Escrow Agent is required to make a final distribution to the BlueGill Shareholders from the Escrow Fund, Escrow Shares remain in the Escrow Fund and either there are unpaid expenses incurred by the Shareholders' Agent or a Member or a BlueGill Shareholder has not made payment pursuant to a written notice sent by the Shareholders' Agent, then the Shareholders' Agent may send notice to the Escrow Agent to make the delivery to the Shareholders' Agent of Escrow Shares with a Stipulated Value equal to the expenses owed by all BlueGill Shareholders (apportioned amongst the BlueGill Shareholders based upon the Percentage Interests set forth on EXHIBIT
B) with respect to expenses owed by all BlueGill Shareholders or Escrow Shares with a Stipulated Value equal to the expenses owed by the particular BlueGill Shareholder with respect to expenses with respect to which that BlueGill Shareholder has not made payment as required by this Section 14. In calculating the Escrow Shares to be delivered to pay expenses, an amount shall be added to cover reasonable selling expenses, including brokerage fees, anticipated to be required in connection with the sale of those securities. The Shareholders' Agent is authorized to sell any Escrow Shares received by it to pay the expenses.

     15. MISCELLANEOUS.

     (a) NOTICES. Any notice or other communication required or permitted to be delivered to any party under this Agreement shall be in writing and shall be deemed properly delivered, given and received when delivered (by hand, by registered mail, by courier or express delivery service or by facsimile) to the address or facsimile telephone number set forth in Section 10.5 of the Merger Agreement or to the Escrow Agent at the address set forth below (or to such other address or facsimile telephone number as such party shall have specified in a written notice given to the other parties hereto):

     If to Escrow Agent:

       Fifth Third Bank
       38 Fountain Square Plaza
       Cincinnati, OH 45263

       Attn: Dana Hushak, MD 10AT69
       Telecopier: 513-744-6398

     If to Parent:

       CheckFree Holdings Corporation
       4411 E. Jones Bridge Road
       Norcross, GA 30092
       Attn: Peter J. Kight, Chairman
       Telecopier: 678-375-3010

       CheckFree Holdings Corporation
       4411 E. Jones Bridge Road
       Norcross, GA 30092
       Attn: Allen L. Shulman, General Counsel
       Telecopier: 678-375-3235

     with a copy to:

       Porter, Wright, Morris & Arthur LLP
       41 S. High Street
       Columbus, OH 43215
       Attn: Curtis A. Loveland, Esq.
       Telecopier: 614-227-2100

     If to Shareholders' Agent:

       Pepper Hamilton LLP
       100 Renaissance Center, Suite 3600
       Detroit, MI 48243-1157
       Attn: Hugh D. Camitta, Esq.
       Telecopier: 313-259-7926

       with copies to the persons set forth on EXHIBIT D

If any Claim Notice, Response Notice or other document or notice of any kind is required to be delivered to the Escrow Agent and any other person, the Escrow Agent may assume without inquiry that such document has been delivered to such other person if it has been delivered to the Escrow Agent.

     (b) HEADINGS. The underlined headings contained in this Agreement are for convenience of reference only, shall not be deemed to be a part of this Agreement and shall not be referred to in connection with the construction or interpretation of this Agreement.

     (c) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall constitute an original and all of which, when taken together, shall constitute one agreement.

     (d) GOVERNING LAW. This Agreement shall be construed in accordance with, and governed in all respects by, the internal laws of the State of Delaware (without giving effect to principles of conflicts of laws).

     (e) SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon each of the parties hereto and each of their respective permitted successors and assigns, if any. No BlueGill Shareholder may assign such Shareholder's rights and obligations under this Agreement without the express prior written consent of Parent, provided, however, that upon the death of a BlueGill Shareholder, such BlueGill Shareholder's rights and obligations under this Agreement shall be transferred to the person(s) who receive such Shareholder's Escrow Shares under the laws of descent and distribution. Nothing in this Agreement is intended to confer, or shall be deemed to confer, any rights or remedies upon any person or entity other than the parties hereto and the Members and their permitted successors and assigns. This Agreement shall inure to the benefit of the

BlueGill Shareholders, Parent, the Members, Escrow Agent and the respective successors and assigns, if any, of the foregoing.

     (f) WAIVER. No failure on the part of any Person to exercise any power, right, privilege or remedy under this Agreement, and no delay on the part of any Person in exercising any power, right, privilege or remedy under this Agreement, shall operate as a waiver of such power, right, privilege or remedy; and no single or partial exercise of any such power, right, privilege or remedy shall preclude any other or further exercise thereof or of any other power, right, privilege or remedy. No Person shall be deemed to have waived any claim arising out of this Agreement, or any power, right, privilege or remedy under this Agreement, unless the waiver of such claim, power, right, privilege or remedy is expressly set forth in a written instrument duly executed and delivered on behalf of such Person; and any such waiver shall not be applicable or have any effect except in the specific instance in which it is given.

     (g) AMENDMENTS. This Agreement may not be amended, modified, altered or supplemented other than by means of a written instrument duly executed and delivered on behalf of all of the parties hereto; provided, however, that any amendment duly executed and delivered by the Shareholders' Agent shall be deemed to have been duly executed and delivered by all BlueGill Shareholders.

     (h) SEVERABILITY. In the event that any provision of this Agreement, or the application of any such provision to any Person or set of circumstances, shall be determined to be invalid, unlawful, void or unenforceable to any extent, the remainder of this Agreement, and the application of such provision to Persons or circumstances other than those as to which it is determined to be invalid, unlawful, void or unenforceable, shall not be impaired or otherwise affected and shall continue to be valid and enforceable to the fullest extent permitted by law.

     (i) PARTIES IN INTEREST. None of the provisions of this Agreement is intended to provide any rights or remedies to any Person other than the parties hereto and their respective successors and assigns, if any.

     (j) ENTIRE AGREEMENT. This Agreement and the other agreements referred to herein set forth the entire understanding of the parties hereto relating to the subject matter hereof and thereof and supersede all prior agreements and understandings among or between any of the parties relating to the subject matter hereof and thereof.

     (k) TAX REPORTING INFORMATION AND CERTIFICATION OF TAX IDENTIFICATION NUMBERS.

        (i) The parties hereto agree that, for tax reporting purposes, all interest on or other income, if any, attributable to the Escrow Shares or any other amount held in escrow by the Escrow Agent pursuant to this Agreement shall be allocable to the BlueGill Shareholders in accordance with their Percentage Interests in the Escrow Fund set forth in EXHIBIT B.

        (ii) Each BlueGill Shareholder agrees to provide to [the Escrow Agent] its tax identification number by furnishing appropriate forms W-9 (or Forms W-8, in the case of non-U.S. persons) and other forms and documents that [the Escrow Agent] may reasonably request (collectively, "Tax Reporting Documentation"). The parties hereto understand that, if such Tax Reporting Documentation is not so supplied to [the Escrow Agent], [the Escrow Agent] may be required by the Internal Revenue Code to withhold a portion of any interest or other income earned on the investment of monies or other property held by the Escrow Agent pursuant to this Escrow Agreement. Parent shall timely provide to the Escrow Agent the requisite information for income tax reporting purposes, and the Escrow Agent in turn shall timely provide to each BlueGill Shareholder the requisite information for income tax reporting purposes. The Escrow Agent shall file such tax forms and information with respect to the Escrow Fund as a grantor trust as may be required under the Internal Revenue Code.

     (l) CONSTRUCTION.

        (i) For purposes of this Agreement, whenever the context requires: the singular number shall include the plural, and vice versa; the masculine gender shall include the feminine and neuter genders; the feminine gender shall include the masculine and neuter genders; and the neuter gender shall include the masculine and feminine genders.

        (ii) The parties hereto agree that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in the construction or interpretation of this Agreement.

        (iii) As used in this Agreement, the words "include" and "including," and variations thereof, shall not be deemed to be terms of limitation, but rather shall be deemed to be followed by the words "without limitation."

     (m) RECALCULATION OF PERCENTAGE INTERESTS. If for any reason EXHIBIT B should need to be recalculated, Parent and the Shareholders' Agent shall jointly
(i) calculate revised percentage interests for the BlueGill Shareholders and
(ii) submit to the Escrow Agent a revised version of EXHIBIT B, on which the Escrow Agent may rely without inquiry.

     IN WITNESS WHEREOF, the parties have duly executed this Agreement as of the date first set forth above.

                                          CHECKFREE HOLDINGS CORPORATION

                                          By:
                                            ------------------------------------

                                          Name:
                                              ----------------------------------

                                          Title:
                                             -----------------------------------

                                          ESCROW AGENT

                                          By:
                                            ------------------------------------

                                          Name:
                                              ----------------------------------

                                          Title:
                                             -----------------------------------

                                          SHAREHOLDERS' AGENT:

                                          By:
                                            ------------------------------------
                                                      Harold N. Davis

                                          By:
                                            ------------------------------------
                                                      Robert D. Pavey

                                          By:
                                            ------------------------------------
                                                        Mark Siegel

                                          By:
                                            ------------------------------------
                                                      John McIlwraith

                                          By:
                                            ------------------------------------
                                                     Thomas C. Kinnear

                           BLUEGILL ESCROW AGREEMENT
                           SHAREHOLDER SIGNATURE PAGE

     By signing and returning a counterpart hereof, this Escrow Agreement, along with all counterparts executed as of the date of this Escrow Agreement and thereafter by additional BlueGill Shareholders, will become a binding agreement among the Parent, the Shareholders' Agent, the Escrow Agent and the BlueGill Shareholders signatory to this Escrow Agreement.

                                          SHAREHOLDER:

                                          --------------------------------------

                                          By:
                                            ------------------------------------

                                          Print Name:
                                                 -------------------------------

                                          Tax I.D. Number:
                                                   -----------------------------

                                          Address:
                                               ---------------------------------

                                          --------------------------------------

                                          --------------------------------------

                                   EXHIBIT A

                             BLUEGILL SHAREHOLDERS

                                   EXHIBIT B

NAME, ADDRESS AND TAXPAYER IDENTIFICATION                                         PRO RATA SHARE OF
NUMBER OF SHAREHOLDER                                         NUMBER OF SHARES       ESCROW FUND
-----------------------------------------                     ----------------    -----------------

                                   EXHIBIT C

                            ESCROW FEES AND EXPENSES

                                   EXHIBIT D

                            NOTIFICATION INFORMATION

Harold N. Davis
BlueGill Technologies, Inc.
935 Technology Drive
Ann Arbor, MI 48108
Telecopier: 734-205-4211

Robert D. Pavey
Morgenthaler Venture
Terminal Towers
50 Public Square, Suite 2700
Cleveland, OH 44113
Telecopier: 216-416-7501

Mark Siegel
Menlo Ventures
3000 Sand Hill Road
Menlo Park, CA 94025
Telecopier: 650-854-7059

John McIlwraith
BlueChip Venture Co.
250 E. Fifth Street
1100 Chiquita Center
Cincinnati, OH 45202
Telecopier: 513-723-2306

Thomas C. Kinnear
University of Michigan
4202 Davidson Hall
Ann Arbor, MI 48109
Telecopier: 734-994-5673

                                                                      APPENDIX B

                        DELAWARE GENERAL CORPORATION LAW

     Section 262. Appraisal Rights

     (a) Any stockholder of a corporation of this State who holds shares of stock on the date of the making of a demand pursuant to subsection (d) of this section with respect to such shares, who continuously holds such shares through the effective date of the merger or consolidation, who has otherwise complied with subsection (d) of this section and who has neither voted in favor of the merger or consolidation nor consented thereto in writing pursuant to Section 228 of this title shall be entitled to an appraisal by the Court of Chancery of the fair value of the stockholder's shares of stock under the circumstances described in subsections (b) and (c) of this section. As used in this section, the word "stockholder" means a holder of record of stock in a stock corporation and also a member of record of a nonstock corporation; the words "stock" and "share" mean and include what is ordinarily meant by those words and also membership or membership interest of a member of a nonstock corporation; and the words "depository receipt" mean a receipt or other instrument issued by a depository representing an interest in one or more shares, or fractions thereof, solely of stock of a corporation, which stock is deposited with the depository.

     (b) Appraisal rights shall be available for the shares of any class or series of stock of a constituent corporation in a merger or consolidation to be effected pursuant to Section 251 (other than a merger effected pursuant to Section 251(g) of this title), Section 252, Section 254, Section 257, Section 258, Section 263 or Section 264 of this title:

          (1) Provided, however, that no appraisal rights under this section shall be available for the shares of any class or series of stock, which stock, or depository receipts in respect thereof, at the record date fixed to determine the stockholders entitled to receive notice of and to vote at the meeting of stockholders to act upon the agreement of merger or consolidation, were either (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or (ii) held of record by more than 2,000 holders; and further provided that no appraisal rights shall be available for any shares of stock of the constituent corporation surviving a merger if the merger did not require for its approval the vote of the stockholders of the surviving corporation as provided in subsection (f) of Section 251 of this title.

          (2) Notwithstanding paragraph (1) of this subsection, appraisal rights under this section shall be available for the shares of any class or series of stock of a constituent corporation if the holders thereof are required by the terms of an agreement of merger or consolidation pursuant to Sections 251, 252, 254, 257, 258, 263 and 264 of this title to accept for such stock anything except:

             a. Shares of stock of the corporation surviving or resulting from such merger or consolidation, or depository receipts in respect thereof;

             b. Shares of stock of any other corporation, or depository receipts in respect thereof, which shares of stock (or depository receipts in respect thereof) or depository receipts at the effective date of the merger or consolidation will be either listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc. or held of record by more than 2,000 holders;

             c. Cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a. and b. of this paragraph; or

             d. Any combination of the shares of stock, depository receipts and cash in lieu of fractional shares or fractional depository receipts described in the foregoing subparagraphs a., b. and c. of this paragraph.

          (3) In the event all of the stock of a subsidiary Delaware corporation party to a merger effected under Section 253 of this title is not owned by the parent corporation immediately prior to the merger, appraisal rights shall be available for the shares of the subsidiary Delaware corporation.

     (c) Any corporation may provide in its certificate of incorporation that appraisal rights under this section shall be available for the shares of any class or series of its stock as a result of an amendment to its certificate of incorporation, any merger or consolidation in which the corporation is a constituent corporation or the sale of all or substantially all of the assets of the corporation. If the certificate of incorporation contains such a provision, the procedures of this section, including those set forth in subsections (d) and
(e) of this section, shall apply as nearly as is practicable.

     (d) Appraisal rights shall be perfected as follows:

          (1) If a proposed merger or consolidation for which appraisal rights are provided under this section is to be submitted for approval at a meeting of stockholders, the corporation, not less than 20 days prior to the meeting, shall notify each of its stockholders who was such on the record date for such meeting with respect to shares for which appraisal rights are available pursuant to subsection (b) or (c) hereof that appraisal rights are available for any or all of the shares of the constituent corporations, and shall include in such notice a copy of this section. Each stockholder electing to demand the appraisal of such stockholder's shares shall deliver to the corporation, before the taking of the vote on the merger or consolidation, a written demand for appraisal of such stockholder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such stockholder's shares. A proxy or vote against the merger or consolidation shall not constitute such a demand. A stockholder electing to take such action must do so by a separate written demand as herein provided. Within 10 days after the effective date of such merger or consolidation, the surviving or resulting corporation shall notify each stockholder of each constituent corporation who has complied with this subsection and has not voted in favor of or consented to the merger or consolidation of the date that the merger or consolidation has become effective; or

          (2) If the merger or consolidation was approved pursuant to Section 228 or Section 253 of this title, each constituent corporation, either before the effective date of the merger or consolidation or within ten days thereafter, shall notify each of the holders of any class or series of stock of such constituent corporation who are entitled to appraisal rights of the approval of the merger or consolidation and that appraisal rights are available for any or all shares of such class or series of stock of such constituent corporation, and shall include in such notice a copy of this section; provided that, if the notice is given on or after the effective date of the merger or consolidation, such notice shall be given by the surviving or resulting corporation to all such holders of any class or series of stock of a constituent corporation that are entitled to appraisal rights. Such notice may, and, if given on or after the effective date of the merger or consolidation, shall, also notify such stockholders of the effective date of the merger or consolidation. Any stockholder entitled to appraisal rights may, within 20 days after the date of mailing of such notice, demand in writing from the surviving or resulting corporation the appraisal of such holder's shares. Such demand will be sufficient if it reasonably informs the corporation of the identity of the stockholder and that the stockholder intends thereby to demand the appraisal of such holder's shares. If such notice did not notify stockholders of the effective date of the merger or consolidation, either
     (i) each such constituent corporation shall send a second notice before the effective date of the merger or consolidation notifying each of the holders of any class or series of stock of such constituent corporation that are entitled to appraisal rights of the effective date of the merger or consolidation or (ii) the surviving or resulting corporation shall send such a second notice to all such holders on or within 10 days after such effective date; provided, however, that if such second notice is sent more than 20 days following the sending of the first notice, such second notice need only be sent to each stockholder who is entitled to appraisal rights and who has demanded appraisal of such holder's shares in accordance with this subsection. An affidavit of the secretary or assistant secretary or of the transfer agent of the corporation that is required to give either notice that such notice has been given shall, in the absence of fraud, be prima facie evidence of the facts stated therein. For purposes of determining the stockholders entitled to receive either notice, each constituent corporation may fix, in advance, a record date that shall be not more than 10 days prior to the date the notice is given, provided, that if the notice is given on or after the effective date of the merger or consolidation, the record date shall be such effective date. If no record date is fixed and the notice is given prior to the effective date, the record date shall be the close of business on the day next preceding the day on which the notice is given.

     (e) Within 120 days after the effective date of the merger or consolidation, the surviving or resulting corporation or any stockholder who has complied with subsections (a) and (d) hereof and who is otherwise entitled to appraisal rights, may file a petition in the Court of Chancery demanding a determination of the value of the stock of all such stockholders. Notwithstanding the foregoing, at any time within 60 days after the effective date of the merger or consolidation, any stockholder shall have the right to withdraw such stockholder's demand for appraisal and to accept the terms offered upon the merger or consolidation. Within 120 days after the effective date of the merger or consolidation, any stockholder who has complied with the requirements of subsections (a) and (d) hereof, upon written request, shall be entitled to receive from the corporation surviving the merger or resulting from the consolidation a statement setting forth the aggregate number of shares not voted in favor of the merger or consolidation and with respect to which demands for appraisal have been received and the aggregate number of holders of such shares. Such written statement shall be mailed to the stockholder within 10 days after such stockholder's written request for such a statement is received by the surviving or resulting corporation or within 10 days after expiration of the period for delivery of demands for appraisal under subsection (d) hereof, whichever is later.

     (f) Upon the filing of any such petition by a stockholder, service of a copy thereof shall be made upon the surviving or resulting corporation, which shall within 20 days after such service file in the office of the Register in Chancery in which the petition was filed a duly verified list containing the names and addresses of all stockholders who have demanded payment for their shares and with whom agreements as to the value of their shares have not been reached by the surviving or resulting corporation. If the petition shall be filed by the surviving or resulting corporation, the petition shall be accompanied by such a duly verified list. The Register in Chancery, if so ordered by the Court, shall give notice of the time and place fixed for the hearing of such petition by registered or certified mail to the surviving or resulting corporation and to the stockholders shown on the list at the addresses therein stated. Such notice shall also be given by 1 or more publications at least 1 week before the day of the hearing, in a newspaper of general circulation published in the City of Wilmington, Delaware or such publication as the Court deems advisable. The forms of the notices by mail and by publication shall be approved by the Court, and the costs thereof shall be borne by the surviving or resulting corporation.

     (g) At the hearing on such petition, the Court shall determine the stockholders who have complied with this section and who have become entitled to appraisal rights. The Court may require the stockholders who have demanded an appraisal for their shares and who hold stock represented by certificates to submit their certificates of stock to the Register in Chancery for notation thereon of the pendency of the appraisal proceedings; and if any stockholder fails to comply with such direction, the Court may dismiss the proceedings as to such stockholder.

     (h) After determining the stockholders entitled to an appraisal, the Court shall appraise the shares, determining their fair value exclusive of any element of value arising from the accomplishment or expectation of the merger or consolidation, together with a fair rate of interest, if any, to be paid upon the amount determined to be the fair value. In determining such fair value, the Court shall take into account all relevant factors. In determining the fair rate of interest, the Court may consider all relevant factors, including the rate of interest which the surviving or resulting corporation would have had to pay to borrow money during the pendency of the proceeding. Upon application by the surviving or resulting corporation or by any stockholder entitled to participate in the appraisal proceeding, the Court may, in its discretion, permit discovery or other pretrial proceedings and may proceed to trial upon the appraisal prior to the final determination of the stockholder entitled to an appraisal. Any stockholder whose name appears on the list filed by the surviving or resulting corporation pursuant to subsection (f) of this section and who has submitted such stockholder's certificates of stock to the Register in Chancery, if such is required, may participate fully in all proceedings until it is finally determined that such stockholder is not entitled to appraisal rights under this section.

     (i) The Court shall direct the payment of the fair value of the shares, together with interest, if any, by the surviving or resulting corporation to the stockholders entitled thereto. Interest may be simple or compound, as the Court may direct. Payment shall be so made to each such stockholder, in the case of holders of uncertificated stock forthwith, and the case of holders of shares represented by certificates upon the surrender to the corporation of the certificates representing such stock. The Court's decree may be enforced as other decrees in the Court of Chancery may be enforced, whether such surviving or resulting corporation be a corporation of this State or of any state.

     (j) The costs of the proceeding may be determined by the Court and taxed upon the parties as the Court deems equitable in the circumstances. Upon application of a stockholder, the Court may order all or a portion of the expenses incurred by any stockholder in connection with the appraisal proceeding, including, without limitation, reasonable attorney's fees and the fees and expenses of experts, to be charged pro rata against the value of all the shares entitled to an appraisal.

     (k) From and after the effective date of the merger or consolidation, no stockholder who has demanded appraisal rights as provided in subsection (d) of this section shall be entitled to vote such stock for any purpose or to receive payment of dividends or other distributions on the stock (except dividends or other distributions payable to stockholders of record at a date which is prior to the effective date of the merger or consolidation); provided, however, that if no petition for an appraisal shall be filed within the time provided in subsection (e) of this section, or if such stockholder shall deliver to the surviving or resulting corporation a written withdrawal of such stockholder's demand for an appraisal and an acceptance of the merger or consolidation, either within 60 days after the effective date of the merger or consolidation as provided in subsection (e) of this section or thereafter with the written approval of the corporation, then the right of such stockholder to an appraisal shall cease. Notwithstanding the foregoing, no appraisal proceeding in the Court of Chancery shall be dismissed as to any stockholder without the approval of the Court, and such approval may be conditioned upon such terms as the Court deems just.

     (l) The shares of the surviving or resulting corporation to which the shares of such objecting stockholders would have been converted had they assented to the merger or consolidation shall have the status of authorized and unissued shares of the surviving or resulting corporation.

(8 Del. C. 1953, Section 262; 56 Del. Laws, c. 50; 56 Del. Laws, c. 186, Section 24; 57 Del. Laws, c. 148, Sections 27-29; 59 Del. Laws, c. 106, Section 12; 60
Del. Laws, c. 371, Sections 3-12; 63 Del. Laws, c. 25, Section 14; 63 Del. Laws,
c. 152, Sections 1, 2; 64 Del. Laws, c. 112, Sections 46-54; 66 Del. Laws, c. 136, Sections 30-32; 66 Del. Laws, c. 352, Section 9; 67 Del. Laws, c. 376, Sections 19, 20; 68 Del. Laws, c. 337, Sections 3, 4; 69 Del. Laws, c. 61,
Section 10; 69 Del. Laws, c. 262, Sections 1-9; 70 Del. Laws, c. 79, Section 16; 70 Del. Laws, c. 186, Section 1; 70 Del. Laws, c. 299, Sections 2, 3; 70 Del. Laws, c. 349, Section 22; 71 Del. Laws, c. 120, Section 15; 71 Del. Laws, c. 339, Sections 49-52.)

                                                                      APPENDIX C

                          BLUEGILL TECHNOLOGIES, INC.
          ACTION BY WRITTEN CONSENT OF STOCKHOLDERS WITHOUT A MEETING

     The undersigned, a stockholder of BlueGill Technologies, Inc, a Delaware corporation ("BlueGill"), hereby consents, without prior notice and without a vote or meeting of stockholders, (1) with respect to all those shares of Series A Preferred Stock, par value $.001 per share ("Series A Stock"), all those shares of Series B Preferred Stock, par value $.001 per share ("Series B Stock"), and/or all those shares of Common Stock, par value $.001 per share ("Common Stock"), of BlueGill which the undersigned holds, to approval and adoption of the Agreement and Plan of Merger dated as of December 20, 1999, among CheckFree Holdings Corporation, CheckFree Acquisition Corporation IV ("Acquisition") and BlueGill (the "Agreement"), providing for the merger of Acquisition with and into BlueGill (the "Merger"), and (2) with respect to all those shares of Series A Stock and/or Series B Stock which the undersigned holds, to approve that the Merger will not be deemed a liquidation under Article 5, Section 2, of BlueGill's Certificate of Incorporation, as both matters are more fully described in BlueGill's Consent Solicitation Statement dated
            , 2000, receipt of which is hereby acknowledged.

   THIS CONSENT IS BEING SOLICITED ON BEHALF OF BLUEGILL'S BOARD OF DIRECTORS

     [X]  Please mark your consent as in this example.

1.  APPROVE AND ADOPT THE AGREEMENT
    CONSENT [ ]          CONSENT WITHHELD [ ]

2.  APPROVE THAT THE MERGER NOT BE DEEMED A LIQUIDATION
    CONSENT [ ]          CONSENT WITHHELD [ ]

     Please date and sign. If signing as an individual, sign exactly as your name appears below. If more than one owner, all should sign. Executors, administrators, trustees, guardians, attorneys-in-fact, and corporate and other entity officers, managers or partners should indicate their capacity or title when signing. A consent executed by a stockholder may be revoked in writing at any time prior to the time consents sufficient to approve the actions have been received by BlueGill.

                                          Date:
                                             -----------------------------------

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                                       (Signature)

                                          --------------------------------------
                                            (Title or capacity, if applicable)

RETURN THIS CONSENT AS SOON AS POSSIBLE TO:

     BlueGill Technologies, Inc.
     935 Technology Drive
     Ann Arbor, MI 48108
     Attn: Vinay Gupta, Secretary

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.

     (a) Article IX of the Registrant's By-Laws (the "By-Laws") provides that the Registrant shall, to the fullest extent permitted by applicable law as then in effect, indemnify any person who is or was involved or threatened to be made so involved in any action by reason of the fact that he is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another entity. The right to indemnification includes the right to receive payment of expenses in advance of the final disposition of the proceeding. All indemnification rights in Article IX are contract rights. The Registrant also may provide indemnification for employees, agents, attorneys and representatives of the Registrant by action of its board of directors. Article IX expressly states that no amendment to the By-Laws or the Certificate of Incorporation shall adversely affect any right to indemnification for acts occurring prior to that amendment. The right of indemnification is not exclusive of any other rights of indemnification that may be available.

     In determining the right to indemnification under Article IX, the Registrant has the burden of proof that the indemnitee has not met the applicable standard of conduct. If successful in whole or in part in such a proceeding, the indemnitee is entitled to be indemnified for expenses incurred in connection with such proceeding. All reasonable expenses incurred by an indemnitee in connection with any proceeding shall be advanced by the Registrant after receipt of a statement from the indemnitee requesting such advance.

     Article IX provides that the Registrant may purchase and maintain insurance in connection with any expenses, liability or loss relating to any proceeding, whether or not the Registrant would have the power to indemnify the officer, director, employee, agent, attorney, trustee or representative. The Registrant also may enter into indemnification contracts with any of the foregoing persons, which contracts are deemed specifically approved and authorized by the stockholders and not subject to invalidity by reason of any interested directors.

     If any provision of Article IX is held invalid, illegal or unenforceable, the remaining provisions of Article IX shall not be affected. An indemnitee also may elect, as an alternative to the Article IX procedures, to follow procedures authorized by applicable corporate law or statute. Article IX sets forth specific procedures for the advancement of expenses and for the determination of entitlement to indemnification. Entitlement to indemnification shall be determined by a majority vote of disinterested directors, by a written opinion of independent counsel under specific circumstances or by the Registrant's stockholders if a majority of the disinterested directors determines the issue should be submitted to the stockholders, or, if none of the persons empowered to make a determination have been appointed and have made a determination within 60 days after the receipt of a request for indemnification, the indemnitee is deemed to be entitled to indemnification unless the indemnitee misrepresented or omitted a material fact in making or supporting his request for indemnification or the indemnification is prohibited by law. The termination of an action by judgment, order, settlement or conviction or upon a plea of nolo contendere does not adversely affect the right of an indemnitee to indemnification or create any presumption with respect to any standard of conduct. An indemnitee is entitled to indemnification for expenses if he is successful on the merits, if the action is terminated without a determination of liability on the part of the indemnitee or if the indemnitee was not a party to the action. An indemnitee who is determined not to be entitled to indemnification may appeal such determination either through the courts or by arbitration.

     (b) Under Section 145 of the Delaware General Corporation Law, indemnification of any person who is or was a party or threatened to be made so in any action by reason of the fact that he is or was a director, officer, employee or agent of the corporation or was serving as such for another corporation or enterprise at the request of the corporation is permitted against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the indemnified person in such proceeding where the indemnified person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and in criminal actions, where he had no reasonable cause to believe his conduct was unlawful. Indemnification is also permitted in lawsuits brought by or on behalf of the corporation if the standards of conduct described above are met, except that no indemnification is permitted in respect to any matter in which the person is adjudged to be liable to the corporation unless a court shall determine that indemnification is fair and reasonable in view of all the circumstances of the case. Indemnification against expenses (including attorneys' fees) actually and reasonably incurred by directors, officers, employees and agents is required under Section 145 of the Delaware Law in those cases where the person to be indemnified has been successful on the merits or otherwise in defense of a proceeding of the type described above. In cases where indemnification is permissive, a determination as to whether the person met the applicable standard of conduct must be made (unless ordered by a court) by majority vote of the disinterested directors, by a committee of the disinterested directors designated by a majority vote of such directors, even though less than a quorum, by independent legal counsel, or by the stockholders. Such indemnification rights are specifically not deemed to be exclusive of other rights of indemnification by agreement or otherwise and the corporation is authorized to advance expenses incurred prior to the final disposition of a matter upon receipt of an undertaking to repay such amounts on a determination that indemnification was not permitted in the circumstances of the case.

     (c) Under Section 145 of the Delaware Law and Article IX of the By-Laws, the Registrant may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee, or agent of the Registrant, or who, while serving in such capacity, is or was at the request of the Registrant, a director, officer, employee or agent of another corporation or other enterprise, against liability asserted against or incurred by such person in any such capacity whether or not the Registrant would have the power to provide indemnity under Section 145 or the By-Laws. The Registrant has obtained insurance which, subject to specific exceptions, insures the directors and officers of the Registrant and its subsidiaries

     (d) The Registrant has entered into indemnification contracts with its directors and some officers which provides that such directors and officers will be indemnified to the fullest extent provided by Section 145 of the Delaware Law (or such other future statutory provision authorizing or permitting indemnification) against all expenses (including attorneys' fees), judgments, fines and settlement amounts, actually and reasonably paid or incurred by them in any action or proceeding, including any action by or in the right of the Registrant, by reason of the fact that they were a director, officer, employee or agent of the Registrant, or were serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise.

     No indemnity will be provided under such indemnification contracts (i) except to the extent that the aggregate losses to be indemnified pursuant thereto exceed the amount for which the indemnitee is indemnified pursuant to any directors and officers liability insurance purchased and maintained by the Registrant; (ii) in respect to remuneration paid to an indemnitee if it shall be determined by a final judgment that such remuneration was in violation of law;
(iii) on account of any suit in which judgment is rendered against an indemnitee for an accounting of profits made from the purchase or sale by indemnitee of securities of the Registrant pursuant to the provisions of Section 16(b) of the Securities Exchange Act of 1934 and amendments thereto or similar provisions of any federal, state or local statutory law; (iv) on account of the indemnitee's act or omission being finally adjudged to have been not in good faith or involving intentional misconduct or a knowing violation of law; or (v) if a final decision by a court having jurisdiction in the matter shall determine that such indemnification is not lawful.

     (e) Article EIGHTH of the Registrant's Restated Certificate of Incorporation provides that a director of the Registrant shall not be personally liable to the Registrant or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Registrant or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for any unlawful payment of a dividend or unlawful stock purchase or redemption; or (iv) for any transaction from which the director derived any improper personal benefit.

     The above discussion of the Registrant's By-Laws, Restated Certificate of Incorporation, indemnification agreements, and of Section 145 of the Delaware Law is not intended to be exhaustive and is respectively qualified in its entirety by such By-Laws, Restated Certificate of Incorporation and statutes.

ITEM 21.    EXHIBITS AND FINANCIAL STATEMENT SCHEDULES.

         EXHIBIT                          EXHIBIT
         NUMBER                         DESCRIPTION
         -------                        -----------

          2(a) Agreement and Plan of Merger, dated as of December 20, 1999, among CheckFree Holdings Corporation, CheckFree Acquisition Corporation IV, and BlueGill Technologies, Inc. (Incorporated by reference to Appendix A of Form S-4 Registration Statement (333-32644)).

          2(b) Agreement and Plan Merger and Contribution Agreement, dated as of February 15, 2000, among Microsoft Corporation, First Data Corporation, Citibank, N.A., MS II, LLC, First Data, L.L.C., H & B Finance, Inc., First Data International Partner, Inc., MSFDC International, Inc., Citicorp Electronic Commerce, Inc., CheckFree Holdings Corporation, Chopper Merger Corporation, and CheckFree Corporation (Attached as Appendix A to the Proxy Statement/Prospectus that is part of this Registration Statement.)

          3(a)  *   Certificate of Incorporation of CheckFree Corporation.

          3(b)  *   By-Laws of CheckFree Corporation.

          3(c)  *   Form of Specimen Stock Certificate.

          3(d) Form of Restated Certificate of Incorporation of CheckFree Corporation (included as Appendix C to the proxy statement/prospectus forming a part of this registration statement).

          3(e) Form of Restated By-Laws of CheckFree Corporation (included as Appendix D to the proxy statement/prospectus forming a part of this registration statement).

          3(f) Restated Certificate of Incorporation of CheckFree Holdings Corporation. (Reference is made to Exhibit 3(a) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

          3(g) By-Laws of CheckFree Holdings Corporation. (Reference is made to Exhibit 3(b) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

          3(h) Form of Specimen Stock Certificate of CheckFree Holdings Corporation. (Reference is made to Exhibit 3(c) to the Current Report on Form 8-K, dated December 22, 1997, filed with the Securities and Exchange Commission on December 30, 1997, and incorporated herein by reference.)

          4(a) Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of CheckFree Corporation's Restated Certificate of Incorporation (contained in the Company's Restated Certificate of Incorporation filed as Exhibit 3(d) hereto) and Articles II, III, IV, VI and VIII of CheckFree Corporation's By-Laws (contained in the Company's By-Laws filed as Exhibit 3(e) hereto).

          4(b)  *   Form of Rights Agreement, dated as of [ ], 2000, by and
                    between the CheckFree Corporation and The Fifth Third Bank, as Rights Agent.

          4(c) Articles FOURTH, FIFTH, SEVENTH, EIGHTH, TENTH AND ELEVENTH of CheckFree Holdings Corporation's Restated Certificate of Incorporation (contained in CheckFree Holdings Corporation's Restated Certificate of Incorporation filed as Exhibit 3(f) hereto) and Articles II, III, IV, VI and VIII of CheckFree Holdings Corporation's By-Laws (contained in CheckFree Holdings' By-Laws filed as Exhibit 3(g) hereto).

          4(d) Rights Agreement, dated as of December 16, 1997, by and between CheckFree Holdings Corporation and The Fifth Third Bank, as Rights Agent. (Reference is made to Exhibit 4.1 to Amendment No. 1 to Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on May 12, 1999, and incorporated herein by reference.)

          5     *   Opinion of Porter, Wright, Morris & Arthur LLP regarding
                    legality.

          10(a) CheckFree Holdings Corporation Amended and Restated Associate Stock Purchase Plan. (Reference is made to Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 333-21795), filed with the Securities and Exchange Commission on January 14, 1998, and incorporated herein by reference.)

          10(b) CheckFree Holdings Corporation Amended and Restated 1995 Stock Option Plan. (Reference is made to Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98446), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)

          10(c) CheckFree Holdings Corporation Amended and Restated 1993 Stock Option Plan. (Reference is made to Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98442), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)

          10(d) CheckFree Holdings Corporation Amended and Restated 1983 Non-Statutory Stock Option Plan. (Reference is made to
                    Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98440), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)

          10(e) CheckFree Holdings Corporation Second Amended and Restated 1983 Incentive Stock Option Plan. (Reference is made to
                    Exhibit 4(a) to Post-Effective Amendment No. 1 to Form S-8, as amended (Registration No. 33-98444), filed with the Securities and Exchange Commission on January 9, 1998, and incorporated herein by reference.)

          10(f) Form of Agreement. (Reference is made to Exhibit 10(a) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(g) Schedule identifying material details of Indemnification Agreements substantially identical to Exhibit 10(f). (Reference is made to Exhibit 10(g) to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)

          10(h) Noncompete, Nondisclosure, and Assignment Agreement, dated February 1, 1990, between Peter J. Kight and CheckFree Holdings Corporation. (Reference is made to Exhibit 10(i) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(i) Noncompete, Nondisclosure, and Assignment Agreement, dated February 1, 1990, between Mark A. Johnson and CheckFree Holdings Corporation. (Reference is made to Exhibit 10(j) to Registration Statement on Form S-1, as amended (Registration No. 33-

                    95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(j) Electronic Bill Payment Services Agreement, dated March 10, 1995, between the CheckFree Holdings Corporation and FiTech, Inc. (Reference is made to Exhibit 10(gg) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)**

          10(k) Amendment to Bill Payment and Remote Banking Services Agreement, dated July 1, 1995, between CheckFree Holdings Corporation and FiTech, Inc. (Reference is made to Exhibit 10(hh) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)**

          10(l) Automated Clearinghouse Operations Agreement, dated April 1, 1994, between CheckFree Holdings Corporation and Society National Bank. (Reference is made to Exhibit 10(ii) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)


          10(m) Merchant Processing Agreement, dated March 13, 1995, between CheckFree Holdings Corporation and Key Bank, N.A. (f/k/a Society National Bank). (Reference is made to Exhibit 10(jj) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)


          10(n) Lease, dated August 1, 1993, between CheckFree Holdings Corporation and the Director of Development of the State of Ohio. (Reference is made to Exhibit 10(rr) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(o) Guaranty Agreement, dated August 1, 1993, between CheckFree Holdings Corporation and The Provident Bank. (Reference is made to Exhibit 10(ss) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(p) Demand Mortgage Note, dated August 25, 1993, of CheckFree Holdings Corporation. (Reference is made to Exhibit 10(tt) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(q) Irrevocable Letter of Credit from Society National Bank for CheckFree Holdings Corporation, dated August 25, 1993 (including second renewal thereof). (Reference is made to Exhibit 10(uu) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(r) Open-End Mortgage, Assignment of Rents and Security Agreement, dated August 25, 1993, with CheckFree Holdings Corporation as mortgagor and Society National Bank as mortgagee. (Reference is made to Exhibit 10(vv) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(s) Loan and Security Agreement, dated August 25, 1993, between CheckFree Holdings Corporation and Society National Bank. (Reference is made to Exhibit 10(ww) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(t) Commercial Note Variable Rate, dated January 3, 1995, of CheckFree Holdings Corporation. (Reference is made to
                    Exhibit 10(xx) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(u) Reimbursement Agreement, dated August 25, 1993, between CheckFree Holdings Corporation and Peter J. Kight. (Reference is made to Exhibit 10(yy) to Registration Statement on Form S-1, as amended (Registration No. 33-95738), filed with the Securities and Exchange Commission on August 14, 1995, and incorporated herein by reference.)

          10(v) License Agreement, dated October 27, 1995, between CheckFree Holdings Corporation and Block Financial Corporation. (Reference is made to Exhibit 10(ddd) to CheckFree Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission, and incorporated herein by reference.)**

          10(w) Joint Marketing and Trademark License Agreement, dated December 28, 1995, between CheckFree Holdings Corporation and Electronic Data Systems Corporation. (Reference is made to Exhibit 10(eee) to CheckFree Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission, and incorporated herein by reference.)**

          10(x) Joint Marketing Agreement, dated November 3, 1995, between CheckFree Holdings Corporation and Fiserv, Inc. (Reference is made to Exhibit 10(fff) to CheckFree Holdings Corporation's Annual Report on Form 10-K for the year ended December 31, 1995, filed with the Securities and Exchange Commission, and incorporated herein by reference.)**

          10(y) Payment Services, Software Development and Marketing Agreement, dated as of February 27, 1996, between CheckFree Holdings Corporation and CyberCash. (Reference is made to Exhibit 10(a) to the Form 10-Q for the quarter ended March 31, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.) **

          10(z) Executive Employment Agreement between CheckFree Holdings Corporation and Peter J. Kight. (Reference is made to
                    Exhibit 10(z) to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)

          10(aa) Executive Employment Agreement between CheckFree Holdings Corporation and Lynn D. Busing. (Reference is made to
                    Exhibit 10(f) to the Form 10-Q for the quarter ended March 31, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.)

          10(bb) Agreement for Automated Clearinghouse Services between CheckFree Holdings Corporation and The Chase Manhattan Bank, N.A., dated as of July 1, 1996. (Reference is made to Exhibit 10(qqq) to the Form 10-K for the transition period ended June 30, 1996, filed with the Securities and Exchange Commission, and incorporated herein by reference.)

          10(cc) Loan and Security Agreement, dated as of May 13, 1997, among KeyBank National Association, CheckFree Holdings Corporation, CheckFree Software Solutions, Inc., CheckFree Services Corporation, Security APL, Inc., Servantis Systems, Inc., and

                    Servantis Services, Inc. (Reference is made to Exhibit 10(ee) to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)

          10(dd) First Amendment to Loan and Security Agreement by and between KeyBank National Association, as Lender, and CheckFree Corporation, as Borrower, dated as of December 9, 1998. (Reference is made to Exhibit 10.1 to CheckFree Holdings Corporation's Form 10-Q for the quarter ended March 31, 1999, filed with the Securities and Exchange Commission on May 17, 1999, and incorporated herein by reference.)

          10(ee) CheckFree Corporation Incentive Compensation Plan. (Reference is made to Exhibit 10(ff) to CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1997, filed with the Securities and Exchange Commission on September 26, 1997, and incorporated herein by reference.)



          10(ff) * Form of Commercial Alliance Agreement to be entered into between CheckFree Corporation and Microsoft Corporation.***



          10(gg) * Form of Marketing Agreement to be entered into between CheckFree Corporation and First Data Corporation.***


          21(a)  *  Subsidiaries of CheckFree Corporation.

          21(b) Subsidiaries of CheckFree Holdings Corporation. (Reference is made to Exhibit 21 of CheckFree Holdings Corporation's Form 10-K for the year ended June 30, 1999, filed with the Securities and Exchange Commission on September 27, 1999, and incorporated herein by reference).

          23(a)     Consent of Porter, Wright, Morris & Arthur LLP (included in
                    Exhibit 5).


          23(b)  *  Consent of Deloitte & Touche LLP.



          23(c)  *  Consent of Deloitte & Touche LLP.





          23(d)  *  Consent of Arthur Andersen LLP.


          24     *  Powers of Attorney.

          ------------------------
          *    Previously filed with this report.
          ** Portions of this Exhibit have been given confidential treatment by the Commission.




          *** We have requested that the Securities and Exchange Commission give confidential treatment to portions of this Exhibit.

ITEM 22.   UNDERTAKINGS.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned Registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this Registration Statement, by any person or party who is deemed to be an underwriter within the meaning of the Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

         The Registrant undertakes that every prospectus (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the Registration Statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

         The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Registration Statement, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the Registration Statement through the date of responding to the request.

         The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the Registration Statement when it became effective.

                                   SIGNATURES


        Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has duly caused this Amendment No. 3 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norcross, State of Georgia, on April 25, 2000.



                                        CHECKFREE HOLDINGS CORPORATION

                                        By: /s/ Allen L. Shulman
                                            ---------------------------------
                                            Allen L. Shulman,
                                            Executive Vice President, Chief
                                            Financial officer and
                                            General Counsel



        Pursuant to the requirements of the Securities Act of 1933, this Amendment No. 3 to the Registration Statement has been signed by the following persons in the capacities indicated on the 25th day of April, 2000.



Signature                     Title
*Peter J. Kight               Chairman of the Board, President, and Chief
----------------------        Officer
Peter J. Kight                (Principal Executive Officer)



*Mark A. Johnson              Vice Chairman and Director
----------------------
Mark A. Johnson


/s/Allen L. Shulman           Executive Vice President, Chief Financial Officer
----------------------        and General Counsel
Allen L. Shulman              (Principal Financial Officer)


*Gary A. Luoma, Jr.           Vice President, Chief Accounting Officer and
----------------------        Assistant Secretary
Gary A. Luoma, Jr.            (Principal Accounting Officer)


*William P. Boardman          Director
----------------------
William P. Boardman


*George R. Manser             Director
----------------------
George R. Manser


 *Eugene F. Quinn             Director
----------------------
 Eugene F. Quinn


 *Jeffrey M. Wilkins          Director
----------------------
 Jeffrey M. Wilkins


*By: /s/Curtis A. Loveland
-----------------------------------------
     Curtis A. Loveland, Attorney-in-Fact







                                      II-8